     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2000

                                                      REGISTRATION NO. 333-82703
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    Form S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                         DURA AUTOMOTIVE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                          3714                         38-3185711
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
    of incorporation or         Classification Code Number)        Identification Number)
       organization)

    4508 IDS CENTER, MINNEAPOLIS, MINNESOTA 55402 TELEPHONE: (612) 342-2311 (Address, including zip code, and telephone number, including area code, of
                        Registrants' principal offices)

          WILLIAM F. OHRT, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         DURA AUTOMOTIVE SYSTEMS, INC.
   2791 RESEARCH DRIVE, ROCHESTER HILLS, MI 48309 TELEPHONE: (248) 299-7500 (Address, including zip code, and telephone number, including area code, of
                               Agent for Service)
                                    COPY TO:

                             DENNIS M. MYERS, ESQ.
                                KIRKLAND & ELLIS
     200 EAST RANDOLPH DRIVE, CHICAGO, IL 60601  TELEPHONE: (312) 861-2000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                      ------------------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 152,401 SHARES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                              CLASS A COMMON STOCK

                            ------------------------

     The shares of Class A common stock covered by this prospectus may be sold from time to time by the selling stockholders identified in this prospectus under the heading "Selling Stockholders." Dura will not receive any part of the proceeds from the sale of the shares. See "Use of Proceeds."
     Our Class A common stock is traded on the Nasdaq Stock Market (the "Nasdaq") under the symbol "DRRA." On April 26, 2000, the last reported closing price for the Class A common stock was $16.00 per share.
                            ------------------------

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------
     Dura has agreed to pay the cost of the registration of the shares and the preparation of this prospectus and registration statement under which it is filed. The expenses so payable by Dura are estimated to be approximately $85,000.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 27, 2000.

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus. In this prospectus, unless otherwise noted, Dura Automotive Systems, Inc., is referred to as "DASI," exclusive of its subsidiaries. References to "we," "our," "ours," "us" and "Dura" refer to DASI and its consolidated subsidiaries, including the Dura Operating Corp.

     We acquired Excel Industries, Inc. ("Excel") on March 23, 1999 and Adwest Automotive Plc ("Adwest") on March 15, 1999. Such acquisitions are collectively referred to herein as the "Acquisitions." Unless otherwise indicated, financial and operating data presented herein for 1999 on a pro forma basis give effect to the Excel acquisition and the Adwest acquisition as if each occurred on January 1, 1999. See "Unaudited Pro Forma Financial Statements."
                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................      1
Risk Factors............................      7
Forward-Looking Statements May Prove
  Inaccurate............................     13
Use of Proceeds.........................     13
Market Price for Class A Common Stock...     14
Dividend Policy.........................     14
Capitalization..........................     15
Unaudited Pro Forma Financial
  Statements............................     16
Selected Consolidated Financial Data....     20
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition.............................     26
Business................................     38

                                           PAGE
                                           ----
Management..............................     58
Security Ownership of Certain Beneficial
  Owners and Management.................     65
Selling Stockholders....................     66
Certain Relationships and Related Party
  Transactions..........................     68
Description of Capital Stock............     68
Description of Certain Indebtedness.....     70
Plan of Distribution....................     74
Legal Matters...........................     76
Experts.................................     76
Where You Can Find More Information.....     76
Index to Financial Statements...........    F-1

                            ------------------------

                         CURRENCIES AND EXCHANGE RATES

     References in this prospectus to "Dollars," "$" or "c" are to the currency of the United States and references to "United States" and "U.S." means the United States of America, its states, territories, possessions and all areas subject to its jurisdiction. References herein to "Euro" and "E" are to the currency that was introduced at the start of the third stage of economic and monetary union pursuant to the treaty establishing the European Economic Community, as amended by the Treaty on European Union, signed at Maastricht, the Netherlands on February 7, 1992. Except as otherwise stated herein, conversions of non-Dollar currencies to Dollars in the financial statements and the other information included herein have been calculated, for income statement purposes, on the basis of average exchange rates over the related periods and, for balance sheet purposes, on the date thereof. These translations should not be construed as representations that the non-Dollar currency amounts actually represent such Dollar amounts or could be converted into Dollars at the rates indicated or at any other rates.

     References to "Pounds Sterling," "Pounds," "L," "Pence" or "p" are to the currency of the United Kingdom (the "U.K."). There are 100 Pence to each Pound. References in this prospectus to "DM" are to the currency of Germany.

     Solely for your convenience, this prospectus contains translations of certain financial data of Adwest from Pounds to Dollars. The following table reflects the exchange rates used as well as other information for your benefit. Dura does not represent that the Pound amounts shown in this prospectus would have been converted into Dollars at the quoted exchange rates.

                                                          FISCAL YEAR ENDED     SIX MONTHS ENDED
                                                               JUNE 30,           DECEMBER 31,
                                                          ------------------    ----------------
                                                           1997       1998       1997      1998
                                                          -------    -------    ------    ------
Operating results.....................................    1.6094     1.6464     1.6433    1.6627
Balance sheet.........................................    1.6448     1.6509     1.6607    1.6710

     As of April 26, 2000, the closing rate with respect to the Pound was L1.00 = $1.5756.

                               PROSPECTUS SUMMARY

     The following summary contains the basic information about Dura. It does not contain all of the information that is important to you in deciding whether to purchase the Class A common stock offered hereby. We encourage you to read the prospectus in its entirety.

                         DURA AUTOMOTIVE SYSTEMS, INC.

     We are the world's largest independent designer and manufacturer of driver control systems for the global automotive industry. We are also a leading global supplier of window systems, door systems and engineered mechanical components. Our products include:

     - driver control products -- automotive cables, parking brake mechanisms, transmission shifter mechanisms, brake, clutch and accelerator pedals;

     - window system products -- encapsulated windows, push out and sliding windows;

     - door system products -- window regulators, frames, hinges and door modules; and

     - engineered products -- seating systems, engine control products and engineered mechanical components, such as underbody tire carriers, jacks, turn signal and tilt lever assemblies, injection molded plastic parts, hood hinges, automotive lighting products and latches, thixomolded magnesium and mobile products.

     We sell our products to every major North American, European and Japanese automotive original equipment manufacturer, or OEM, including Ford, General Motors, DaimlerChrysler, Volkswagen, BMW, Toyota, Honda, PSA (Peugeot and Citroen), Renault and Nissan. We have over 80 manufacturing and product development facilities located in the United States, Australia, Brazil, Canada, the Czech Republic, France, Germany, India, Mexico, Portugal, Spain and the U.K.

     In March 1999, we completed both the Excel acquisition and the Adwest acquisition. Excel is a leading supplier of window systems, door systems, seating systems and injection molded plastic parts for the global automotive market and appliances, hardware products, window systems, door systems and seating systems for the North American recreational vehicle, mass transit and heavy truck industries, or "mobile products" industries. On a pro forma basis giving effect to a 1998 acquisition, Excel had net sales of $1.2 billion for the year ended January 2, 1999. Adwest is a leading European supplier of driver control products, including transmission shifter mechanisms, parking brake mechanisms, steering columns and gears, cables and engine control products, such as engine thermostats, radiator caps and fuel caps, primarily for European automotive OEMs. Adwest had revenues of $399.7 million for the twelve month period ended December 31, 1998.

     The Acquisitions have significantly increased our product offerings, global reach and scale. Strategic benefits of the Acquisitions include:

     - Diversification of our revenue base and expansion of our product offerings through the addition of a broad array of products, including such major product categories as window systems and door systems;

     - Global leadership in driver control systems, including parking brake systems and transmission shifter systems;

     - Significant expansion of both our European manufacturing operations and customer base; and

     - Substantial opportunities for operational synergies driven by the similarity of the manufacturing processes and technical capabilities and the sharing of best practices among all of our businesses.

     We believe, based upon our experience in the automotive supply industry, that we hold the #1 or #2 market position for our principal products in the following markets. The table below sets forth our estimated combined market position in North America and Europe in 1999:

                                                                                       MARKET
PRODUCT CATEGORY                           REGION                                     POSITION
----------------                           ------                                     --------
Automotive cables........................  North America............................     #1
                                           Europe...................................     #1
Parking brake mechanisms.................  North America............................     #1
                                           Europe...................................     #1
Transmission shifter mechanisms..........  North America............................     #1
                                           Europe...................................     #2
Window systems...........................  North America............................     #1
                                           Europe...................................     #2
Window regulators........................  North America............................     #1

                             COMPETITIVE STRENGTHS

     We believe that we possess a number of competitive strengths that have been further enhanced by the Acquisitions, including:

     - Well Positioned to Take Advantage of Market Trends: We believe that we are well positioned to meet the demands of OEMs for fewer, full-service and globally positioned suppliers. We believe our advanced design capabilities, broad product lines and ability to supply complete systems, combined with our global production capabilities, will enable us to take advantage of these market trends.

     - Strong OEM Partnerships: We have formed strong partnerships with our major OEM customers due to our high level of product quality, customer service, product design and engineering capabilities. Our application of innovative operating techniques, combined with investments in sophisticated capital equipment, has led to a high level of product quality, industry-low defect rates and the receipt of numerous supplier awards.

     - Well Positioned on Popular Platforms: We manufacture products for many of the most popular car, light truck and sport utility vehicle models. In North America, these include all of the top ten selling vehicles for 1999: the Ford Taurus, Explorer, Ranger and F-Series pickups, the GM C/K pickup, the Dodge Caravan and Ram pickup, the Honda Accord and Civic, and the Toyota Camry.

     - Significant Acquisition Experience: Our leadership team, the members of which have an average of 20 years of experience in the automotive supply industry, has successfully completed fifteen acquisitions and two joint ventures over the last four years. We have been successfully integrating the acquired operations and generating significant operational efficiencies and cost savings. In addition, we have generally retained key personnel from acquired companies, which has enabled us to strengthen our global management team as we have grown.

                               BUSINESS STRATEGY

     Our primary business objective is to capitalize on the consolidation, globalization and system sourcing trends in the automotive supply industry in order to be the leading provider of the systems that we supply to OEMs worldwide. The key elements of our operating and growth strategies are as follows:

OPERATING STRATEGY

     - Continuous Operational Improvements: We continuously implement strategic initiatives designed to improve product quality and reduce manufacturing costs through, among other things, the introduction of cellular manufacturing methods, consolidation of manufacturing facilities, improvement in inventory management and the reduction of scrap.

     - Capitalize on Opportunities for Operating Synergies: Our acquisitions typically provide us with a number of opportunities to reduce costs and improve operational efficiency. The similarity of the manufacturing processes and technical capabilities of Dura and the Acquisitions is expected to result in significant cost savings and operating synergies.

     - Foster a Decentralized, Participatory Culture: Our decentralized approach to managing our manufacturing facilities encourages decision making and employee participation in areas such as manufacturing processes and customer service. This "team" approach fosters a unified culture and enhances communication of strategic direction and goals, while facilitating a greater success rate in reaching and exceeding our objectives.

GROWTH STRATEGY

     - Focus on Systems: OEMs are increasingly seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts. A key element of our growth strategy has been to add to our ability to provide complete systems to our OEM customers.

     - Increase Platform and Customer Penetration: A key element of our strategy is to increase volume by adding new customers and to strengthen our existing customer relationships by broadening our range of products through internal development efforts and acquisitions. The acquisitions completed during 1999 expanded our relationships with most of the North American and European OEMs.

     - Extend Global Manufacturing Reach: In 1999, over 72 percent of total worldwide passenger vehicle production occurred outside North America. To meet OEMs' increasing preference for suppliers with global capabilities, we have expanded our manufacturing operations into new geographic markets through strategic acquisitions and joint ventures.

     - Pursue Strategic Acquisitions: We compete in what we believe to be a $12 to $14 billion, highly fragmented, worldwide automotive market that provides numerous potential acquisition and joint venture opportunities. Since 1996, we have successfully completed fifteen strategic acquisitions and formed two joint ventures.

                              RECENT ACQUISITIONS

     On March 23, 1999, we acquired Excel through a merger of Excel with and into Dura Operating Corp. In the merger, DASI issued an aggregate of approximately 5.1 million shares of its Class A common stock and paid $155.5 million in cash to Excel's former shareholders. The Excel acquisition had a transaction value of approximately $471.3 million, plus fees and expenses. The cash consideration and related fees and expenses paid in the Excel acquisition (including acquired indebtedness) were financed through borrowings under our amended and restated $1,150 million senior secured credit facility, which we refer to in this prospectus as our "new credit facility."

     On March 15, 1999, Dura acquired through a cash tender offer approximately 95 percent of the outstanding ordinary shares of Adwest. The aggregate consideration (including acquired indebtedness) and related fees and expenses paid in the Adwest acquisition were financed through borrowings under our new credit facility. Dura subsequently purchased the remaining five percent. The aggregate cost of the Adwest acquisition, including the amount necessary to acquire the remaining outstanding shares, was approximately $320 million.

     On June 28, 1999, Dura acquired Metallifacture Limited ("Metallifacture") from Bullough plc for an aggregate purchase price of approximately $22.0 million which was financed with borrowings under Dura's credit facility. Metallifacture, located in Nottingham, England, is a manufacturer of jacks and tire carriers for the European automotive industry. It had annual revenues of approximately $25 million and its major customers include Ford, General Motors, Rover, Nissan and Volkswagen.

     On December 1, 1999, Dura acquired the seat adjusting business of Meritor Automotive, Inc. ("Meritor") for total cash consideration of $130 million. Meritor's seat track business manufactures seat track adjusting mechanisms for the North American automotive industry. Meritor, with operations in Bracebridge, Ontario and Gordonsville, Tennessee, had annual revenues of approximately $130 million and is a Tier II supplier to Lear Corporation and other automotive interior suppliers.

                               COMPANY BACKGROUND

     DASI is a holding company whose predecessor was formed in 1990 by Hidden Creek Industries, Onex Corporation, J2R Corporation and certain others for the purpose of acquiring certain operating divisions from the Wickes Manufacturing Company.

     Our principal executive offices are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and our telephone number is (612) 342-2311.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     We derived the following historical financial information from the audited consolidated financial statements of Dura for 1997, 1998 and 1999. The summary pro forma financial data of Dura for the year ended December 31, 1999 have been derived from the pro forma financial statements and related notes contained elsewhere in this prospectus. The pro forma financial statements do not purport to represent what our results of operations actually would have been if the events assumed therein had occurred as of the dates indicated or what our results will be for any future period.

     You should read the following summary together with the "Management's Discussion and Analysis of Results of Operations and Financial Condition" for each of Dura, Excel and Adwest and the audited and unaudited financial statements and the related notes and the unaudited pro forma financial statements and related notes contained elsewhere in this prospectus.

                         DURA AUTOMOTIVE SYSTEMS, INC.

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                                                     PRO FORMA
                                                  1997(1)    1998(2)     1999(3)     1999(4)(5)
                                                  --------   --------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................   $449,111   $739,467   $2,200,385   $2,589,436
Gross profit...................................     74,025    130,949      345,680      370,100
Operating income...............................     37,610     71,256      170,879      167,881
Net income.....................................     16,642     26,024       41,220       29,599
Basic earnings per share(6)....................   $   1.89   $   2.43   $     2.53   $     1.70
Diluted earnings per share(6)..................   $   1.88   $   2.37   $     2.46   $     1.69
OTHER FINANCIAL DATA:
Depreciation and amortization..................   $ 12,303   $ 27,571   $   76,654   $   91,906
Capital expenditures, net......................     16,242     31,822       80,469       96,514
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents......................   $  4,148   $ 20,544   $   23,697   $   23,697
Working capital................................     50,304     63,766      162,949      162,949
Total assets...................................    419,264    929,383    2,444,867    2,444,867
Total debt.....................................    180,322    331,906    1,231,022    1,231,022
Total stockholders' investment.................    101,708    238,037      430,996      430,996

---------------
(1) Includes the results of operations of (i) VOFA Group ("VOFA") from January 1, 1997, (ii) the parking brake business of Excel from May 5, 1997, (iii) GT Automotive Systems, Inc. ("GT Automotive") from August 29, 1997, and (iv) REOM Industries (Aust) Pty Ltd. ("REOM Industries") from December 12, 1997, which represent their respective dates of acquisition.

(2) Includes the results of operations of (i) Universal Tool & Stamping Co., Inc. ("Universal") from March 8, 1998, (ii) Trident Automotive plc ("Trident") from April 30, 1998, and (iii) the hinge business of Tower Automotive, Inc. (the "Hinge Business") from September 8, 1998, which represent their respective dates of acquisition. In March 1998, Dura Automotive Systems Capital Trust (the "Dura Trust") issued 7 1/2 percent convertible trust preferred securities (the "Trust Preferred Securities") with an aggregate liquidation preference of $55.3 million. In June 1998, DASI issued 3,500,000 shares of its Class A common stock, giving effect to the exercise of the underwriters' over-allotment option (the "June 1998 Offering").

(3) Includes the results of operations of (i) Excel from March 23, 1999, (ii) Adwest from March 15, 1999, (iii) Metallifacture from June 28, 1999, and
    (iv) the seat adjusting business of Meritor from December 1, 1999, which represent their respective dates of acquisition. In April 1999, Dura completed the offering of $300 million and E100 million of 9 percent senior subordinated notes due

     May 2009. In June 1999, Dura retired the $75 million of Trident's outstanding 10 percent senior subordinated notes due 2005. In addition, Dura recognized $16.2 million of charges to operations during the fourth quarter of 1999 which reflected costs Dura will incur under its comprehensive plan to consolidate certain facilities.

(4) The pro forma statement of operations data for the year ended December 31, 1999 give effect to: (i) the acquisitions of Excel and Adwest by Dura, (ii) the offering of the subordinated notes, and (iii) the retirement of the Trident notes, as if each had been consummated on January 1, 1999. The inclusion of Metallifacture and Meritor for the periods prior to acquisition would not have materially affected Dura's pro forma results of operations.
(5) Amounts for Adwest have been translated from Pounds into Dollars using the exchange rates set forth herein for convenience purposes only. In addition, certain amounts of Adwest have been adjusted to conform to U.S. GAAP. See
    Note 31 to the Consolidated Financial Statements of Adwest, Note 5 to the Unaudited Interim Consolidated Financial Statements of Adwest and "Currencies and Exchange Rates" included elsewhere herein.

(6) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A common stock and Class B common stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and the Trust Preferred Securities.

                                  RISK FACTORS

     You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision to purchase Class A common stock offered hereby.

OUR BUSINESS MAY BE ADVERSELY IMPACTED AS A RESULT OF OUR SUBSTANTIAL LEVERAGE

     We have a significant amount of indebtedness. As of December 31, 1999, we had approximately $1,231 million of outstanding debt, $55.3 million of outstanding Trust Preferred Securities and approximately $431.0 million of stockholders' investment, and our ratio of earnings to fixed charges for the period ended December 31, 1999 was 2.0 to 1. In addition, under our new credit facility we are able to incur substantial additional indebtedness in the future. Our new credit facility provides for revolving credit borrowings of up to $400 million, subject to certain financial covenants set forth therein.

     Our indebtedness could have several important consequences to you, including but not limited to the following:

     - our ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;

     - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness;

     - we may be more vulnerable to economic downturns, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

     - fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because a portion of our indebtedness is payable at variable rates.

     Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Certain of these factors are beyond our control. We believe that, based upon current levels of operations, we will be able to meet our debt service obligations when due. Significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to pursue one or more alternative strategies such as selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital, which may substantially dilute the ownership interest of holders of our common stock. We cannot assure you that any of these strategies could be effected on satisfactory terms, if at all.

WE ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS AND COVENANTS UNDER THE INDENTURES AND NEW CREDIT FACILITY

     The indentures under which the 9 percent senior subordinated notes were issued and the new credit facility contain numerous restrictive covenants, including, but not limited to, covenants that restrict Dura's ability to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. In addition, the new credit facility also requires Dura to maintain certain financial ratios. Our ability to comply with the covenants and other terms of the new credit facility and the indentures and to satisfy our other respective debt obligations, including, without limitation, borrowings and other obligations under the new credit facility, and our ability to make cash payments with respect to the notes will depend on our future operating performance. In the event that we fail to comply with the various covenants contained in the new credit facility or the indentures, as applicable, we would be in default thereunder, and in any such case, the maturity of substantially all of our long-term indebtedness could be accelerated.

     A default under the indentures would also constitute an event of default under the new credit facility. In addition, the lenders under the new credit facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. If we were unable to repay such borrowings, such lenders could proceed against our assets, which secure our borrowings under the new credit facility.

WE ARE DEPENDENT ON FORD, GM AND DAIMLER/CHRYSLER AS OUR LARGEST CUSTOMERS

     Our revenues from Ford, GM and DaimlerChrysler represented approximately 26 percent, 15 percent and 11 percent, respectively, of our revenues in 1999. The loss of Ford, GM, DaimlerChrysler or any other significant customer could have a material adverse effect on us. The contracts we have entered into with many of our customers provide for supplying the customers' requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant decrease in demand for certain key models or group of related models sold by any of our major customers could have a material adverse effect on us. We are involved in claims relating to our products with certain of our significant customers. As a result of these claims, it is possible that our relationship with these customers could be adversely affected. See "Business -- Legal Proceedings."

WE MAY EXPERIENCE DIFFICULTIES IN INTEGRATING THE ACQUISITIONS

     We believe that the Acquisitions will provide us with significant opportunities to achieve operating synergies and cost savings. There can be no assurance, however, that such benefits will be realized, that the combination of Dura and acquired businesses will be successful, or that we will not experience difficulties in integrating the operations of Excel and Adwest with our operations. For example, the integration of these acquisitions will require the experience and expertise of certain former key managers of Excel and Adwest, respectively, who have been retained by Dura. There can be no assurance, however, that these managers will remain with Dura for the time period necessary to successfully integrate the acquired operations with our operations. In addition, the Acquisitions may present significant challenges for our management due to the increased time and resources required to properly integrate management, employees, information systems, accounting controls, personnel and administrative functions with those of Dura and to manage the combined company on a going forward basis. We cannot assure you that we will be able to successfully integrate and streamline overlapping functions or, if successfully accomplished, that such integration will not be more costly to accomplish than presently contemplated or that we will not encounter difficulties in managing the combined company due to its increased size and scope.

     In addition, we cannot assure you that we will achieve the operating synergies and annual cost savings that we expect to result from the Acquisitions. These estimates constitute forward-looking information and involve known and unknown risks, uncertainties and other factors that may cause the actual cost savings or cash generated to be materially different from our estimates or result in these savings not being realized in the time frame expected. In addition to the general factors discussed above, such estimates are based on a variety of other factors and were derived utilizing numerous important assumptions, including:

     - achieving estimated reductions in personnel at currently projected severance cost levels, while maintaining historical sales levels;

     - achieving a sufficient level of sales necessary to yield planned production efficiencies and absorption of fixed costs;

     - eliminating certain components of fixed overhead without affecting our ability to manage our restructured operations;

     -  not disrupting planned production schedules; and

     -  achieving operating improvements at certain of the acquired facilities.

WE MAY BE UNABLE TO COMPLETE ADDITIONAL STRATEGIC ACQUISITIONS

     The automotive component supply industry has undergone, and is likely to continue to experience, consolidation as OEMs seek to reduce costs and reduce their supplier base. We intend to actively pursue acquisition targets that will allow us to continue to expand into new geographic markets, add new customers, provide new product, manufacturing and service capabilities or increase model penetration with existing customers. There can be no assurance that we will find attractive acquisition candidates or successfully integrate acquired businesses into our existing business. If the expected synergies from such acquisitions do not materialize or we fail to successfully integrate new businesses into our existing businesses, our results of operations could be adversely affected. To the extent that we may be considered as an acquisition candidate by a third party, certain provisions in our restated certificate of incorporation and our amended and restated by-laws may inhibit a change in control.

WE ARE SUBJECT TO CERTAIN RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS

     We have significant international operations, specifically in Europe, Canada and Latin America and the Acquisitions have further increased our international operations. Excel has significant operations in Europe and substantially all of Adwest's operations are located in Europe. Certain risks are inherent in international operations, including:

     - the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

     - foreign customers may have longer payment cycles than customers in the United States;

     - tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

     - general economic and political conditions in countries where Dura, Excel and Adwest operate may have an adverse effect on their operations in those countries;

     - the difficulties associated with managing a large organization spread throughout various countries; and

     -  required compliance with a variety of foreign laws and regulations.

     As we continue to expand our business globally, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole. In addition, we generate a significant portion of our revenues and incur a significant portion of our expenses in currencies other than Dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

WE MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR MATTERS

     Approximately 5,250 of our employees are unionized, which represents approximately 25 percent of our employees at December 31, 1999. We cannot assure you that we will not encounter strikes, further unionization efforts or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

     In addition, many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where our products are included in assembled vehicles. For example, strikes by the United Auto Workers led to the shut down of most of GM's North American assembly plants in June and July 1998. We estimate that this work stoppage at GM's facilities had an unfavorable impact of approximately

$16.7 million on our 1998 revenues. In the event that one or more of our customers experiences a material work stoppage, such work stoppage could have a material adverse effect on our business.

WE MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL AND SAFETY REGULATIONS TO WHICH WE ARE SUBJECT

     We are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations. We cannot assure you that we operate at all times in complete compliance with all such requirements. We could be subject to potentially significant fines and penalties for any noncompliance that may occur. We have made and will continue to make capital and other expenditures to comply with environmental requirements. We are also subject to laws requiring the cleanup of contamination. Some of our operations generate hazardous substances. If a release of hazardous substances occurs at or from any of our current or former properties or at a landfill or another location where we have disposed of wastes, we may be held liable for the contamination, and the amount of such liability could be material. We are currently addressing environmental contamination matters at certain facilities, including facilities in Mancelona, Michigan, Butler, Indiana, and Rotenberg, Einbeck and Dusseldorf, Germany, which could result in material expenditures. See "Business -- Environmental Matters."

CERTAIN STOCKHOLDERS CURRENTLY CONTROL ALL MATTERS SUBMITTED TO A STOCKHOLDER
VOTE

     Onex Corporation, Alkin Co. and certain other stockholders associated with Dura or Hidden Creek Industries beneficially own all of our outstanding shares of Class B common stock, representing approximately 59 percent of the combined voting power of our outstanding common stock as of December 31, 1999. Each share of Class B common stock has ten votes, as compared to one vote for each share of Class A common stock. As a result of such stock ownership, these stockholders are able to control the vote on all matters submitted to a vote of the holders of our common stock, including the election of directors, amendments to our restated certificate of incorporation and by-laws and approval of significant corporate mergers. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Dura that might be otherwise beneficial to Dura. See "Description of Capital Stock."

CYCLICALITY AND SEASONALITY COULD ADVERSELY AFFECT US

     The automotive and recreational vehicle markets are highly cyclical and both markets are dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact us. In addition, our business is somewhat seasonal. We typically experience decreased revenues and operating income during the third calendar quarter of year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers.

WE MAY BE ADVERSELY AFFECTED BY PRODUCT LIABILITY EXPOSURE CLAIMS

     We face an inherent business risk of exposure to product liability claims in the event that the failure of our products results in personal injury or death, and there can be no assurance that we will not experience any material product liability losses in the future. In addition, if any of our products prove to be defective, we may be required to participate in a recall involving such products. In late 1994, Ford issued a recall of a series of manual transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the brake and cable business of Alkin Co. (the "Brake and Cable Business"). Our share of such costs, which was fully reserved at the time of the acquisition of the Brake and Cable Business has reached the full $6.0 million limit agreed to between us and Ford. We are also involved in a product recall relating to the same issue with respect to the Mondeo in Europe. We have agreed to pay 50 percent of the costs of that recall not to exceed $1.0 million, which payments totaled $0.4 million at December 31, 1999. The types of alleged failures that prompted the F-Series recall have also led to a number of claims and lawsuits filed against Ford, one of which culminated in a July 1998 award of punitive damages against Ford of more than $151 million (which has subsequently been reduced on appeal to $69 million) and Ford is appealing the decision. To date, two cases have been brought directly against

Dura or Alkin Co. relating to personal injury claims, and, at last report, Ford has indicated that it has received over 400 claims (generally for property damage) relating to alleged defects in the self-adjust parking brakes. Ford has maintained that Dura or Alkin Co. is responsible for all damages or liabilities incurred by Ford as a result of these claims, and as of December 31, 1999, Ford had tendered its defense of approximately 30 such claims to Dura and Alkin Co. Dura and Alkin Co. have submitted these claims to their insurance carriers. We maintain insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that it will continue to be available on terms acceptable to us. In November 1996, one of our insurance carriers brought a declaratory judgment that its policy did not provide coverage for an allegedly defective parking brake manufactured prior to August 31, 1994.

     In March 1999, we were notified by Ford of its decision to institute a recall of certain of its vehicles, including Explorers, Mountaineers, Rangers, Mustangs and F-Series pickups, relating to the speed control cable. Ford has reported that certain of such vehicles could be equipped with a speed control cable that could interfere with the speed control pulley and thus result in a "stuck" throttle. In June 1999, Ford notified us that as many as 987,839 vehicles could be affected at an alleged cost of up to $60 per vehicle. Based upon our tests and investigations to date, we do not believe that our product is responsible for the problems associated with the speed control unit. To date, we have not been provided with any documents from Ford that support its allegations.

     In October 1999, Ford announced that it was voluntarily recalling all 1998-1999 Ford Explorers and Mountaineers (approximately 932,000) vehicles) to replace the auxiliary hood latches. Ford contends that we failed to provide adequate corrosion protection, thereby allowing the secondary latch to remain open, which may potentially lead to hoods flying open. Ford projects that the recall will cost Ford approximately $23 million. We deny any liability for this recall, in part, because the latch was manufactured to specifications established by Ford. We are working to resolve the hood latch issue in conjunction with the speed control cable issues noted above.

     A successful claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on our results of operations or financial condition. See "Business -- Legal Proceedings."

WE OPERATE IN THE HIGHLY COMPETITIVE AUTOMOTIVE SUPPLY INDUSTRY

     The automotive component supply industry is highly competitive. Some of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than we do. In addition, with respect to certain of our products, some of our competitors are divisions of our OEM customers. There can be no assurance that our products will be able to compete successfully with the products of these other companies.

     We principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect our business.

     In addition, there is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers such as Dura. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin could be adversely affected.

TECHNOLOGICAL AND REGULATORY CHANGES MAY ADVERSELY AFFECT US

     Changes in legislative, regulatory or industry requirements or competitive technologies may render certain of our products obsolete. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in our ability to grow and to remain competitive. There can be no assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive or that certain of our products will not become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly.

SUBSTANTIAL SALES OF OUR CLASS A COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE

     No prediction can be made as to the effect, if any, that future sales of shares of our Class A common stock or the availability of such shares for future sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of our Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Class A common stock. Currently, an aggregate of 3,320,303 shares of Class B common stock convertible into shares of Class A common stock are eligible for sale under Rule 144 under the Securities Act and are subject to certain rights to register such shares under the Securities Act at Dura's expense. In addition, an aggregate of 1,289,000 shares of Class A common stock have been reserved for issuance upon conversion of the Trust Preferred Securities.

DURA DOES NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We currently intend to retain earnings to support our growth strategy and do not anticipate paying dividends on our Class A common stock in the foreseeable future. As a holding company, the ability of DASI to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary, Dura Operating Corp. The payment of dividends by such subsidiary to DASI for the purpose of paying dividends to holders of Class A common stock is limited by the terms of Dura's new credit facility and the indentures under which the 9 percent senior subordinated notes were issued.

CERTAIN PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS COULD DELAY OR PREVENT A CHANGE OF CONTROL

     Certain provisions of our restated certificate of incorporation and by-laws may inhibit changes in control of Dura that are not approved by Dura's board of directors. These provisions include

     - disparate voting rights per share between the Class A common stock and the Class B common stock,

     -  a prohibition on stockholder action through written consents,

     - a requirement that special meetings of stockholders be called only by the board,

     -  advance notice requirements for stockholder proposals and nominations,

     - limitations on the ability of stockholders to amend, alter or repeal our by-laws and

     - the authority of the board to issue without stockholder approval preferred stock with such terms as the board may determine.

     Dura is also subject to the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning the possible or assumed future results of operations of Dura, including forecasts, projections and descriptions of expected cost savings or other anticipated synergies related to the Acquisitions. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

     - general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected;

     - expected synergies, economies of scale and cost savings from the Acquisitions not being fully realized or realized within the expected time frames;

     - costs or operational difficulties related to integrating the operations of Excel and Adwest with our operations being greater than expected;

     -  our failure to develop or successfully introduce new products;

     -  inherent business risk of exposure to product liability claims;

     -  increased competition in the automotive components supply market;

     - unforseen problems associated with international sales, including gains and losses from foreign currency exchange;

     - implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry;

     -  changes in general economic conditions in the United States and Europe;
        and

     -  various other factors beyond our control.

     All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

                                USE OF PROCEEDS

     Dura is registering the shares on behalf of the Selling Stockholders pursuant to its obligations under a registration rights agreement. Dura will not receive any cash proceeds from the sale of the shares by the Selling Stockholders. All of the shares of Class A common stock covered by this prospectus may be acquired by the Selling Stockholder upon the exercise of outstanding warrants. The exercise price per share for the warrants is $16.56. Any proceeds received by Dura upon the exercise of the warrants will be used for general corporate purposes. See "Selling Stockholders."

                      MARKET PRICE OF CLASS A COMMON STOCK

     Dura's Class A common stock is traded on Nasdaq under the symbol "DRRA." The following table sets forth, for the periods indicated, the high and low closing prices for the Class A common stock as regularly quoted on Nasdaq.

                                                              HIGH         LOW
                                                              ----      ----------
FISCAL YEAR 1998:
  First Quarter.............................................  $32 1/2      $24 3/8
  Second Quarter............................................   40 1/4       30 3/8
  Third Quarter.............................................   34 5/16      20
  Fourth Quarter............................................   34 1/8       20 5/8
FISCAL YEAR 1999:
  First Quarter.............................................  $33 9/16     $23 13/16
  Second Quarter............................................   33 1/4       23 1/2
  Third Quarter.............................................   34 1/8       22 1/2
  Fourth Quarter............................................   24           15 7/8
FISCAL YEAR 2000:
  First Quarter.............................................  $19 1/8      $12 3/8
  Second Quarter (through April 26, 2000)...................   16           13 15/16

     On April 26, 2000, the last reported sale price of the Class A common stock on Nasdaq was $16.00. On April 26, 2000, there were approximately 707 holders of record of the Class A common stock and twelve holders of record of the Class B common stock. We believe that there are significantly more beneficial owners of our Class A common stock.

                                DIVIDEND POLICY

     Dura has not declared or paid any dividends on its Class A common stock in the past and currently intends to retain its earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. As a holding company, DASI's ability to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary, Dura Operating Corp. Any future payment of dividends is within the discretion of the board and will depend upon, among other factors, the capital requirements, operating results and financial condition of Dura from time to time. In addition, Dura's ability to pay cash dividends on its Class A common stock is limited by the terms of its new credit facility and the indentures under which the 9 percent senior subordinated notes were issued.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1999 the actual consolidated capitalization of Dura. This table should be read in conjunction with the audited consolidated financial statements and related notes and the unaudited pro forma financial statements and related notes appearing elsewhere in this prospectus.

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Cash and cash equivalents...................................   $   23,697
                                                               ==========
Long-term debt, including current maturities:
  New credit facility:
     Revolving credit facility..............................   $  208,751
     Tranche A term loan....................................      275,521
     Tranche B term loan....................................      275,000
  Other senior indebtedness.................................       70,190
                                                               ----------
     Total senior debt......................................      829,462
  9 percent senior subordinated notes.......................      401,560
                                                               ----------
     Total debt.............................................    1,231,022
                                                               ----------
Trust Preferred Securities(1)...............................       55,250
Stockholders' investment:
  Preferred Stock, $1.00 par value per share; 5,000,000
     shares authorized; none issued or outstanding..........           --
  Class A Common Stock, $0.01 par value per share;
     60,000,000 shares authorized; 14,101,511 shares issued
     and outstanding on an actual basis.....................          141
  Class B Common Stock, $0.01 par value per share;
     10,000,000 shares authorized; 3,320,303 shares issued
     and outstanding on an actual basis.....................           33
  Additional paid-in capital................................      339,041
  Retained earnings.........................................      108,272
  Accumulated other comprehensive loss......................      (16,491)
                                                               ----------
     Total stockholders' investment.........................      430,996
                                                               ----------
       Total capitalization.................................   $1,717,268
                                                               ==========

---------------
(1) Represents the Trust Preferred Securities issued by the Dura Trust in March 1998. The sole assets of the Dura Trust are approximately $57.0 million principal amount of DASI's 7 1/2 percent convertible subordinated debentures due March 31, 2028, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by DASI in exchange for the common securities of the Dura Trust. DASI has guaranteed, on a subordinated basis, certain obligations of the Dura Trust under the Trust Preferred Securities.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1999 gives effect to: (1) the acquisitions of Excel and Adwest by Dura, (2) the sale of the 9 percent senior subordinated notes and the application of the net proceeds therefrom and (3) the retirement of the Trident notes, as if such transactions had occurred on January 1, 1999. The inclusion of Metallifacture and Meritor for the periods prior to acquisition would not have materially affected Dura's pro forma results of operations.

     The unaudited pro forma financial data presented in this prospectus are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what our results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that we believe are reasonable. You should read the Unaudited Pro Forma Financial Statements and the accompanying notes in conjunction with the historical financial statements, including the related notes, included elsewhere in this prospectus.

     The acquisitions of Excel and Adwest have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of their respective acquisitions. These amounts have been recorded based upon preliminary estimates as of such dates. Dura does not believe the final allocation of purchase price will be materially different from preliminary allocations. Further adjustments to the acquired assets and assumed liabilities will be reflected as a change in goodwill.

                         DURA AUTOMOTIVE SYSTEMS, INC.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                             PRO FORMA
                                                   DURA(1)       EXCEL(2)     ADWEST(3)     ADJUSTMENTS     PRO FORMA
                                                  ----------     --------     ---------     -----------     ---------
Revenues.....................................     $2,200,385     $308,705      $80,346      $        --     $2,589,436
Cost of sales................................      1,854,705      272,716       69,840           22,075(4)  2,219,336
                                                  ----------     --------      -------      -----------     ---------
Gross profit.................................        345,680       35,989       10,506          (22,075)      370,100
Selling, general & administrative expenses...        130,079       17,991        7,027               --       155,097
Facility consolidation charge................         16,246           --           --               --        16,246
Amortization expense.........................         28,476          358          655            1,387(5)     30,876
                                                  ----------     --------      -------      -----------     ---------
Operating income.............................        170,879       17,640        2,824          (23,462)      167,881
Interest expense, net........................         76,703        2,704        2,035           12,262(6)     93,704
Other income.................................             --         (582)          --               --          (582)
                                                  ----------     --------      -------      -----------     ---------
Income before provision for income taxes,
  equity in losses of affiliates and minority
  interests..................................         94,176       15,518          789          (35,724)       74,759
Provision for income taxes...................         37,984        7,991          433          (16,028)(7)    30,380
Minority interest-trust preferred securities,
  net........................................          2,445           --           --               --         2,445
Minority interest and equity in losses of
  affiliates, net............................          3,978         (177)         (15)              --         3,786
                                                  ----------     --------      -------      -----------     ---------
Income before extraordinary item and
  accounting change..........................         49,769        7,704          371          (19,696)       38,148
Extraordinary item -- loss on early
  extinguishment of debt, net................         (5,402)          --           --               --        (5,402)
Cumulative effect of change in accounting,
  net........................................         (3,147)          --           --               --        (3,147)
                                                  ----------     --------      -------      -----------     ---------
    Net income (loss)........................     $   41,220     $  7,704      $   371      $   (19,696)    $  29,599
                                                  ==========     ========      =======      ===========     =========
Diluted shares outstanding(8)................         17,767                                      1,166        18,933
                                                  ==========                                ===========     =========
Diluted earnings per share(8)................     $     2.46                                                $    1.69
                                                  ==========                                                =========
Basic shares outstanding(8)..................         16,263                                      1,173        17,436
                                                  ==========                                ===========     =========
Basic earnings per share.....................     $     2.53                                                $    1.70
                                                  ==========                                                =========

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(1) Represents the results of operations of Dura for the year ended December 31, 1999, including the results of operations of Excel, Adwest, Metallifacture and Meritor from their respective dates of acquisition.

(2) Represents the results of operations for Excel from January 1, 1999 through the date of acquisition, March 23, 1999.

(3) Represents the results of operations for Adwest from January 1, 1999 through the date of acquisition, March 15, 1999.

(4) Reflects the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of Excel and Adwest to their estimated useful lives at the time of their acquisition and from adjustments to value such property, plant and equipment at fair value as of the date of acquisition as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Excel.......................................................    $(22,637)
Adwest......................................................         562
                                                                --------
     Total..................................................    $(22,075)
                                                                ========

(5) Reflects the additional amortization of goodwill and other intangible assets arising from the acquisitions of Excel and Adwest, net of amortization of goodwill and other intangible assets previously recorded by Excel and
     Adwest:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Amortization of goodwill and other intangible assets:
  Excel.....................................................     $1,159
  Adwest....................................................      1,241
                                                                 ------
                                                                  2,400
Amortization previously recorded by:
  Excel.....................................................       (358)
  Adwest....................................................       (655)
                                                                 ------
                                                                 (1,013)
                                                                 ------
     Net increase...........................................     $1,387
                                                                 ======

     Goodwill is amortized on a straight-line basis over a forty-year period. Other intangible assets are amortized over the useful life of the related asset.

(6) Represents the change in interest expense arising from:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Interest expense on Term Loan A.............................    $  5,328
Interest expense on Term Loan B.............................       5,500
Interest expense on senior subordinated notes...............       9,180
Interest expense on other senior indebtedness...............       2,888
Amortization of capitalized financing fees..................       1,000
                                                                --------
     Total adjustments......................................      23,896
                                                                --------
Interest expense, net previously recorded by:
Dura........................................................      (6,895)
Excel.......................................................      (2,704)
Adwest......................................................      (2,035)
                                                                --------
                                                                 (11,634)
                                                                --------
     Net increase...........................................    $ 12,262
                                                                ========

(7) Adjusts the provision for income taxes on a pro forma basis to reflect Dura's incremental tax rate of 40.5 percent.

(8) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A common stock and Class B common stock outstanding during the year. Diluted earnings per share for the year ended December 31, 1999 include the dilutive effects of outstanding stock options using the treasury stock method and assumes the conversion of the Trust Preferred Securities into shares of Class A common stock. Pro forma weighted average shares outstanding include the effects of the shares that were issued in connection with the acquisition of Excel.

                      SELECTED CONSOLIDATED FINANCIAL DATA

DURA

     The following table sets forth selected consolidated financial data with respect to Dura for each of the periods indicated. The selected historical financial data for Dura for the years ended December 31, 1995 through 1999 have been derived from Dura's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto all included elsewhere herein.

                                                                              YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------
                                                               1995(1)    1996(2)    1997(3)    1998(4)     1999(5)
                                                               --------   --------   --------   --------   ----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $253,726   $245,329   $449,111   $739,467   $2,200,385
Cost of sales...............................................    219,559    207,810    375,086    608,518    1,854,705
                                                               --------   --------   --------   --------   ----------
Gross profit................................................     34,167     37,519     74,025    130,949      345,680
Selling, general and administrative expenses................     15,513     17,157     32,815     49,825      130,079
Facility consolidation charge...............................         --         --         --         --       16,246
Amortization expense........................................      1,094      1,036      3,600      9,868       28,476
                                                               --------   --------   --------   --------   ----------
Operating income............................................     17,560     19,326     37,610     71,256      170,879
Interest expense, net.......................................      4,822      2,589      9,298     20,267       76,703
Other income(1).............................................     (4,240)        --         --         --           --
                                                               --------   --------   --------   --------   ----------
Income before income taxes..................................     16,978     16,737     28,312     50,989       94,176
Provision for income taxes..................................      6,852      6,609     11,670     20,933       37,984
Minority interest and equity in losses of affiliate, net....         --         --         --      1,481        3,978
Minority interest(6)........................................         --         --         --      1,908        2,445
                                                               --------   --------   --------   --------   ----------
Income before extraordinary item and accounting change......     10,126     10,128     16,642     26,667       49,769
Extraordinary item, net.....................................         --         --         --        643       (5,402)
Cumulative effect of change in accounting, net..............         --         --         --         --       (3,147)
                                                               --------   --------   --------   --------   ----------
    Net income..............................................   $ 10,126   $ 10,128   $ 16,642   $ 26,024   $   41,220
                                                               ========   ========   ========   ========   ==========
Basic earnings per share(7).................................   $   2.04   $   1.57   $   1.89   $   2.43   $     2.53
                                                               ========   ========   ========   ========   ==========
Diluted earnings per share(7)...............................   $   2.03   $   1.57   $   1.88   $   2.37   $     2.46
                                                               ========   ========   ========   ========   ==========
OTHER FINANCIAL DATA:
Depreciation and amortization...............................   $  5,578   $  6,079   $ 12,303   $ 27,571   $   76,654
Capital expenditures, net...................................      6,116      6,260     16,242     31,822       80,469
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................   $  1,732   $  1,667   $  4,148   $ 20,544   $   23,697
Working capital.............................................     13,701     27,528     50,304     63,766      162,949
Total assets................................................    140,531    246,129    419,264    929,383    2,444,867
Total debt..................................................     51,776     77,456    180,322    331,906    1,231,022
Total stockholders' investment..............................     27,683     87,367    101,708    238,037      430,996

---------------

(1) In April 1995, Dura sold the net assets of its window regulator business to Rockwell, realizing a pretax gain of approximately $4.2 million. The results of operations of the window regulator business have been included in the consolidated financial statements of Dura through April 2, 1995, the date of divestiture.

(2) Includes the results of operations of (i) the parking brake business from Rockwell from October 1, 1996 and (ii) KPI from December 5, 1996, their respective dates of acquisition. Dura issued an aggregate of 3,795,000 shares of its Class A common stock in August 1996 in connection with its initial public offering.

(3) Includes the results of operations of (i) VOFA from January 1, 1997, (ii) the parking brake business of Excel from May 5, 1997, (iii) GT Automotive from August 29, 1997 and (iv) REOM Industries from December 12, 1997, which represent their respective dates of acquisition.

(4) Includes the results of operations of (i) Universal from March 8, 1998, (ii) Trident from April 30, 1998, and (iii) the Hinge Business from September 8, 1998, which represent their respective dates of acquisition. In March 1998, the Dura Trust issued the Trust Preferred Securities. In June 1998, DASI issued 3,500,000 shares of its Class A common stock, giving effect to the exercise of the underwriters' over-allotment option.

(5) Includes the results of operations of (i) Excel from March 23, 1999, (ii) Adwest from March 15, 1999, and (iii) Meritor from November 30, 1999. In April 1999, Dura completed the offering of the senior subordinated notes and in June 1999, Dura retired the Trident notes.

(6) Represents dividends, net of income taxes, on the Trust Preferred
    Securities.

(7) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A common stock and Class B common stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and the Trust Preferred Securities.

EXCEL

     The following table sets forth selected consolidated financial data with respect to Excel for each of the periods indicated. The selected historical financial data for Excel for the fiscal years ended December 28, 1996, December 27, 1997 and January 2, 1999 have been derived from Excel's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent accountants. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto all included elsewhere herein.

                             EXCEL INDUSTRIES, INC.

                                                                       YEAR ENDED,
                                                            ----------------------------------
                                                            DEC. 28,    DEC. 27,     JAN. 2,
                                                            1996(1)       1997       1999(2)
                                                            --------    --------    ----------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...............................................    $887,741    $962,333    $1,106,103
Cost of goods sold......................................     783,375     846,990       995,982
                                                            --------    --------    ----------
  Gross profit..........................................     104,366     115,343       110,121
Selling, administrative and engineering expenses........      65,652      79,267        78,615
                                                            --------    --------    ----------
  Operating income......................................      38,714      36,076        31,506
Interest expense........................................       9,784      10,984        11,628
Other income, net.......................................      (1,736)     (1,930)       (2,074)
                                                            --------    --------    ----------
  Income before income taxes and minority interest......      30,666      27,022        21,952
Provision for income taxes..............................      11,550       9,458         3,632
Minority interest.......................................          --          --         1,367
                                                            --------    --------    ----------
     Net income.........................................    $ 19,116    $ 17,564    $   16,953
                                                            ========    ========    ==========
OTHER FINANCIAL DATA:
Depreciation and amortization...........................    $ 26,246    $ 33,382    $   39,679
Capital expenditures, net...............................      29,209      39,287        45,958

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and short-term investments.........................    $  6,580    $  2,317    $   16,290
Working capital.........................................     114,140     116,550       118,796
Total assets............................................     443,234     457,797       594,384
Total debt..............................................     133,006     108,615       167,035
Shareholders' equity....................................     150,725     185,315       194,258

---------------
(1) On April 3, 1996, Excel acquired Anderson Industries, Inc. ("Anderson"), whose primary asset was Atwood Industries, Inc. ("Atwood"). The results of operations of Atwood have been included in the consolidated financial statements of Excel from April 3, 1996.

(2) The results of operations of Schade have been included in the consolidated financial statements of Excel since July 1, 1998.

ADWEST

     The following table sets forth selected consolidated financial data with respect to Adwest for each of the periods indicated. The selected historical financial data for Adwest for the fiscal years ended June 30, 1997 and 1998, set forth in U.K. GAAP in Pounds, have been derived from Adwest's consolidated financial statements, which have been audited by KPMG Audit Plc, independent public accountants. The data as of and for the six months ended December 31, 1997 and 1998, set forth in U.K. GAAP in Pounds, have been derived from Adwest's unaudited consolidated financial statements which, in the opinion of Adwest's management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. The results of operations for the six months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year. The consolidated financial statements of Adwest for the periods presented have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. See Note 31 to the Consolidated Financial Statements of Adwest and Note 5 to the Unaudited Interim Consolidated Financial Statements of Adwest included elsewhere herein. The selected financial data for the fiscal years ended June 30, 1997 and 1998, and the six months ended December 31, 1998, set forth in U.S. GAAP in Dollars, has been derived from the audited and unaudited consolidated financial statements of Adwest and adjusted for differences between U.K. GAAP and U.S. GAAP. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto all included elsewhere herein.

                             ADWEST AUTOMOTIVE PLC

                                                                U.K. GAAP IN POUNDS
                                                ----------------------------------------------------
                                                  FISCAL YEAR ENDED            SIX MONTHS ENDED
                                                       JUNE 30,                  DECEMBER 31,
                                                ----------------------    --------------------------
                                                1997(1)     1998(1)(2)    1997(1)(2)       1998(2)
                                                --------    ----------    -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
                                                               (POUNDS IN THOUSANDS)
STATEMENT IN PROFIT AND LOSS DATA:
TURNOVER....................................    L191,412     L249,853      L112,190       L118,155
Net operating costs.........................     173,399      228,495       102,736        109,829
                                                --------     --------      --------       --------
OPERATING PROFIT............................      18,013       21,358         9,454          8,326
Associated undertakings.....................          21           21            --             --
Net interest................................      (2,892)      (5,199)       (2,196)        (2,924)
Loss on disposal of businesses..............        (791)     (13,501)           --             --
                                                --------     --------      --------       --------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAX....      14,351        2,679         7,258          5,402
Taxation on ordinary activities.............       4,527        4,529         2,249          1,536
                                                --------     --------      --------       --------
(LOSS)/PROFIT FOR THE FINANCIAL YEAR AFTER
  TAX.......................................       9,824       (1,850)        5,009          3,866
Minority interests..........................         400          505           246            133
                                                --------     --------      --------       --------
(LOSS)/PROFIT FOR THE FINANCIAL YEAR........       9,424       (2,355)        4,763          3,733
Dividends...................................       6,428        6,442         1,897             --
                                                --------     --------      --------       --------
RETAINED (LOSS)/PROFIT FOR THE FINANCIAL
  YEAR......................................      L2,996      L(8,797)       L2,866         L3,733
                                                ========     ========      ========       ========
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital.............................     L34,876      L11,758       L13,482        L(2,289)
Total assets................................     121,640      160,647       157,041        158,110
Borrowings due after more than one year.....      38,767       61,093        66,680         53,724
Shareholders' funds-equity..................      29,451        8,246         4,371         11,577

                                                              U.K. GAAP IN DOLLARS(3)(4)
                                                 -----------------------------------------------------
                                                     FISCAL YEAR ENDED           SIX MONTHS ENDED
                                                         JUNE 30,                  DECEMBER 31,
                                                 -------------------------   -------------------------
                                                   1997(1)     1998(1)(2)    1997(1)(2)       1998
                                                 -----------   -----------   -----------   -----------
                                                 (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues......................................    $242,765      $365,814      $163,020      $196,456
Cost of sales.................................     202,876       313,450       137,681       170,792
                                                  --------      --------      --------      --------
Gross profit..................................      39,889        52,364        25,339        25,664
Selling, general and administrative
  expenses....................................      14,543        23,084        13,168        14,058
Amortization expense..........................       1,704         2,267           853         1,510
                                                  --------      --------      --------      --------
Operating income..............................      23,642        27,013        11,318        10,096
Interest expense..............................       4,654         8,560         3,609         4,860
                                                  --------      --------      --------      --------
Income from continuing operations before
  provisions for income taxes and minority
  interest....................................      18,988        18,453         7,709         5,236
Provision for income taxes....................       6,370         6,182         2,829         2,779
Minority interest.............................         651           831           408           208
                                                  --------      --------      --------      --------
     Net income from continuing operations....    $ 11,967      $ 11,440      $  4,472      $  2,249
                                                  ========      ========      ========      ========
OTHER FINANCIAL DATA:
Depreciation and amortization.................    $ 13,939      $ 16,515      $  7,671      $  9,625
Capital expenditures, net.....................       9,521        27,556        12,479        13,263
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital...............................    $ 47,079      $ 11,976      $ 12,545      $(22,446)
Total assets..................................     291,014       374,066       398,869       376,476
Long-term debt (less current portion).........      63,764       100,858       110,735        89,773
Shareholders' equity..........................     137,288       122,316       139,192       121,721

---------------

(1) In May 1998 Adwest disposed of its U.S. electronics division for $38.0 million. Adwest realized a pre-tax loss of approximately $9.7 million related to the sale. The results of operations of the electronics division have been included in the consolidated financial statements of Adwest through the date of divestiture.

     During the year ended June 30, 1997, Adwest finalized the disposal of the U.K. power systems division and property portfolio. The loss from the disposal of these entities was $1.3 million for the year ended June 30, 1997. The results of operations of these entities have been included in the consolidated financial statements of Adwest through the dates of divestiture.

(2) On September 11, 1997, Adwest acquired Heidemann Verwaltungs GmbH ("Heidemann") and its subsidiary undertakings for DM132.0 million. The results of operations of Heidemann have been included in the consolidated financial statements of Adwest from September 11, 1997.

(3) The Adwest historical financial statements were prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. The following table reconciles the Adwest profit/loss as reported under U.K. GAAP to net income as stated under U.S. GAAP:

                                                           FISCAL YEAR ENDED   SIX MONTH ENDED
                                                               JUNE 30,         DECEMBER 31,
                                                           -----------------   ---------------
                                                            1997      1998      1997     1998
                                                           -------   -------   ------   ------
                                                                     (IN THOUSANDS)
    (Loss)/profit attributable to shareholders as
      reported under U.K. GAAP..........................    L9,424   L(2,355)  L4,763   L3,733
    Converted to U.S. Dollars...........................   $15,167   $(3,877)  $7,827   $6,207
    U.S. GAAP adjustments (in U.S. Dollars):
      Goodwill amortization.............................    (2,361)   (2,267)    (853)  (1,510)
      Impact of goodwill previously amortized on sale of
         subsidiary.....................................        --     4,783       --       --
      Cumulative exchange loss on sale of foreign
         subsidiaries...................................        --    (1,946)      --       --
      Pension costs.....................................       533        26       15     (414)
      Deferred taxation -- full provision...............      (270)     (235)    (150)    (219)
      Tax effect of U.S. GAAP reconciling items.........      (428)      (49)     (10)      90
      Fixed asset reevaluations.........................       818       165       82       83
      Deferred profit on sale of property...............       488       499      250      253
      Pre-production costs..............................        --    (1,976)    (629)  (2,097)
      Other.............................................       (26)       34      (13)     (60)
      Minority interests................................        (8)       --       (3)      12
      Reverse prior year adjustment.....................        --        --       --     (978)
                                                           -------   -------   ------   ------
    Net (loss)/income under U.S. GAAP...................   $13,913   $(4,843)  $6,516   $1,367
                                                           =======   =======   ======   ======

(4) Operating results and balance sheet data of Adwest have been translated from Pounds to Dollars using the following ratios:

                                                            FISCAL YEAR           SIX MONTHS
                                                           ENDED JUNE 30,     ENDED DECEMBER 31,
                                                          ----------------    ------------------
                                                           1997      1998      1997       1998
                                                          ------    ------    -------    -------
    Operating results.................................    1.6094    1.6464    1.6433     1.6627
    Balance sheet.....................................    1.6448    1.6509    1.6607     1.6710

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     We ordinarily begin working on products awarded for new or redesigned models two to five years prior to the marketing of such models to the public. During such period, we incur (1) costs related to the design and engineering of such products, (2) costs related to the production of the tools and dies used to manufacture the new product and (3) start-up costs associated with the initial production of such product. In general, design and engineering costs are expensed in the period incurred unless they are reimbursed by the customer, in which case they are capitalized and amortized over the life of such product as they are recovered from the customer. Costs incurred in the production of the tools and dies are generally capitalized and reimbursed by the customer prior to production. Start-up costs, which are generally incurred 30 to 60 days immediately prior to and immediately after initial production, are expensed as incurred.

RESULTS OF OPERATIONS

DURA

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1997     1998     1999
                                                                -----    -----    -----
Revenues....................................................    100.0%   100.0%   100.0%
Cost of sales...............................................     83.5     82.3     84.3
                                                                -----    -----    -----
Gross profit................................................     16.5     17.7     15.7
Selling, general and administrative expenses................      7.3      6.7      5.9
Facility consolidation charge...............................       --       --      0.7
Amortization expense........................................      0.8      1.3      1.3
                                                                -----    -----    -----
Operating income............................................      8.4      9.7      7.8
Interest expense, net.......................................      2.1      2.7      3.5
                                                                -----    -----    -----
Income before provision for income taxes, equity in losses
  of affiliates and minority interest.......................      6.3      7.0      4.3
Provision for income taxes..................................      2.6      2.9      1.7
Equity in losses of affiliates and minority interest........       --      0.2      0.2
Minority interest-dividends on Trust Preferred Securities,
  net.......................................................       --      0.3      0.1
                                                                -----    -----    -----
     Income before extraordinary item and accounting
      change................................................      3.7%     3.6%     2.3%
                                                                =====    =====    =====

COMPARISON OF YEAR ENDED DECEMBER 31, 1999 TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues for the year ended December 31, 1999 increased by $1,460.9 million, or 197.6 percent, to $2,200.4 million from $739.5 million for 1998. The increase in revenues relates primarily to the acquisitions of Excel and Adwest in March 1999, Metallifacture in June 1999 and the seat track business of Meritor in December 1999. Revenues also benefited from strong North American vehicle production in 1999.

     Cost of Sales. Cost of sales for the year ended December 31, 1999 increased by $1,246.2 million, or 204.8 percent, to $1,854.7 million from $608.5 million for 1998. Cost of sales as a percentage of revenues for the year ended December 31, 1999 was 84.3 percent compared to 82.3 percent for 1998. The decrease in gross margin is primarily the result of historically lower margins being achieved at certain of the acquired operations offset by efficiency improvements at certain Dura operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $80.3 million, or 161.2 percent, to $130.1 million for the year ended December 31, 1999 from $49.8 million for 1998. The increase is due primarily to incremental costs from the acquisitions discussed above. As a percentage of revenues, selling, general and administrative expenses decreased to 5.9 percent for 1999 compared to 6.7 percent for 1998. This decrease is primarily the result of cost savings and synergies realized by Dura as part of the integration of its recent acquisitions.

     Facility Consolidation Charge. Dura finalized plans for integrating its acquisitions, which results in the consolidation of certain operating facilities. Since some of the facilities were original Dura facilities, a $16.2 million charge was recorded during the fourth quarter of 1999. The charge included $1.4 million associated with eliminating certain facilities and associated lease obligations, $13.2 million of severance related to employee terminations, and $1.6 million of asset impairments. Costs incurred and charged in 1999 related to these reserves amounted to $2.1 million related to severance and $1.6 million related to asset impairment. Dura anticipates incurring the majority of the remaining costs in 2000. Dura expects to fund these expenditures through cash flow from operations. Management expects the benefits of these actions will significantly exceed the charge and will begin to be realized in 2000.

     Amortization Expense. Amortization expense increased from $9.9 million for the year ended December 31, 1998 to $28.5 million for 1999. The increase is the result of goodwill amortization arising from the acquisitions discussed above.

     Interest Expense. Interest expense for the year ended December 31, 1999 was $76.7 million compared to $20.3 million for 1998. The increase was due principally to borrowings incurred related to the acquisitions discussed above.

     Income Taxes. The effective income tax rate was 40.3 percent for 1999 compared to 41.1 percent for 1998. The effective rates differed from the statutory rates primarily as a result of higher foreign tax rates, state taxes and non-deductible goodwill amortization. The 1999 rate benefited from research and development credits not available in prior years.

     Minority Interest and Equity in Losses of Affiliates. Equity in losses of affiliate for the year ended December 31, 1998 represents Dura's share of the loss of its Brazilian joint venture's operations in 1998. In connection with the Excel acquisition in March 1999, Dura began fully consolidating the results of its Brazilian joint venture and recording the related minority interest in its operating results. 1999 also includes the minority interests in two other subsidiaries related to the acquisitions discussed above.

     Minority Interest. Minority interest for the years ended December 31, 1999 and 1998 represents dividends, net of income tax benefits, on the Trust Preferred Securities which were issued on March 20, 1998. The increase between periods is a result of the Trust Preferred Securities being outstanding for the full year in 1999.

     Extraordinary Item. The extraordinary loss for the years ended December 31, 1999 and 1998 represents the write-off, net of income taxes, of deferred financing costs related to Dura's former credit facilities.

     Cumulative Effect of Change in Accounting. The cumulative effect of change in accounting for the year ended December 31, 1999 represents the write-off, net of income taxes, of the unamortized balance of capitalized start-up costs pursuant to the provisions of SOP 98-5.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues for the year ended December 31, 1998 increased by $290.4 million, or 64.7 percent, to $739.5 million from $449.1 million for 1997. The increase in revenues relates primarily to the acquisitions of GT Automotive in August 1997, REOM in December 1997, Universal in March 1998, Trident in April 1998 and the Hinge Business in September 1998. These increases were partially offset by the effects of a strike at GM. Dura estimates the strike at GM decreased revenues by approximately $16.7 million for the year ended December 31, 1998.

     Cost of Sales. Cost of sales for the year ended December 31, 1998 increased by $233.4 million, or 62.2 percent, to $608.5 million from $375.1 million for 1997. Cost of sales as a percentage of revenues for the year ended December 31, 1998 was 82.3 percent compared to 83.5 percent for 1997. The improvement in gross margin is primarily the result of lower costs of purchased materials and higher margins from efficiency improvements and plant rationalizations in certain acquired operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $17 million, or 51.8 percent, to $49.8 million for the year ended December 31, 1998 from $32.8 million for 1997. The increase is due primarily to incremental costs from the acquisitions discussed above. As a percentage of revenues, selling, general and administrative expenses were 6.7 percent for 1998 compared to 7.3 percent for 1997.

     Amortization Expense. Amortization expense increased from $3.6 million for the year ended December 31, 1997 to $9.9 million for 1998. The increase is the result of goodwill amortization arising from the acquisitions discussed above.

     Interest Expense. Interest expense for the year ended December 31, 1998 was $20.3 million compared to $9.3 million for 1997. The increase was due principally to borrowings incurred related to the acquisitions discussed above.

     Income Taxes. The effective income tax rate was 41.1 percent for 1998 compared to 41.2 percent for 1997. The effective rates differed from the statutory rates primarily as a result of higher foreign tax rates, state taxes and non-deductible goodwill amortization.

     Equity in Losses of Affiliate. In January 1998, Dura and its joint venture partner, Excel Industries, Inc., exercised an option to increase its joint venture ownership interest in Pollone to 51 percent, and as of such date, began consolidating the results of Pollone into the results of the joint venture. Equity in losses of affiliate for the year ended December 31, 1998 represents Dura's share of the loss of the joint venture's operations in 1998.

     Minority Interest. Minority interest for the year ended December 31, 1998 represents dividends, net of income tax benefits, on the Trust Preferred Securities.

     Extraordinary Item. The extraordinary loss for the year ended December 31, 1998 represents the write-off, net of income taxes, of deferred financing costs related to Dura's former credit facility.

EXCEL

     Excel was founded in 1928 and became a public company in April 1984. Effective July 1, 1998, Excel acquired 70 percent of Schade. Schade has sales and manufacturing operations in the Czech Republic, Germany, Portugal, Spain and the U.K. Schade and its affiliated companies are engaged in the manufacture and distribution of modular windows, decorative trims, body components and injection molded plastic components for the automotive industry. In April 1996, Excel acquired all of the outstanding common shares of Anderson, located in Rockford, Illinois. Anderson is a holding company whose main asset is Atwood. Atwood manufactures seating systems, including seat and height adjusters, recliner mechanisms, transmission selectors and hood and deck hinges, all for the automotive industry. In addition, Atwood produces appliances such as water heaters, furnaces, stoves and ranges, hardware, such as jacks, couplers and surge brake actuators, seating frames, seat adjusters and recliner mechanisms for the recreational vehicle industry, and window systems and door systems for the mass transit and heavy truck industries. The comparability of Excel's results on a period-to-period basis is significantly affected by these acquisitions.

     Historically, Excel's operating units were aggregated into two segments for financial reporting purposes: (1) light vehicle products, which included plastic and metal framed window and door assemblies, manual and power window regulator systems, manual seating systems, decorative trims and injection molded plastic parts and (2) mobile products, which included appliances (water heaters, furnaces, stoves and ranges), jacks, couplers, seating frames and seat adjusters, preassembled doors and windows for motor homes and window assemblies for mass transit systems and heavy trucks.

     The following table sets forth the percentage relationship of certain items to revenues for Excel for the periods indicated:

                                                                         YEAR ENDED
                                                               ------------------------------
                                                               DEC. 28,   DEC. 27,   JAN. 2,
                                                                 1996       1997       1999
                                                               --------   --------   --------
Net sales...................................................    100.0%     100.0%     100.0%
Cost of good sold...........................................     88.2       88.0       90.0
                                                                -----      -----      -----
Gross profit................................................     11.8       12.0       10.0
Selling, administrative and engineering expenses............      7.4        8.2        7.1
                                                                -----      -----      -----
Operating income............................................      4.4        3.8        2.9
Interest expense............................................      1.1        1.1        1.1
Other income, net...........................................     (0.2)      (0.2)      (0.2)
                                                                -----      -----      -----
Income before income taxes and minority interest............      3.5        2.8        2.0
Provision for income taxes..................................      1.3        1.0        0.3
Minority interest...........................................       --         --        0.1
                                                                -----      -----      -----
     Net income.............................................      2.2%       1.8%       1.5%
                                                                =====      =====      =====

COMPARISON OF YEAR ENDED JANUARY 2, 1999 TO YEAR ENDED DECEMBER 27, 1997

     Sales for the year ended January 2, 1999 totaled $1,106 million, an increase of $144.0 million or 15 percent from 1997. The light vehicle products segment accounted for $126.0 million of the increase, with mobile products making up the difference. Sales in the light vehicle products segment totaled $885.0 million as compared to $759.6 million in 1997. The acquisition of Schade added $165.0 million in sales in the second half of 1998, while sales in North America declined $39.0 million. The decline in North America light vehicle product sales results from programs that were discontinued or canceled amounting to approximately $76.6 million offset by sales of new programs of $59.2 million, with the remainder of the sales decline due to a decline in passenger car production.

     Sales of the Mobile Products segment increased $18.0 million, as the recreational vehicle industry production volumes were up approximately 15 percent and mass transit production was also strong.

     Gross profit totaled $110.1 million or 10 percent of sales, which compares with $115.3 million or 12 percent of sales in 1997. This decrease in gross profit of $5 million and in profit percentage results from losses incurred in the seating systems area amounting to approximately $18.0 million arising from excessive launch costs, tooling costs, pricing and other issues. In addition, a reserve to cover estimated losses on long-term production contracts was established in the fourth quarter in the amount of $4.5 million. Gross profit of 19 percent in 1998 in the mobile products segment was identical with that in 1997.

     Selling, administrative and engineering expenses totaled $78.6 million or
7.1 percent of sales for 1998, down from $79.3 million or 8.2 percent of sales in 1997. Excluding Schade's expenses of approximately $8.8 million in 1998, total expenses would have been lower by $9.5 million. Approximately $5.5 million of the decrease was due to a reduction in product development expenses, $2.3 million was due to the administrative costs of the North American facilities closed in late 1997, $1.2 million was due to costs associated with the closure of the Italian operation recorded in 1997, and $500,000 results from a reduction in compensation.

     Other income, net, consists primarily of interest income of $2.0 million and royalty income of $0.7 million, less losses on a Brazilian joint venture of $1.5 million in 1998, which compares to interest income of $2.0 million in 1997.

     Interest costs of $11.6 million for 1998 increased slightly from $11.0 million in 1997, as the interest on Schade's bank loans were partially offset by the elimination of interest on convertible subordinated notes that were converted into common shares of Excel in 1997.

     Provision for taxes on income in 1998 includes the benefit of tax credits related to prior years. In 1998, Excel completed a review of qualified research and development expenditures for the years 1994 to 1997 and recorded tax credits totaling $4.0 million. The effective rate for U.S. taxes was lowered to 16.5 percent for 1998, down from 35.0 percent in 1997 due to the current year's effect of these credits.

COMPARISON OF YEAR ENDED DECEMBER 27, 1997 TO YEAR ENDED DECEMBER 28, 1996

     Sales for the year ended December 27, 1997 totaled $962.3 million, up $74.6 million or 8 percent from the preceding year. The Anderson acquisition added $98.2 million in sales in the first quarter of 1997. This increase was offset by reductions in parts shipped for passenger cars and selling price reductions on products under long-term pricing agreements. Specifically, passenger car production in 1997 for Excel's largest customer, Ford, was 10 percent lower than the previous year. Also, discontinued programs such as Aerostar, Thunderbird and Cougar adversely affected sales by $10.7 million. These items, including the Anderson acquisition, accounted for the change in sales for 1997 to $759.6 million for the light vehicle segment from $730.3 million in 1996. Sales for 1997 for the mobile products segment were $202.8 million, up from $157.5 million in 1996, due primarily to the Anderson acquisition.

     Gross profit totaled $115.3 million, or 12.0 percent of sales, as compared with $104.4 million, or 11.8 percent of sales for the prior year. The increase was due to the addition of the Anderson locations offsetting approximately $4.1 million in start-up costs on new programs and approximately $4.7 million in costs associated with the closure of two domestic plants. Gross profit for 1997 was $76.8 million or 10.1 percent of sales for the light vehicle segment compared to $73.8 million or 10.1 percent of sales in 1996. Gross profit for the mobile products segment was $38.5 million or 19.0 percent of sales in 1997 compared to $30.5 million or 19.4 percent of sales in 1996.

     Selling, administrative and engineering expenses totaled $79.3 million or
8.2 percent of sales for 1997, up from $65.7 million or 7.4 percent of sales in 1996. The increase was due to the addition of Anderson locations, increases in product development expenses and $1.2 million in costs associated with the closure of the Italian operation.

     Interest costs of $11.0 million for 1997 increased from $9.8 million in 1996 due to the senior notes issued in connection with the Anderson acquisition in 1996. Interest income of $2.0 million in 1997, recorded in other income, was up slightly from $1.8 million in 1996.

     The income tax provision was 35 percent of pre-tax income in 1997, down from 37.7 percent in the preceding year. The decrease was due to lower estimated state income taxes and favorable benefits of Excel's foreign sales corporation.

ADWEST

     The following discussion is based upon the Consolidated Financial Statements of Adwest included in this prospectus, which have been prepared in conformity with U.K. GAAP which differs in certain significant respects from U.S. GAAP. The significant differences between U.S. GAAP and U.K. GAAP as they relate to Adwest are summarized in Note 31 to the Consolidated Financial Statements of Adwest.

     The following table sets forth the percentage relationship of certain items to turnover for Adwest for the periods indicated:

                                                                   YEAR ENDED JUNE 30,
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
Turnover....................................................     100.0%    100.0%    100.0%
Net operating costs.........................................      93.3      90.6      91.5
Operating profit............................................       6.7       9.4       8.5
Exceptional items...........................................      (2.2)       --        --
Associated undertakings.....................................        --        --        --
Net interest................................................      (1.7)     (1.5)     (2.1)
Loss on disposal of business................................     (13.1)     (0.4)     (5.4)
(Loss)/profit on ordinary activities before tax.............     (10.3)      7.5       1.0
Tax on profit on ordinary activities........................       0.9       2.4       1.8
(Loss)/profit for financial year............................     (11.2)      5.1      (0.8)
Minority interests..........................................       0.1       0.2       0.2
Retained (loss)/profit for financial year...................     (11.3)%     4.9%     (1.0)%

COMPARISON OF YEAR ENDED JUNE 30, 1998 WITH YEAR ENDED JUNE 30, 1997

     Turnover -- Total group turnover for the year ended June 30, 1998 increased by L58.4 million or 30.5 percent to L249.9 million from L191.4 million for the year ended June 30, 1997. These results include the U.S. electronics division for all of fiscal 1997 and the first ten months of fiscal 1998. Total turnover from the automotive division (continuing operations) for the year ended June 30, 1998 increased by L71.3 million, or 47.3 percent, to L222.2 million from L150.8 million for the year ended June 30, 1997. The increase in turnover is primarily the result of the acquisition of Heidemann in September 1997.

     Operating Costs -- Total group operating costs for the year ended June 30, 1998 increased by L55.1 million or 31.8 percent to L228.5 million from L173.4 million for the year ended June 30, 1997. Operating costs from continuing operations for the year ended June 30, 1998 increased by L67.4 million, or 49.5 percent, to L203.7 million from L136.2 million for the year ended June 30, 1997. Operating costs from continuing operations, as a percentage of turnover from continuing operations was 91.7 percent for the year ended June 30, 1998 compared to 90.3 percent for the year ended June 30, 1997. The decline in gross margins is due to the short-term reversal of profits in U.S. operations and relatively lower margins at some of the newly acquired Heidemann facilities.

     Selling, general and administrative expenses are included as a component of operating costs in accordance with U.K. accounting requirements. Selling, general and administrative expenses from continuing operations increased by L4.7 million to L14.4 million for the year ended June 30, 1998 from L9.7 million for the year ended June 30, 1997. This increase is due primarily to incremental costs related to the acquisition of Heidemann. As a percent of revenues, selling, general and administrative expenses from continuing operations were 6.5 percent for the year ended June 30, 1998 and 6.4 percent for the year ended June 30, 1997.

     Interest Expense -- Interest expense for the year ended June 30, 1998 was L5.2 million compared to L2.9 million for the year ended June 30, 1997. The increase was due principally to borrowings incurred related to the acquisition of Heidemann.

     Income Taxes -- The effective income tax rate was 28.0 percent for the year ended June 30, 1998 and 31.5 percent for the year ended June 30, 1997. The reduction in the effective income tax rate is primarily related to offsetting the impact of high tax rates in France and Germany with structuring the Heidemann acquisition and low effective tax rates in Spain and the U.S.

     Discontinued Operations -- The loss from discontinued operations for the year ended June 30, 1998 was L13.5 million and L791,000 for the year ended June 30, 1997. During fiscal 1998, Adwest disposed of three business units. In May 1998, Adwest announced the disposal of their U.S. electronics division for

$38.0 million. Of that amount, $3.0 million has been retained in an escrow account, with $1.0 million to be released annually upon expiration of certain warranties and indemnities. In accordance with U.K. accounting requirements, the original goodwill on the acquisition of these businesses totaling L17.6 million has been included in discontinued operations in the consolidated profit and loss account for the year ended June 30, 1998. In addition, Adwest disposed of the Heidemann galvanizing business for DM6.3 million in aggregate consideration and the last significant investment portfolio property for L900,000 in aggregate consideration. The loss in fiscal 1998 is net of a gain on the disposal of these divisions of L4.1 million offset by the write-off of the original goodwill of L17.6 million in accordance with U.K. accounting requirements.

COMPARISON OF YEAR ENDED JUNE 30, 1997 WITH YEAR ENDED JUNE 30, 1996

     Turnover -- Total group turnover for the year ended June 30, 1997 decreased by L32.2 million or 14.4 percent to L191.4 million from L223.7 million for the year ended June 30, 1996. These results include the U.K. power systems division and the property portfolio, which were substantially disposed of during 1996. Total turnover from the automotive division (continuing operations) for the year ended June 30, 1997 increased by L23.5 million, or 18.5 percent, to L150.8 million from L127.3 million for the year ended June 30, 1996. The increase in turnover is primarily the result of the acquisition of Adwest Rearsby in June of fiscal 1996 offset by an L8.2 million reduction in turnover at overseas entities caused by the movement in average exchange rates between the two years.

     Operating Costs -- Total group operating costs for the year ended June 30, 1997 decreased by L35.3 million or 16.9 percent to L173.4 million from L208.7 million for the year ended June 30, 1996. Operating costs from continuing operations for the year ended June 30, 1997 increased by L19.5 million, or 16.7 percent, to L136.2 million from L116.7 million for the year ended June 30, 1996. Operating costs from continuing operations, as a percentage of turnover from continuing operations was 90.3 percent for the year ended June 30, 1997 compared to 91.6 percent for the year ended June 30, 1996. The increase in gross margins is primarily due to cost reductions from improved design and technology within the automotive division.

     Selling, general and administrative expenses are included as a component of operating costs in accordance with U.K. accounting requirements. Selling, general and administrative expenses from continuing operations increased by L2.5 million to L9.7 million for the year ended June 30, 1997 from L7.2 million for the year ended June 30, 1996. This increase is due primarily to incremental costs related to the acquisition of Rearsby. As a percent of revenues selling, general and administrative expenses were 6.4 percent for the year ended June 30, 1997 and 5.7 percent for the year ended June 30, 1996.

     Exceptional Items -- During fiscal 1996, Adwest recorded a charge of L5.0 million related to a reorganization of the automotive division and redundancy and disruption costs within the electronics division following cancellation of a customer order.

     Interest Expense -- Interest expense for the year ended June 30, 1997 was L2.9 million compared to L3.9 million for the year ended June 30, 1996. The decrease was due principally to retirement of debt from increased operating cash flows and the proceeds of the disposal of the U.K. power systems divisions and the property portfolio.

     Income Taxes -- The effective income tax rate was 31.5 percent for the year ended June 30, 1997 and 33.2 percent for the year ended June 30, 1996. The reduction in the effective income tax rate is primarily related to a reduction in the U.K. corporate tax rate partially offset by the impact of a temporary increase in corporate tax rates in France.

     Discontinued Operations -- The loss from discontinued operations for the year ended June 30, 1997 was L791,000 compared to a loss of L29.3 million for the year ended June 30, 1996. The loss in fiscal 1997 represents loss from the finalization of the disposal of the U.K. power systems entities and the property portfolio. During fiscal 1996, Adwest disposed of its U.K. power systems division and property portfolio. The loss on disposal of these divisions was L9.1 million before goodwill. The write off of the original goodwill of L20.2 million in accordance with U.K. accounting requirements increased the overall loss to L29.3 million.

LIQUIDITY AND CAPITAL RESOURCES

DURA

     During 1999, Dura provided cash from operations of $80.9 million, compared to $7.7 million in 1998. Cash generated from operations before changes in working capital items was $144.7 million for 1999 compared to $63.2 million for 1998. Increases in working capital used cash of $63.8 million in 1999 compared to $55.5 million in 1998. The increase in working capital is primarily the result of the timing of cash receipts from Dura's major customers that were received subsequent to the 1999 period.

     Net cash used in investing activities was $607.9 million for 1999 as compared to $167.5 million in 1998. Net capital expenditures totaled $80.5 million for 1999 primarily for equipment and dedicated tooling purchases related to new or replacement programs with an additional $524.0 million used primarily for the acquisitions of Adwest and Excel. This compares with net capital expenditures of $31.8 million in 1998 and $135.7 million used for the acquisitions of Universal, Trident and the Hinge Business.

     Net cash provided by financing activities totaled $526.3 million for 1999 compared with $176.6 million in 1998. Included in this source of funds is $394.7 million of cash that was provided through the subordinated note offering discussed below.

     In connection with the acquisitions of Adwest and Excel, Dura entered into an amended and restated $1.15 billion senior credit facility. The senior credit facility provides for revolving credit facilities of $400.0 million, a $275.0 million tranche A term loan, a $275.0 million tranche B term loan and a $200.0 million interim term loan facility. As of December 31, 1999, rates on borrowings under the senior credit facility ranged from 5.2 percent to 8.6 percent. Borrowings under the tranche A term loan are due and payable in March 2005 and borrowings under the tranche B term loan are due and payable in March 2006. The revolving credit facility is available until March 2005. Borrowings under the interim loan were due and payable in September 2000 and, as further discussed below, were repaid in April 1999. The senior credit facility contains various restrictive covenants that limit indebtedness, investments, rental obligations and cash dividends. The senior credit facility also requires Dura to maintain certain financial ratios including minimum liquidity and interest coverage. Dura was in compliance with the covenants as of December 31, 1999. Borrowings under the senior credit facility are collateralized by substantially all assets of Dura.

     The senior credit facility provides Dura with the ability to denominate a portion of its revolving credit borrowings in foreign currencies up to an amount equal to $100.0 million. As of December 31, 1999, $180.0 million of borrowings were denominated in US dollars; $5.5 million in Canadian dollars; $3.9 million in Australian dollars; and $19.4 million in British pound sterling.

     At December 31, 1999, Dura had unused borrowing capacity of approximately $118.9 million under its most restrictive debt covenant. Dura believes the borrowing availability under its senior credit facility, together with funds generated by operations, should provide liquidity and capital resources to pursue its business strategy for the foreseeable future, with respect to working capital, capital expenditures, and other operating needs. Dura estimates its 2000 capital expenditures will be approximately $100 million.

     In April 1999, Dura completed the offering of $300 million and E100 million of senior subordinated notes. The subordinated notes mature in May 2009 and bear interest at 9 percent per year, which is payable semi-annually. Net proceeds from this offering of approximately $394.7 million were used to repay the $200.0 million interim term loan, approximately $78.1 million to retire other indebtedness and approximately $118.9 million was used for general corporate purposes. These notes are collateralized by guarantees of certain of Dura's subsidiaries.

     In June 1999, Dura retired the $75.0 million of Trident's outstanding 10 percent senior subordinated notes due 2005. The total consideration paid was approximately $84.0 million of principal and premium and was funded through borrowings under the senior credit facility.

     In connection with the termination of Dura's former credit facility, Dura wrote-off deferred financing costs of approximately $2.7 million, net of income taxes, during the first quarter of 1999. In addition, Dura wrote-off costs of approximately $2.7 million, net of income taxes, related to the tender of the Trident notes during the second quarter of 1999. These charges are reflected as extraordinary items in the accompanying 1999 statement of operations.

     In March 1999, Dura acquired through a cash tender offer approximately 95 percent of the outstanding ordinary shares of Adwest. Dura subsequently purchased the remaining 5 percent. Adwest had annual revenues of approximately $400 million and is a supplier of driver control products primarily for European OEMs. Dura paid approximately $320 million to acquire all of the outstanding shares of Adwest, including the assumption of approximately $106.1 million in indebtedness.

     In March 1999, Dura completed its merger with Excel. Excel had annual revenues of approximately $1.1 billion of which 75 percent were derived from the automotive/light truck market and the remainder from the recreational vehicle, mass transit and heavy truck markets. Approximately 78 percent of Excel's revenues were generated in North America with the remainder in Europe. Dura issued an aggregate of approximately 4.9 million shares of its Class A common stock and paid $155.5 million in cash to Excel's former shareholders. In addition, outstanding options and warrants of Excel were converted to options and warrants of Dura, amounting to 257,520 options and 152,401 warrants. The number of options and warrants and their respective exercise prices were adjusted based upon the share exchange ratio. Dura also assumed approximately $100.0 million of indebtedness. In August 1999, Dura acquired the remaining 30 percent minority interest in Schade from Excel's former European partner for approximately $16.4 million in cash.

     In June 1999, Dura acquired Metallifacture from Bullough plc for an aggregate purchase price of approximately $22.0 million which was financed with borrowings under Dura's credit facility. Metallifacture, located in Nottingham, England, is a manufacturer of jacks and tire carriers for the European automotive industry. It had annual revenues of approximately $25 million and its major customers include Ford, General Motors, Rover, Nissan and Volkswagen.

     In December 1999, Dura acquired the seat adjusting business of Meritor for total cash consideration of $130 million. Meritor's seat track business manufactures seat track adjusting mechanisms for the North American automotive industry. Meritor, with operations in Bracebridge, Ontario and Gordonsville, Tennessee, had annual revenues of approximately $130 million and is a Tier II supplier to Lear Corporation and other automotive interior suppliers.

EXCEL -- HISTORICAL

     Effective July 1, 1998, Excel purchased through its wholly owned subsidiary, Excel Industries Germany GmbH, a 70 percent interest in Schade. The aggregate purchase price for Schade was DM 17,036,400, or approximately $9,689,000 plus transaction costs. Excel also assumed approximately $68.0 million of Schade's debt. The amount of Excel's contribution to the capital of Schade was DM 27,340,000, or approximately $15,548,000. Funds for the purchase price for the interests and the contribution came from Excel's cash on hand.

     The remaining 30 percent of Schade is owned by Hella KG Hueck & Co., another international OEM supplier. The acquisition of Schade was accounted for as a purchase. The excess of the purchase price over the estimated fair value of net assets acquired, approximately $4.0 million, has been accounted for as goodwill and is being amortized over 40 years using the straight-line method.

     Working capital totaled $119.0 million as of January 2, 1999, and the current ratio was 1.6 to 1. Cash and marketable securities totaled $30.3 million as of January 2, 1999, an increase of $3.6 million from the prior year.

     In 1998, cash flow from operations totaled $76.0 million, compared to $40.5 million in 1997. The increase, after considering the effect of the Schade acquisition, was due to reductions in accounts receivable and tooling billed to customers. Dividends increased to $6.2 million from $5.6 million due to the additional common shares issued for the conversion of Excel's 10 percent convertible subordinated notes in October 1997.

     Long-term debt of $149.9 million as of January 2, 1999, or 43 percent of total capitalization, is up from $105.9 million at the beginning of the year due to the inclusion of Schade's debt at January 2, 1999. New borrowings consisted of bank loans to Schade. Excel acquired treasury shares during 1998 to be used for the issuance of shares under Excel's stock compensation and incentive plans and for the exercise of outstanding warrants.

     Expenditures for capital equipment in 1998 were $46.0 million up from $39.3 million in 1997 and $29.2 million in 1996. The increase in 1998 was mainly due to capital expenditures in Schade in the last half of 1998. Capital additions consisting mainly of machinery and equipment totaled $40.8 million in the light vehicle segment and $4.8 million in the mobile products segment. Capital expenditures for 1999 are budgeted at $50.0 million. Starting in 1998, Excel changed the method of depreciating new capital expenditures from accelerated methods to the straight-line method. The favorable effect of the change on net income for the year ending January 2, 1999 was approximately $1.1 million or $.09 per share.

     There are claims and pending legal proceedings against Excel and its subsidiaries with respect to taxes, workers' compensation, warranties and other matters arising out of the ordinary conduct of the business. The ultimate results of these claims and proceedings at January 2, 1999 is not determinable, but, in the opinion of management, adequate provision for anticipated costs has been made or insurance coverage exists to cover such costs.

ADWEST -- HISTORICAL

     During fiscal 1998, Adwest provided cash flow from operations of L26.4 million, compared to L25.2 million for the year ended June 30, 1997. Cash generated from operations before changes in working capital items was L31.2 million in fiscal 1998 compared to L25.6 million for the year ended June 30, 1997. The increase in working capital items is primarily the result of new program ramp-ups in a number of subsidiaries.

     Net cash used for capital expenditure was L16.8 million in fiscal 1998 compared to L5.9 million in fiscal 1997. The increase in capital expenditure during 1998 is related to plant expansion at Adwest Driver Systems and Adwest Heidemann Einbeck and additional equipment and dedicated tooling purchases related to new or replacement programs.

     Net cash used for acquisitions and disposals was L11.4 million in fiscal 1998 compared to cash provided from acquisitions and disposals of L11.8 million in fiscal 1997. The 1998 cash used for acquisitions can be summarized as follows (in thousands):

                                                              AMOUNT
                                                              ------
Heidemann acquisition.......................................  L 46.8
Disposal of U.S. Electronics................................   (21.2)
                                                              ------
     Total..................................................    25.6
Less Heidemann debt assumption..............................   (14.2)
                                                              ------
     Total cash used for acquisition........................  L 11.4
                                                              ======

     Net cash provided from financing activities was L10.2 million for the year ended June 30, 1998 compared to cash used for financing activities of L10.0 million for the year ended June 30, 1997. During 1998, approximately L34.8 million of cash was provided through additional borrowings primarily related to the acquisition and refinancing of Heidemann. This amount was partially offset by debt repayments of

L24.8 million. The net cash used for financing activities for the year ended June 30, 1997 relates exclusively to debt repayments.

     Adwest paid dividends of L6.4 million for each of the years ended June 30, 1998 and 1997.

     Adwest acquired Heidemann and its subsidiary undertakings on September 11, 1997 for DM132.0 million of consideration including the assumption of DM40.0 million of Heidemann indebtedness. Heidemann manufactures gearshifts, steering columns and fuel caps in Germany and Spain.

SEASONALITY

     Dura typically experiences decreased revenues and operating income during the third calendar quarter of each year due to production shutdowns at OEMs for model changeovers and vacations. Excel's automotive operations normally experience reduced sales volume in the months of July, August and December as vacation periods, model changeover and startups and, in the case of December, holidays which commence prior to Christmas and run through New Year's Day, affect the number of production days. Adwest experiences decreased revenues during August and December, as it shuts down operations during these months due to vacation periods and holidays. The mobile products segment is seasonal in that sales in the quarter October through December are normally at reduced levels.

EFFECTS OF INFLATION

     Inflation potentially affects Dura in two principal ways. First, a significant portion of Dura's debt is tied to prevailing short-term interest rates which may change as a result of inflation rates, translating into changes in interest expense. Second, general inflation can impact material purchases, labor and other costs. In many cases, Dura has limited ability to pass through inflation-related cost increases due to the competitive nature of the markets that Dura serves. In the past few years, however, inflation has not been a significant factor.

MARKET RISK

     Dura is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. Dura does not enter into derivatives or other financial instruments for trading or speculative purposes. Dura enters into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates and interest rates. The counterparties are major financial institutions.

     Dura manages its interest rate risk by balancing the amount of fixed and variable debt. For fixed rate debt, interest rate changes affect the fair market value of such debt but do not impact earnings or cash flows. Conversely for variable rate debt, interest rate changes generally do not affect the fair market value of such debt but do impact future earnings and cash flows, assuming other factors are held constant. At December 31, 1999, Dura had fixed rate debt of $401.6 million and variable rate debt of $829.4 million. Holding other variables constant (such as foreign exchange rates and debt levels) a one percentage point increase in interest rates would have decreased the unrealized fair market value of the fixed rate debt at December 31, 1999 by approximately $40.2 million and the impact on variable rate debt would be expected to have an estimated impact on pre-tax earnings and cash flows for the next year of approximately $8.3 million.

FOREIGN CURRENCY TRANSACTIONS

     A significant portion of Dura's revenues during the year ended December 31, 1999 were derived from manufacturing operations in Europe, Latin America and Canada. The results of operations and the financial position of Dura's operations in these countries are principally measured in their respective currency and translated into U.S. dollars. The effects of foreign currency fluctuations in such countries are somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which revenues are generated. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency.

     A significant portion of Dura's assets at December 31, 1999 are based in its foreign operations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected as a separate component of stockholders' investment. Accordingly, Dura's consolidated stockholders' investment will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

     Dura's strategy for management of currency risk relies primarily upon conducting its operations in such countries' respective currency and Dura may, from time to time, engage in hedging programs intended to reduce Dura's exposure to currency fluctuations.

INTRODUCTION OF THE EURO

     Eleven of the fifteen member countries of the European Union adopted the Euro as their common legal currency on January 1, 1999, based on fixed conversion rates between their existing sovereign currencies. The existing currencies are scheduled to remain legal tender in the participating countries as denominations of the Euro between January 1, 1999 and January 1, 2002. During this transition period, public and private parties may pay for goods and services using either the Euro or the participating country's legacy currency. The Euro will then trade on currency exchanges and be available for non-cash transactions. Dura does not expect this conversion to have a material impact on its operating results, financial condition or cash flows.

YEAR 2000

     There currently has been no impact of the year 2000 on the processing of Dura's time-sensitive information by its computerized information systems. Dura's facilities primarily use commercial, vendor-supported software and hardware, which have been certified as year 2000 compliant. Because of Dura's substantial investments in computerized systems that are year 2000 compliant, it does not anticipate any future problems with respect to its systems. As of December 31, 1999, Dura incurred costs of approximately $5.0 million relating to year 2000 compliance and does not anticipate any future costs.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," becomes effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Dura has not yet quantified the impacts of adopting SFAS No. 133.

                                    BUSINESS

GENERAL

     We are the world's largest independent designer and manufacturer of driver control systems for the global automotive industry. We are also a leading global supplier of window systems, door systems and engineered mechanical components. Our products include:

     - driver control products -- automotive cables, parking brake mechanisms, transmission shifter mechanisms, brake, clutch and accelerator pedals;

     - window system products -- encapsulated windows, push out and sliding windows;

     - door system products -- window regulators, frames, hinges and door modules; and

     - engineered products -- seating systems, engine control products and engineered mechanical components, such as underbody tire carriers, jacks, turn signal and tilt lever assemblies, injection molded plastic parts, hood hinges, automotive lighting products and latches, thixomolded magnesium and mobile products.

     We sell our products to every major North American, Japanese and European automotive OEMs. We have over 80 manufacturing and product development facilities located in the United States, Australia, Brazil, Canada, the Czech Republic, France, Germany, India, Mexico, Portugal, Spain and the United Kingdom.

     In March 1999, we completed both the Excel acquisition and the Adwest acquisition. Excel is a leading supplier of window systems, door systems, seating systems and injection molded plastic parts for the global automotive market and appliances, hardware products, window systems, door systems and seating systems for the mobile products industries in North America. On a pro forma basis giving effect to a 1998 acquisition, Excel had net sales of $1.2 billion for the year ended January 2, 1999. Adwest is a leading European supplier of driver control products, including transmission shifter mechanisms, parking brake mechanisms, steering columns and gears, cables and engine control products, such as engine thermostats, radiator caps and fuel caps, primarily for European automotive OEMs. Adwest had revenues of $399.7 million for the twelve month period ended December 31, 1998.

INDUSTRY TRENDS

     Our performance and growth is directly related to certain trends within the automotive market. The consolidation of the component supply industry includes the growth of system sourcing and the increase in global sourcing.

     Supplier Consolidation. During the 1990s, OEMs have continued to reduce their supplier base, awarding sole-source contracts to full-service suppliers. As a result, OEMs currently work with a smaller number of suppliers each of which supplies a greater proportion of the total vehicle. These requirements can best be met by suppliers with sufficient size, geographic scope and financial resources. This environment provides an opportunity to grow by obtaining business previously provided by other non full-service suppliers and by acquiring suppliers that further enhance product, manufacturing and service capabilities. OEMs rigorously evaluate suppliers on the basis of product quality, cost control, reliability of delivery, product design capability, financial strength, new technology implementation, facilities and overall management. Suppliers that obtain superior ratings are considered for new business. Although these supplier policies have already resulted in significant consolidation of component suppliers in certain segments, we believe that opportunities exist for further consolidation within our segment. This is particularly true in Europe, which has many suppliers with relatively small market shares.

     System Sourcing. OEMs increasingly seek suppliers capable of manufacturing complete systems of a vehicle rather than suppliers who only produce individual parts that comprise a system. By outsourcing complete systems, OEMs are able to reduce their costs associated with the design and integration of different components and improve quality by enabling their suppliers to assemble and test major portions of the vehicle prior to beginning production. We have capitalized on this trend by designing our mechanisms and cable systems to function together and by providing mechanism and cable designs that are integrated into the design of the entire vehicle.

     Global Sourcing. Regions such as Asia, Latin America and Eastern Europe are expected to experience significant growth in vehicle demand over the next ten years. OEMs are positioning themselves to reach these emerging markets in a cost-effective manner by seeking to design and produce "world cars" which can be designed in one vehicle center but produced and sold in many different geographic markets, thereby allowing OEMs to reduce design costs and take full advantage of low-cost manufacturing locations. OEMs increasingly are requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets.

     We have over 40 manufacturing facilities located in Australia, Brazil, Canada, the Czech Republic, France, Germany, India, Mexico, Portugal, Spain and the United Kingdom. In addition, we have formed strategic alliances, which range from investments in other manufacturers to informal understandings, should not only give us access to new geographic markets and customers, but also the capability of offering complementary products. We also have nine technical centers located at our facilities in Europe and we have relocated technical personnel resources to locations in which OEMs will develop "world cars." By participating in the design of these vehicles and through implementation of manufacturing processes near the point of use, we believe we can continue to expand on our international presence.

COMPETITIVE STRENGTHS

     We believe that we possess a number of competitive strengths that have been further enhanced by the Acquisitions, including:

     - Well Positioned to Take Advantage of Market Trends: We believe that we are well positioned to meet the demands of OEMs for fewer, full-service and globally positioned suppliers. As further described below, we believe our advanced design capabilities, broad product lines and ability to supply complete systems, combined with our global production capabilities, well enable us to take advantage of these market trends.

        ADVANCED DESIGN CAPABILITIES: We seek to maintain a technological advantage through our investment in product development and advanced engineering. Our design and engineering staff works in partnership with OEMs throughout the design, prototype development and manufacturing implementation of our products. This partnership approach generates cost-saving ideas that reduce product development cycle time and improve vehicle quality by assuring better integration of components into the assembled vehicle. Our CAD systems are compatible with those of our major customers, enabling us to communicate design developments with customer engineers throughout the design and development stage.

        BROAD PRODUCT LINES AND COMPLETE SYSTEMS CAPABILITIES: We believe that the breadth of our product capabilities in the markets in which we compete is unmatched by any competitor and has been further enhanced by the Acquisitions. As a result of the Acquisitions, we are one of a limited number of suppliers that can develop and produce complete driver control systems globally, which include the mechanical assembly as well as the actuating cables. OEMs favor suppliers that can provide entire systems versus individual components due to the improved quality and lower cost of installing a system.

        GLOBAL PRESENCE: Adwest's operations and technical capabilities in France, Germany, India, Spain and the U.K., combined with Excel's operations and technical capabilities in the Czech Republic, Germany, mexico, Portugal, Spain and the U.K., complement our existing global operations to provide expanded global production capabilities for both North American and international OEMs. As a result of the Acquisitions, we have global leadership positions in several key products, including automotive cables, parking brake mechanisms, transmission shifter mechanisms window systems and door systems. Approximately 32 percent of our 1999 revenues were generated from sales in Europe. We believe that this global production capability provides us with a competitive advantage in obtaining business on the OEMs' "world car" platforms.

     - Strong OEM Partnerships: We have formed strong partnerships with our major OEM customers due to our high level of product quality, customer service, product design and engineering capabilities. Our application of innovative operating techniques, combined with investments in sophisticated capital equipment, has led to a high level of product quality, industry-low defect rates and the receipt of numerous supplier awards including the Ford Q-1 Certification, DaimlerChrysler Gold Pentastar Award, GM Target for Excellence, Nummi Delivery Performance Award and the Isuzu Quality Achievement Award. Stringent internal controls, including strong inventory and project management systems, enable us to provide high customer service levels. OEMs are demanding increasingly more from their suppliers in regard to just-in-time inventory management, particularly during the critical launch period of a model. Our strong performance in this area has substantially strengthened our relationships with our OEM customers.

     - Well Positioned on Popular Product Platforms: We manufacture products for many of the most popular car, light truck and sport utility vehicle models. In North America, these include all of the top ten selling vehicles for 1999: the Ford Taurus, Explorer, Ranger and F-Series pickups, the GM C/K pickup, the Dodge Caravan and Ram pickup, the Honda Accord and Civic, and the Toyota Camry. We generated revenues from sales to European OEMs including Volkswagen, Mercedes, PSA (Peugeot and Citroen), BMW and Renault.

     - Significant Acquisition Experience: Our leadership team, the members of which have an average of 20 years of experience in the automotive supply industry, has successfully completed fifteen acquisitions and two joint ventures over the last four years. We have been successfully integrating the acquired operations and generating significant operational efficiencies and cost savings. In addition, we have generally retained key personnel from acquired companies, which has enabled us to strengthen our global management team as we have grown.

BUSINESS STRATEGY

     Our primary business objective is to capitalize on the consolidation, globalization and system sourcing trends in the automotive supply industry in order to be the leading provider of the systems we supply to OEMs worldwide. The key elements of our operating and growth strategies are as follows:

OPERATING STRATEGY

     - Continuous Operational Improvements. We continuously implement strategic initiatives designed to improve product quality and reduce manufacturing costs through the introduction of cellular manufacturing methods, consolidation of manufacturing facilities, improvement in inventory management and the reduction of scrap. Our most recently adopted initiative is Black Belt-Six Sigma which is designed to enable us to reduce manufacturing and administrative costs. Manufacturing flexibility enables our facilities to produce systems in a cost-effective manner and strengthens our ability to meet the just-in-time and in-line sequence delivery schedules of many of its customers. We utilize a common set of key metrics used to measure actual performance in comparison to standards and goals.

     - Capitalize on Opportunities for Operating Synergies. Our acquisitions typically provide us with a number of opportunities to reduce costs and improve operational efficiency. For example, the similarity of the manufacturing processes and technical capabilities of Dura and the acquired companies is expected to result in significant cost savings and operating synergies. Immediately following the execution of acquisition agreements, we establish cross-functional teams which identify synergies expected to be realized from consolidation of the design, engineering and administrative functions, plant restructuring and realignment and coordination of raw material purchases. The cross-functional teams formulate an overall integration plan.

     - Foster a Decentralized, Participatory Culture. Our decentralized approach to managing our manufacturing facilities encourages decision making and employee participation in areas such as manufacturing processes and customer service. This "team" approach fosters a unified culture and enhances communication of strategic direction and goals, while facilitating a greater success rate in reaching and exceeding our objectives. We provide ownership-related incentives to not only our managers, but also to our salaried and hourly employees, through grants under our stock option plan and participation in the employee stock discount purchase plan.

GROWTH STRATEGY

     - Focus on Systems. OEMs are increasingly seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts. A key element of our growth strategy has been to add to our ability to provide complete systems to our OEM customers. The Adwest acquisition significantly enhanced our ability to provide transmission shifter systems and parking brake systems on a global basis while the Excel acquisition expanded our product offerings by adding new product systems including window, door, and seat systems.

     - Increase Platform and Customer Penetration. A key element of our strategy is to increase volume by adding new customers and to strengthen our existing customer relationships by broadening our range of products through internal development efforts and acquisitions. The acquisitions completed during 1999 expanded our relationships with the North American and European OEMs. We have also obtained significant firm orders on a number of new platforms for the years 2000 through 2002 for incremental new business in North America and Europe. We believe that our geographic diversity and product depth strengthen our ability to pursue new vehicle platform contracts in the future.

     - Extend Global Manufacturing Reach. In 1999, over 72 percent of total worldwide passenger vehicle production occurred outside North America. To meet OEMs' increasing preference for suppliers with global capabilities, we have expanded our manufacturing operations into new geographic markets through strategic acquisitions and joint ventures. Consistent with this strategy, the acquisitions of the VOFA Group (Germany, Spain), REOM Industries (Aust) Pty Ltd. (Australia), Trident (Brazil, Canada, France, Germany, U.K.), Pollone, S.A. (Brazil), Excel (Czech Republic, Germany, Mexico, Portugal, Spain, U.K.) and Adwest (France, Germany, India, Spain, U.K.) enhanced our ability to serve our customers globally. Increased international sales will also allow us to mitigate the effects of cyclical downturns in a given geographic region and further diversify our OEM customer base.

     - Pursue Strategic Acquisitions. We compete in what we believe to be a $12 to $14 billion, highly fragmented, worldwide automotive market that provides numerous potential acquisition and joint venture opportunities. Since 1996, we have successfully completed fifteen strategic acquisitions and formed two joint ventures. Our management has substantial experience in completing and integrating acquisitions within the automobile parts industry and believes that this experience will help us select and pursue acquisition opportunities that meet our criteria of: (1) providing additional and complementary product, manufacturing and technical capabilities; (2) broadening our geographic coverage and strengthening our ability to supply products on a global basis; (3) increasing both the number of models for which we supply products and the content level on existing models; and (4) increasing our customer penetration.

THE ACQUISITIONS

EXCEL ACQUISITION

     On March 23, 1999, we acquired Excel through a merger of Excel with and into Dura Operating Corp. In the merger, DASI issued an aggregate of approximately 5.1 million shares of its Class A common stock and paid $155.5 million in cash to Excel's former shareholders. The Excel Acquisition had a transaction value of approximately $471.3 million, plus fees and expenses. The cash consideration and related fees and expenses paid in the Excel acquisition (including acquired indebtedness) were financed through borrowings under the new credit facility.

     Excel is a leading tier-one and tier-two supplier to the automotive and mobile products industries. Excel produces window systems, door systems and seating systems and injection molded plastic parts for North American OEMs, which accounted for approximately 75 percent of Excel's 1998 North American net sales. The balance of Excel's net sales in North America relate to the design and manufacture of appliances, hardware products, window systems, door systems and seating systems for the mobile products industries. Excel is the leading independent supplier of window systems to the combined automotive, light truck and van, bus and recreational vehicle markets in North America.

     On July 1, 1998, Excel acquired 70 percent of Schade, a designer and manufacturer of window systems ornament and roof moldings, door frames, plastic body components (wind deflectors, air intakes and ventilation covers) and plastic interior fittings or equipment (center consoles, roof covers and panels and sliding roof covers) for European OEMs.

     Excel and Schade supply products primarily to Ford/Jaguar, DaimlerChrysler, GM, Volkswagen, BMW, Lear Corporation, Johnson Controls and Fleetwood Enterprises through 31 facilities located in the Czech Republic, Germany, Mexico, Portugal, Spain, the U.K. and the United States. For the year ended January 2, 1999, Excel generated net sales of $1.1 billion and, on a pro forma basis giving effect to the acquisition of Schade, net sales of $1.2 billion.

ADWEST ACQUISITION

     On March 15, 1999, Dura acquired through a cash tender offer approximately 95 percent of the outstanding ordinary shares of Adwest. The aggregate consideration (including acquired indebtedness) and related fees and expenses paid in the Adwest acquisition were financed through borrowings under the new credit facility. We subsequently acquired all of the remaining ordinary shares. The aggregate cost of the Adwest acquisition, including the amount necessary to acquire the remaining outstanding shares, was approximately $320 million.

     Adwest is a leading European supplier of driver control products, including transmission shifter mechanisms, parking brake mechanisms, steering columns and gears, cables and engine control products, such as engine thermostats, radiator caps and fuel caps. Prior to the Adwest acquisition, our primary strength in Europe was the design and manufacture of automotive cables. Following the Adwest acquisition, we have the capability to supply complete driver control systems in Europe. Adwest supplies its products primarily to Volkswagen, BMW, PSA (Peugeot and Citroen), Ford, Renault, GM, Nissan, Volvo and other European OEMs. Adwest's operations consist of 17 facilities in France, Germany, India, Spain, the U.K. and the United States. Adwest had revenues of $399.7 million for the twelve month period ended December 31, 1998.

STRATEGIC BENEFITS OF THE ACQUISITIONS

     As a result of the Acquisitions, we have significantly increased our product offerings, scale and global reach. We believe that we are now able to provide greater value to our customers due to the addition of several new and complementary product lines, as well as our ability to provide complete transmission shifter systems and parking brake systems on a global basis. The Acquisitions represent our two largest acquisitions to date and we believe that the strategic benefits of the Acquisitions include the following:

     Enhanced Systems Capabilities and Product Offerings. OEMs are increasingly seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts. A key element of our acquisition strategy has been to add to our ability to provide complete systems to our OEM customers. The Excel acquisition further diversifies our revenue base by bringing complete product systems, including window systems and door systems. Adwest is a leading provider of transmission shifter mechanisms in Europe and provides us with needed mechanism manufacturing capability and established transmission shifter contracts. Adwest's parking brake systems and broad array of cable assembly products complement our existing product lines and enhance our ability to deliver more complete systems to the OEMs at a lower overall cost.

     Increased Customer Penetration. As a result of the Acquisitions, we are a supplier to almost every major automotive OEM on a worldwide basis. The Excel acquisition significantly expanded our penetration within each of the three major North American OEMs (GM, Ford and DaimlerChrysler), which were the top three customers of Dura for 1999. Adwest's strong relationship with a broad customer base, specifically with Volkswagen (currently Adwest's and Schade's largest customer and the highest volume producer of automobile's in Europe) and BMW, further strengthens and diversifies our global position. Adwest currently supplies Ford Europe with its engine thermostats and has been appointed the sole supplier worldwise of transmission shifters to Volkswagen for their new generation of Polo, Golf and Audi models.

     Increased Model Penetration. The Excel acquisition increases our content per vehicle on key light trucks and sport utility vehicles, such as the Ford Explorer, Ford Windstar, Dodge Durango and GM full size pickup, as well as on high volume passenger cars such as the Chrysler Concorde, Dodge Intrepid and Ford Taurus and Escort. The Adwest acquisition increases our content per vehicle on high volume European passenger cars such as the Ford Mondeo, Volkswagen Golf and Polo, BMW 3 Series and GM Epsilon.

     Expanded Global Capabilities. OEMs are increasingly demanding that their suppliers have global production capabilities. Adwest's operations and technical capabilities in France, Germany, India, Spain and the U.K., combined with Excel's operations and technical capabilities in the Czech Republic, Germany, Mexico, Portugal, Spain and the U.K., complement Dura's current European initiatives to provide expanded global production capabilities for both North American and international OEMs. On a combined basis, we have global leadership positions in several key products, including cables, transmission shifter mechanisms, parking brake mechanisms, window systems and door systems. Approximately 32 percent of our 1999 revenues were generated from sales in Europe.

     Critical Mass. Size is a critical factor in the automotive industry where increasing scale is necessary for long-term success as OEMs continue to reduce suppliers, focusing only on those with quality products, leading edge design and engineering capabilities, service and long term sustainability.

     Operational Efficiencies. The Acquisitions are expected to provide us with a number of opportunities to reduce costs and improve operational efficiency. The similarity of the manufacturing processes and technical capabilities of Dura, Excel and Adwest is expected to result in significant cost savings and operating synergies. We have established cross-functional teams, which have identified synergies expected to be realized from our consolidation of design, engineering and administrative functions, plant restructuring and realignment, coordination of raw material purchases and other operating improvements.

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

PRODUCTS

     We are the world's largest independent designer and manufacturer of driver control systems for the global automotive industry. We are also a leading global supplier of window systems and door systems. We believe, based upon our experience in the automotive supply industry, that we hold the number one or number two market position for our principal products in the following markets. The table below sets forth our market position in North America and Europe in 1999:

                                                                                    MARKET
PRODUCT CATEGORY                                              REGION               POSITION
----------------                                              ------               --------
Automotive cables...........................................  North America           #1
                                                              Europe                  #1
Parking brake mechanisms....................................  North America           #1
                                                              Europe                  #1
Transmission shifter mechanisms.............................  North America           #1
                                                              Europe                  #2
Window systems..............................................  North America           #1
                                                              Europe                  #2
Window regulators...........................................  North America           #1

     We also hold the #1 market position in Europe for engine thermostats and the #1 position in North America for tire carriers.

     Although a portion of our products are sold directly to OEMs as finished components, we use most of our products to produce "systems" or "subsystems," which are groups of component parts located throughout the vehicle which operate together to provide a specific vehicle function. Systems currently produced by us include parking brake, transmission shifter, latch, window, door, seating and engine control systems.

     A brief summary of each of our principal product categories is set forth below:

PRODUCT CATEGORY                       DESCRIPTION
----------------                       -----------
Driver Control Systems:
  Automotive cables..................  cables used for parking brakes, transmission shifters
                                       (manual and automatic), throttles and light duty cables
                                       (such as cables used for oil level gauges, hood releases and fuel doors)
  Parking brake mechanisms...........  components used for both foot and hand operated parking brakes
  Transmission shifter
     mechanisms......................  manual and automatic console-based and column-mounted transmission shifters
Window Systems.......................  various types of automotive windshields and rear, vent, quarter, pushout and sliding windows
Door Systems.........................  window regulators (both manual and automatic), door latches, door frames, door hinges and related components
Seating Systems......................  seat and height adjuster systems and recliner mechanisms
Mobile Products......................  appliances (such as water heaters, furnaces, stoves and ranges), seating components, door and window assemblies,
                                       wing ventilator, fixed and moveable windows
Other Engineered Products............  engineered mechanical components (such as underbody tire carriers, jacks, brake, clutch and accelerator pedals and
                                       turn signal and tilt lever assemblies), hood hinges,
                                       injection molded plastic parts (including door, window and body components), steering gears, rack and pinion gears,
                                       headlamps, latches (primary, secondary and combination hood, deck lid and tailgate) and engine control products (engine thermostats, radiator caps and fuel caps)

     The following table sets forth the approximate composition by product category of our revenues for the last three fiscal years:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
PRODUCT CATEGORY                                                1999     1998     1997
----------------                                                -----    -----    -----
Driver Control Systems:
  Automotive cables.........................................     19%      38%      44%
  Parking brake mechanisms..................................     11%      18%      26%
  Transmission shifter mechanisms...........................     10%      17%      13%
Window Systems..............................................     18%       --       --
Door Systems................................................     10%       --       --
Mobile Products.............................................      6%       --       --
Seating Systems.............................................      5%       --       --
Other Engineered Products...................................     21%      27%      17%
                                                                ----     ----     ----
     Total..................................................    100%     100%     100%
                                                                ====     ====     ====

CUSTOMERS AND MARKETING

     The North American automotive market is dominated by GM, Ford and DaimlerChrysler, with Japanese and foreign manufacturers accounting for approximately 20 percent of the market. In North America, we supply our products primarily to Ford, GM, DaimlerChrysler and Toyota. As a result of the acquisitions of Adwest and Excel, we have further expanded our global presence and have added new customers and increased penetration into certain existing customers such as Volkswagen and BMW. As a result of our acquisition of Excel, we also sell certain of our automotive products to other Tier 1 suppliers, such as Lear Corporation, Johnson Controls Inc. and Fleetwood Enterprises, Inc.

     In 1999, approximately 72 percent of total worldwide passenger vehicle production occurred outside of North America. As a result of our recent acquisitions, we derive a significant amount of our revenues from sales to OEMs located outside of North America. Set forth below is a summary of our sales by geographic region for 1999, 1998 and 1997:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
REGION                                                          1999     1998     1997
------                                                          -----    -----    -----
North America...............................................     68%      77%      79%
Europe......................................................     31%      20%      20%
Other.......................................................      1%       3%       1%
                                                                ----     ----     ----
     Total..................................................    100%     100%     100%
                                                                ====     ====     ====

     The following is a summary of our significant customers for each of the last three fiscal years:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
CUSTOMER                                                        1999     1998     1997
--------                                                        -----    -----    -----
Ford/Jaguar.................................................     26%      36%      42%
GM..........................................................     15%      23%      25%
DaimlerChrysler.............................................     11%      15%      10%
Volkswagen..................................................      7%       4%       4%
BMW.........................................................      4%       2%       3%
PSA (Peugeot and Citroen)...................................      3%       3%       --
Lear........................................................      3%       --       --
Toyota......................................................      2%       4%       4%
Renault.....................................................      2%       1%       --
Nissan......................................................      2%       --       --
Honda.......................................................      1%       2%       --
Other.......................................................     24%      10%      12%
                                                                ----     ----     ----
     Total..................................................    100%     100%     100%
                                                                ====     ====     ====

     Our customers award contracts for a particular car platform, which may include more than one car model. Such contracts range from one year to the life of the models, which is generally three to seven years, and do not require the purchase by the customer of any minimum number of parts. We also compete for new business to supply parts for successor models. Because we supply parts for a broad cross-section of both new and mature models, our reliance on any particular model is minimized. We manufacture products for many of the most popular car, light truck, sport utility and mini-van models in North America and Europe. Although not comprehensive, the following table presents an overview of the major models for which we have orders to supply products on current or new model vehicles:

CUSTOMER                          CAR MODELS*                           TRUCK AND VAN MODELS*
--------                          -----------                           ---------------------
Ford...........................   Continental/Town Car, Contour/        Autoeuropa MPV, Econoline, Escort
                                  Mystique/Mondeo, Cougar, Crown        Van, Expedition/Navigator,
                                  Victoria/ Grand Marquis, Escort/      F-Series, Explorer/ Mountaineer,
                                  Tracer, Fiesta, Mazda 626, Mustang,   Pampa, Ranger, Transit,
                                  Ka, Taurus/Sable                      Villager/Quest, Windstar, Mazda
                                                                        Pickup
GM.............................   Cutlass/Malibu/Grand Am, Astra,       Blazer/Jimmy/Bravada, C/K Pickup/
                                  Aurora/ Park Avenue/Bonneville/       Tahoe/Sierra/Yukon/Escalade/
                                  LeSabre, Century, Corsa, Corvette,    Denali, GMT 800,
                                  Deville/Seville/Eldorado, Firebird/   Silhouette/TransSport/ Venture/
                                  Camaro, Kadett, Lumina/Monte Carlo/   Montana, Corsa Pickup, D-20, D-40,
                                  Regal/Intrigue/Grand Prix, Alero,     D-60, Express, Postal, S-10
                                  Saturn, Innovate, Sunfire/Cavalier,   Pickup/Sonoma, Safari/Astro,
                                  Vectra                                Savana, Silverado, Suburban, UPS
Daimler/Chrysler...............   Breeze, Cirrus, Intrepid/             Caravan/Voyager/Town & Country,
                                  Concorde/300M, Neon, Prowler,         Cherokee/Grand Cherokee, Dakota/
                                  Sebring, Viper, Stratus, A, C, E, M   Durango, Eurostar, RamVan & Pickup,
                                  and S Class, Cabrio                   Wrangler, L-608 D, L709E, LS 1935,
                                                                        SKN, Sprinter
Toyota.........................   Avalon, Camry, Carina, Corolla,       Sienna, Toyota Pickup
                                  Lexus, Prizm, Solara
Volkswagen.....................   Beetle, A4, A8, Gol, Golf, Lupo,      Bus, Kombi, Saveiro, Tansporter
                                  Parati, Passat, Polo, Quantum,
                                  Santana, Sub-Polo, VW Synchro, Audi
                                  A3, TT, Skoda, MPV GP, Rolls Royce
BMW............................   Z5 Coupe, Z3(B16), 3, 5, 7 and 8      --
                                  Series
Citroen........................   Evasion, Saxo, Xsara, Xantia, XM,     Berlingo, Jumper
                                  ZX
Fiat S.P.A.....................   Ulysse                                --
Honda..........................   Accord, Acura, Civic                  --
Nissan.........................   Sentra, Micra, Primera                --
Peugeot........................   106, 306, 406, 605, 806               Expert, Partner
Porsche AG.....................   968, 986, 996                         --
Renault........................   Clio, Espace, Laguna, Megane,         Kangoo, Master
                                  Safrane, Twingo
Rover Group Limited............   Metro, Rover 800                      Discovery, Rover
SEAT, S.A......................   Arota, Cordoba, Ibiza, Toledo, S5     --

---------------
* Models manufactured outside of North America are italicized.

     Most of the parts we produce have a lead time of two to five years from product development to production. Although not comprehensive, the following table presents an overview of the major models for which we have been awarded new business (i.e., parts not currently supplied by us):

MODEL
YEAR   OEM                      MODEL(1)                 TYPE OF BUSINESS
-----  ---                      --------                 ----------------
2000   GM.....................  Impala/Monte Carlo       Transmission shifter mechanisms
                                Deville, Bonneville/     Hood latch
                                LeSabre/Antares
                                Astra, Vectra            Transmission shifter cable
                                Corsa                    Door cables, manual transmission cables and
                                                         parking brake cables
       Ford...................  Transit                  Parking brake system
                                T-Bird                   Hood and deck hinge
                                Equator                  Hood hinge
                                Explorer                 Hood hinge and transmission shifter
                                                         mechanisms
                                SUV                      Hood hinge
                                P-207                    Parking brake mechanisms, door, door glass
                                                         and rear slide glass
                                CD 132                   B-pillar cappings
                                CT 170                   Door
                                UW-137                   Seats
       DaimlerChrysler........  Mid Size                 Hood hinge, transmission shifter mechanisms,
                                                         parking brake mechanisms
                                Ram Van, Dakota          Transmission shifter mechanisms
                                PT44                     Door
       Peugeot................  Z8                       Parking brake mechanisms
                                306NF                    Roof moldings
                                406                      Front brake cable
       Toyota.................  Avalon                   Accelerator pedal
                                120N SUV                 Door hinge
       Mercedes...............  Sprinter                 Transmission shifter cables
       Volkswagen.............  Polo                     Transmission shifter cables
                                T5                       Sliding window
                                Golf, Audi A3            Transmission shifter mechanisms
                                Audi B6                  Cross beam
       BMW....................  E46/5                    Roof moldings, climate control cable, door
                                                         cable
2001.. Ford...................  Explorer                 Transmission shifter mechanisms, glass
                                Lincoln LS               Seat release cable, parking brake and hood
                                                         latch systems
                                U231                     Glass
                                Mondeo                   Transmission shifter mechanisms and cables
                                Jaguar, X350, X400       Quarter windshield, back lite, trim
                                Mustang                  Hood hinge
                                T-Bird                   Parking brake mechanisms
                                C212                     B-pillar cappings
                                Navigator                Transmission shifter mechanisms, door
                                U204 SUV                 Window latch and hood release cables
                                PN96                     Glass
       GM.....................  GMX-320                  Parking brake mechanisms
                                GMX-240                  Jack and tire carrier

MODEL
YEAR   OEM                      MODEL(1)                 TYPE OF BUSINESS
-----  ---                      --------                 ----------------
                                GMT-560                  Clutch
                                GMT-360                  Parking brake mechanisms, transmission
                                                         shifter mechanisms
                                A                        Quarter panel glass and remote access door
                                                         glass
       DaimlerChrysler........  Ram Truck                Hood hinge
                                PT-74                    Door
                                S203                     C-pillar caps/molding, side window
       Toyota.................  887T SUV                 Accelerator pedal
       Honda..................  SUV                      Tire carrier
       Nissan.................  Altima                   Jack
                                Almera                   Brake, accelerator, hood lock, fuel filler
                                                         cables
       Volkswagen.............  MPV GP                   Transmission shifter mechanisms
2002.. Ford...................  Ranger                   Rear slide glass
                                Transit                  Climate control cables
                                Windstar                 Liftgate glass
                                Mondeo                   Transmission shifter system
       DaimlerChrysler........  C Class                  Parking brake cable
       GM.....................  GMT-355, Saturn          Glass
                                Corsa, Epsilon           Transmission shifter mechanisms
                                Gamma                    Parking brake and door release cables
       Citroen................  Xsara                    Parking brake cables
       Peugeot................  206                      Clutch cable
       Honda..................  Civic                    Glass
       Volkswagen.............  Beetle, Synchro          Transmission shifter mechanisms
                                Sharan, Passat           Climate control cables
       BMW....................  7 series                 Parking brake cables
       Volvo..................  850                      Door cables

---------------
(1) Models manufactured outside of North America are italicized.

     Major customers for our mobile products include Fleetwood Enterprises, Winnebago, Damon, Jayco, Thor, Coachmen, Motor Coach Industries and Navistar International Corporation. Separate sales and engineering groups are located in Rockford, Illinois and Elkhart, Indiana to service customers in this business segment. Similar to the automotive industry, customers in the mobile products business generally issue purchase orders for products on an annual basis and periodically issue releases against those purchase orders. Accordingly, this business does not have a significant backlog of orders at any particular time.

     Our sales and marketing efforts are designed to create overall awareness of our engineering, design and manufacturing capabilities and to have us considered and selected to supply our products for new and redesigned models of our OEM customers. Our sales and marketing staff works closely with our design and engineering personnel to prepare the materials used for bidding on new business as well as to provide a consistent interface between us and our key customers. Most of our sales and marketing personnel have engineering backgrounds which enable them to understand and participate in the design and engineering aspects of acquiring new business as well as ongoing customer service. Our sales and marketing personnel are organized, together with our design and engineering personnel, into customer-dedicated program teams. Each program team is under the leadership of a program manager, who, in turn, reports to our vice president of sales and marketing. Each of our major customers has its own dedicated program manager. We currently have sales and marketing personnel located in every major region in which it operates. From time to time, we also participate in industry trade shows and advertise in industry publications.

DESIGN AND ENGINEERING SUPPORT

     We believe that engineering service and support are key factors in successfully obtaining new business. We utilize program management with customer-dedicated program teams, which have full design, development, test and commercial issues under the operational control of a single manager. In addition, we have established cross-functional teams for each new program to ensure efficient product development from program conception through product launch.

     We have technical centers located in Australia, France, Germany, the United Kingdom and the United States. A separate advanced technology group has been established to maintain our position as a technology leader. The advanced technology group has developed many innovative features in our products, including many features which were developed in conjunction with our customers. We utilize computer aided designs, or CAD, in the design process, which enables us to share data files with our customers via compatible systems during the design stage, thereby improving function, fit and performance within the total vehicle. We also utilize CAD links with our manufacturing engineers to enhance manufacturability and quality of the designs early in the development process.

     We have more than 360 patents granted or in the application process. The patents granted expire over several years beginning in 2001. Although we believe that, taken together, the patents are significant, the loss or expiration of any particular patent would not be material to us.

MANUFACTURING

     We employ a number of different manufacturing processes. We utilize flexible manufacturing cells in both the mechanism and cable assembly processes. Manufacturing cells are clusters of individual manufacturing operations and work stations grouped in a cylindrical configuration, with the operators placed centrally within the configuration. This provides flexibility by allowing efficient changes to the number of operations each operator performs. When compared to the more traditional, less flexible assembly line process, cell manufacturing allows us to maintain our product output consistent with our customers' requirements and reduce the level of inventory. In addition, we utilize high volume production lines for final assembly of our automotive lighting products.

     Mechanical assemblies consist of between five and 50 individual components, which are attached to form an integrated mechanism. Our assembly operations are performed on either dedicated, high-volume, automated assembly machines or on low capital-intensive, flexible, cell-oriented assembly units capable of low or high volume production runs. The assembly operations construct the final product through hot or cold forging machines, plastic injection molding, welding, staking and riveting the component parts. A large portion of the component parts are purchased from our outside suppliers. However, we manufacture our own stampings, a process which consists of passing sheet metal through dies in a stamping press to form the metal into three-dimensional parts. We produce stamped parts using single-stage and progressive dies in presses, which range in size from 150 to 600 tons. Through cell teams, which stress employee involvement, our processes are continuously upgraded to increase flexibility, improve operating safety and minimize changeover times of the dies.

     Our door systems and body components use similar processes coupled with roll forming and stretch bending. Roll forming is a continuous process in which coiled steel is passed through a series of rollers which progressively form the metal into a consistently shaped section. When viewed from one end, the profile may be u-shaped for glass channels and roof rails. More complex shapes are processed for upper door profiles. Stretch bending involves clamping a length of the rolled profile at numerous points and then twisting or bending the metal to form contoured surfaces, such as door frames. Door and body components also require welding, grinding and polishing operations to provide a smooth finish.

     Cables are manufactured using a variety of processes, including plastic injection molding, extrusion, wire flattening, spring making and zinc diecasting. Wire is purchased from outside suppliers and then formed into contra-twisted layers on tubular stranders and bunching machines to produce up to 19-wire stranded cable. Corrosion resistance is provided by a proprietary, ceramic coating applied during the stranding process. The cable then is plastic-coated by an extrusion process to provide a smooth, low coefficient surface that results in high efficiency and durability. Conduit is then produced by flattening and coiling wire, which is then extruded with a protective coating. Proprietary strand and conduit cutting machines enable efficient processing. Assembly operations are arranged in cells to minimize inventory, improve quality, reduce scrap, improve productivity and enhance employee involvement. The cables are assembled with various attachments and end fittings that allow the customer to install the cables to the appropriate mating mechanisms.

     Our window systems broadly include two categories of products: mechanically framed glass products and molded framed glass. Mechanically framed glass products are produced by putting glass panes through a series of value-added processes, which include adding handles, hinges, aluminum and steel based edge frame assemblies, electrical connectors and fasteners. The production of molded framed glass products involves two primary molding media: RIM (Reaction Injection Molding: Polyurethane) and PVC (Poly Vinyl Chloride). Both media provide a "surround" to the glass panes that incorporates the styling, sealing and mechanical attachment features of the product. Our ability to utilize either media provides OEMs with the maximum advantage in terms of cost, styling imperatives and robustness. The glass panes used in the production of our window systems are purchased from outside suppliers.

     Our injection molded plastic parts are manufactured through injection molding of a variety of resins on molding machines of various sizes and types. Headlamp and taillamp housings are also manufactured through the injection molding process. The interior of the housings are then coated and at times vacuum metalized to obtain the proper reflective qualities. Lenses are added to the housings on a semi-automated production line.

     We utilize frequent communication meetings at all levels of manufacturing to provide training and instruction as well as to assure a cohesive, focused effort toward common goals. We encourage employee involvement in all production activity and view such involvement as a key element in our success. We also aggressively pursue involvement from our suppliers, which is necessary to assure a consistent flow of raw materials and components on a timely basis with consistently high quality. We utilize the component suppliers where practical in the design and prototype stages of the new product development to facilitate the most comprehensive, state-of-the-art designs available. We have made substantial investments in manufacturing technology and product design capability to support our products, including modern manufacturing equipment, fineblanking, sophisticated CAD systems and highly-trained engineering personnel. These advanced capabilities have helped to further reduce scrap rates, ensure superior product quality and increase efficiency.

     The automotive industry has adopted a quality rating system known as QS-9000, a rigorous inspection of a suppliers' facilities and operating systems performed by independent certified auditors. Certification and on-going maintenance of certification is mandatory for future supply consideration. We have received QS-9000 certification at all of our facilities.

     Our plants have been recognized by our customers with various awards, such as the DaimlerChrysler Gold Pentastar Award, GM Target for Excellence, Nummi Delivery Performance Award and Isuzu Quality Achievement Award. We have also received an "A" rating at Peugeot and Renault. We have received Ford Q-1 certification at all facilities shipping current model Ford product.

COMPETITION

     We operate in a highly competitive environment. We principally compete for new business at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to five years before marketing of such models to the public. Once a producer has been designated to supply parts for a new program, an OEM usually will continue to purchase those parts from the designated producer for the life of the program, although not necessarily for a redesign. Competitive factors in the market for our products include product quality and reliability, cost, timely delivery, technical expertise and development capability, new product innovation and customer service. The number of our competitors has decreased due to the supplier consolidation resulting from changing OEM policies. Some of our competitors have substantial size, scale and financial resources.

     In addition, there is substantial and continuing pressure from the OEMs to reduce costs, including the cost of products purchased from outside suppliers such as Dura. We are able to generate sufficient production cost savings to offset these price reductions.

     Set forth below is a brief summary of our most significant competitors in each of our principal product categories:

     Automotive Cables. Our primary competitors in automotive cables are Teleflex Incorporated ("Teleflex") and Hi-Lex Corporation ("Hi-Lex") in North America and Kuester & Co. GmbH, Ficosa International, S.A. ("Ficosa") and Sila Holding Industriale ("Sila") in Europe.

     Parking Brakes. Our primary competitors in parking brakes are Ventra Group, Inc. and Magna International Inc. ("Magna") in North America and Scharwaechter GmbH & Co. ("Edscha"), Ficosa and Aries Industries in Europe.

     Transmission Shifters. Our primary competitors in transmission shifter mechanisms is Grand Haven Stamped Products in North America and Teleflex, Ficosa, and Sila in Europe.

     Window Systems. Our primary competitors in window systems are Donnelly Corporation, Libbey-Owens Ford Co., PPG Inc. and Guardian Industries, Inc. in North America and Sekurit and Pilkington in Europe.

     Door Systems. Our primary competitors in door systems are Peregrine Inc. and Hi-Lex in North America and Brose Fahrzeagteile Glaswerke GmbH & Co. ("Brose") and Magna in Europe.

     Seating Systems. Our primary competitors in seating systems are Lear Corporation and Johnson Controls, Inc. in North America and Bertraud Faure, Brose, C. Rob Hammerstein GmbH & Co. KG, Lear Corporation and Keiper Recaro GmbH & Co. in Europe.

     Mobile Products. Our primary competitors in mobile products include Suburban Manufacturing Company, Maytag Appliances/Magic Chef RV Products, The Hammerblow Corporation and Hehr International, Inc.

SUPPLIERS AND RAW MATERIALS

     Our principal raw materials include (1) coil steel and resin in mechanism production, (2) metal wire and resin in cable production, (3) glass in window systems, and (4) resins and lighting components in automotive lighting production. We do not manufacture or sell primary glass. The types of steel we purchase include hot and cold rolled, galvanized, organically coated and aluminized steel. In general, the wire used by us is produced from steel with many of the same characteristics with the exception that it has a higher carbon content. We utilize plastic resin to produce the protective coating for our cables and to produce transmission shifter components, as well as its automotive lighting products and injection molded plastic parts. We employ just-in-time manufacturing and sourcing systems enabling us to meet customer requirements for faster deliveries while minimizing our need to carry significant inventory levels. We have not experienced any significant shortages of raw materials and normally do not carry inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules.

     We typically negotiate blanket purchase orders or 12-month supply agreements with integrated steel suppliers, mini-mills and service centers that have demonstrated timely delivery, quality steel and competitive prices. These relationships allow us to order precise quantities and types of steel for delivery on short notice, thereby permitting us to maintain low inventories. In addition, we occasionally "spot buy" steel from service centers to meet customer demand, engineering changes or new part tool trials.

     Other raw materials purchased by us include dies, motors, fasteners, springs, rivets and rubber products, all of which are available from numerous sources.

EMPLOYEES

     As of December 31, 1999, we had approximately 21,000 employees. Overall, approximately 19 percent of our employees are salaried and the balance are paid hourly. Approximately 25 percent of our employees are currently covered by collective bargaining agreements as follows:

LOCATION                         COLLECTIVE BARGAINING AGREEMENT                 EXPIRATION
--------                         ----------------------------------------------  ------------------
Australia......................  Australian Metals Workers                       No term
Brazil.........................  Sindicato dos Metalungicos do ABC               No term
Canada.........................  CAW                                             June 2001
                                 CAW                                             June 2002
                                 CAW                                             September 2002
                                 Int'l Assoc. of Machinists & Aeorspace Workers  June 2000
Czech Republic.................  KOVO                                            December 2000
France.........................  Confederation Francaise de L'Encadrement        December 1999
                                 Confederation Francaise Democratique du         December 1999
                                 Travail
Germany........................  IG-Metall                                       February 2000
                                                                                 December 2000
Mexico.........................  Confederacion Trabajodores de Mexico            June 2000/Annually
Portugal.......................  Sindicato dos trabalhadores da Industria        No term
                                 Metalurgica e Metalomecanica do distrito da
                                 Guarda
Spain..........................  Comisiones Oberera                              December 1999
United Kingdom.................  Managerial Scientific & Financial               March 2000
                                 AEEU                                            March 2000
United States..................  UAW                                             April 2000
                                                                                 December 2000
                                                                                 December 2000
                                                                                 June 2001
                                                                                 April 2002
                                 Universal Employees                             December 2000
                                 Teamsters                                       December 2000
                                 Independent                                     April 2001

     Although we believe that our relationship with our union employees is good, there can be no assurance that we will be able to negotiate new agreements on favorable terms. In the event we are unsuccessful in negotiating new agreements, these facilities could be subject to work stoppages, which could have a material adverse effect on our operations.

PROPERTIES

     Our corporate office is located in Minneapolis, Minnesota and occupies approximately 5,700 square feet. Our operating headquarters is located in Rochester Hills, Michigan and occupies approximately 65,000 square feet, a portion of which is used for product development activities. Both of these facilities are leased.

     We believe that the productive capacity and utilization of our facilities is sufficient to allow us to conduct our operations in accordance with our business strategy. All of our owned facilities are subject to liens under the credit facility. The following table shows our principal facilities as of December 31, 1999:

                                                       NUMBER OF
COUNTRY                                                  SITES
-------                                                ---------
United States........................................     42
Canada...............................................      4
United Kingdom(1)....................................      9
Germany..............................................     10
France...............................................      8
Portugal.............................................      2
Spain................................................      5
Mexico...............................................      2
Australia............................................      1
Brazil(2)............................................      2
India(3).............................................      1
Czech Republic.......................................      1
                                                          --
     Total...........................................     87
                                                          ==

---------------
(1) One of our facilities located in the U.K. is owned by a corporation in which Nippon Cable Systems Inc. (TSK) owns a 35 percent equity interest.

(2) We hold a 51 percent equity interest of Pollone, S.A., a Brazilian auto supplier that operates through one facility located in Sao Paulo, Brazil.

(3) Facility is owned by a joint venture in which we hold a 49 percent ownership interest.

     Our manufacturing facilities have a combined square footage in excess of 9,000,000, approximately 72 percent of which is owned and approximately 28 percent is leased. Nine of our U.S. facilities, encompassing 630,000 square feet on a combined basis, are dedicated to producing our mobile products. To increase efficiency, we expect to consolidate the operations of certain of our manufacturing facilities and technical centers over the next twelve months.

     In some cases, several of our manufacturing sites, technical centers and/or product development centers and sales activity offices are located at a single multi-purpose site. As of December 31, 1999, we had an aggregate of 15 technical centers, with 6 located in the United States, 8 located in Europe and 1 in Australia.

     Management believes that substantially all of our property and equipment is in good condition and that it has sufficient capacity to meet our current manufacturing needs. Utilization of our facilities varies with North American and European light vehicle production and general economic conditions in such regions.

LEGAL PROCEEDINGS

     We face an inherent business risk of exposure to product liability claims in the event that the failure of our products results in personal injury or death, and there can be no assurance that we will not experience any material product liability losses in the future. In addition, if any of the products we have designed prove to be defective, we may be required to participate in a recall involving such products.

     In late 1994, Ford issued a recall of a series of manual transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the Brake and Cable Business. Ford had received several reports that the brakes failed. Pursuant to a letter agreement entered into in connection with our acquisition of the Brake and Cable Business in August 1994, we agreed to reimburse Ford for up to $6.0 million of Ford's costs of the recall. We have reimbursed Ford for the full amount under this agreement. We are also involved in a product recall relating to the same issue with respect to the Ford Mondeo in Europe. We have agreed to pay 50 percent of the costs of that recall not to exceed $1.0 million, which payments totaled $0.4 million as of December 31, 1999.

     The type of alleged failures that prompted the F-Series recalls have also led to a number of claims and lawsuits filed against Ford, one of which culminated in a July 1998 award of punitive damages against Ford of more than $151 million (which has subsequently been reduced on appeal to $69 million) and Ford is appealing the decision. We may be subject to claims brought directly against us by injured occupants of Ford vehicles and to claims for contribution or indemnification asserted by Ford. The agreement relating to the acquisition of the Brake and Cable Business provided that we are liable for claims arising out of accidents that take place on or after August 31, 1994 and that we will be liable for other claims only to the extent any losses by Alkin relating to such claims are not paid by Alkin's insurance policies (either because they are not over the deductible amount, because Alkin's policy limits have been exceeded or because they are not covered by Alkin's insurance policies for other reasons). To date, two cases have been brought directly against us or Alkin relating to personal injury claims, and Ford has received over 400 claims (generally for property damage) relating to alleged defects in the self-adjust parking brakes. The claims that purport to seek recovery for personal injury allegedly as a result of the recall condition, with several exceptions, have generally involved relatively minor injuries, suffered principally while occupants were trying to stop or jump out of rolling vehicles on home driveways or similar inclines. Ford has maintained that Dura or Alkin is responsible for all damages or liabilities arising out of these claims. We dispute this position. As of December 31, 1999, Ford had tendered its defense of approximately 30 such claims to Dura and Alkin, and indicated that it would look to Dura and Alkin for indemnification were Ford ultimately found to be liable and required to make any payments relating to such claims. Dura and Alkin have submitted these claims to their insurance carriers. We have attempted to work with Ford to address the claims arising from the self-adjust parking brakes originally manufactured by the Brake and Cable Business and do not believe that these claims have adversely affected its business relationship with Ford.

     From time to time, in the ordinary course of its business, we receive notice from a customer that a product may not be properly functioning. For example, in November 1998, we were notified by Ford of an alleged failure of one of our cables used to control the speed control on certain of Ford's vehicles. In March 1999, we were notified by Ford of its decision to institute a recall of certain of its vehicles, including Explorers, Mountaineers, Rangers, Mustangs and F-Series pickups, relating to the speed control cable. Ford has reported that certain of such vehicles could be equipped with a speed control cable that could interfere with the speed control pulley and thus result in a "stuck" throttle. In June 1999, Ford notified us that as many as 987,839 vehicles could be affected at an alleged cost of up to $60 per vehicle. Based upon our tests and investigations to date, we do not believe that our product is responsible for the problems associated with the speed control unit. To date, we have not been provided with any documents from Ford that support its allegations.

     In October 1999, Ford announced that it was voluntarily recalling all 1998-1999 Ford Explorers and Mountaineers (approximately 932,000) vehicles) to replace the auxiliary hood latches. Ford contends that we failed to provide adequate corrosion protection, thereby allowing the secondary latch to remain open, which may potentially lead to hoods flying open. Ford projects that the recall will cost Ford approximately $23 million. We deny any liability for this recall, in part, because the latch was manufactured to specifications established by Ford. We are working to resolve the hood latch issue in conjunction with the speed control cable issues noted above.

     We have also received notices from GM, Renault and Audi with respect to alleged failures of products that we have supplied to them. In all of these cases, it is possible that such manufacturers will seek contribution from us with respect to the costs they incur if recalls are undertaken or for costs associated with possible repairs. Based upon the information available to date, we do not expect any of these matters either individually or collectively to have a material effect on our results of operations and financial position.

     In early November 1996, we were served with a lawsuit brought by affiliates of AIG, its excess insurance carrier, in Toronto, Canada seeking a declaratory judgment that the umbrella and excess liability policies that it had issued to Onex do not provide coverage in connection with allegedly defective self-adjust parking brakes manufactured by Alkin prior to August 31, 1994. The AIG policies at issue provided (a) the first layer of excess coverage (beyond our $3 million primary policy per year) for claims arising from August 31, 1994 to April 1, 1996 in the amount of $20 million coverage per year, and (b) an additional layer of excess coverage at $33 to $53 million per year. In principal part, the AIG affiliates claim that the policies do not provide coverage with respect to products manufactured prior to August 31, 1994 or liabilities assumed by us pursuant to purchase agreements. The AIG affiliates also claim that the policies should be voided with respect to self-adjust parking brake claims for inadequate disclosure at the time the policies were applied for. Dura and Onex dispute the allegations of the Ontario lawsuit and have filed a counterclaim against the AIG affiliates for breach of contract.

     We believe that we maintain adequate insurance, including product liability coverage, to cover the claims described above. We have also established reserves in amounts we believe adequate to cover any adverse judgments. However, any adverse judgment in excess of our insurance coverage and such reserves could result in a material adverse effect to our results of operations and financial condition.

     In February 1998, we were contacted by an attorney for the Lemelson Medical, Education & Research Foundation Limited Partnership (the "Foundation"), alleging that our operations infringe on the Foundation's portfolio of patents relating to machine vision, bar coding and flexible manufacturing. Attorneys for the Foundation have threatened to initiate litigation against us unless we agree to pay royalty fees pursuant to a negotiated license agreement. We dispute the infringement allegation.

     We have received notice from an attorney representing Teleflex alleging that a transmission shifter cable manufactured by us in Europe infringes a U.S. patent held by Teleflex. We are currently in the process of investigating this matter and believe, based on the information available at this time, that this matter will not have a material adverse effect on our operations.

ENVIRONMENTAL MATTERS

     We are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations. While we devote resources designed to maintaining compliance with these requirements, there can be no assurance that we operate at all times in complete compliance with all such requirements. We could be subject to potentially significant fines and penalties for any noncompliance that may occur. Although we have made and will continue to make capital and other expenditures to comply with environmental requirements, we do not expect to incur material capital expenditures for environmental controls in 2000.

     Some of our operations generate hazardous substances. Like all manufacturers, if a release of hazardous substances occurs or has occurred at or from any of our current or former properties or at a landfill or another location where we have disposed of wastes, we may be held liable for the contamination, and the amount of such liability could be material.

     In 1995, the Michigan Department of Environmental Quality, or MDEQ, requested that we and Wickes conduct an environmental investigation at and around our Mancelona, Michigan facility, which we acquired from Wickes in 1990. The investigation detected trichloroethylene, or TCE, in groundwater at the facility and offsite locations. We have not used TCE since it acquired the Mancelona facility, although TCE may have been used by prior operators. We have arranged and paid for the sampling of several residential drinking water wells in the area and for the replacement of drinking water wells found to contain TCE above drinking water standards. Sampling of residential wells, and replacement of such wells, when necessary, will continue. We will likely incur additional costs to further investigate, monitor or remediate the contamination, and possibly to provide additional alternative drinking water supplies. Such costs may be material. In April 1999, we settled certain potential claims asserted by a ski resort with respect to possible future impact on the resort's water supply wells.

     The Mancelona groundwater contamination matter is subject to an indemnity from Wickes. In connection with our acquisition of certain assets from Wickes in 1990, Wickes agreed to indemnify us with respect to certain environmental liabilities associated with Wickes' operation of the subject facilities subject to a $750,000 basket (which has been reached), up to a $2.5 million cap. We will be obligated to indemnify Wickes with respect to any liabilities above such cap. Wickes has acknowledged that we made a timely and adequate claim for indemnification with respect to the Mancelona matter, and has been paying indemnification claims relating to the Mancelona matter, subject to a reservation of rights.

     In 1998, we acquired Universal. The seller in the Universal transaction agreed to indemnify us for environmental liabilities arising from the operation of the acquired facilities prior to the acquisition. Following the acquisition, pursuant to the indemnity, the seller continued to address certain environmental matters, including the cleanup of TCE-contaminated soil at our Butler, Indiana facility. In 1998, the seller filed for reorganization under the federal bankruptcy laws and appears to have ceased performing its obligations under the indemnity. In March 1999, the seller requested bankruptcy court approval to reject their contractual indemnity obligations to us. Subject to our right to seek repayment in the bankruptcy proceeding, it is likely that we will be responsible for completing the cleanup at our Butler facility. Although we cannot provide complete assurance, based on estimates provided by the environmental consultant that has been performing the cleanup, we do not expect the cost to complete the cleanup to be material.

     In 1998, Excel entered into a partial consent decree to settle its liability for past costs at the Main Street Well Field Site in Elkhart, Indiana, where TCE was found in a municipal well field near Excel's Elkhart facility. Excel is one of several potentially responsible parties involved at the site. Under the settlement, Excel has a continuing payment obligation for operation and maintenance of a groundwater treatment system and for a soil vapor extraction system. These obligations will likely continue for several years. The annual cost to operate these systems is not material. In addition, Excel expects to receive certain payments from other parties involved at the site.

     We are involved as a potentially responsible party at several waste disposal sites. Although the environmental laws provide for joint and several liability at such sites, liability is typically allocated among the viable parties involved. We believe that we have no liability at some of these sites, and that adequate reserves are in place for current estimates of our share of liability at the other sites. We cannot provide complete assurance, however, that our liability at these sites will not materially exceed the current amount of our reserves.

     In 1997, Adwest acquired Heidemann. Areas of contamination from historical operations exist at the Heidemann facilities located in Rotenburg, Einbeck and Kohler, Germany. We are currently operating treatment systems to clean up contamination at the Rotenburg and the two Einbeck facilities and are monitoring groundwater contamination at the Kohler facility. When Adwest acquired these facilities, the seller posted a DM 5 million escrow, in part, to cover environmental claims field during an 18-month period following the acquisition. Adwest filed environmental claims totaling DM 2 million against the escrow for expenses to remediate contamination at the Rotenburg and Einbeck facilities and upgrade the wastewater treatment system at the Rotenburg facility. We expect to negotiate with the seller in the near future regarding the amount of recovery for these environmental claims. We may incur costs beyond the amount recovered from the escrow to continue to operate and maintain the treatment systems, and to perform additional investigation and clean up, if necessary. Based on current information, such costs are not expected to be material. However, should additional or more extensive contamination be discovered, we may incur material expenditures to address such contamination.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors and executive officers as of March 1, 2000:

NAME                                   AGE    POSITION(S)
----                                   ---    -----------
S.A. Johnson.........................  59     Chairman and Director
Karl F. Storrie......................  62     President, Chief Executive Officer and Director
Donald DeFosset II...................  51     Executive Vice President and Chief Operating Officer
David R. Bovee.......................  50     Vice President and Assistant Secretary
Joe A. Bubenzer......................  48     President, Engineered Products Division
John J. Knappenberger................  53     Vice President
Milton D. Kniss......................  52     Vice President
William F. Ohrt......................  51     Vice President and Chief Financial Officer
Michael C. Paquette..................  57     Vice President
Robert A. Pickering..................  56     Vice President
Scott D. Rued........................  43     Vice President
Jurgen von Heyden....................  52     Vice President
Robert E. Brooker, Jr................  62     Director
Jack K. Edwards......................  55     Director
James O. Futterknecht, Jr............  52     Director
J. Richard Jones.....................  57     Director
John C. Jorgensen....................  62     Director
William L. (Barry) Orscheln..........  49     Director
Eric J. Rosen........................  39     Director
Ralph R. Whitney, Jr.................  64     Director

     S.A. Johnson has served as Chairman and a Director of Dura since November 1990. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek Industries ("Hidden Creek"), a private industrial management company based in Minneapolis, Minnesota, which has provided certain management and other services to Dura. Mr. Johnson is also the President of J2R Corporation ("J2R"). Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of interior trim components to the automotive industry, from May 1990 to August 1995. Mr. Johnson is also Chairman and a director of Tower Automotive, Inc., a manufacturer of engineered metal stampings and assemblies for the automotive industry.

     Karl F. Storrie has served as President, Chief Executive Officer and a Director of Dura since March 1991. Prior to joining Dura and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. Prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries from 1981 to 1986. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps.

     Donald DeFosset II has served as Executive Vice President and Chief Operating Officer since joining the Company in October 1999. Mr. DeFosset began his career with Rockwell International in 1971 rising to President of their Off Highway division. He served as Executive Vice President-Operations with Mack Trucks from 1989-1992 and held various senior-level positions with Allied Signal from 1992-1996. Prior to joining Dura, Mr. DeFosset was President of Navistar's Truck Group, Corporate Executive Vice President, and a member of the company's Office of Chief Executive Officer.

     David R. Bovee has served as Vice President of Dura since November 1990 and Chief Financial Officer of Dura from November 1990 to May 1997. Mr. Bovee also serves as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990.

     Joe A. Bubenzer has had responsibility for European operation since June 1997. From October 1993 to May 1997, Mr. Bubenzer served as Vice President Sales/Engineering and was named Senior Vice President in 1995. Prior to joining Dura in October 1993, Mr. Bubenzer filled various executive positions with ITT Automotive, a supplier of components to the automotive industry, where he worked for six years, and, prior to such time, at GM, where he worked for 14 years.

     John J. Knappenberger has served as Vice President of Quality and Materials of Dura since December 1995. Mr. Knappenberger assumed responsibility for sales and engineering in June 1997. Prior to joining Dura, Mr. Knappenberger was Director of Quality for Carrier Corporation's North American Operations, manufacturers of heating and air conditioning systems, from February 1992. From 1985 to 1991, Mr. Knappenberger was employed by TRW Inc., a supplier of components to the automotive industry, beginning as Director of Quality in 1985 for the Steering and Suspension Division and becoming Vice President, Quality for the Automotive Sector in 1990.

     Milton D. Kniss has served as Vice President of Operations of Dura since January 1994. From April 1991 until January 1994, Mr. Kniss served as Director of Michigan Operations for Dura. Mr. Kniss joined the predecessor in 1981 as a Divisional Purchasing Manager, served as Plant Manager of East Jordan, Michigan from 1982 until 1986, and Plant Manager of Gordonsville, Tennessee until 1991.

     William F. Ohrt has served as Vice President and Chief Financial Officer of Dura since December 1999. Prior to joining Dura, Mr. Ohrt served as Vice President and Chief Financial Officer for the Navistar International Truck and Parts Group. Prior to that he was employed by ITT Industries as Vice President Finance in their Automotive Electrical Systems business.

     Michael C. Paquette has served as Vice President of Human Resources of Dura since March 1999. From 1995 to February 1999, Mr. Paquette was Vice President of Corporate Human Resources of Excel. From 1983 to 1995, Mr. Paquette was Vice President of Human Resources for the Power Generation Group of Cummins Engine Company, a manufacturer of diesel engines and related components.

     Robert A. Pickering has served as Vice President of Dura since March 1999, with responsibility for recreational and heavy vehicle and mass transit operations. From December 1996 to March 1999, Mr. Pickering was Vice President of Excel. From 1989 to 1996, Mr. Pickering was employed by Atwood Industries, serving as Vice President of manufacturing of Atwood Automotive Division from 1989 to 1991 and President of Atwood Mobile Products from 1991 to 1996. Prior to joining Atwood Industries, Mr. Pickering's employment included seven years with Tech Form Industries, an automotive OEM supplier, six years with Volkswagen of America, and ten years with the Chevrolet Division of General Motors.

     Scott D. Rued has served as Vice President of Dura since November 1990. Mr. Rued, a stockholder of J2R, has also served as Executive Vice President and Chief Financial Officer of Hidden Creek since January 1994 and served as its Vice President-Finance and Corporate Development from June 1989 through 1993. Mr. Rued has served as Vice President, Corporate Development and a director of Tower Automotive, Inc. since April 1993. Mr. Rued served as Vice President, Chief Financial Officer and a director of Automotive Industries Holding, Inc. from April 1990 to 1995. Mr. Rued is also a director of The Rottlund Company, Inc., a corporation engaged in the development and sale of residential real estate.

     Jurgen von Heyden has served as Vice President of Dura since February 2000 and served as Managing Director of Dura Body & Glass Systems GmbH in Plettenberg, Germany from March 1999 to January 2000. Prior to the acquisition of Schade, Mr. von Heyden served as the Managing Director/CEO of Schade since 1997. Before joining Schade he was the Managing Director of Happich, later becoming Becker-Group. Mr. von Heyden has been in the automotive supplier industry since 1984 with professional training of Diplom-Ingenieur and Diplom-Wirtschaftsingenieur.

     Robert E. Brooker, Jr., 62, has served as a Director of Dura since September 1996. From 1993 to 1995, Mr. Brooker was President and Chief Operating Officer of Connell Limited Partnership. Prior thereto, Mr. Brooker served six years as President and Chief Executive Officer at Lord Corporation. Mr. Brooker is also a director of Full Circle Investments, a private investment company.

     Jack K. Edwards, 55, has served as a Director of Dura since December 1996. Mr. Edwards joined Cummins Engine Co., Inc. in 1972 and has served as Executive Vice President and Group President -- Power Generation and International since March 1996. Mr. Edwards is also a director of David J. Joseph Co., a processor and trader of steel scrap.

     James O. Futterknecht, Jr., 52, has served as a Director of Dura since May 1999. Mr. Futterknecht joined Excel in 1970, was Vice President-Corporate Sales from 1976 until 1984, was Vice President-Automotive Products from 1984 until 1987, was Vice President-Automotive Sales and Engineering from 1987 to 1990 and was Executive Vice President from 1990 to 1992. He was elected as President and Chief Operating Officer and was appointed as an Excel director in 1992. In 1995, he was elected to the additional offices of Chairman of the Board and Chief Executive Officer and served those offices until Dura acquired Excel in March 1999. Mr. Futterknecht is currently Managing Director and Vice President of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York financial intermediary and private investment banking firm.

     J. Richard Jones, 57, has served as a Director of Dura since May 1998. Prior to the acquisition of Trident in April 1998, Mr. Jones served as Group President and Chief Executive Officer of Trident's predecessor from June 1992 until December 1997 and as Chairman, Chief Executive Officer and Director of Trident from December 1997 until April 1998.

     John C. Jorgensen, 62, has served as a Director of Dura since May 1998. Mr. Jorgensen has served as president of ORTECH CO. since March 1992, Senior Vice President of Manufacturing for Orscheln Management Co. since April 1996 and Executive Vice President of Orscheln Products L.L.C. since March 1992. Prior to 1992, Mr. Jorgensen was responsible for the operations at Orscheln Co. Manufacturing.

     William L. (Barry) Orscheln, 49, has served as a Director of Dura since August 1994. Mr. Orscheln has also served as President of Alkin (and its predecessors) since March 1994, as President of Orscheln Farm and Home since September 1995, as President of Orscheln Properties Co., L.L.C. since October 1994 and as President of Orscheln Management Co. since December 1987. Mr. Orscheln has served as a director of UMB Bank, a bank holding company, since July 1989 and as a director of Orscheln Management Co. since 1987.

     Eric J. Rosen, 39, has served as a Director of Dura since January 1995. Mr. Rosen is Managing Director of Onex Investment Corp., a diversified industrial corporation and an affiliate of Onex Corporation, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen worked in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989.

     Ralph R. Whitney, Jr., 64, has served as a Director of Dura since May 1999. Mr. Whitney was a director of Excel from 1983 to March 1999 and was Chairman of the Board from 1983 to 1985. Mr. Whitney has been a principal of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York financial intermediary and private investment banking firm, since 1971. Mr. Whitney is also a director of Relm Communications, Inc., First Technology plc., IFR Systems, Inc. and Baldwin Technologies, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth compensation packages for the years ended December 31, 1999, 1998 and 1997 for our chief executive officer and the four other executive officers of Dura who were the most highly compensated officers of Dura for the year ended December 31, 1999. We refer to these five individuals as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                           ANNUAL COMPENSATION             COMPENSATION
                                                   ------------------------------------    ------------
                                                                           OTHER ANNUAL      OPTIONS        ALL OTHER
NAME AND                                            SALARY      BONUS      COMPENSATION      GRANTED       COMPENSATION
PRINCIPAL POSITION                         YEAR     ($)(1)      ($)(1)         ($)             (#)            ($)(3)
------------------                         ----    --------    --------    ------------    ------------    ------------
Karl F. Storrie........................    1999    $500,000    $800,000      $112,615(4)        140,000       $8,047
  President and Chief                      1998     400,000     550,000              (2)         90,000        6,906
  Executive Officer                        1997     345,833     425,000              (2)         30,000        6,856
Jurgen von Heyden......................    1999     204,157     429,000              (2)             --           --
  Vice President(5)
Joe A. Bubenzer........................    1999     259,000     275,000              (2)         50,000        6,802
  Senior Vice President                    1998     239,000     160,000              (2)         30,000        5,322
                                           1997     187,083     150,000              (2)         12,500        5,322
Milton D. Kniss........................    1999     250,000     275,000              (2)         50,000        6,949
  Vice President                           1998     200,000     190,000              (2)         37,500        5,724
                                           1997     167,917     150,000              (2)         12,500        5,724
John J. Knappenberger..................    1999     200,000     210,000              (2)         50,000        7,264
  Vice President                           1998     175,000     130,000              (2)         30,000        5,664
                                           1997     147,500     120,000              (2)         10,000        5,614

---------------

(1) Includes amounts deferred by employees under Dura's 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code and bonus amounts deferred into the Deferred Income Leadership Stock Purchase Plan.

(2) None of the perquisites or other benefits paid to each of the named executive officer exceeded the lesser of $50,000 or 10 percent of the total annual salary and bonus received by such named executive officers.

(3) The amounts disclosed in this column include amounts contributed by Dura to Dura's 401(k) employees savings plan and profit sharing plan and dollar value of premiums paid by Dura for term life insurance on behalf of the named executive officers.

(4) Includes $96,764 of personal travel expenses paid by Dura.

(5) Mr. von Heyden became an employee of Dura in March 1999.

OPTION GRANT TABLE

     The following table shows all grants of options to acquire shares of DASI Class A common stock granted to the named executive officers under the 1998 Stock Incentive Plan (the "1998 Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                              NUMBER OF                                                  VALUE AT ASSUMED
                                             SECURITIES     % OF TOTAL                                    ANNUAL RATES OF
                                             UNDERLYING      OPTIONS                                 STOCK PRICE APPRECIATION
                                               OPTIONS      GRANTED TO     EXERCISE                     FOR OPTION TERM(2)
                                               GRANTED     EMPLOYEES IN      PRICE      EXPIRATION   -------------------------
NAME                                           (#)(1)      FISCAL YEAR    (PER SHARE)      DATE          5%            10%
----                                         -----------   ------------   -----------   ----------   -----------   -----------
K.F. Storrie...............................    140,000        16.9%         $17.00       12/17/09    $1,496,769    $3,793,107
J. von Heyden..............................         --           --             --             --            --            --
J.A. Bubenzer..............................     50,000         6.1%          17.00       12/17/09       534,560     1,354,681
J.J. Knappenberger.........................     50,000         6.1%          17.00       12/17/09       534,560     1,354,681
M.D. Kniss.................................     50,000         6.1%          17.00       12/17/09       534,560     1,354,681

---------------

(1) These options vest ratably over four years commencing one year from the date of grant.

(2) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the SEC. Actual gains, if any, on stock option exercises depend on future performance of DASI's Class A common stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table shows aggregate exercise of options during 1999 by the named executive officers and the aggregate value of unexercised in-the-money options held by each named executive officer as of December 31, 1999.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                                                                                         NUMBER OF
                                                                                        UNEXERCISED     VALUE OF UNEXERCISED
                                                                                        OPTIONS AT      IN-THE-MONEY OPTIONS
                                                                                        YEAR-END(#)         YEAR-END($)
                                                                                      ---------------   --------------------
                                                    SHARES ACQUIRED       VALUE        EXERCISABLE/         EXERCISABLE/
NAME                                                  ON EXERCISE      REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
----                                                ----------------   ------------   ---------------   --------------------
K.F. Storrie......................................           --               --      112,500/222,500   $220,350/$61,320
J. von Heyden.....................................           --               --            0/0                0/0
J.A. Bubenzer.....................................           --               --       21,250/81,250        0/21,900
J.J. Knappenberger................................           --               --       38,623/78,750      65,732/21,900
M.D. Kniss........................................           --               --       23,125/86,875        0/21,900

STOCK PLANS

1998 STOCK INCENTIVE PLAN

     The 1998 Stock Incentive Plan was adopted by the board of directors in December 1998 and was approved by our stockholders in March 1999. As of the date of this prospectus, options for an aggregate of 1,277,000 shares of Class A common stock have been granted under the 1998 Plan.

     The 1998 Plan provides for the grant of incentive stock options to our employees (including officers and employee directors) and for the grant of nonstatutory stock options and stock purchase rights, or SPRs, to our employees, directors and consultants. A total of (1) 1,000,000 shares of Class A common stock, (2) any shares returned to the 1996 Plan as a result of termination of options and (3) annual increases to be added on the date of each annual meeting of stockholders of Dura commencing in 1999 equal to the lesser of 500,000 shares of Class A common stock, 5 percent of the outstanding shares of Class A common stock, or such lesser amount as may be determined by the board of directors, are currently reserved for issuance pursuant to the 1998 Plan. On December 16, 1999, the Dura board amended the 1998 Plan to provide for annual increases of 1,000,000 shares, subject to stockholder approval.

     The administrator of the 1998 Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Dura board has the authority to amend, suspend or terminate the 1998 Plan, provided that no such action may affect any share of DASI common stock previously issued and sold or any option or SPR previously granted under the 1998 Plan.

     Options and SPRs granted under the 1998 Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee and only by such optionee. Options granted under the 1998 Plan must generally be exercised within three months after the end of an optionee's status as an employee, director or consultant of Dura, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option term.

     In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant DASI a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Dura for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Dura. The purchase option shall lapse at a rate determined by the administrator.

     The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the Class A common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Class A common stock on the date of grant. With respect to any participant who owns stock possessing more than 10 percent of the voting power of all classes of the outstanding capital stock of Dura, the exercise price of any incentive stock option granted must be at least equal to 110 percent of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Plan may not exceed ten years.

     The 1998 Plan provides that in the event of a merger of Dura with or into another corporation, or a sale of substantially all of Dura's assets, each option and SPR shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and SPRs are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

EMPLOYEE STOCK DISCOUNT PURCHASE PLAN

     The Dura Employee Stock Discount Purchase Plan was approved by our board of directors and stockholders in August 1996. The Employee Stock Purchase Plan was established to give employees desiring to do so a convenient means of purchasing shares of Class A common stock through payroll deductions.

     Subject to certain restrictions, each of our employees who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the U.S. is eligible to participate in the Employee Stock Purchase Plan if he or she has been employed by Dura for more than six months. Participation is discretionary with each eligible employee. We have reserved 500,000 shares of Class A common stock for issuance in connection with the Employee Stock Purchase Plan. As of December 31, 1999, 93,137 shares had been purchased under the Employee Stock Purchase Plan. Each eligible employee is entitled to purchase a maximum of 200 shares per year. Elections to participate and purchases of stock are made on a quarterly basis. Each participating employee contributes to the Employee Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a minimum deduction of $10 per payroll period. A participating employee may increase or decrease the amount of his/her payroll deduction, including a change to a zero deduction as of the beginning of any calendar quarter. Elected contributions are credited to participants' accounts at the end of each calendar quarter. In addition, employees may make lump sum contributions at the end of the year to enable them to purchase the maximum number of shares available for purchase during the plan year.

     Each participating employee's contributions are used to purchase shares for the employee's share account within 15 days after the last day of each calendar quarter. The cost per share is 85 percent of the lower of the closing price of the Class A common stock on the Nasdaq National Market on the first or the last day of the calendar quarter. Shares purchased under the Employee Stock Purchase Plan carry full rights to receive dividends declared from time to time, and any dividends attributable to shares in the employee's share account are automatically used to purchase additional shares for such employee's share account. A participating employee has full ownership of all shares in his/her share account and may withdraw them for sale or otherwise by written request to the compensation committee of the Dura board following the close of each calendar quarter. Subject to applicable federal securities and tax laws, the Dura board has the right to amend or to terminate the Employee Stock Purchase Plan. Amendments to the Employee Stock Purchase Plan do not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the

Employee Stock Purchase Plan is terminated, the compensation committee is required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

INDEPENDENT DIRECTOR STOCK OPTION PLAN

     The Director Option Plan was approved by our board of directors and stockholders in August 1996 to encourage stock ownership by certain directors of Dura and to provide those individuals with an additional incentive to manage Dura and to provide a form of compensation that would attract and retain highly qualified individuals as members of Dura's board. The Director Option Plan provides for the issuance of options to independent Directors, as defined, covering 100,000 shares of Class A common stock, subject to certain adjustments reflecting changes in Dura's capitalization.

     The terms of each option granted under the Director Option Plan may not exceed ten years from the date of grant. The option price for each option must equal 100 percent of the fair market value of the Class A common stock on the date the option is granted. In general, no option may be exercised in whole or in part prior to the expiration of at least six months from the date of grant of the option. In consideration of the grant of an option, an optionee is required to agree to continue to serve as a director of Dura for the lesser of 12 months from the date the option is granted or for the remainder of the optionee's term as a director of Dura. Notwithstanding this requirement, nothing contained in the Director Option Plan or any agreement to be executed pursuant to the Director Option Plan obligates Dura, its board or its stockholders to retain an optionee as a director of Dura. As of December 31, 1999, options to purchase an aggregate of 21,000 shares of Class A common stock have been granted under the Director Option Plan.

DEFERRED INCOME LEADERSHIP STOCK PURCHASE PLAN

     On December 16, 1999, our board of directors adopted the Dura Automotive Systems, Inc. Deferred Income Leadership Stock Purchase Plan, subject to approval by our stockholders. The plan permits each key leadership employee selected as a participant to defer and invest all or part of his or her annual cash bonus in restricted stock units equivalent to shares of Class A common stock of Dura. The purposes of the plan are to provide key leadership employees the opportunity to acquire and increase his or her equity interest in Dura, to attract and retain highly qualified key employees and to align their interests with interests of our stockholders. The plan will be administered by the compensation committee of our board of directors. Subject to the provisions of the plan, the committee has the authority to select key leadership employees who are eligible to participate in the plan for a particular year. With respect to each plan year, the committee shall determine and select the leadership employees who are eligible to participate in the plan for that plan year. With respect to each plan year, the committee's determination of eligible leadership employees shall be made on or before November 1 of that plan year. As of April 1, 2000, the committee had selected 38 leadership employees to participate in the plan.

     The plan permits each eligible leadership employee selected as a participant to defer and invest all or part of his or her annual cash bonus in restricted stock units equivalent to shares of Class A common stock of Dura. Each plan year the eligible leadership employee may elect to defer a percentage (at least 15 percent) of their cash bonus. The deferred amount shall be reflected on Dura's records as restricted stock units credited to an account maintained by Dura for each participant. The maximum aggregate number of shares of Dura Class A common stock that may be issued under the plan is 500,000 shares of authorized but unissued shares. An unlimited number of shares may be acquired by Dura to fund its obligations under the plan. The number of shares may be issued under the plan is subject to adjustments in the event of a merger, reorganization, consolidation, recapitalization, dividend (other than ordinary cash dividends), stock splits, or other change in corporate structure affecting the Class A common stock. Our board may at any time amend, suspend, or terminate the plan or any part thereof; provided, however, that no amendment may adversely affect the right of any participant to have dividend units credited to a restricted stock unit account or to receive payment of any shares of Class A common stock pursuant to the payout of such accounts, unless the participant consents. Except as provided in the plan, no amendment to the plan which increases the number of authorized but unissued shares of Class A common stock which may be issued under this plan shall be effective unless approved by our stockholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information regarding the equity ownership of Dura as of March 1, 2000 by (i) each person or entity known to Dura who beneficially owns five percent or more of a class of common stock of DASI,
(ii) each director and named executive officer and (iii) all directors and executive officers of Dura as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and resultations promulgated under the Exchange Act.

                                                                  BENEFICIAL OWNERSHIP
                                                       -------------------------------------------
                                                       CLASS A COMMON STOCK   CLASS B COMMON STOCK
                                                       --------------------   --------------------
DIRECTORS, OFFICERS                                     NUMBER     PERCENT     NUMBER     PERCENT
AND 5% STOCKHOLDERS                                    OF SHARES   OF CLASS   OF SHARES   OF CLASS
-------------------                                    ---------   --------   ---------   --------
ONEX DHC LLC (1)(2).................................          --       --     1,972,913    59.4%
Alkin Co. (2)(3)....................................          --       --     1,366,810    41.0%
J2R Corporation (2)(4)..............................          --       --       308,211     9.3%
S.A. Johnson (2)(4).................................      12,500        *       317,879     9.6%
Karl F. Storrie (2)(5)..............................     116,900        *       115,531     3.5%
David R. Bovee (2)..................................      20,000        *        26,308        *
Joe A. Bubenzer (2).................................      22,450        *        23,814        *
Donald DeFosset, II.................................     112,365        *            --       --
John J. Knappenberger...............................      45,959        *            --       --
Milton D. Kniss (2).................................      23,128        *         8,961        *
William Ohrt........................................          --       --            --       --
Michael Paquette....................................      15,095        *            --       --
Robert Pickering....................................       9,570        *            --       --
Scott D. Rued (2)(6)................................       3,750        *       308,211     9.3%
Robert E. Brooker, Jr...............................      30,733        *            --       --
W.H. Clement (2)....................................       2,000        *            --       --
Jack K. Edwards.....................................      10,700        *            --       --
James O. Futterknecht...............................      42,285        *            --       --
J. Richard Jones....................................      16,667        *            --       --
John C. Jorgensen (2)(3)............................          --       --     1,366,810    41.0%
William L. Orscheln (2)(3)..........................          --       --     1,366,810    41.0%
Eric J. Rosen (1)(2)................................       5,000        *     1,972,913    59.4%
Ralph R. Whitney, Jr................................      18,800       --            --       --
American Express Company (7)........................   1,675,114    11.9%            --       --
Dimensional Fund Advisors (8).......................     714,888     5.1%            --       --
All Directors and Officers as a group (20
  persons)..........................................     395,537     2.7%     3,262,165    97.8%

---------------

(1) Reflects shares of Class B common stock held by Onex DHC LLC, which has shared voting power over 1,972,913 shares of common stock (see footnote (2)) and sole dispositive power over 1,394,913 shares of Class B common stock. Mr. Rosen, a Director of Dura, is Managing Director of Onex Investment Corp. and disclaims beneficial ownership of all shares of common stock owned by Onex DHC LLC. Onex DHC LLC and Onex Investment Corp. are both wholly owned subsidiaries of

     Onex Corporation. The address for Onex DHC LLC and Mr. Rosen is c/o Onex Investment Corp., 712 Fifth Avenue, 40th Floor, New York, New York 10019.

(2) Onex, J2R, Messrs. Johnson, Storrie, Bovee, Bubenzer, Kniss, Rosen and Rued and certain of Dura's other existing stockholders have entered into agreements pursuant to which such stockholders agreed to vote their shares of common stock in the same manner as Onex votes its shares on all matters presented to Dura's stockholders for a vote and, to the extent permitted by law, granted to Onex a proxy to effectuate such agreement. As a result, Onex has voting control of approximately 59.4 percent of the common stock.

(3) Includes 14,420 shares issuable upon the exercise of currently exercisable options issued to Alkin in connection with Dura's acquisition of the automotive parking brake cable and lever business and light duty cable business from Alkin. Messrs. Jorgensen and Orscheln are officers of Alkin and Mr. Jorgensen disclaims beneficial ownership of the shares owned by Alkin. The address for Alkin is 2000 U.S. Highway 63 South, Moberly, Missouri 65270, and the address for each such individual is c/o Alkin at the same address.

(4) Includes 308,211 shares owned by J2R, of which Mr. Johnson is President, and 9,668 shares owned by Mr. Johnson. The address for Mr. Johnson and J2R is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(5) Includes 1,400 shares owned by Mr. Storrie's wife. Mr. Storrie disclaims beneficial ownership of such shares.

(6) Includes 308,211 shares owned by J2R, of which Mr. Rued is a stockholder. Mr. Rued disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Rued is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(7) American Express Company ("AEC") and American Express Financial Corporation ("AEFC") each reported as of December 31, 1999 shared dispositive power with respect to 1,675,114 shares of Class A common stock and shared voting power with respect to 114 shares of Class A common stock. AXP Discovery Fund Inc. reported as of December 31, 1999 sole voting power and shared dispositive power with respect to 1,675,000 shares of Class A common stock. The address for AEC is American Express Tower, 200 Vesey Street, New York, New York 10285 and the address for AEFC and AXP Discovery Fund Inc. is IDS Tower 10, Minneapolis, Minnesota 55440.

(8) Dimension Fund Advisors reported as of February 11, 2000 sole voting power with respect to 714,888 shares of Class A common stock, representing 5.1 percent of the outstanding shares of Class A common stock at that time. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

                              SELLING STOCKHOLDERS

     The shares of Class A common stock covered by this prospectus are being offered by or for the account of the Selling Stockholders listed in the table below (the "Selling Stockholders"). All of the shares of Class A common stock listed in the following table relate to shares that may be acquired by such Selling Stockholders upon the exercise of outstanding warrants. All of these warrants were issued by Excel in connection with its acquisition of Anderson Industries, Inc. on April 3, 1996. The warrants were assumed by Dura in connection with its acquisition of Excel, which was completed on March 23, 1999. Pursuant to the terms of the merger agreement, each outstanding warrant was converted into a warrant to (A) purchase that number of shares of Class A common stock equal to one-half of the number of shares of Excel common stock subject to the warrant multiplied by 0.8 and (B) receive cash equal to one-half of the number of shares of Excel common stock subject to the warrant multiplied by $25.50. The exercise price for the warrants is $16.56 per share of Class A common stock. None of the Selling Stockholders has had within the past three years any material relationship with Dura or any of its predecessors or affiliates.

     The following table sets forth the name of each Selling Stockholder, the number of shares of Class A common stock beneficially owned by each Selling Stockholder immediately prior to the date of this prospectus, the number of shares covered by this prospectus, the number of shares of Class A common stock to be beneficially owned by each Selling Stockholder upon completion of this offering, and the percentage of shares to be owned by each Selling Stockholder upon completion of the offering. However, because the Selling Stockholders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that each Selling Stockholder may retain after completion of the offering cannot be determined at this time. The last two columns of this table assume that all shares covered by this prospectus will be sold by the Selling Stockholders and that no additional shares of Class A common stock are bought or sold by the Selling Stockholders. Each of the Selling Stockholders named in the table has sole voting and investment power with respect to the shares beneficially owned by it or her.

                                                                                             SHARES
                                                                                          BENEFICIALLY
                                                          SHARES         NUMBER OF        OWNED AFTER
                                                       BENEFICIALLY    SHARES COVERED       OFFERING
                                                      OWNED PRIOR TO      BY THIS       ----------------
                                                         OFFERING        PROSPECTUS     NUMBER   PERCENT
                                                      --------------   --------------   ------   -------
Ralph F. Anderson, as Trustee of the Testamentary
  Trust U/W/O Edith Anderson........................       8,398            8,398         --        --
John R. Anderson, as Trustee of the John Anderson
  Revocable Trust U/A/D 9/21/77.....................      23,714           23,634         80         *
Linda Anderson......................................         234              234         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the John Anderson Discretionary Trust U/A/D
     12/28/76.......................................      16,418           16,418         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the John Anderson Gift Trust U/A/D 12/28/76....       3,400            3,400         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the David Descendants Trust U/A/D 12/28/76.....       5,812            5,812         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the David Family Trust U/A/D 12/28/76..........       9,024            9,024         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the Kristin Descendants Trust U/A/D 12/28/76...       5,812            5,812         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the Kristin Family Trust U/A/D 12/28/76........       9,024            9,024         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the Tracy Descendants Trust U/A/D 12/28/76.....       5,812            5,812         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the Tracy Family Trust U/A/D 12/28/76..........       9,024            9,024         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the Jeffrey Descendants Trust U/A/D 4/15/83....       5,812            5,812         --        --
John R. Anderson and Allan B. Muchin, as Co-Trustees
  of the Jeffrey Family Trust U/A/D 4/15/83.........       9,024            9,024         --        --
Judith E. Graff and John R. Anderson, as Co-Trustees
  of the Judith E. Graff Family Trust U/A/D
  12/28/76..........................................       5,563            5,563         --        --
Judith E. Graff and John R. Anderson, as Co-Trustees
  of the Judith E. Graff Discretionary Trust U/A/D
  12/28/76..........................................       1,621            1,621         --        --
Judith E. Graff, as Trustee of the Judith E. Graff
  Revocable Trust U/A/D 9/15/78.....................      15,526           15,526         --        --
Allan B. Muchin and Richard A. Behr, as Co-Trustees
  of the Jeffrey Anderson Trust U/A/D 5/1/80........         467              467         --        --
John R. Anderson, as Trustee of the Tracy E.
  Anderson Trust U/A/D 3/8/96.......................         467              467         --        --
John R. Anderson, as Trustee of the Kristin L.
  Anderson Trust U/A/D 3/8/96.......................         467              467         --        --

                                                                                             SHARES
                                                                                          BENEFICIALLY
                                                          SHARES         NUMBER OF        OWNED AFTER
                                                       BENEFICIALLY    SHARES COVERED       OFFERING
                                                      OWNED PRIOR TO      BY THIS       ----------------
                                                         OFFERING        PROSPECTUS     NUMBER   PERCENT
                                                      --------------   --------------   ------   -------
John R. Anderson, as Trustee of the David J.
  Anderson Trust U/A/D 3/8/96.......................       3,475            3,475         --        --
Allan B. Muchin and Richard A. Behr, as Co-Trustees
  of the John Anderson Children's Trust U/A/D
  12/4/87...........................................      13,387           13,387         --        --

---------------

* Less than one percent.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Dura, Onex, J2R, Alkin and S.A. Johnson and certain other investors are parties to a Stockholders Agreement pursuant to which each party has agreed to vote his or its shares in the same manner that Onex votes its shares of Dura's common stock.

     Dura, Onex and certain stockholders including J2R, Alkin, S.A. Johnson and Karl F. Storrie are parties to a registration agreement pursuant to which Dura has granted certain of its stockholders rights to register shares of Dura's common stock.

     Dura paid fees to Hidden Creek of approximately $9.5 million in 1999 in connection with the acquisitions of Excel, Adwest and Meritor, the offering of the subordinated notes, the tender of the Trident notes, the new senior credit facility and for various other management services. Certain officers and employees of Hidden Creek continue to provide such services to Dura.

     In connection with the December 1991 private placement of common stock, Mr. Storrie acquired 139,531 shares of Class B common stock of which 115,531 shares are still held by Mr. Storrie. Dura loaned Mr. Storrie $75,000 in connection with such purchase. Mr. Storrie repaid $12,900 of the outstanding balance as of April 8, 1999. The remaining loan bears interest at 1 1/2 percent above the base rate, matures on December 31, 2000 and is secured by a pledge of the shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     The total amount of authorized capital stock of DASI consists of 60,000,000 shares of Class A common stock, par value $0.01 per share, 10,000,000 shares of Class B common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 1999, 14,101,511 shares of Class A common stock, 3,320,303 shares of Class B common stock and no shares of preferred stock were issued and outstanding. As of December 31, 1999, there were: (1) 3,457,520 shares of Class A common stock reserved for issuance under Dura's stock option plans and Employee Stock Purchase Plan, of which options to purchase 1,977,258 shares of Class A common stock were outstanding;
(2) 3,320,303 shares of Class A common stock reserved for issuance upon the conversion of the Class B common stock and (3) 1,289,000 shares of Class A common stock reserved for issuance upon the conversion of the Trust Preferred Securities.

     The following summary of certain provisions of DASI's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and by-laws, which are filed with the SEC. See "Where You Can Find More Information."

CLASS A COMMON STOCK

     All of the outstanding shares of Class A common stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of Class A common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board may from time to time determine. The shares of Class A common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of Dura. Upon liquidation, dissolution or winding up of Dura, the holders of Class A common stock are entitled to receive pro rata the assets of Dura which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise required by law or our restated certificate, the Class A common stock and Class B common stock vote together on all matters submitted to a vote of the stockholders, including the election of directors.

     The Class A common stock is traded on the Nasdaq National Market under the symbol "DRRA."

CLASS B COMMON STOCK

     The issued and outstanding shares of Class B common stock generally have identical rights to those of the Class A common stock except with respect to voting power and conversion rights. Each share of Class B common stock is entitled to ten votes on all matters submitted to a vote of stockholders, as compared to one vote for each share of Class A common stock. The Class B common stock automatically ceases to have any voting rights, other than as required by law, at any time that Onex Corporation, J2R Corporation and certain stockholders affiliated with Hidden Creek Industries, in the aggregate, do not beneficially own at least 10 percent of the total outstanding shares of common stock. As of December 31, 1999, these stockholders collectively owned approximately 19 percent of the total outstanding shares of common stock. The Class B common stock is convertible at the option of the holder, and mandatorily convertible upon any transfer of the Class B common stock while it still has ten votes per share (except to affiliates), into Class A common stock on a share-for-share basis. The Class B common stock is not registered under the Exchange Act and is not listed for trading on any national securities exchange or on the Nasdaq Stock Market.

PREFERRED STOCK

     The Dura board may, without further action by Dura's stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Class A common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Dura before any payment is made to the holders of shares of Class A common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Dura's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Dura board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Class A common stock. There are no shares of preferred stock outstanding, and Dura has no present intention to issue any shares of preferred stock. The affirmative vote of two-thirds of the Dura board is required to issue any preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A common stock is Firstar Bank, N.A.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

     General. In March 1999, Dura Operating Corp. ("DOC"), DASI and various direct and indirect wholly owned subsidiaries of DASI (the "Borrowers"), entered into the new credit facility with Bank of America National Trust and Savings Association ("Bank of America") and certain other lenders. The new credit facility provides for aggregate borrowings by Dura of approximately $1,150 million. As of December 31, 1999, there was $759.3 million of outstanding indebtedness under the new credit facility and $191.2 million available under the new credit facility for working capital and other corporate purposes.

     The new credit facility includes (a) a $200.0 million interim term loan,
(b) a $275.0 million tranche A term loan, (c) a $275.0 million tranche B term loan and (d) a $400.0 million revolving credit facility. The net proceeds from the notes offering were used to repay to interim term loan.

     Interest. Amounts outstanding under the new credit facility bear interest, at Dura's option, at a rate per annum equal to either: (1) the Eurocurrency interbank offered rate (the "Eurocurrency Rate") or (2) the alternate base rate, in each case, plus an applicable margin. The "alternate base rate" is defined as the higher of (x) Bank of America's reference rate, and (y) 0.50 percent per annum over the federal funds rate. The applicable margin for the tranche A term loan and the revolving credit facility is initially 2.25 percent for Eurocurrency Rate loans and 0.75 percent for alternate base rate loans. The applicable margin for tranche A term loans and the revolving credit facility adjusts according to a performance pricing grid based on Dura's ratio of senior indebtedness to EBITDA, ranging from (1) for Eurocurrency loans, 2.25 percent to
1.50 percent and (2) for alternate base rate loans, 0.75 percent to 0.00 percent. The applicable margin for the interim term loan is fixed at 2.25 percent for Eurocurrency loans and 0.75 percent for alternate base rate loans. The applicable margin for the tranche B term loan is fixed at 2.50 percent for Eurocurrency loans and 1.00 percent for alternate base rate loans. As of December 31, 1999, Dura's borrowings under the new credit facility bore interest at rates ranging from 5.2 percent to 8.6 percent.

     Maturity. Borrowings under the tranche A term loan are due and payable in March 2005 and borrowings under the tranche B term loan are due and payable in March 2006. The revolving credit facility is available until March 2005.

     Security and Guaranties. The new credit facility is secured by a first priority security interest in all existing and after-acquired tangible and intangible assets of the Borrowers and their material subsidiaries, including, without limitation, intellectual property, real property, all of the capital stock owned by the Borrowers and each of their material subsidiaries and any inter-company debt obligations (with exceptions for certain foreign subsidiaries). All of the Borrowers' obligations under the new credit facility are fully and unconditionally guaranteed by DASI and all of DOC's material subsidiaries (with exceptions for certain foreign subsidiaries).

     Covenants. The new credit facility requires Dura to meet certain financial tests, including, without limitation, maximum levels of senior debt as a ratio to EBITDA, minimum interest coverage, total debt as a ratio of EBITDA and net worth. The new credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, payments of certain other indebtedness, liens and encumbrances.

     Events of Default. The new credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness (including the notes), certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the new credit facility to be in full force and effect and a change of control of Dura.

9 PERCENT SENIOR SUBORDINATED NOTES

     DOC issued $300,000,000 aggregate principal amount of 9 percent senior subordinated notes ("dollar notes") pursuant to an Indenture, dated as of April 22, 1999 (the "Dollar Notes Indenture"), by and among DOC, DASI, the subsidiaries of DOC named therein and U.S. Bank Trust National Association, as trustee (the "Trustee") and issued E100,000,000 aggregate principal amount of 9 percent senior subordinated notes (the "euro notes" and together with the dollar notes, the "notes") pursuant to an Indenture, dated as of April 22, 1999 (the "Euro Notes Indenture" and, together with the Dollar Notes Indenture, the "Indentures"), by and among DOC, DASI, the subsidiaries of DOC named therein and the Trustee. The dollar notes are limited in aggregate principal amount to $350,000,000 and the euro notes are limited in aggregate principal amount of E150,000,000. The notes have a scheduled maturity of May 1, 2004. Interest on the notes accrues at the rate of 9 percent per annum and is payable semiannually in cash on each May 1 and November 1, to the persons who are registered holders of the notes at the close of business on April 15 and October 15, respectively, immediately preceding the applicable interest payment date. The notes are not entitled to the benefit of any mandatory sinking fund.

     The notes are senior subordinated debt of DOC. Accordingly, they rank:

     -  behind all of the senior debt of DOC.

     - equally with all existing and future subordinated, unsecured debt of DOC that does not expressly provide that it is subordinated to the notes.

     - ahead of all future debt of DOC that expressly provides that it is subordinated to the notes.

     -  behind all of the liabilities of DOC's foreign subsidiaries.

     The notes are unconditionally guaranteed on a senior subordinated basis by DASI and by each material existing domestic subsidiary of DOC.

     The notes are redeemable, at our option, in whole or in part from time to time, on and after May 1, 2004, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

                                                              PERCENTAGE
                                                              ----------
2004........................................................    104.50%
2005........................................................    103.00
2006........................................................    101.50
2007 and thereafter.........................................    100.00

     At any time, or from time to time, on or prior to May 1, 2002, we may, at our option, use the net cash proceeds of one or more equity offerings to redeem up to 35 percent of the aggregate principal amount of dollar notes and up to 35 percent of the aggregate principal amount of the euro notes originally issued at a redemption price equal to 109 percent of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of such redemption; provided that at least 65 percent of the dollar notes and at least 65 percent of the euro notes originally issued remain outstanding immediately after any such redemption.

     The Indentures provide that, upon the occurrence of a change of control (as defined below), each holder will have the right to require that DOC purchase all or a portion of their notes, at a purchase price equal to 101 percent of the principal amount thereof plus accrued interest thereon to the date of purchase. "Change of control" is defined under the Indentures to include one or more of the following events:

     - the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of DOC and its restricted subsidiaries taken as a whole to any "person" other than a principal or a related party of a principal (each as defined in the Indentures);

     - the adoption of a plan relating to the liquidation or dissolution of DOC;

     - the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person," other than the principals and their Related Parties, becomes the beneficial owner, directly or indirectly, of more than 50 percent of the voting stock of DOC, measured by voting power rather than number of shares;

     - the first day on which a majority of the members of the Board of Directors of DOC are not continuing directors;

     - the first day on which DASI ceases to own 100 percent of the outstanding Equity Interests of DOC; or

     - DOC consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, DOC, in any such event pursuant to a transaction in which any of the outstanding voting stock of DOC of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of DOC outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than disqualified stock) of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person (immediately after giving effect to such issuance).

     The following events are defined in the Indentures as "Events of Default":

     - default for 30 days in the payment when due of interest on, or liquidated damages with respect to, any Notes whether or not prohibited by the subordination provisions of the Indentures;

     - default in payment when due of the principal of, or premium, if any, on the notes whether or not prohibited by the subordination provisions of the Indentures;

     - failure by DOC or any of its restricted subsidiaries to comply with the covenants described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

     - default under any mortgage, indenture or instrument under which there is issued and outstanding any Indebtedness for money borrowed by DOC or any of it restricted subsidiaries (or the payment of which is guaranteed by DOC or any of its restricted subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the dates of the Indentures, if that default:

       (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default"); or

       (b) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $20.0 million or more;

     - failure by DOC or any of its restricted subsidiaries to pay final judgements aggregating in excess of $20.0 million, which judgements are not paid, vacated, discharged, stayed or non-appealable for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgement or decree which is not promptly stayed;

     - except as permitted by the Indentures, any guaranty shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guaranty or DASI, or any person acting on behalf of DASI, shall deny or disaffirm its obligations under the parent guaranty; and

     - certain events of bankruptcy or insolvency with respect to DASI, DOC or any of its significant subsidiaries.

     The Indentures contain certain covenants for the benefit of the holders of the notes that, among other things, limit DOC's ability and any of its restricted subsidiaries to:

     -  enter into certain transactions with affiliates;

     -  pay dividends or make certain other restricted payments;

     -  consummate certain asset sales;

     -  enter into certain transactions with affiliates;

     -  incur indebtedness that is senior in right of payment to the notes;

     -  incur liens;

     - impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to DOC and its subsidiaries;

     -  merge or consolidate with any other person; or

     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of DOC.

     The foregoing summary of the material provisions of the Indentures is qualified in its entirety by reference to all of the provisions of the Indentures, which have been filed as an exhibit to the registration statement, of which this prospectus forms a part. See "Where You Can Find More Information."

                              PLAN OF DISTRIBUTION

     Dura is registering the shares on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees, pledgees, transferees or other successors in interest selling shares received from a named Selling Stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by Dura. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholders. Sales of shares may be effected by Selling Stockholders from time to time on the Nasdaq, in the over-the-counter market, in privately negotiated transactions, or otherwise. The shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     -  an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     -  privately negotiated transactions;

     -  short sales;

     -  through the writing of options on the shares;

     - in one or more underwritten offerings on a firm commitment or best effort basis; and

     -  a combination of any such methods of sale.

     The shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have not advised Dura that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The Selling Stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on Nasdaq at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be Selling Stockholders. The number of a Selling Stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such Selling Stockholder's shares will otherwise remain unchanged. In addition, a Selling Stockholder may, from time to time, sell short the common stock of Dura, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

     A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock of Dura in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A Selling Stockholder may enter into option or other transactions with broker-dealers. A Selling Stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A Selling Stockholder may also loan or pledge the shares offered hereby to a broker-dealer, and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Dura has agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act with respect to sales of shares through this prospectus. Dura intends to inform the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they conform to the requirements of such Rule.

     Upon Dura being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     - the name of each such selling stockholder and of the participating broker-dealer(s);

     -  the number of shares involved;

     -  the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     -  other facts material to the transaction.

     In addition, upon Dura's being notified by a Selling Stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                 LEGAL MATTERS

     The validity of the shares of Class A common stock offered hereby will be passed upon on behalf of Dura by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Dura as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus, the consolidated financial statements of Excel as of December 27, 1997 and January 2, 1999 and for each of the three years in the period ended January 2, 1999 included in this prospectus and the consolidated financial statements of Trident as of March 31, 1998 and December 31, 1998 and for the period from inception (September 19, 1997) to March 31, 1998, the one-month period ended April 30, 1998 and the eight-month period ended December 31, 1998, each included in this prospectus, were audited by Arthur Andersen LLP, independent public accountants, as set forth in its reports thereon, included herein, and are included herein in reliance upon the authority of said firm as an expert in auditing and accounting in giving said reports.

     The consolidated financial statements of Adwest as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 included in this prospectus have been audited by KPMG Audit Plc, independent certified public accountants. Such financial statements have been included in reliance upon the report of KPMG Audit Plc.

                      WHERE YOU CAN FIND MORE INFORMATION

     Dura has filed a registration statement on Form S-1 regarding the shares of Class A common stock being offered hereby with the SEC. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any other document is not necessarily complete. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter. Each statement regarding any other document does not necessarily contain all of the information important to you.

     Dura is subject to the information requirements of the Exchange Act (SEC File No. 0-21139), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. Prior to its acquisition by Dura, Excel was also subject to the information requirements of the Exchange Act (SEC File No. 1-8684). The reports, proxy statements and other information filed by Dura and Excel may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, Suite 1375, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the SEC Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 (telephone number: 1-800-SEC-0330). The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Such material relating to Dura can also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 2nd Floor, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
DURA AUTOMOTIVE SYSTEMS, INC.
  Report of Independent Public Accountants..................    F-2
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................    F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1997, 1998 and 1999.......................    F-4
  Consolidated Statements of Stockholders' Investment for
     the Years Ended December 31, 1997, 1998 and 1999.......    F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1998 and 1999.......................    F-6
  Notes to Consolidated Financial Statements................    F-7

EXCEL INDUSTRIES, INC.
  Report of Independent Public Accountants..................   F-34
  Consolidated Balance Sheet as of December 27, 1997 and
     January 2, 1999........................................   F-35
  Consolidated Statement of Income for the Years Ended
     December 28, 1996, December 27, 1997 and January 2,
     1999...................................................   F-36
  Consolidated Statement of Cash Flows for the Years Ended
     December 28, 1996, December 27, 1997 and January 2,
     1999...................................................   F-37
  Consolidated Statement of Shareholders' Equity for the
     Years Ended December 28, 1996, December 27, 1997 and
     January 2, 1999........................................   F-38
  Notes to Consolidated Financial Statements................   F-39

ADWEST AUTOMOTIVE PLC
  Independent Auditors' Report..............................   F-66
  Consolidated Profit and Loss Account for the Years Ended
     June 30, 1996, 1997 and 1998...........................   F-67
  Consolidated Balance Sheet as of June 30, 1997 and 1998...   F-68
  Consolidated Cash Flow Statement for the Years Ended June
     30, 1996, 1997 and 1998................................   F-69
  Statement of Consolidated Recognized Gains and Losses for
     the Years Ended June 30, 1996, 1997 and 1998...........   F-70
  Reconciliation of Movements in Shareholders' Funds........   F-71
  Notes to the Accounts.....................................   F-72
  Unaudited Interim Consolidated Profit and Loss Account for
     the Six Month Periods Ending December 31, 1997 and
     1998...................................................   F-96
  Unaudited Interim Consolidated Balance Sheet as of
     December 31, 1998......................................   F-97
  Unaudited Interim Consolidated Cash Flow Statement for the
     Six Month Periods Ending December 31, 1997 and 1998....   F-98
  Unaudited Interim Reconciliation of Movements in
     Shareholders' Funds for the Six Month Period Ended
     December 31, 1997 and 1998.............................   F-99
  Unaudited Interim Analysis of Net Debt at July 1, 1998 and
     December 31, 1998......................................  F-100
  Unaudited Interim Segmental Information for the Six Month
     Period Ended December 31, 1997 and 1998................  F-101
  Notes to the Accounts (Unaudited).........................  F-102

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dura Automotive Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Dura Automotive Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dura Automotive Systems, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2 to the financial statements, effective January 1, 1999, the Company changed its method of accounting for certain start-up costs.

                                                             ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
January 28, 2000

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                   1999          1998
                                                                ----------    ----------
                                         ASSETS
Current Assets:
Cash and cash equivalents...................................    $   23,697    $   20,544
Accounts receivable, net of reserve for doubtful accounts of
  $12,777 and $4,150........................................       478,542       158,465
Inventories.................................................       136,562        50,498
Other current assets........................................       154,704        45,924
                                                                ----------    ----------
     Total current assets...................................       793,505       275,431
                                                                ----------    ----------
Property, Plant and Equipment:
Land and buildings..........................................       165,050        71,489
Machinery and equipment.....................................       373,943       144,931
Construction in progress....................................        42,328        10,899
Less-accumulated depreciation...............................       (80,427)      (38,587)
                                                                ----------    ----------
     Net property, plant and equipment......................       500,894       188,732
                                                                ----------    ----------
Goodwill, net of accumulated amortization of $37,224 and
  $13,926...................................................     1,067,937       435,960
Other Assets, net of accumulated amortization of $7,274 and
  $2,419....................................................        82,531        29,260
                                                                ----------    ----------
                                                                $2,444,867    $  929,383
                                                                ==========    ==========
                        LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
Accounts payable............................................    $  281,413    $   99,512
Accrued liabilities.........................................       296,431        96,664
Current maturities of long-term debt........................        52,712        15,489
                                                                ----------    ----------
     Total current liabilities..............................       630,556       211,665
                                                                ----------    ----------
Long-Term Debt, net of current maturities...................       776,750       316,417
Subordinated Notes..........................................       401,560            --
Other Noncurrent Liabilities................................       149,755       108,014
                                                                ----------    ----------
     Total liabilities......................................     1,958,621       636,096
                                                                ----------    ----------
Commitments and Contingencies (Notes 4, 11 and 12)
Mandatorily Redeemable Convertible Trust Preferred
  Securities................................................        55,250        55,250
Stockholders' Investment:
Preferred stock, par value $1; 5,000,000 shares authorized;
  none issued or outstanding................................            --            --
Common stock, Class A; par value $.01; 60,000,000 shares
  authorized; 14,101,511 and 9,029,085 shares issued and
  outstanding...............................................           141            90
Common stock, Class B; par value $.01; 10,000,000 shares
  authorized; 3,320,303 and 3,325,303 shares issued and
  outstanding...............................................            33            33
Additional paid-in capital..................................       339,041       171,377
Retained earnings...........................................       108,272        67,052
Accumulated other comprehensive loss -- cumulative
  translation adjustment....................................       (16,491)         (515)
                                                                ----------    ----------
     Total stockholders' investment.........................       430,996       238,037
                                                                ----------    ----------
                                                                $2,444,867    $  929,383
                                                                ==========    ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
Revenues.............................................    $2,200,385    $  739,467    $  449,111
Cost of sales........................................     1,854,705       608,518       375,086
                                                         ----------    ----------    ----------
Gross profit.........................................       345,680       130,949        74,025
Selling, general and administrative expenses.........       130,079        49,825        32,815
Facility consolidation charge........................        16,246            --            --
Amortization expense.................................        28,476         9,868         3,600
                                                         ----------    ----------    ----------
Operating income.....................................       170,879        71,256        37,610
Interest expense, net................................        76,703        20,267         9,298
                                                         ----------    ----------    ----------
Income before provision for income taxes, equity in
  losses of affiliates and minority interests........        94,176        50,989        28,312
Provision for income taxes...........................        37,984        20,933        11,670
Minority interest and equity in losses of affiliates,
  net................................................         3,978         1,481            --
Minority interest -- dividends on trust preferred
  securities, net....................................         2,445         1,908            --
                                                         ----------    ----------    ----------
Income before extraordinary item and accounting
  change.............................................        49,769        26,667        16,642
Extraordinary item -- loss on early extinguishment of
  debt, net..........................................         5,402           643            --
Cumulative effect of change in accounting, net.......         3,147            --            --
                                                         ----------    ----------    ----------
     Net income......................................    $   41,220    $   26,024    $   16,642
                                                         ==========    ==========    ==========
Basic earnings per share:
  Income before extraordinary item and accounting
     change..........................................    $     3.06    $     2.49    $     1.89
  Extraordinary item.................................         (0.33)        (0.06)           --
  Cumulative effect of change in accounting..........         (0.20)           --            --
                                                         ----------    ----------    ----------
     Net income......................................    $     2.53    $     2.43    $     1.89
                                                         ==========    ==========    ==========
Diluted earnings per share:
  Income before extraordinary item and accounting
     change..........................................    $     2.94    $     2.42    $     1.88
  Extraordinary item.................................         (0.30)        (0.05)           --
  Cumulative effect of change in accounting..........         (0.18)           --            --
                                                         ----------    ----------    ----------
     Net income......................................    $     2.46    $     2.37    $     1.88
                                                         ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                COMMON STOCK
                                --------------------------------------------                               ACCUMULATED
                                      CLASS A                 CLASS B           ADDITIONAL                    OTHER
                                --------------------    --------------------     PAID-IN      RETAINED    COMPREHENSIVE
                                  SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL      EARNINGS        LOSS
                                ----------    ------    ----------    ------    ----------    --------    -------------
BALANCE, December 31, 1996....   3,795,000     $ 38      4,998,254     $ 50      $ 62,893     $24,386       $     --
Sale of stock under Employee
  Stock Discount Purchase
  Plan........................      16,922       --             --       --           383          --             --
Exercise of options...........       5,861       --             --       --            85          --             --
Collection of common stock
  subscriptions receivable....          --       --             --       --            41          --             --
Conversion from Class B to
  Class A.....................     343,874        4       (343,874)      (4)           --          --             --
Net income....................          --       --             --       --            --      16,642             --
Other comprehensive income-
  foreign currency translation
  adjustment..................          --       --             --       --            --          --         (2,810)
    Total comprehensive
      income..................
                                ----------     ----     ----------     ----      --------     --------      --------
BALANCE, December 31, 1997....   4,161,657       42      4,654,380       46        63,402      41,028         (2,810)
Sale of stock under Employee
  Stock Discount Purchase
  Plan........................      24,932       --             --       --           492          --             --
Exercise of options...........       5,700       --          7,000       --            97          --             --
Other issuance of shares......         719       --             --       --            20          --             --
Collection of common stock
  subscriptions receivable....          --       --             --       --            45          --             --
Public offering of Class A
  common stock, net...........   3,500,000       35             --       --       107,321          --             --
Conversion from Class B to
  Class A.....................   1,336,077       13     (1,336,077)     (13)           --          --             --
Net income....................          --       --             --       --            --      26,024             --
Other comprehensive income-
  foreign currency translation
  adjustment..................          --       --             --       --            --          --          2,295
    Total comprehensive
      income..................
                                ----------     ----     ----------     ----      --------     --------      --------
BALANCE, December 31, 1998....   9,029,085       90      3,325,303       33       171,377      67,052           (515)
Issuance of shares for
  acquisition of Excel........   4,934,414       49             --       --       165,121          --             --
Sale of stock under Employee
  Stock Discount Purchase
  Plan........................      51,283        1             --       --         1,156          --             --
Exercise of options...........      80,015        1             --       --         1,337          --             --
Other issuance of shares......       1,714       --             --       --            50          --             --
Conversion from Class B to
  Class A.....................       5,000       --         (5,000)      --            --          --             --
Net income....................          --       --             --       --            --      41,220             --
Other comprehensive income-
  foreign currency translation
  adjustment..................          --       --             --       --            --          --        (15,976)
    Total comprehensive
      income..................
                                ----------     ----     ----------     ----      --------     --------      --------
BALANCE, December 31, 1999....  14,101,511     $141      3,320,303     $ 33      $339,041     $108,272      $(16,491)
                                ==========     ====     ==========     ====      ========     ========      ========


                                    TOTAL
                                STOCKHOLDERS'
                                 INVESTMENT
                                -------------
BALANCE, December 31, 1996....    $ 87,367
Sale of stock under Employee
  Stock Discount Purchase
  Plan........................         383
Exercise of options...........          85
Collection of common stock
  subscriptions receivable....          41
Conversion from Class B to
  Class A.....................          --
Net income....................
Other comprehensive income-
  foreign currency translation
  adjustment..................
    Total comprehensive
      income..................      13,832
                                  --------
BALANCE, December 31, 1997....     101,708
Sale of stock under Employee
  Stock Discount Purchase
  Plan........................         492
Exercise of options...........          97
Other issuance of shares......          20
Collection of common stock
  subscriptions receivable....          45
Public offering of Class A
  common stock, net...........     107,356
Conversion from Class B to
  Class A.....................          --
Net income....................
Other comprehensive income-
  foreign currency translation
  adjustment..................
    Total comprehensive
      income..................      28,319
                                  --------
BALANCE, December 31, 1998....     238,037
Issuance of shares for
  acquisition of Excel........     165,170
Sale of stock under Employee
  Stock Discount Purchase
  Plan........................       1,157
Exercise of options...........       1,338
Other issuance of shares......          50
Conversion from Class B to
  Class A.....................          --
Net income....................
Other comprehensive income-
  foreign currency translation
  adjustment..................
    Total comprehensive
      income..................      25,244
                                  --------
BALANCE, December 31, 1999....    $430,996
                                  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1999         1998         1997
                                                          ---------    ---------    ---------
OPERATING ACTIVITIES:
Net income............................................    $  41,220    $  26,024    $  16,642
Adjustments required to reconcile net income to net
  cash provided by operating activities --
  Depreciation and amortization.......................       76,654       27,571       12,303
  Deferred income tax provision (benefit).............       (1,899)       7,833        1,521
  Extraordinary loss on extinguishment of debt, net...        5,402          643           --
  Change in method of accounting, net.................        3,147           --           --
  Facility consolidation charge.......................       16,246           --           --
  Equity in losses of affiliates and minority
     interest.........................................        3,978        1,481           --
  Other...............................................           --         (315)          --
  Change in other operating items:
     Accounts receivable..............................          148      (13,536)     (12,841)
     Inventories......................................       11,194         (905)       2,512
     Other current assets.............................      (28,498)      (7,631)      (7,803)
     Accounts payable and accrued liabilities.........      (10,821)       8,203        3,479
     Other assets and liabilities.....................      (35,829)     (41,681)      (7,297)
                                                          ---------    ---------    ---------
     Net cash provided by operating activities........       80,942        7,687        8,516
                                                          ---------    ---------    ---------
INVESTING ACTIVITIES:
Capital expenditures, net.............................      (80,469)     (31,822)     (16,242)
Acquisitions, net.....................................     (524,033)    (135,712)     (70,481)
Other, net............................................       (3,443)          --       (6,663)
                                                          ---------    ---------    ---------
     Net cash used in investing activities............     (607,945)    (167,534)     (93,386)
                                                          ---------    ---------    ---------
FINANCING ACTIVITIES:
Borrowings under revolving credit facilities..........      202,871      417,267      267,987
Repayments of revolving credit facilities.............     (147,553)    (385,052)    (174,869)
Long-term borrowings..................................      754,124      100,265           --
Repayments of long-term borrowings....................     (660,830)    (116,351)      (6,008)
Proceeds from issuance of subordinated notes, net.....      394,653           --           --
Proceeds from stock offering and exercise of stock
  options, net........................................        2,545      107,966          510
Proceeds from issuance of preferred securities........           --       52,525           --
Debt issue costs......................................      (19,537)          --           --
                                                          ---------    ---------    ---------
     Net cash provided by financing activities........      526,273      176,620       87,620
                                                          ---------    ---------    ---------
EFFECT OF EXCHANGE RATES ON CASH......................        3,883         (377)        (269)
                                                          ---------    ---------    ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS...............        3,153       16,396        2,481
CASH AND CASH EQUIVALENTS, beginning of period........       20,544        4,148        1,667
                                                          ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, end of period..............    $  23,697    $  20,544    $   4,148
                                                          =========    =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for --
     Interest.........................................    $  70,209    $  24,941    $   8,715
                                                          =========    =========    =========
     Income taxes.....................................    $  30,071    $  11,446    $   5,589
                                                          =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BASIS OF PRESENTATION:

     Dura Automotive Systems, Inc. (the "Company") and subsidiaries designs and manufactures components and systems primarily for the global automotive industry. The Company has over 80 manufacturing and product development facilities located in the United States, Australia, Brazil, Canada, the Czech Republic, France, Germany, India, Mexico, Portugal, Spain and the United Kingdom.

2.   SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR:

     The Company reports its operating results based on a 52-/53-week fiscal year. For presentation purposes, the Company refers to December 31 as its fiscal year-end. Fiscal years in the three-year period ended December 31, 1999 each contain 52 weeks.

CASH EQUIVALENTS:

     Cash equivalents consist of money market instruments with original maturities of three months or less and are stated at cost which approximates fair value.

INVENTORIES:

     Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market.

     Inventories consisted of the following (in thousands):

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
Raw materials...............................................    $ 85,609    $ 23,067
Work-in-process.............................................      21,162      11,155
Finished goods..............................................      29,791      16,276
                                                                --------    --------
                                                                $136,562    $ 50,498
                                                                ========    ========

OTHER CURRENT ASSETS:

     Other current assets consisted of the following (in thousands):

                                                                   DECEMBER 31,
                                                                -------------------
                                                                  1999       1998
                                                                --------    -------
Excess of cost over billings on uncompleted tooling
  projects..................................................    $ 49,671    $20,640
Deferred income taxes.......................................      64,946     14,023
Prepaid expenses............................................      40,087     11,261
                                                                --------    -------
                                                                $154,704    $45,924
                                                                ========    =======

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

     Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

Buildings..................................................  20 to 30 years
Machinery and equipment....................................   3 to 20 years

     Accelerated depreciation methods are used for tax reporting purposes.

     Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

GOODWILL AND OTHER ASSETS:

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Other assets principally consist of debt financing costs which are being amortized over the term of the applicable agreement, deferred income taxes and the Company's net investment in its joint ventures.

     The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill and other long-lived assets, the Company would recognize an impairment loss.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following (in thousands):

                                                                   DECEMBER 31,
                                                                -------------------
                                                                  1999       1998
                                                                --------    -------
Compensation and benefits...................................    $ 92,332    $21,557
Facility closure and consolidation costs....................      63,137     35,055
Legal and environmental.....................................      25,996      4,752
Interest....................................................      19,285      3,785
Accrued income taxes........................................      18,936      5,953
Medical insurance...........................................       8,143     11,057
Loss contracts..............................................       6,196      2,721
Other.......................................................      62,406     11,784
                                                                --------    -------
                                                                $296,431    $96,664
                                                                ========    =======

OTHER NONCURRENT LIABILITIES:

     Other noncurrent liabilities consisted of the following (in thousands):

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
Pension and post-retirement benefits........................    $ 46,899    $ 21,191
Facility closure and consolidation costs....................      33,091      46,154
Legal and environmental.....................................      23,141      14,673
Loss contracts..............................................      21,973      16,557
Other.......................................................      24,651       9,439
                                                                --------    --------
                                                                $149,755    $108,014
                                                                ========    ========

REVENUE RECOGNITION AND SALES COMMITMENTS:

     The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of up to 7 years, and the Company has no provisions to terminate such contracts. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and is recorded at the minimum amount necessary to fulfill the Company's obligations to its customers.

INCOME TAXES:

     The Company accounts for income taxes following the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

COMPREHENSIVE INCOME:

     The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive income in the consolidated statements of stockholders' investment.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's non-subordinated long-term debt approximates fair value because of the variability of the interest cost associated with these instruments. The fair value of the Company's Subordinated Notes, based on quoted market activity approximated $372.5 million as of December 31, 1999. The fair value of the Company's Preferred Securities, based on Nasdaq market quote activity approximated $21.6 million as of December 31, 1999.

SEGMENT REPORTING:

     The Company follows the provisions of SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 replaces the "industry segment" approach with the "management" approach of reporting segment information. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers (see Note 10).

COMMON STOCK:

     The holder of each share of Class A common stock outstanding is entitled to one vote per share and the holder of each share of Class B common stock outstanding is entitled to 10 votes per share.

STOCK OPTIONS:

     The Company accounts for stock options under the provisions of Accounting Principles Board Opinion ("APB") No. 25, under which no compensation expense is recognized when the stock options are granted. The pro forma effects had the Company followed the provisions of SFAS No. 123 are included in Note 4.

USE OF ESTIMATES:

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

FOREIGN CURRENCY TRANSLATION:

     Assets and liabilities of the Company's foreign operations are translated using the year-end rates of exchange. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of stockholders' investment.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impacts of adopting SFAS No. 133.

CHANGE IN ACCOUNTING METHOD:

     Effective January 1, 1999, the Company adopted the provisions of the Financial Accounting Standards Board Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires costs associated with certain start-up activities be expensed as incurred versus capitalizing and expensing them over a period of time. Previously, the Company capitalized certain design and engineering costs which related to future programs and amortized these costs over the life of the program once production began. Pursuant to the provisions of SOP 98-5, the Company wrote off the unamortized balance of such capitalized costs, net of income tax benefits, of approximately $3.1 million. The write-off is reflected as a cumulative effect of change in accounting in the accompanying consolidated statement of operations for the year ended December 31, 1999. Amounts capitalized and included in other assets were $5.1 million at December 31, 1998.

3.   FACILITY CONSOLIDATION CHARGE:

     In the fourth quarter of 1999, the Company approved a comprehensive plan (the "Plan") to consolidate certain facilities to lower the Company's cost structure and improve its long-term competitive position. The Company recognized charges to operations of $16.2 million in the fourth quarter, which reflected the estimated costs the Company will incur under the Plan. The provision for the facility consolidation charge was developed based on management's best judgment and estimates.

     The charge includes costs associated with consolidating and eliminating certain facilities and associated lease obligations; severance related to employee terminations; and asset impairments. The majority of the countries in which the Company operates have statutory requirements with regards to the minimum severance payments that must be made to employees upon termination. The Company has accrued $13.2 million of severance costs for approximately five salaried plant management and 313 hourly plant manufacturing employees primarily under SFAS No. 112, "Employers' Accounting for Post-employment Benefits," at December 31, 1999. Through December 31, 1999, the Company has eliminated approximately 20 positions pursuant to the Plan. The asset impairments consist of long-lived assets, including fixed assets, manufacturing equipment, and leasehold improvements, from facilities the Company intends to dispose of or discontinue their use. Impairment was measured based on estimated proceeds on the sale of the facilities and equipment.

     Costs incurred and charged to these reserves amounted to $2.1 million related to severance costs and $1.6 million related to asset impairments during the year ended December 31, 1999. As of December 31, 1999,

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES reserves of $11.1 million related to severance costs and $1.4 million related to lease and other obligations remain unutilized.

     The Company anticipates incurring the majority of these costs in 2000 with the exception of the noncancellable lease obligation costs, for which payments extend through 2005.

4.   STOCKHOLDERS' INVESTMENT:

PUBLIC OFFERING OF COMMON STOCK:

     During June 1998, the Company completed an offering of 3,500,000 shares of its Class A common stock at an offering price of $32.75 per share ("Offering"). Net proceeds to the Company, after underwriting discounts and offering expenses, were approximately $107.4 million. Proceeds from the Offering were used to retire outstanding indebtedness. Certain stockholders of the Company converted 1,308,000 shares of Class B common stock of the Company into Class A common stock and sold such Class A common stock concurrent with the Offering. In addition, an employee of the Company exercised an option to acquire 5,000 shares of Class A common stock at an exercise price of $14.50 per share, and sold such Class A shares concurrent with the Offering.

EARNINGS PER SHARE:

     Basic earnings per share were computed by dividing net income by the weighted average number of Class A and Class B common shares outstanding during the year. Diluted earnings per share include (i) the effects of outstanding stock options and warrants using the treasury stock method, (ii) the conversion of the Preferred Securities from their date of issuance on March 20, 1998, and
(iii) the effects of shares issued under the deferred income leadership stock purchase plan, as follows (in thousands, except per share amounts):

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                -------    -------    -------
Net income..................................................    $41,220    $26,024    $16,642
Dividends on mandatorily redeemable convertible preferred
  securities, net of tax....................................      2,445      1,908         --
                                                                -------    -------    -------
Net income applicable to common stockholders -- diluted.....    $43,665    $27,932    $16,642
                                                                =======    =======    =======
Weighted average number of Class A common shares
  outstanding...............................................     12,940      6,763      3,907
Weighted average number of Class B common shares
  outstanding...............................................      3,323      3,945      4,901
                                                                -------    -------    -------
                                                                 16,263     10,708      8,808
Dilutive effect of outstanding stock options after
  application of the treasury stock method..................        101         81         61
Dilutive effect of warrants.................................        114         --         --
Dilutive effect of mandatorily redeemable convertible
  preferred securities, assuming conversion.................      1,289      1,006         --
                                                                -------    -------    -------
Diluted shares outstanding..................................     17,767     11,795      8,869
                                                                =======    =======    =======
Basic earnings per share....................................    $  2.53    $  2.43    $  1.89
                                                                =======    =======    =======
Diluted earnings per share..................................    $  2.46    $  2.37    $  1.88
                                                                =======    =======    =======

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

STOCK OPTION PLAN:

     During 1998, the board of directors and stockholders approved the 1998 Stock Incentive Plan (the "1998 Plan"). Certain people who are full-time, salaried employees of the Company are eligible to participate in the 1998 Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The 1998 Plan provides for the issuance of options at exercise prices equal to the stock market price on the date of grant to Employee Participants covering up to 1,000,000 shares of Class A common stock of the Company plus any shares carried over from the 1996 Key Employee Stock Option Plan plus an annual increase, as defined in the 1998 Plan, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the option plans is as follows:

                                                                                         WEIGHTED
                                                         SHARES         EXERCISE         AVERAGE
                                                      UNDER OPTION       PRICE        EXERCISE PRICE
                                                      ------------    ------------    --------------
Outstanding, December 31, 1996....................       187,734      $14.50-23.50        $17.20
  Granted.........................................       144,300       24.50-28.00         25.37
  Exercised.......................................        (5,861)      14.50-20.75         14.61
  Forfeited.......................................        (9,500)            20.75         20.75
                                                       ---------      ------------
Outstanding, December 31, 1997....................       316,673       14.50-28.00         20.86
  Granted.........................................       740,700       29.00-38.63         30.96
  Exercised.......................................        (5,700)      14.50-20.75         15.27
  Forfeited.......................................       (46,875)      20.75-38.63         37.40
                                                       ---------      ------------
Outstanding, December 31, 1998....................     1,004,798       14.50-38.63         27.57
  Granted.........................................       826,000       17.00-29.25         18.13
  Granted(1)......................................       257,520       15.31-26.72         20.35
  Exercised.......................................       (80,015)      15.47-25.75         17.48
  Forfeited.......................................       (52,045)      15.47-38.63         28.89
                                                       ---------      ------------
Outstanding, December 31, 1999....................     1,956,258      $14.50-38.63        $23.01
                                                       =========      ============

---------------
(1) These shares were granted in accordance with the acquisition of Excel Industries, Inc. in March 1999 (See Note 6).

     Of the outstanding options at December 31, 1999, options covering 527,134 shares are currently exercisable with a weighted average exercise price of $23.09 per share.

     The weighted average fair value of options granted was $10.75 during 1999, $16.61 during 1998 and $14.05 during 1997.

     As of December 31, 1999, the outstanding stock options granted in 1999 have a remaining contractual life of 10 years, the outstanding stock options granted in 1998 have a remaining contractual life of 9 years and the outstanding stock options granted in 1997 have a remaining contractual life of 8 years.

INDEPENDENT DIRECTOR STOCK OPTION PLAN:

     The Dura Automotive Systems, Inc. Independent Director Stock Option Plan (the "Director Option Plan") provides for the issuance of options to Independent Directors, as defined, to acquire up to 100,000 shares of the Company's Class A common stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least 100 percent of the market value of the

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

Class A common stock at the time the option is issued. Such option grants vest six months from the date of grant. As of December 31, 1999, the Company had granted options under the Director Option Plan to acquire 21,000 shares of the Company's Class A common stock at an exercise price of $24.50 to $25.50 per share. As of December 31, 1999, 19,000 of these options were exercisable. No granted options have been exercised.

EMPLOYEE STOCK DISCOUNT PURCHASE PLAN:

     The Dura Automotive Systems, Inc. Employee Stock Discount Purchase Plan (the "Employee Stock Purchase Plan") provides for the sale of up to 500,000 shares of the Company's Class A common stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85 percent of the market value of the Company's Class A common stock at the date of purchase, as defined. Pursuant to this plan, 51,283, 24,932 and 16,922 shares of Class A common stock were issued to employees during the years ended December 31, 1999, 1998 and 1997, respectively. The weighted average fair value of shares purchased in 1999, 1998 and 1997 was $26.42, $25.94 and $22.63, respectively.

STOCK-BASED COMPENSATION PLANS:

     As discussed above, the Company has two stock option plans, the 1998 Plan and the Director Option Plan, and the Employee Stock Purchase Plan. The Company has elected to continue to account for these plans under APB No. 25. No compensation cost has been recognized during the three years ended December 31, 1999. Had compensation cost for these plans been determined under SFAS No. 123, the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands, except per share amounts):

                                                                    YEARS ENDED DECEMBER 31,
                                                                   ---------------------------
                                                                    1999      1998      1997
                                                                   -------   -------   -------
Net income...............................  As Reported -- Basic    $41,220   $26,024   $16,642
                                           Pro Forma                38,728    25,530    16,504
                                           As                      $43,665   $27,932   $16,642
                                           Reported -- Diluted
                                           Pro Forma                41,173    27,438    16,504

Basic earnings per share.................  As Reported             $  2.53   $  2.43   $  1.89
                                           Pro Forma                  2.38      2.38      1.87

Diluted earnings per share...............  As Reported             $  2.46   $  2.37   $  1.88
                                           Pro Forma                  2.32      2.33      1.86

     The effect of the stock offered under the Employee Stock Purchase Plan was not material for 1999, 1998 and 1997.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 5.3 percent to 6.4 percent in 1999, 4.6 percent to 5.7 percent in 1998 and 5.7 percent to 6.5 percent in 1997; expected life of seven years for 1999, 1998 and 1997; an average expected volatility of 47 percent in 1999, 46 percent in 1998 and 39 percent in 1997.

DIVIDENDS:

     The Company has not declared or paid any cash dividends in the past. As discussed in Note 7, the Company's credit agreement restricts the amount of dividends the Company can declare or pay. As of December 31, 1999, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

5.   MANDATORILY REDEEMABLE CONVERTIBLE TRUST PREFERRED SECURITIES:

     In March 1998, Dura Automotive Systems Capital Trust (the "Issuer"), a wholly owned statutory business trust of the Company, completed the offering of $55.3 million of its 7 1/2 percent Convertible Trust Preferred Securities ("Preferred Securities"), resulting in net proceeds to the Company of approximately $52.6 million. The Preferred Securities are redeemable, in whole or part, on or after March 31, 2001 and all Preferred Securities must be redeemed no later than March 31, 2028. The Preferred Securities are convertible, at the option of the holder into Class A common stock of the Company at a rate of 0.5831 shares of Class A common stock for each Preferred Security, which is equivalent to a conversion price of $42 7/8 per share. The net proceeds of the offering were used to repay outstanding indebtedness. Dividends on the Preferred Securities, net of the related income tax benefit, are reflected as minority interest in the accompanying consolidated statements of operations.

     No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in 7 1/2 percent convertible subordinated debentures due March 2028 issued by the Company and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.

6.   ACQUISITIONS:

     In August 1997, the Company acquired GT Automotive Systems, Inc. ("GT Automotive"). GT Automotive had manufacturing facilities in Michigan and Ontario, Canada, with annual revenues of approximately $70.0 million. Initial consideration for the acquisition of GT Automotive was $45.0 million in cash and assumed indebtedness. In 1999, the Company made a final payment of approximately $11.0 million for the achievement of certain operating targets by GT Automotive following the acquisition. The acquisition was financed with proceeds from borrowings under the Company's bank credit agreement.

     In April 1998, the Company acquired all of the outstanding equity interests of Trident Automotive plc ("Trident"). Trident had revenues of approximately $300.0 million in 1997, of which 69 percent was derived from sales of cable assemblies, principally to the automotive OEM market, and the balance from door handle assemblies, lighting and other products. Approximately 68 percent of Trident's revenues were generated in North America, 27 percent in Europe and the remainder in Latin America. Trident had manufacturing and technical facilities in Michigan, Tennessee, Canada, the United Kingdom, Germany, France and Brazil. Pursuant to the terms of the agreement, the Company acquired all of the outstanding equity interests of Trident for total consideration of $93.2 million in cash. In addition, the Company assumed $75.0 million of Trident's outstanding 10 percent Senior Subordinated Notes (the "Notes"), which subsequently were retired (see Note 7). The Company also repaid Trident's outstanding senior indebtedness of approximately $53.0 million. The acquisition of Trident was financed with proceeds from borrowings under the Company's bank credit agreement.

     In March 1999, Dura acquired through a cash tender offer approximately 95 percent of the outstanding ordinary shares of Adwest Automotive plc ("Adwest"). The Company subsequently purchased the remaining 5 percent. Adwest had annual revenues of approximately $400 million and is a supplier of driver control products primarily for European OEMs. The Company paid approximately $320 million to acquire all of the outstanding shares of Adwest, including the assumption of approximately $106.1 million in indebtedness.

     In March 1999, the Company completed its merger with Excel Industries, Inc. ("Excel"). Excel had annual revenues of approximately $1.1 billion of which approximately 78 percent were generated in North

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

America with the remainder in Europe. The Company issued an aggregate of approximately 4.9 million shares of its Class A common stock and paid approximately $155.5 million in cash to Excel's former shareholders. In addition, outstanding options and warrants of Excel were converted to options and warrants of the Company, amounting to 257,520 options and 152,401 warrants. The number of options and warrants and their respective exercise prices were adjusted based upon the share exchange ratio. The Company also assumed approximately $100.0 million of indebtedness. In August 1999, the Company acquired the remaining 30 percent minority interest in Schade from Excel's former European partner for approximately $16.4 million in cash.

     In addition to the acquisitions noted above, Dura acquired Meritor Automotive, Inc. and Metallifacture Limited in 1999, Universal Tool and Stamping Co., Inc. and the Hinge business of Tower Automotive, Inc. in 1998, and REOM Industries (Aust) Pty Ltd. in 1997 (the "Other Acquisitions"). The inclusion of the above acquisitions for periods prior to the date of acquisition would not have materially affected the Company's results of operations.

     The cash consideration related to the acquisitions of Adwest, Excel and the Other Acquisitions were financed with borrowings under a new credit facility that is further described in Note 7.

     The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Certain of the liabilities assumed of Adwest, Excel, and the Other Acquisitions have been recorded based upon preliminary estimates as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. Additional purchase liabilities recorded during 1999 in connection with the finalization of estimates from the Trident acquisition and the 1999 acquisitions included approximately $11.0 million for costs associated with the shutdown and consolidation of certain acquired facilities and $28.9 million for severance and other related costs. As of December 31, 1999, purchase liabilities recorded in conjunction with the acquisitions included approximately $45.0 million for costs associated with the shutdown and consolidation of certain acquired facilities and $37.1 million for severance and other related costs. Costs incurred and charged to these reserves amounted to $14.8 million related to acquired facilities and $24.1 million in severance and other related costs during the year ended December 31, 1999. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since their respective dates of acquisition.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

     The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1999 give effect to (i) the acquisitions of Adwest and Excel, (ii) the offering of the Senior Subordinated Notes (see Note 7), and
(iii) the tender of the Trident notes (see Note 7) as if such transactions had occurred at the beginning of the period and excludes the effects of the extraordinary loss and change in accounting method. The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1998 give effect to (i) the acquisitions of Adwest, Excel and the Other Acquisitions, (ii) the Offering, (iii) the offering of the Preferred Securities,
(iv) the offering of the Senior Subordinated Notes and (v) the tender of the Trident notes as if such transactions had occurred at the beginning of the period and excludes the effects of the extraordinary loss (in thousands, except per share amounts):

                                                                 PRO FORMA FOR THE
                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Revenues..................................................    $2,589,436    $2,525,448
Operating income..........................................       167,881       159,559
Net income before extraordinary item......................        38,138        30,371
Basic earnings per share..................................    $     2.20    $     1.70
Diluted earnings per share................................    $     2.14    $     1.70

     The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

7.   DEBT:

     Debt consisted of the following (in thousands):

                                                                    DECEMBER 31,
                                                               ----------------------
                                                                  1999         1998
                                                               ----------    --------
Credit Agreement:
  Tranche A and B term loans...............................    $  550,521    $     --
  Revolving credit facility................................       208,751          --
  9 percent Senior subordinated notes......................       401,560          --
Trident, 10 percent senior subordinated notes..............            --      81,150
Old bank credit agreement..................................            --     243,510
Other......................................................        70,190       7,246
                                                               ----------    --------
                                                                1,231,022     331,906
Less -- Current maturities.................................       (52,712)    (15,489)
                                                               ----------    --------
                                                               $1,178,310    $316,417
                                                               ==========    ========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

     Future maturities of long-term debt as of December 31, 1999 are as follows (in thousands):

2000........................................................    $   52,712
2001........................................................        50,493
2002........................................................        60,478
2003........................................................        65,424
2004........................................................        66,897
Thereafter..................................................       935,018
                                                                ----------
                                                                $1,231,022
                                                                ==========

     In connection with the acquisitions of Adwest and Excel, the Company entered into an amended and restated $1.15 billion credit agreement ("Credit Agreement"). The Credit Agreement provides for revolving credit facilities of $400.0 million, a $275.0 million tranche A term loan, a $275.0 million tranche B term loan and a $200.0 million interim term loan facility. As of December 31, 1999, rates on borrowings under the Credit Agreement ranged from 5.2 percent to
8.6 percent. Borrowings under the tranche A term loan are due and payable in March 2005 and borrowings under the tranche B term loan are due and payable in March 2006. The revolving credit facility is available until March 2005. Borrowings under the interim loan were due and payable in September 2000, and, as further discussed below, were repaid in April 1999. The Credit Agreement contains various restrictive covenants which limit indebtedness, investments, rental obligations and cash dividends. The Credit Agreement also requires the Company to maintain certain financial ratios including minimum liquidity and interest coverage. The Company was in compliance with the covenants as of December 31, 1999. Borrowings under the Credit Agreement are collateralized by substantially all assets of the Company.

     The Credit Agreement provides the Company with the ability to denominate a portion of its revolving credit borrowings in foreign currencies up to an amount equal to $100.0 million. As of December 31, 1999, $180.0 million of borrowings were denominated in U.S. dollars, $5.5 million of borrowings were denominated in Canadian dollars, $3.9 million of borrowings were denominated in Australian dollars and $19.4 million in British pound sterling.

     In June 1999, Dura retired the $75.0 million of Trident's outstanding 10 percent senior subordinated notes (the "Trident Notes") due 2005. The total consideration paid was approximately $84.0 million of principal and premium and was funded through borrowings under the Credit Agreement.

     In connection with the termination of the Company's former credit facility, the Company wrote-off deferred financing costs of approximately $2.7 million, net of income taxes, during the first quarter of 1999. In addition, the Company wrote-off costs of approximately $2.7 million, net of income taxes, related to the tender of the Trident Notes during the second quarter of 1999. These charges are reflected as extraordinary items in the accompanying 1999 statement of operations.

     In connection with the termination of the Company's former credit facility, the Company wrote-off deferred financing costs of approximately $643,000, net of income taxes, in 1998. This charge is reflected as an extraordinary item in the accompanying 1998 statement of operations.

8.   SENIOR SUBORDINATED NOTES:

     In April 1999, the Company completed the offering of $300 million and Euro 100 million of senior subordinated notes ("Subordinated Notes"). The Subordinated Notes mature in May 2009 and bear interest at 9 percent per year, which is payable semi-annually. Net proceeds from this offering of approximately $394.7 million were used to repay the $200.0 million interim term loan, approximately $78.1 million to retire

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES other indebtedness and approximately $118.9 million was used for general corporate purposes. These notes are collateralized by guarantees of certain of the Company's subsidiaries.

9.   INCOME TAXES:

     The summary of income before provision for income taxes, equity in losses of affiliates, minority interests, cumulative effect of change in accounting and extraordinary items consisted of the following (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
Domestic............................................    $81,714    $43,048    $22,582
Foreign.............................................     12,462      7,941      5,730
                                                        -------    -------    -------
Total...............................................    $94,176    $50,989    $28,312
                                                        =======    =======    =======

     The provision for income taxes consisted of the following (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
Currently payable --
  Domestic..........................................    $32,478    $ 9,827    $ 8,711
  Foreign...........................................      7,405      3,273      1,438
                                                        -------    -------    -------
     Total..........................................     39,883     13,100     10,149
                                                        -------    -------    -------
Deferred --
  Domestic..........................................     (3,525)     6,797        510
  Foreign...........................................      1,626      1,036      1,011
                                                        -------    -------    -------
     Total..........................................     (1,899)     7,833      1,521
                                                        -------    -------    -------
     Total..........................................    $37,984    $20,933    $11,670
                                                        =======    =======    =======

     A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                -------    -------    -------
Federal provision at statutory rates........................    $32,962    $17,846    $ 9,909
Amortization of non-deductible goodwill.....................      2,921        943        440
Foreign provision in excess of U.S. tax rate................      2,089      1,830        444
Research & development credits..............................     (2,250)        --         --
State taxes, net of federal benefit.........................      1,495        900        990
Foreign sales corporation benefit...........................       (953)      (570)      (260)
Other, net..................................................      1,720        (16)       147
                                                                -------    -------    -------
  Total.....................................................    $37,984    $20,933    $11,670
                                                                =======    =======    =======

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

     A summary of deferred tax assets (liabilities) is as follows (in thousands):

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1999        1998
                                                                --------    --------
Depreciation and property basis differences.................    $(43,377)   $ (7,901)
Facility closure and consolidation costs....................      35,080       1,818
Legal and environmental costs...............................      17,063         597
Accrued compensation costs..................................      12,682       3,077
Post-retirement benefit obligations.........................      12,724       1,282
Loss contracts..............................................       9,859       4,468
Net operating loss carryforwards............................       7,570       5,620
Bad debt allowance..........................................       4,472       1,450
Inventory valuation adjustments.............................       4,200       1,025
Other.......................................................      15,561      (2,347)
Tooling and design costs....................................          --      (1,802)
Valuation allowance.........................................      (4,175)     (1,916)
                                                                --------    --------
                                                                $ 71,659    $  5,371
                                                                ========    ========

     The valuation allowance was established for net operating losses acquired or incurred in connection principally with foreign subsidiaries where realization is not assured. No provision has been made for U.S. income taxes related to undistributed earnings of foreign subsidiaries that are intended to be permanently reinvested. As of December 31, 1999, the Company had approximately $22 million of foreign net operating loss carryforwards with varying carryforward periods of 7 years to unlimited carryforward in certain foreign locations.

10. GEOGRAPHIC AND PRODUCT LINE INFORMATION:

     The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is organized in four divisions based on the products that each division offers to vehicle OEM customers. Each division reports their results of operations, submits budgets and makes capital expenditure requests to the chief operating decision-making group. This group consists of the president and chief executive officer, the chief operating officer, the chief financial officer and the vice-presidents of operations, sales, engineering and human resources. The Company's operating segments have been aggregated into one reportable segment, as the Company believes it meets the aggregation criteria of SFAS No. 131. The Company's divisions, each with a separate management team, are dedicated to providing vehicle components and systems to OEM customers. Each of the divisions demonstrate similar economic performance, mainly driven by vehicle production volumes of the customers for which they service. All of the Company's operations use similar manufacturing techniques and utilize common cost saving tools overseen by the Company's vice president of operations. These techniques include continuous improvement programs designed to reduce the Company's overall cost base and to enable the Company to better handle OEM volume fluctuations.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

     The following is a summary of revenues and long-lived assets by geographic location (in thousands):

                                                    YEARS ENDED DECEMBER 31,
                             -----------------------------------------------------------------------
                                      1999                     1998                    1997
                             -----------------------   ---------------------   ---------------------
                                          LONG-LIVED              LONG-LIVED              LONG-LIVED
                              REVENUES      ASSETS     REVENUES     ASSETS     REVENUES     ASSETS
                             ----------   ----------   --------   ----------   --------   ----------
North America..............  $1,493,749    $300,391    $570,464    $126,368    $356,249    $ 68,257
Europe.....................     679,662     192,862     149,914      57,803      87,800      32,131
Other foreign countries....      26,974       7,641      19,089       4,561       5,062       1,150
                             ----------    --------    --------    --------    --------    --------
                             $2,200,385    $500,894    $739,467    $188,732    $449,111    $101,538
                             ==========    ========    ========    ========    ========    ========

     Revenues are attributed to geographic locations based on the location of product production.

     The following is a summary composition by product category of the Company's revenues (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
Parking brake mechanisms.............................    $  246,124    $  134,856    $  124,683
Automotive cables....................................       411,740       282,616       170,988
Transmission shifter mechanisms......................       214,387       124,004        70,191
Window systems.......................................       393,202            --            --
Door systems.........................................       220,938            --            --
Seating systems......................................       123,112            --            --
Engineered products..................................       459,579       197,991        83,249
Mobile products......................................       131,303            --            --
                                                         ----------    ----------    ----------
  Revenues from external customers...................    $2,200,385    $  739,467    $  449,111
                                                         ==========    ==========    ==========

     The Company sells its products directly to OEMs. Customers that accounted for a significant portion of consolidated revenues for each of the three years in the period ended December 31, 1999 were as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Ford......................................................      26%       36%       42%
GM........................................................      15%       23%       25%
DaimlerChrysler...........................................      11%       15%        7%

     As of December 31, 1999 and 1998, receivables from these customers represented 41 percent and 70 percent of total accounts receivable.

11. EMPLOYEE BENEFIT PLANS:

DEFINED BENEFIT PLANS AND POST-RETIREMENT BENEFITS:

     The Company sponsors 22 defined benefit plans that cover certain hourly and salary employees in the United States and certain European countries. The Company's policy is to make annual contributions to the plans to fund the normal cost and certain unfunded frozen initial liabilities over 11.5 years. In addition, the Company has 10 post-retirement medical benefit plans for certain employee groups and has recorded a liability for its estimated obligation under these plans.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

     The change in benefit obligation, plan assets and funded status consisted of the following (in thousands):

                                     PENSION PLANS IN WHICH    PENSION PLANS IN WHICH
                                          ASSETS EXCEED         ACCUMULATED BENEFITS     POST-RETIREMENT BENEFITS
                                      ACCUMULATED BENEFITS          EXCEED ASSETS           OTHER THAN PENSIONS
                                     -----------------------   -----------------------   -------------------------
                                          DECEMBER 31,              DECEMBER 31,               DECEMBER 31,
                                     -----------------------   -----------------------   -------------------------
                                        1999         1998         1999         1998         1999          1998
                                     ----------   ----------   ----------   ----------   -----------   -----------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of
  year.............................   $ 12,656     $     --     $ 22,786     $  4,157     $ 17,685      $  5,755
Service cost.......................      1,980           --        3,810        1,371          777           243
Interest cost......................      3,391           --        4,539        1,412        1,851           825
Plan participants' contributions...        420           --          210           --          136           131
Actuarial (gain) loss..............     (2,595)          --       (1,141)       4,977         (891)        2,471
Acquisitions.......................     69,189           --       64,232       23,720        5,277         9,394
Benefits paid......................     (3,123)          --       (4,244)        (195)      (1,747)       (1,134)
Exchange rate changes..............        429           --         (333)          --           95            --
                                      --------     --------     --------     --------     --------      --------
Benefit obligation at end of
  year.............................   $ 82,347     $     --     $ 89,859     $ 35,442     $ 23,183      $ 17,685
                                      ========     ========     ========     ========     ========      ========
CHANGE IN PLAN ASSETS:
Fair value of plan assets at
  beginning of year................   $ 11,127     $     --     $ 15,362     $  3,206     $     --      $     --
Actual return on plan assets.......      8,901           --        1,529        1,544           --            --
Acquisitions.......................     92,370           --       52,515       20,870           --            --
Employer contributions.............      1,505           --        1,596        1,064        1,706           401
Plan participants' contributions...        420           --          210           --          104           131
Benefits paid......................     (3,123)          --       (3,781)        (195)      (1,810)         (532)
Exchange rate changes..............        382           --          (54)          --           --            --
                                      --------     --------     --------     --------     --------      --------
Fair value of plan assets at end of
  year.............................   $111,582     $     --     $ 67,377     $ 26,489     $     --      $     --
                                      ========     ========     ========     ========     ========      ========
CHANGE IN FUNDED STATUS:
Funded status......................   $ 29,235     $     --     $(22,482)    $ (8,953)    $(23,183)     $(17,685)
Unrecognized actuarial (gain)
  loss.............................     (3,084)          --        2,335        5,532       (1,102)        1,233
Unrecognized prior service cost
  (benefit)........................        256           --          192          301          (72)          (81)
Adjustment to recognize minimum
  liability........................       (797)          --         (643)      (1,008)          --            --
                                      --------     --------     --------     --------     --------      --------
Prepaid (accrued) benefit cost.....   $ 25,610     $     --     $(20,598)    $ (4,128)    $(24,357)     $(16,533)
                                      ========     ========     ========     ========     ========      ========

     The following weighted-average assumptions were used to account for the plans:

                                                                                  POST-RETIREMENT
                                                                                      BENEFITS
                                                        PENSION BENEFITS        OTHER THAN PENSIONS
                                                          DECEMBER 31,              DECEMBER 31,
                                                      ---------------------     --------------------
                                                        1999        1998           1999        1998
                                                      ---------   ---------     -----------   ------
Discount rate.......................................  5.50-7.50%  5.75-6.75%     6.75-7.50%    6.75%
Expected return on plan assets......................  7.50-9.50%  8.00-9.50%           N/A      N/A
Rate of compensation increase.......................  2.50-4.80%  4.00-6.00%           N/A      N/A

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

     For measurement purposes, a 5.0 percent-8.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to remain constant thereafter.

     The components of net periodic benefit costs are as follows (in thousands):

                                                                    POST-RETIREMENT BENEFITS
                                       PENSION BENEFITS               OTHER THAN PENSIONS
                                   YEARS ENDED DECEMBER 31,         YEARS ENDED DECEMBER 31,
                                ------------------------------   ------------------------------
                                  1999       1998       1997       1999       1998       1997
                                --------   --------   --------   --------   --------   --------
Service cost.................   $  6,070   $  1,377   $    185   $    780   $    246   $    101
Interest cost................      7,926      1,424        252      1,872        830        433
Expected return on plan
  assets.....................    (10,763)    (1,600)      (232)        --         --         --
Amendments/curtailments......       (470)        --         --         --         --         --
Amortization of prior service
  cost.......................       (319)        46         45         (8)        (8)        (8)
Recognized actuarial (gain)
  loss.......................        644         15         (3)        25        (72)       (89)
                                --------   --------   --------   --------   --------   --------
Net periodic benefit cost....   $  3,088   $  1,262   $    247   $  2,669   $    996   $    437
                                ========   ========   ========   ========   ========   ========

     Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement medical benefit plans. A one percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                     1-PERCENTAGE-POINT    1-PERCENTAGE-POINT
                                                          INCREASE              DECREASE
                                                     ------------------    ------------------
Effect on total of service and interest cost
  components.....................................         $   261               $  (219)
                                                          =======               =======
Effect on the post-retirement benefit
  obligation.....................................         $ 1,717               $(1,530)
                                                          =======               =======

RETIREMENT SAVINGS PLANS:

     The Company sponsors various employee retirement savings plans that allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants' contributions and/or provide employer contributions based on the Company's performance and other factors. Such employer contributions totaled $4.7 million, $2.8 million and $2.2 million during fiscal 1999, 1998 and 1997.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES:

LEASES:

     The Company leases office and manufacturing space and certain equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1999 under these operating leases are as follows (in thousands):

YEAR                                                           AMOUNT
----                                                           -------
2000........................................................   $11,270
2001........................................................     9,157
2002........................................................     7,959
2003........................................................     6,203
2004........................................................     5,155
Thereafter..................................................    29,592

THIXOTECH:

     In December 1997, the Company purchased approximately 19 percent of the outstanding common stock of Thixotech Inc. ("Thixotech") for approximately $0.5 million. The Company also loaned Thixotech an additional $2.8 million pursuant to notes which are convertible into additional common stock of Thixotech at the Company's option. During 1998 and 1999, the Company purchased approximately $4.2 million of 5 percent convertible preferred stock of Thixotech. In addition, the Company has guaranteed approximately $1.5 million of Thixotech capital lease financing. Subsequent to year-end, the Company exercised its conversion rights under the notes discussed above, becoming the majority owner of Thixotech.

LITIGATION:

     The Company is subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, product warranties, employment-related matters and environmental matters. In the event of a product recall by an original equipment manufacturer, it is possible that the manufacturer will seek reimbursement of the costs to repair from the Company. In addition, the Company is currently in discussions with a significant customer regarding certain alleged product warranty and other contractual matters. All such matters are subject to many uncertainties, and the outcomes of individual matters are not predictable with assurance. Management believes that the Company maintains adequate insurance, including product liability coverage, to cover certain of the claims above. The Company has established reserves in amounts management believes are adequate to cover reasonable adverse judgments not covered by insurance. Based upon the information available to management and discussions with legal counsel, it is the opinion of management that the ultimate outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

13. RELATED PARTY TRANSACTIONS:

     The Company paid fees to Hidden Creek Industries ("HCI"), an affiliate of the Company, of approximately $9.5 million in 1999 in connection with the acquisitions of Excel and Adwest, the offering of the Subordinated Notes, the tender of the Trident notes and the amended Credit Agreement , $3.7 million in 1998 in connection with the acquisition of Universal, Hinge and Trident, the Offering and the Preferred Securities Offering and $850,000 in 1997 in connection with the acquisitions of VOFA and GT Automotive. See Note 6 for discussion of acquisitions.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

14. QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following is a condensed summary of actual quarterly results of operations for 1999 and 1998 (in thousands, except per share amounts):

                                                                                     BASIC      DILUTED
                                                   GROSS     OPERATING     NET     EARNINGS    EARNINGS
                                      REVENUES     PROFIT     INCOME     INCOME    PER SHARE   PER SHARE
                                     ----------   --------   ---------   -------   ---------   ---------
1999:
First..............................  $  264,701   $ 46,482   $ 25,900    $ 3,492     $0.27       $0.27
Second.............................     685,167    102,499     55,781     15,669      0.90        0.86
Third..............................     580,886     89,407     43,845     11,291      0.65        0.63
Fourth.............................     669,631    107,292     45,353     10,768      0.62        0.60
                                     ----------   --------   --------    -------
                                     $2,200,385   $345,680   $170,879    $41,220     $2.53       $2.46
                                     ==========   ========   ========    =======
1998:
First..............................  $  125,746   $ 21,275   $ 10,864    $ 4,576     $0.52       $0.52
Second.............................     187,433     32,019     17,951      5,902      0.63        0.61
Third..............................     185,204     31,859     15,628      5,249      0.43        0.43
Fourth.............................     241,084     45,796     26,813     10,297      0.83        0.80
                                     ----------   --------   --------    -------
                                     $  739,467   $130,949   $ 71,256    $26,024     $2.43       $2.37
                                     ==========   ========   ========    =======

     The sum of per share amounts for the quarters does not equal the total for the year due to the timing of the shares issued in connection with the acquisition of Excel and the timing of the Offering and their effects on the computation of weighted average number of shares outstanding.

15. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION:

     The following consolidating financial information presents balance sheets, statements of operations and cash flow information related to the Company's business. Each Guarantor, as defined, is a direct or indirect wholly owned subsidiary of the Company has fully and unconditionally guaranteed the 9 percent senior subordinated notes issued by Dura Operating Corp., on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                          CONSOLIDATING BALANCE SHEETS
                            AS OF DECEMBER 31, 1999

                             (AMOUNTS IN THOUSANDS)

                                      DURA                        NON-
                                    OPERATING     GUARANTOR    GUARANTOR
                                      CORP.       COMPANIES    COMPANIES    ELIMINATIONS   CONSOLIDATED
                                   -----------   -----------   ----------   ------------   ------------
                                                ASSETS
Current assets:
Cash and cash equivalents........  $       277   $       704   $   22,716   $        --    $    23,697
Accounts receivable, net.........      161,403        94,542      222,597            --        478,542
Inventories......................       36,063        32,513       67,987            --        136,563
Other current assets.............       66,919        23,171       64,613            --        154,703
Due from affiliates..............      167,536       136,813       10,666      (315,015)            --
                                   -----------   -----------   ----------   -----------    -----------
  Total current assets...........      432,198       287,743      388,579      (315,015)       793,505
                                   -----------   -----------   ----------   -----------    -----------
Property, plant and equipment,
  net............................      125,328       117,960      257,606            --        500,894
Investment in subsidiaries.......      558,950        29,042       46,118      (634,110)            --
Notes receivable from
  affiliates.....................      450,669         3,466       36,557      (490,692)            --
Goodwill, net....................      355,605       186,117      526,215            --      1,067,937
Other assets, net................       38,651        13,756       30,124            --         82,531
                                   -----------   -----------   ----------   -----------    -----------
                                   $ 1,961,401   $   638,084   $1,285,199   $(1,439,817)   $ 2,444,867
                                   ===========   ===========   ==========   ===========    ===========
                               LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
Accounts payable.................  $   102,983   $    37,324   $  141,106            --    $   281,413
Accrued liabilities..............       93,727        51,379      151,325            --        296,431
Current maturities of long-term
  debt...........................       16,247         2,159       34,306            --         52,712
Due to affiliates................      155,773       111,204       48,038      (315,015)            --
                                   -----------   -----------   ----------   -----------    -----------
  Total current liabilities......      368,730       202,066      374,775      (315,015)       630,556
                                   -----------   -----------   ----------   -----------    -----------
Long-term debt, net of current
  maturities.....................      661,737            79      114,934            --        776,750
Subordinated notes...............      401,560            --           --            --        401,560
Other noncurrent liabilities.....       26,637        55,467       67,651            --        149,755
Notes payable to affiliates......           --        36,565      454,127      (490,692)            --
                                   -----------   -----------   ----------   -----------    -----------
  Total liabilities..............    1,458,664       294,177    1,011,487      (805,707)     1,958,621
                                   -----------   -----------   ----------   -----------    -----------
Mandatorily redeemable
  convertible trust preferred
  securities.....................       55,250            --           --            --         55,250
Stockholders' investment:........      447,487       343,907      290,203      (634,110)       447,487
Accumulated other comprehensive
  loss -- cumulative translation
  adjustment.....................           --            --      (16,491)           --        (16,491)
                                   -----------   -----------   ----------   -----------    -----------
                                   $ 1,961,401   $   638,084   $1,285,199   $(1,439,817)   $ 2,444,867
                                   ===========   ===========   ==========   ===========    ===========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                             (AMOUNTS IN THOUSANDS)

                                             DURA                    NON-
                                           OPERATING   GUARANTOR   GUARANTOR
                                             CORP.     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                           ---------   ---------   ---------   ------------   ------------
Revenues.................................  $831,615    $588,412    $805,217      $(24,859)     $2,200,385
Cost of sales............................   703,071     499,400     677,093       (24,859)      1,854,705
                                           --------    --------    --------      --------      ----------
Gross profit.............................   128,544      89,012     128,124            --         345,680
Selling, general and administrative
  expenses...............................    58,493      16,099      55,487            --         130,079
Facility consolidation charge............       290          --      15,956            --          16,246
Amortization expense.....................    12,343       5,514      10,619            --          28,476
                                           --------    --------    --------      --------      ----------
Operating income.........................    57,418      67,399      46,062            --         170,879
Interest expense, net....................    35,266       3,627      37,810            --          76,703
                                           --------    --------    --------      --------      ----------
Income before provision for income taxes,
  equity in (earnings) losses of
  affiliates and minority interests......    22,152      63,772       8,252            --          94,176
                                           --------    --------    --------      --------      ----------
Provision for income taxes...............     4,275      24,761       8,948            --          37,984
Minority interest and equity in
  (earnings) losses of affiliates, net...   (30,947)         --      (1,121)       36,046           3,978
Minority interest -- dividends on trust
  preferred securities, net..............     2,445          --          --            --           2,445
                                           --------    --------    --------      --------      ----------
Income before extraordinary item and
  accounting change......................    46,379      39,011         425       (36,046)         49,769
                                           --------    --------    --------      --------      ----------
Extraordinary item -- loss on early
  extinguishment of debt, net............     2,012        (279)      3,669            --           5,402
Cumulative effect of change in
  accounting, net........................     3,147          --          --            --           3,147
                                           --------    --------    --------      --------      ----------
Net income (loss)........................  $ 41,220    $ 39,290    $ (3,244)     $(36,046)     $   41,220
                                           ========    ========    ========      ========      ==========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                            DURA                    NON-
                                                          OPERATING   GUARANTOR   GUARANTOR
                                                            CORP.     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                                          ---------   ---------   ---------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss).......................................  $  41,220   $ 39,290    $ (3,244)    $ (36,046)     $  41,220
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.........................     26,032     14,290      36,332                       76,654
  Deferred income tax benefit...........................     (1,899)        --          --            --         (1,899)
  Equity in losses of affiliates and minority
    interest............................................    (30,947)        --      (1,121)       36,046          3,978
  Extraordinary loss on extinguishment of debt..........      2,012         --       3,390            --          5,402
  Change in method of accounting........................      3,147         --          --            --          3,147
  Facility consolidation charge.........................        290         --      15,956            --         16,246
  Changes in other operating items......................      9,033    (16,444)    (56,395)           --        (63,806)
                                                          ---------   ---------   ---------    ---------      ---------
    Net cash provided by (used in) operating
      activities........................................     48,888     37,136      (5,082)           --         80,942
                                                          ---------   ---------   ---------    ---------      ---------
INVESTING ACTIVITIES:
Acquisitions, net of cash Acquired......................   (185,259)    (8,619)   (330,155)           --       (524,033)
Capital expenditures, net...............................    (16,011)   (20,007)    (44,451)           --        (80,469)
Other, net..............................................         --     (1,994)     (1,449)           --         (3,443)
                                                          ---------   ---------   ---------    ---------      ---------
    Net cash used in investing activities...............   (201,270)   (30,620)   (376,055)           --       (607,945)
                                                          ---------   ---------   ---------    ---------      ---------
FINANCING ACTIVITIES:
Proceeds from borrowings, net...........................    358,551    (10,710)   (199,229)           --        148,612
Debt financing (to)/from affiliates.....................   (584,800)     5,455     579,345            --             --
Proceeds from stock offering and exercise of stock
  options...............................................      2,545         --          --            --          2,545
Proceeds from issuance of subordinated notes............    394,653         --          --            --        394,653
Debt issue costs........................................    (19,537)        --          --            --        (19,537)
                                                          ---------   ---------   ---------    ---------      ---------
    Net cash provided by (used for) financing
      activities........................................    151,412     (5,255)    380,116            --        526,273
                                                          ---------   ---------   ---------    ---------      ---------
EFFECT OF EXCHANGE
RATES ON CASH...........................................         --         --       3,883            --          3,883
                                                          ---------   ---------   ---------    ---------      ---------
NET CHANGE IN CASH
AND CASH EQUIVALENTS....................................       (970)     1,261       2,862            --          3,153
CASH AND CASH
EQUIVALENTS:
Beginning of period.....................................      1,247       (557)     19,854            --         20,544
                                                          ---------   ---------   ---------    ---------      ---------
End of period...........................................  $     277   $    704    $ 22,716     $      --      $  23,697
                                                          =========   =========   =========    =========      =========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                          CONSOLIDATING BALANCE SHEETS
                            AS OF DECEMBER 31, 1998

                             (AMOUNTS IN THOUSANDS)

                                           DURA                    NON-
                                         OPERATING   GUARANTOR   GUARANTOR
                                           CORP.     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                         ---------   ---------   ---------   ------------   ------------
                                                 ASSETS
Current assets:
Cash and cash equivalents..............  $   1,247   $    (557)  $  19,854    $      --      $  20,544
Accounts receivable, net...............     70,332      41,863      46,270           --        158,465
Inventories............................     19,134      10,454      20,910           --         50,498
Other current assets...................     12,576      25,780       7,568           --         45,924
Due from affiliates....................      8,878      16,822       5,421      (31,121)            --
                                         ---------   ---------   ---------    ---------      ---------
  Total current assets.................    112,167      94,362     100,023      (31,121)       275,431
                                         ---------   ---------   ---------    ---------      ---------
Property, plant and equipment, net.....     62,464      48,546      77,722           --        188,732
Investment in subsidiaries.............    202,697      27,736      40,238     (266,747)         3,924
Notes receivable from affiliates.......     47,329          --      29,911      (77,240)            --
Goodwill, net..........................    107,469     150,740     177,751           --        435,960
Other assets, net......................     13,564       2,102       9,670           --         25,336
                                         ---------   ---------   ---------    ---------      ---------
                                         $ 545,690   $ 323,486   $ 435,315    $(375,108)     $ 929,383
                                         =========   =========   =========    =========      =========
                                LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
Accounts payable.......................  $  39,019   $  22,638   $  37,855    $      --      $  99,512
Accrued liabilities....................     28,167      46,131      22,366           --         96,664
Current maturities of long-term debt...      7,064          16       8,409           --         15,489
Due to affiliates......................      8,793       7,806      14,522      (31,121)            --
                                         ---------   ---------   ---------    ---------      ---------
  Total current liabilities............     83,043      76,591      83,152      (31,121)       211,665
                                         ---------   ---------   ---------    ---------      ---------
Long-term debt, net of
  current maturities...................    155,408       8,010     152,999           --        316,417
Other noncurrent liabilities...........     13,437      61,538      33,039           --        108,014
Notes payable to affiliates............         --      27,668      49,572      (77,240)            --
                                         ---------   ---------   ---------    ---------      ---------
  Total liabilities....................    251,888     173,807     318,762     (108,361)       636,096
                                         ---------   ---------   ---------    ---------      ---------
Mandatorily redeemable convertible
  trust preferred securities...........     55,250          --          --           --         55,250
Stockholders' investment...............    238,552     149,679     116,553     (266,747)       238,037
                                         ---------   ---------   ---------    ---------      ---------
                                         $ 545,690   $ 323,486   $ 435,315    $(375,108)     $ 929,383
                                         =========   =========   =========    =========      =========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (AMOUNTS IN THOUSANDS)

                                              DURA                    NON-
                                            OPERATING   GUARANTOR   GUARANTOR
                                              CORP.     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                            ---------   ---------   ---------   ------------   ------------
Revenues..................................  $356,683    $184,956    $210,449      $(12,621)      $739,467
Cost of sales.............................   296,863     151,546     172,730       (12,621)       608,518
                                            --------    --------    --------      --------       --------
Gross profit..............................    59,820      33,410      37,719            --        130,949
Selling, general and administrative
  expenses................................    21,445      11,183      17,197            --         49,825
Amortization expense......................     3,522       2,864       3,482            --          9,868
                                            --------    --------    --------      --------       --------
Operating income..........................    34,853      19,363      17,040            --         71,256
Interest expense, net.....................     7,970       2,808       9,489            --         20,267
                                            --------    --------    --------      --------       --------
Income before provision for income taxes,
  equity in earnings (losses) of
  subsidiaries and minority interest......    26,883      16,555       7,551            --         50,989
Provision for income taxes................    10,030       6,176       4,727            --         20,933
Equity in earnings (losses) of
  subsidiaries............................    11,722          --       4,259       (17,462)        (1,481)
Minority interest -- dividend on trust
  preferred securities, net...............     1,908          --          --            --          1,908
                                            --------    --------    --------      --------       --------
Income (loss) before extraordinary item...    26,667      10,379       7,083       (17,462)        26,667
Extraordinary item -- loss on early
  extinguishment of debt, net.............       643          --          --            --            643
                                            --------    --------    --------      --------       --------
Net income (loss).........................  $ 26,024    $ 10,379    $  7,083      $(17,462)      $ 26,024
                                            ========    ========    ========      ========       ========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             (AMOUNTS IN THOUSANDS)

                                                           DURA                    NON-
                                                         OPERATING   GUARANTOR   GUARANTOR
                                                           CORP.     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                                         ---------   ---------   ---------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)......................................  $  26,024   $ 10,379    $  7,083      $(17,462)     $  26,024
Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operating activities:
  Depreciation and amortization........................     11,587      6,466       9,518            --         27,571
  Deferred income tax provision........................      7,833         --          --            --          7,833
  Extraordinary loss on extinguishment of debt.........        643         --          --            --            643
  Other................................................       (315)        --          --            --           (315)
  (Income)/loss from investment in subsidiaries........    (13,203)        --      (4,259)       17,462             --
  Due (to)/from affiliates.............................      4,152     (6,939)      2,787            --             --
  Equity in losses of affiliates.......................      1,481         --          --            --          1,481
  Changes in other operating items.....................    (21,127)   (40,084)      5,661            --        (55,550)
                                                         ---------   --------    --------      --------      ---------
    Net cash provided by (used for) operating
      activities.......................................     17,075    (30,178)     20,790            --          7,687
                                                         ---------   --------    --------      --------      ---------
INVESTING ACTIVITIES:
Capital expenditures, net..............................    (15,742)    (6,181)     (9,899)           --        (31,822)
Acquisitions, net......................................   (135,712)        --          --            --       (135,712)
                                                         ---------   --------    --------      --------      ---------
    Net cash used for investing activities.............   (151,454)    (6,181)     (9,899)           --       (167,534)
                                                         ---------   --------    --------      --------      ---------
FINANCING ACTIVITIES:
Borrowings under revolving credit facilities...........    352,296      8,000      56,971            --        417,267
Repayments of revolving credit facilities..............   (350,546)        --     (34,506)           --       (385,052)
Long-term borrowings...................................     50,000         --      50,265            --        100,265
Repayments of long-term borrowings.....................    (50,984)        --     (65,367)           --       (116,351)
Debt financing (to)/from affiliates....................    (26,923)    27,668        (745)           --             --
Proceeds from stock offering, net......................    107,848         --          --            --        107,848
Proceeds from issuance of preferred securities.........     52,525         --          --            --         52,525
Sale of common stock, net..............................        118         --          --            --            118
                                                         ---------   --------    --------      --------      ---------
    Net cash provided by financing activities..........    134,334     35,668       6,618            --        176,620
                                                         ---------   --------    --------      --------      ---------
EFFECT OF EXCHANGE
RATES ON CASH..........................................         --         --        (377)           --           (377)
                                                         ---------   --------    --------      --------      ---------
NET CHANGE IN CASH
AND CASH EQUIVALENTS...................................        (45)      (691)     17,132            --         16,396
CASH AND CASH
EQUIVALENTS:
Beginning of period....................................      1,292        134       2,722            --          4,148
                                                         ---------   --------    --------      --------      ---------
End of period..........................................  $   1,247   $   (557)   $ 19,854      $     --      $  20,544
                                                         =========   ========    ========      ========      =========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                               DURA                    NON-
                                             OPERATING   GUARANTOR   GUARANTOR
                                               CORP.     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                             ---------   ---------   ---------   ------------   ------------
Revenues...................................  $345,641     $15,824     $89,074      $(1,428)       $449,111
Cost of sales..............................   291,219      11,837      73,458       (1,428)        375,086
                                             --------     -------     -------      -------        --------
Gross profit...............................    54,422       3,987      15,616           --          74,025
Selling, general and administrative
  expenses.................................    25,062       1,048       6,705           --          32,815
Amortization expense.......................     3,037         303         260           --           3,600
                                             --------     -------     -------      -------        --------
Operating income...........................    26,323       2,636       8,651           --          37,610
Interest expense, net......................     6,479          18       2,801           --           9,298
                                             --------     -------     -------      -------        --------
Income before provision for income taxes,
  equity in earnings (losses) of
  subsidiaries.............................    19,844       2,618       5,850           --          28,312
Provision for income taxes.................     7,665       1,181       2,824           --          11,670
Equity in earnings (losses) of
  subsidiaries.............................     4,463          --          --       (4,463)             --
                                             --------     -------     -------      -------        --------
Net income (loss)..........................  $ 16,642     $ 1,437     $ 3,026      $(4,463)       $ 16,642
                                             ========     =======     =======      =======        ========

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                         DURA AUTOMOTIVE SYSTEMS, INC.
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                             DURA                    NON-
                                           OPERATING   GUARANTOR   GUARANTOR
                                             CORP.     COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                           ---------   ---------   ---------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)........................  $  16,642   $  1,437    $  3,026      $ (4,463)     $  16,642
Adjustments to reconcile net income
  (loss) to net cash provided by (used
  for) operating activities:
  Depreciation and amortization..........      9,910        606       1,787            --         12,303
  Deferred income tax provision..........      1,521         --          --            --          1,521
  (Income)/loss from investment in
     subsidiaries........................     (4,463)        --          --         4,463             --
  Due (to)/from affiliates...............     (4,189)    (2,077)      6,266            --             --
  Changes in other operating items.......     (1,791)       924     (21,083)           --        (21,950)
                                           ---------   --------    --------      --------      ---------
     Net cash provided by (used for)
       operating activities..............     17,630        890     (10,004)           --          8,516
                                           ---------   --------    --------      --------      ---------
INVESTING ACTIVITIES:
Capital expenditures, net................    (13,952)      (756)     (1,534)           --        (16,242)
Acquisitions, net........................    (70,481)        --          --            --        (70,481)
Investments in joint ventures and
  other..................................     (6,663)        --          --            --         (6,663)
                                           ---------   --------    --------      --------      ---------
     Net cash used for investing
       activities........................    (91,096)      (756)     (1,534)           --        (93,386)
                                           ---------   --------    --------      --------      ---------
FINANCING ACTIVITIES:
Borrowings under revolving credit
  facilities.............................    267,987         --          --            --        267,987
Repayments of revolving credit
  facilities.............................   (174,869)        --          --            --       (174,869)
Repayments of long-term borrowings.......        (80)        --      (5,928)           --         (6,008)
Debt financing (to)/from affiliates......    (20,406)        --      20,406            --             --
Sale of common stock, net................        510         --          --            --            510
                                           ---------   --------    --------      --------      ---------
     Net cash provided by financing
       activities........................     73,142         --      14,478            --         87,620
                                           ---------   --------    --------      --------      ---------
EFFECT OF EXCHANGE
RATES ON CASH............................         --         --        (269)           --           (269)
                                           ---------   --------    --------      --------      ---------
NET CHANGE IN CASH AND
CASH EQUIVALENTS:........................       (324)       134       2,671            --          2,481
Beginning of period......................      1,616         --          51            --          1,667
                                           ---------   --------    --------      --------      ---------
End of period............................  $   1,292   $    134    $  2,722      $     --      $   4,148
                                           =========   ========    ========      ========      =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: Excel Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Excel Industries, Inc. (an Indiana corporation) and Subsidiaries as of December 27, 1997 and January 2, 1999 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Excel Industries, Inc. and Subsidiaries as of December 27, 1997 and January 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999 in conformity with generally accepted accounting principles.

     As explained in Note 2 to the financial statements, effective December 28, 1997, the Company changed its method of computing depreciation.

                                                             ARTHUR ANDERSEN LLP
Minneapolis, Minnesota
June 16, 1999

                             EXCEL INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                                                DECEMBER 27,    JANUARY 2,
                                                                    1997           1999
                                                                ------------    ----------
                                          ASSETS
Current assets:
Cash and short-term investments.............................     $   2,317      $  16,290
Marketable securities.......................................        24,420         14,000
Accounts receivable -- trade, less allowances of $1,318 in
  1997 and $1,810 in 1998...................................       140,910        167,400
Customer tooling to be billed...............................        22,356         30,649
Inventories.................................................        40,929         59,402
Prepaid expenses............................................        14,929         15,640
                                                                 ---------      ---------
Total current assets........................................       245,861        303,381
Property, plant and equipment:
Land........................................................         3,227          5,153
Buildings and improvements..................................        52,056         77,101
Machinery and equipment.....................................       225,046        302,691
Accumulated depreciation....................................      (119,361)      (152,276)
                                                                 ---------      ---------
                                                                   160,968        232,669
Goodwill, net of accumulated amortization of $5,387 in 1997
  and $7,012 in 1998........................................        35,960         41,865
Other assets................................................        15,008         16,469
                                                                 ---------      ---------
                                                                 $ 457,797      $ 594,384
                                                                 ---------      ---------
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................     $  85,469      $ 107,052
Accrued liabilities:
Salaries and wages..........................................         9,249         16,875
Employee benefits...........................................        11,136         14,464
Other.......................................................        20,785         25,439
Income taxes payable........................................            --          3,599
Current maturities of long-term debt........................         2,672         17,156
                                                                 ---------      ---------
Total current liabilities...................................       129,311        184,585
Long-term debt..............................................       105,943        149,879
Long-term employee benefits.................................        32,934         44,469
Other long-term liabilities.................................         4,294          9,085
Minority interest...........................................            --         12,108
Commitments and contingent liabilities......................            --             --
Shareholders' equity:
Preferred shares -- no par value, authorized 1,000 shares;
  none issued...............................................            --             --
Common shares -- no par value, authorized 20,000 shares;
  issued and outstanding in 1997, 12,414; issued in 1998,
  12,468....................................................       114,730        115,646
Retained earnings...........................................        70,585         81,373
Accumulated other comprehensive income......................            --          1,045
Treasury shares at cost, 289 shares.........................            --         (3,806)
                                                                 ---------      ---------
Total shareholders' equity..................................       185,315        194,258
                                                                 ---------      ---------
                                                                 $ 457,797      $ 594,384
                                                                 =========      =========

        The accompanying notes are an integral part of these statements.

                             EXCEL INDUSTRIES, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    FISCAL YEAR ENDED
                                                        ------------------------------------------
                                                        DECEMBER 28,    DECEMBER 27,    JANUARY 2,
                                                            1996            1997           1999
                                                        ------------    ------------    ----------
Net sales...........................................     $  887,741      $  962,333     $1,106,103
Cost of goods sold..................................        783,375         846,990        995,982
                                                         ----------      ----------     ----------
Gross profit........................................        104,366         115,343        110,121
Selling, administrative and engineering expenses....         65,652          79,267         78,615
                                                         ----------      ----------     ----------
Operating income....................................         38,714          36,076         31,506
Interest expense....................................          9,784          10,984         11,628
Other income, net...................................         (1,736)         (1,930)        (2,074)
                                                         ----------      ----------     ----------
Income before income taxes and minority interest....         30,666          27,022         21,952
Provision for income taxes..........................         11,550           9,458          3,632
Minority interest...................................             --              --          1,367
                                                         ----------      ----------     ----------
Net income..........................................     $   19,116      $   17,564     $   16,953
                                                         ----------      ----------     ----------
Net income per share:
  Basic.............................................     $     1.79      $     1.59     $     1.37
  Diluted...........................................           1.62            1.48           1.36
Cash dividends per share............................     $     .455      $      .50     $      .50
                                                         ==========      ==========     ==========

        The accompanying notes are an integral part of these statements.

                             EXCEL INDUSTRIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 28,    DECEMBER 27,    JANUARY 2,
                                                              1996            1997           1999
                                                          ------------    ------------    ----------
Cash flows from operating activities:
Net income............................................      $ 19,116        $ 17,564       $ 16,953
                                                            --------        --------       --------
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.......................        26,246          33,382         39,679
  Deferred income taxes...............................        (1,613)          3,093            782
  Other...............................................           348           2,093          2,121
Changes in assets and liabilities, excluding effect of
  acquisitions:
  Accounts receivable and prepaid expenses............        19,206         (12,396)        14,769
  Inventories and customer tooling....................        25,955          (3,180)         5,119
  Accounts payable and accrued liabilities............       (19,409)            (79)        (3,421)
                                                            --------        --------       --------
     Total adjustments................................        50,733          22,913         59,049
                                                            --------        --------       --------
     Net cash provided by operating activities........        69,849          40,477         76,002
                                                            --------        --------       --------
Cash flows from investing activities:
  Purchase of property, plant and equipment...........       (29,209)        (39,287)       (45,958)
  Businesses acquired.................................       (58,984)         (2,415)       (10,080)
  Sale (purchase) of investments, net.................         8,290          (2,471)        10,420
  Proceeds from disposal of business..................            --           6,793             --
  Other...............................................           929             199          1,693
                                                            --------        --------       --------
     Net cash used for investing activities...........       (78,974)        (37,181)       (43,925)
                                                            --------        --------       --------
Cash flows from financing activities:
  Issuance of common shares...........................           278             543            916
  Payments of long-term debt..........................       (79,934)         (2,470)       (15,905)
  Dividends...........................................        (4,875)         (5,632)        (6,165)
  Purchase of treasury shares.........................          (155)             --         (3,806)
  Issuance of long-term debt..........................       100,000              --          3,359
  Other...............................................            --              --          3,497
                                                            --------        --------       --------
     Net cash provided by (used for) financing
       activities.....................................        15,314          (7,559)       (18,104)
                                                            --------        --------       --------
Net change in cash and short-term investments.........         6,189          (4,263)        13,973
Cash and short-term investments at beginning of
  period..............................................           391           6,580          2,317
                                                            --------        --------       --------
Cash and short-term investments at end of period......      $  6,580        $  2,317       $ 16,290
                                                            ========        ========       ========
Supplemental disclosures of cash flow information
  Cash paid during the year for:
  Interest............................................      $  9,288        $ 11,182       $ 11,504
  Income taxes, net of refunds........................        10,524           8,895          3,594
                                                            ========        ========       ========

        The accompanying notes are an integral part of these statements.

                             EXCEL INDUSTRIES, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                        ACCUMULATED
                                     COMMON                                OTHER
                                     SHARES       COMMON    RETAINED   COMPREHENSIVE   TREASURY
                                   OUTSTANDING    SHARES    EARNINGS      INCOME        SHARES     TOTAL
                                   -----------   --------   --------   -------------   --------   --------
BALANCE AT DECEMBER 30, 1995.....    10,703      $ 95,157   $44,412       $ (659)      $(4,593)   $134,317
Comprehensive income:
  Net income.....................                            19,116                                 19,116
  Cumulative translation
     adjustment..................                                             45                        45
  Minimum pension liability
     adjustment..................                                            499                       499
                                                                                                  --------
Total comprehensive income.......                                                                   19,660
                                                                                                  --------
Dividends........................        --            --    (4,875)          --            --      (4,875)
Share options exercised..........        12            86        --           --            --          86
Shares issued under employee
  stock purchase plan............        15           192        --           --            --         192
Warrants issued..................                   1,500        --           --            --       1,500
Treasury shares purchased........       (12)           --        --           --          (155)       (155)
Treasury shares canceled.........        --        (4,748)       --           --         4,748          --
                                     ------      --------   -------       ------       -------    --------
BALANCE AT DECEMBER 28, 1996.....    10,718        92,187    58,653         (115)           --     150,725
Comprehensive income:
  Net income.....................                            17,564                                 17,564
  Cumulative translation
     adjustment..................                                            (45)                      (45)
  Minimum pension liability
     adjustment..................                                            160                       160
                                                                                                  --------
Total comprehensive income.......                                                                   17,679
                                                                                                  --------
Dividends........................        --            --    (5,632)          --            --      (5,632)
Share options exercised..........         9           116        --           --            --         116
Shares issued under employee
  stock purchase plan............        22           427        --           --            --         427
Conversion of 10 percent
  subordinated notes.............     1,665        22,000        --           --            --      22,000
                                     ------      --------   -------       ------       -------    --------
BALANCE AT DECEMBER 27, 1997.....    12,414       114,730    70,585           --            --     185,315
Comprehensive income:
  Net income.....................                            16,953                                 16,953
  Cumulative translation
     adjustment..................                                          2,042                     2,042
  Minimum pension liability
     adjustment..................                                           (997)                     (997)
                                                                                                  --------
Total comprehensive income.......                                                                   17,998
                                                                                                  --------
Dividends........................        --            --    (6,165)          --            --      (6,165)
Share options exercised..........        13           162        --           --            --         162
Shares issued under employee
  stock purchase plan............        41           754        --           --            --         754
Treasury shares purchased........      (289)           --        --           --        (3,806)     (3,806)
                                     ------      --------   -------       ------       -------    --------
BALANCE AT JANUARY 2, 1999.......    12,179      $115,646   $81,373       $1,045       $(3,806)   $194,258
                                     ======      ========   =======       ======       =======    ========

        The accompanying notes are an integral part of these statements.

                             EXCEL INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS

     The Company designs, manufactures and sells automotive window, door and seating systems and decorative trims for original equipment manufacturers (OEMs) and Tier I suppliers. It also manufactures and sells appliances, jacks and couplers, and window and door systems for the recreational vehicle industry and windows for the mass transit and heavy truck industries. The Company has manufacturing facilities located in the United States, Mexico, Germany, United Kingdom, Spain, Portugal, and the Czech Republic.

     Effective July 1, 1998, the Company acquired 70 percent of Schade GmbH & Co. KG, headquartered in Plettenberg, Germany as described in note 3.

2.   SIGNIFICANT ACCOUNTING PRINCIPLES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions, profits and balances are eliminated. The Company has a 25 percent interest in a Brazilian joint venture, which is accounted for on the equity method and resulted in losses of $1.5 million in 1998.

FISCAL YEAR

     The Company's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest the calendar year end.

NET INCOME PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings Per Share." All net income per share amounts reported herein are in accordance with this Statement.

     Basic net income per share is computed using the weighted average number of shares outstanding during the period. Shares used to compute basic net income per share were 10,709,000 for 1996, 11,079,000 for 1997 and 12,370,000 for 1998.

     Diluted earnings per share assumes, when dilutive, the exercise of common share options and warrants outstanding and the conversion of the 10 percent convertible subordinated notes until their conversion into common shares in October, 1997. Shares used to compute diluted earnings per share included the number of shares used for basic net income per share plus 56,000 in 1996, 187,000 in 1997 and 118,000 in 1998 for the exercise of options and warrants and 2,220,000 in 1996 and 1,370,000 in 1997 for the assumed conversion of the notes. Net income used to compute diluted earnings per share included an add-back of $1,907,000 in 1996 and $1,192,000 in 1997 for interest, net of taxes, on the notes.

SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES

     Short-term investments amounting to $2,000,000 at December 27, 1997 and $3,770,000 at January 2, 1999 consist of investments generally held in money market funds.

     Marketable securities represent investments with maturities generally longer than 90 days. All securities mature prior to December, 1999 and are considered available for sale. Interest and dividends on marketable securities are included in income as earned. Realized gains or losses are determined on the specific identification method.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Marketable securities are carried at cost, which approximates market value, and consist of the following (in thousands):

                                                                 1997       1998
                                                                -------    -------
Government securities.......................................    $10,885    $    --
Tax-free municipal securities...............................      5,335         --
Municipal fund par value preferred shares...................      2,200         --
Other tax-free securities...................................      6,000     14,000
                                                                -------    -------
                                                                $24,420    $14,000
                                                                =======    =======

     Other income includes interest income of $1,772,000 in 1996, $1,957,000 in 1997 and $2,005,000 in 1998.

INVENTORIES

     Inventories are valued at the lower of cost or market. At December 27, 1997, the LIFO method was used to value 84 percent of inventories. At January 2, 1999, the last-in, first-out (LIFO) method was used to determine cost for approximately 60 percent of inventories while the first-in, first-out (FIFO) method was used for the remaining inventories primarily related to foreign inventories.

CUSTOMER TOOLING TO BE BILLED

     Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

PROPERTIES

     Property, plant and equipment are carried at cost and include expenditures for new facilities and those which substantially increase the useful lives of existing plant and equipment. Expenditures for repairs and maintenance are expensed as incurred.

DEPRECIATION

     The Company provides for depreciation of property, plant and equipment using methods and rates designed to amortize the cost of such equipment over its useful life. The estimated useful lives range from 10 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment. Prior to 1998, depreciation was computed using accelerated methods of depreciation for new plant and equipment. A survey conducted by the Company confirmed the straight-line method of depreciation as the predominant method used throughout the automotive supply industry. Accordingly, for new capital expenditures for the 1998 fiscal year and thereafter, the Company adopted the straight-line method of depreciation for financial reporting purposes. The favorable effect of the change on net income for the year ending January 2, 1999 was approximately $1.1 million or $.09 per share.

GOODWILL

     The excess of purchase price over the fair value of net assets of acquired businesses (goodwill) is amortized on a straight-line basis over 15 to 40 years. The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates the fair value of all financial instruments where the face value differs from the fair value, primarily long-term debt, based upon quoted amounts or the current rates available for similar financial instruments. If fair value accounting had been used at January 2, 1999, long-term debt would exceed the reported level by approximately $9 million.

REVENUE RECOGNITION AND SALES COMMITMENTS

     The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is generally the obligation of the Company for the entire production life of the vehicle, generally with terms of up to seven years. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable. The Company recorded a $4.5 million reserve for these losses in 1998.

INCOME TAXES

     Deferred income taxes are provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes".

FOREIGN CURRENCY TRANSLATION

     For operations outside the United States that prepare financial statements in currencies other than the United States dollar, the balance sheet, income, expense and cash flow amounts are translated in accordance with SFAS No. 52, "Foreign Currency Translation".

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

hedges allow a derivative's gains or losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impacts of adopting SFAS No. 133 and has not yet determined the timing of adoption.

3.   ACQUISITIONS AND DISPOSALS

     Effective July 1, 1998, the Company purchased through its wholly-owned subsidiary, Excel Industries Germany GmbH, a 70 percent interest in Schade GmbH & Co. K.G. (Schade), a German limited partnership. The aggregate purchase price for Schade was DM 17,036,400, or approximately $9,689,000 plus transaction costs. The Company also assumed approximately $68 million of Schade's debt. The amount of the Company's contribution to the capital of Schade was DM 27,340,000, or approximately $15,548,000. Funds for the purchase price for the interests and the contribution came from the Company's cash on hand.

     The remaining 30 percent of Schade is owned by Hella KG Hueck & Co., another international OEM supplier. Schade has sales and manufacturing operations in Germany, Portugal, Spain, United Kingdom and the Czech Republic with annual sales of more than $300 million. Schade and its affiliated companies are engaged in the manufacture and distribution of decorative trims, body components, injected molded plastic components and modular windows for the automotive industry.

     The acquisition of Schade was accounted for as a purchase. The assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value as of the date of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. The excess of the purchase price over the estimated fair value of net assets acquired has been accounted for as goodwill and is being amortized over 40 years using the straight-line method.

     The accompanying consolidated statements of income include the operating results of Schade since July 1, 1998. Pro forma unaudited consolidated operating results of the Company and Schade for the year ended December 27, 1997 and January 2, 1999, assuming the acquisition had been made as of the beginning of 1997 and 1998, are summarized below (in thousands, except per share amounts):

                                                                     YEAR ENDED
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Net sales.................................................    $1,243,541    $1,264,654
Net income................................................        21,116        18,919
Net income per share, basic...............................          1.91          1.53
Net income per share, diluted.............................          1.77          1.52

     On April 3, 1996, the Company completed the purchase of all of the outstanding common shares of Anderson Industries, Inc. (Anderson) for approximately $62,562,000 including five-year warrants for 381,000 shares of Excel common stock exercisable at $13.25 per share (valued at $1.5 million) and expenses of the transaction.

     The acquisition of Anderson, a holding company whose main asset was Atwood Industries, Inc. (Atwood), was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired, $26,482,000, was accounted for as goodwill and is being amortized over 35 years using the straight-line method.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The accompanying consolidated statements of income include the operating results of Anderson since April 3, 1996. Pro forma unaudited consolidated operating results of the Company and Anderson, assuming the acquisition had been made as of the beginning of 1996, are summarized below (in thousands except per share amounts):

                                                              YEAR ENDED
                                                                 1996
                                                              ----------
Net sales...................................................   $985,555
Net income..................................................     20,745
Net income per share, basic.................................       1.94
Net income per share, diluted...............................       1.74

     The unaudited pro forma financial information presented for both acquisitions is not necessarily indicative either of the results of operations that would have occurred had the transactions been completed on the indicated dates or of future results of operations of the combined companies.

     In the first quarter of 1997, the Company recorded an $8.7 million pre-tax restructuring reserve for the closure of manufacturing facilities in 1997 at Rockford, Illinois and Battle Creek, Michigan which had been acquired as part of the acquisition of Anderson. The reserve consists of personnel related costs (mainly severance pay and fringe benefits) and costs related to the disposals of buildings and equipment. The reserve increased the associated goodwill by $5.4 million (which is net of income taxes) and was not a charge to earnings. Total charges to the reserve (personnel related costs and costs related to the disposals of buildings and equipment) through January 2, 1999 were $7.8 million. Any excess reserves remaining at the completion of the restructuring activities will be recorded as a reduction in goodwill.

     In January, 1997, the Company completed the purchase of the assets of The Compliance Group located in Greendale, Wisconsin for approximately $2.4 million in cash. The excess of the purchase price over the estimated fair value of assets acquired ($2.5 million) has been accounted for as goodwill and is being amortized over 15 years using the straight-line method.

     In May, 1997, the Company completed the sale of the automotive parking brake product line for $2.9 million, which was acquired when the Company purchased Anderson. Sales were approximately $6 million in 1997 and $12 million in 1996 or less than 2 percent of total sales. At the date of the Anderson acquisition, this asset was held for sale and the gain on the sale was recorded as an adjustment to goodwill.

     In September, 1997, the Company announced the closure of its Italian manufacturing division. Closing expenses recorded in the third quarter of 1997 were approximately $1,242,000. Historically, this division had annual sales of approximately $2.5 million and losses in excess of $1 million. Losses in 1997 were approximately $900,000.

4.   RESEARCH, ENGINEERING AND DEVELOPMENT

     Research, engineering and development expenditures charged to operations approximated $17,237,000 in 1996, $25,245,000 in 1997 and $28,900,000 in 1998.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.   INVENTORIES

     Inventories consist of the following (in thousands):

                                                                 1997       1998
                                                                -------    -------
Raw materials...............................................    $23,591    $32,515
Work in process and finished goods..........................     18,674     28,553
LIFO reserve................................................     (1,336)    (1,666)
                                                                -------    -------
                                                                $40,929    $59,402
                                                                =======    =======

6.   PENSION AND OTHER EMPLOYEE BENEFIT PLANS

PENSION AND PROFIT SHARING PLANS

     The Company and its subsidiaries provide retirement benefits to substantially all employees through various pension, savings and profit sharing plans. Defined benefit plans provide pension benefits that are based on the employee's final average salary for salaried employees and stated amounts for each year of credited service for hourly employees.

     It is the Company's policy to fund the ERISA minimum contribution requirement. Plan assets are invested primarily in corporate equity securities, fixed income bonds and insurance annuity contracts.

     Contributions and costs for the Company's various other benefit plans are generally determined based on the employee's annual salary. The Company also provides supplemental retirement benefits for certain executives. Total expense relating the Company's retirement plans, including the defined contribution and defined benefit pension plans, aggregated $7,577,000 in 1996, $8,153,000 in 1997, and $8,541,000 in 1998.

SUPPLEMENTAL AND OTHER POSTRETIREMENT BENEFITS

     In addition to providing pension benefits, the Company provides certain health care benefits to substantially all active employees and postretirement health care benefits to certain salaried employees. In addition, certain hourly and salary employees are eligible for postretirement medical coverage until age
65. The Company is primarily self-insured for such benefits.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.   PENSION AND OTHER EMPLOYEE BENEFIT PLANS (CONTINUED)
     The following provides a reconciliation of benefit obligations, plan assets and funded status of the Company's pension and other postretirement benefit plans (in thousands):

                                                                                  OTHER
                                                                             POSTRETIREMENT
                                                      PENSION BENEFITS          BENEFITS
                                                     -------------------   -------------------
                                                       1997       1998       1997       1998
                                                     --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year...........   $ 43,613   $ 46,320   $ 12,656   $ 11,285
Acquired company..................................         --     11,607         --         --
Service cost......................................      2,687      3,221      1,060        952
Interest cost.....................................      3,207      3,779        913        922
Plan amendments...................................        215         --     (1,804)        --
Actuarial (gain) loss.............................        320      2,802       (698)     2,476
Curtailments......................................       (254)        --         --         --
Benefits paid.....................................     (3,468)    (2,648)      (842)      (943)
                                                     --------   --------   --------   --------
Benefit obligation at end of year.................     46,320     65,081     11,285     14,692
                                                     --------   --------   --------   --------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year....     34,451     40,117         --         --
Acquired company..................................         --      2,614         --         --
Actual return on plan assets......................      6,139      4,943         --         --
Company contributions.............................      2,995      3,367        842        943
Benefits paid.....................................     (3,468)    (2,648)      (842)      (943)
                                                     --------   --------   --------   --------
Fair value of plan assets at end of year..........     40,117     48,393         --         --
                                                     --------   --------   --------   --------
Funded status.....................................     (6,203)   (16,688)   (11,285)   (14,692)
Unrecognized actuarial (gain) loss................         36      1,124     (4,524)    (1,847)
Unrecognized prior service cost...................        187        170     (2,556)    (2,452)
Unrecognized transition obligation................        (52)       (41)        --         --
                                                     --------   --------   --------   --------
Net amount recognized.............................   $ (6,032)  $(15,435)  $(18,365)  $(18,991)
                                                     ========   ========   ========   ========
Amounts recognized in the balance sheet consist
  of:
  Accrued benefit liability.......................   $ (6,260)  $(16,907)  $(18,365)  $(18,991)
  Intangible asset................................        228        475         --         --
  Accumulated other comprehensive income..........         --        997         --         --
                                                     --------   --------   --------   --------
Net amount recognized.............................   $ (6,032)  $(15,435)  $(18,365)  $(18,991)
                                                     ========   ========   ========   ========
Weighted-average assumptions as of year end:
Discount rate.....................................        7.5%  5.5%-7.0%       7.5%       7.0%
Expected return on plan assets....................        8.0%       8.0%       N/A        N/A
Rate of compensation increase.....................        5.0%  2.5%-4.0%       N/A        N/A

     The weighted average assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8.3 percent in 1997 and
7.7 percent in 1998, declining by .5 percent per year to a weighted average rate of 6.3 percent.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.   PENSION AND OTHER EMPLOYEE BENEFIT PLANS (CONTINUED)
     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $14,200,000, $14,151,000, and $12,117,000 at 1997 and $39,659,000, $37,479,000, and $24,927,000 at 1998 respectively.

     The projected benefit obligation for pension plans outside of the U.S. are $11,728,000 at January 2, 1999.

     Components of net pension expense for qualified defined benefit pension plans are as follows (in thousands):

                                                                        YEAR ENDED
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
Service cost................................................    $2,470    $2,687    $3,221
Interest cost...............................................     2,711     3,207     3,779
Expected return on plan assets..............................    (2,248)   (2,770)   (3,086)
Net amortization of deferrals...............................        53        48        28
                                                                ------    ------    ------
Net periodic benefit cost...................................    $2,986    $3,172    $3,942
                                                                ======    ======    ======

     The components of net periodic postretirement benefit cost are as follows (in thousands):

                                                                        YEAR ENDED
                                                                --------------------------
                                                                 1996      1997      1998
                                                                ------    ------    ------
Service cost................................................    $  868    $1,060    $  952
Interest cost...............................................       780       913       922
Amortization of prior service cost..........................       (57)      (56)     (174)
Recognized actuarial gain...................................      (143)     (147)     (131)
                                                                ------    ------    ------
Net periodic benefit cost...................................    $1,448    $1,770    $1,569
                                                                ======    ======    ======

     Assumed health care cost trend rates have a significant effect on the amounts reported for the other postretirement benefit plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                 1-PERCENTAGE      1-PERCENTAGE
                                                                POINT INCREASE    POINT DECREASE
                                                                --------------    --------------
Effect on total service and interest cost...................        $  348            $ (283)
Effect on postretirement benefit obligation.................         2,306            (1,920)

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.   LONG-TERM DEBT

     Following is a summary of long-term debt of the Company (in thousands):

                                                                  1997        1998
                                                                --------    --------
7.78 percent Senior notes...................................    $100,000    $100,000
German bank loans...........................................          --      51,261
Other.......................................................       8,615      15,774
                                                                --------    --------
                                                                 108,615     167,035
Current maturities..........................................      (2,672)    (17,156)
                                                                --------    --------
                                                                $105,943    $149,879
                                                                ========    ========

     The Senior notes are due April 30, 2011. Interest only is payable in quarterly installments until 2000 at which time annual payments will commence ranging from $3.9 million to $12.2 million. The debt agreements contain certain restrictive covenants which, among other things, require that the Company maintain certain financial ratios at specified levels, restrict the amount of additional borrowings and limit the amount of dividends that can be paid.

     The German bank loans consist of various loans that are payable periodically through 2008 with interest rates ranging from 4 percent to 9 percent.

     The other debt consists primarily of loans from previous Schade shareholders, mortgages and equipment loans with interest rates ranging from 5.5 percent to 10.1 percent. Certain plant and equipment purchased with the proceeds of the debt collateralize these obligations.

     The Company had available unused unsecured lines of credit of approximately $56,000,000 at January 2, 1999 under the terms of an agreement executed in April, 1996. Funds are available under this agreement through April, 2000 at an interest rate equal to the London Interbank rate plus 75 basis points.

     Long-term debt maturities are $17,156,000 in 1999, $17,081,000 in 2000,
$11,904,000 in 2001, $11,020,000 in 2002, $21,243,000 in 2003 and $88,631,000
thereafter.

8.   LEASES

     The Company leases certain of its manufacturing facilities, sales offices, transportation and other equipment. Total rental expense was approximately $4,471,000 in 1996, $5,037,000 in 1997 and $4,505,000 in 1998. Future minimum lease payments under noncancellable operating leases are $3,691,000 in 1999, $2,811,000 in 2000, $2,180,000 in 2001, $1,638,000 in 2002, $1,188,000 in 2003
and $713,000 thereafter.

9.   INCOME TAXES

     Pre-tax income reported by U.S. and foreign subsidiaries was as follows (in thousands):

                                                                 YEAR ENDED
                                                        -----------------------------
                                                         1996       1997       1998
                                                        -------    -------    -------
United States.......................................    $31,531    $29,070    $16,715
Foreign.............................................       (865)    (2,048)     5,237
                                                        -------    -------    -------
                                                        $30,666    $27,022    $21,952
                                                        =======    =======    =======

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.   INCOME TAXES (CONTINUED)
     The provision (benefit) for income taxes is summarized below (in thousands):

                                                                  YEAR ENDED
                                                          ---------------------------
                                                           1996       1997      1998
                                                          -------    ------    ------
Current:
  U.S. federal........................................    $11,070    $5,187    $  236
  Foreign.............................................         --        --     1,479
  State...............................................      2,093     1,178     1,078
                                                          -------    ------    ------
                                                           13,163     6,365     2,793
                                                          -------    ------    ------
Deferred:
  U.S. federal........................................     (1,720)    3,022       (96)
  Foreign.............................................         --        --     1,124
  State...............................................        107        71      (189)
                                                          -------    ------    ------
                                                           (1,613)    3,093       839
                                                          -------    ------    ------
                                                          $11,550    $9,458    $3,632
                                                          =======    ======    ======

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. Current deferred income tax assets of $11,076,000 and $10,608,000 are classified as prepaid expenses at December 27, 1997 and January 2, 1999, respectively. Long-term deferred income tax liabilities of $2,051,000 and $4,510,000 are classified as other long-term liabilities at December 27, 1997 and January 2, 1999 respectively.

     Deferred income taxes are comprised of the following at December 27, 1997 and January 2, 1999 (in thousands):

                                                                 1997       1998
                                                                -------    -------
Gross deferred tax liabilities
  Property, plant and equipment.............................    $16,457    $19,427
  Other.....................................................        607        590
                                                                -------    -------
                                                                 17,064     20,017
                                                                -------    -------
Gross deferred tax assets
  Pension and postretirement benefit obligations............     14,036     16,486
  Other accrued liabilities.................................     11,898      9,629
  Inventories...............................................        155         --
  Tax credit and net operating loss carryforwards...........      1,355      1,162
                                                                -------    -------
                                                                 27,444     27,277
Valuation allowance.........................................     (1,355)    (1,162)
                                                                -------    -------
Net deferred tax assets.....................................    $ 9,025    $ 6,098
                                                                =======    =======

     At December 27, 1997 and January 2, 1999 the Company maintained a valuation allowance for foreign tax credit and foreign net operating loss carryforwards, which expire in 1999-2004. Based upon past operating results, the Company estimates that it is more likely than not that these carryforwards cannot be utilized

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.   INCOME TAXES (CONTINUED)
before they expire. The Company does not provide U.S. income taxes on earnings of foreign subsidiaries ($3.2 million) since it is intended that these earnings be indefinitely reinvested.

     Provision for taxes on income in 1998 includes the benefit of tax credits related to prior years. In 1998, the Company completed a review of qualified research and development expenditures for the years 1994-1997 and recorded tax credits totaling $4 million. The provision for income taxes computed by applying the Federal statutory rate to income before income taxes is reconciled to the recorded provision as follows (in thousands):

                                                                        YEAR ENDED
                                                                ---------------------------
                                                                 1996       1997      1998
                                                                -------    ------    ------
Tax at United States statutory rate.........................    $10,733    $9,458    $7,683
State income taxes, net of federal benefit..................      1,430       812       578
Research and development tax credits........................        (80)     (187)   (5,472)
Foreign income taxed at rates different than U.S............        303      (186)      770
Foreign Sales Corporation...................................       (494)     (682)     (684)
Non-taxable interest income.................................       (340)     (382)     (235)
Amortization of goodwill....................................        346       479       561
Other.......................................................       (348)      146       431
                                                                -------    ------    ------
                                                                $11,550    $9,458    $3,632
                                                                =======    ======    ======

10. COMMON SHARES

     In 1997, the Company reserved 500,000 common shares for the Excel Industries, Inc. 1997 Long-Term Incentive Plan (LTIP). Under the LTIP, performance shares awarded to key executives of the Company are earned based on the attainment of one or more pre-established performance goals over a specified performance period. Through January 2, 1999, 135,000 performance shares had been awarded.

     The Company has 473,550 common shares reserved for issuance to officers, other key employees and non-employee directors for the 1994 Stock Compensation Plan (the Plan). The Plan provides that options may be granted at not less than fair market value and are exercisable for ten years from the date of grant. Generally, the options become exercisable at the rate of 25 percent per year commencing one year from the date of grant.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. COMMON SHARES (CONTINUED)
     The following table sets forth stock option activity:

                                                               YEAR ENDED
                                      ------------------------------------------------------------
                                             1996                 1997                 1998
                                      ------------------   ------------------   ------------------
                                                WEIGHTED             WEIGHTED             WEIGHTED
                                                AVERAGE              AVERAGE              AVERAGE
                                                EXERCISE             EXERCISE             EXERCISE
                                      OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                      -------   --------   -------   --------   -------   --------
Stock options outstanding at
  beginning of year.................  263,750    $12.23    250,900    $12.45    352,250    $14.73
Options granted.....................   15,000     12.25    127,000     19.19      9,000     17.17
Options exercised...................  (12,200)     7.54     (9,400)    12.38    (13,100)    12.38
Options canceled....................  (15,650)    12.38    (16,250)    15.73    (26,250)    16.53
                                      -------    ------    -------    ------    -------    ------
Stock options outstanding at end of
  year..............................  250,900    $12.45    352,250    $14.73    321,900    $14.75
                                      =======    ======    =======    ======    =======    ======
Options exercisable at year end.....   57,300    $12.56    110,000    $12.51    177,275    $13.48
                                      =======    ======    =======    ======    =======    ======

                                                             EXERCISE PRICE RANGE
                                                        ------------------------------
                                                        $12.25-$13.81    $16.13-$21.38      TOTAL
                                                        -------------    -------------    ----------
Options outstanding.................................        210,900          111,000         321,900
Weighted average exercise price.....................         $12.40           $19.21          $14.75
Remaining contractual life..........................      6.2 years        8.2 years       6.9 years
Options exercisable.................................        147,525           29,750         177,275
Weighted average exercise price.....................         $12.37           $18.98          $13.48

     The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, the element of compensation cost applicable to the granting of stock options has not been recognized for financial statement purposes. Had compensation cost for the options granted been recognized for financial statement purposes using the Black-Scholes option pricing model, the Company's net earnings and basic earnings per share would have been reduced to the pro-forma amounts indicated below (in thousands except per share amounts):

                                                               YEAR ENDED
                                   ------------------------------------------------------------------
                                           1996                   1997                   1998
                                   --------------------   --------------------   --------------------
                                   REPORTED   PRO-FORMA   REPORTED   PRO-FORMA   REPORTED   PRO-FORMA
                                   --------   ---------   --------   ---------   --------   ---------
Net earnings.....................  $19,116     $18,882    $17,564     $17,191    $16,953     $16,523
Per share........................     1.79        1.77       1.59        1.55       1.37        1.34

     The fair value of the option grant is estimated on the date of grant with the following assumptions:

                                                                 1996       1997       1998
                                                                -------    -------    -------
Dividend yield..............................................        3.2%       2.8%      2.86%
Expected volatility.........................................         33%        31%        33%
Risk-free interest rate.....................................        6.5%      5.75%       4.5%
Expected life...............................................    5 years    5 years    5 years

     The Company has an employee stock purchase plan and has reserved 251,659 common shares for this purpose. The plan allows eligible employees to authorize payroll withholdings which are used to purchase

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. COMMON SHARES (CONTINUED)
common shares from the Company at ninety percent (90 percent) of the closing price of the common shares on the date of purchase. Through January 2, 1999, 198,341 shares had been issued under the plan.

     The Company has outstanding warrants for the purchase of 381,000 common shares at a price of $13.25. These warrants were issued in connection with the acquisition of Anderson Industries and if not exercised, expire April 2001.

     The Company has a shareholder rights plan to protect shareholders against unsolicited attempts to acquire control of the Company that do not offer what the Company believes to be an adequate price to all shareholders. The rights were issued to shareholders of record on January 22, 1996 and will expire on January 22, 2006. The plan provides for the issuance of one right for each outstanding share of the Company's Common Stock. The rights will become exercisable only if a person or group acquires or announces a tender offer to acquire 20 percent or more of the Company's outstanding voting stock. Each right entitles the holder to buy one one-hundredth share of a newly authorized series of preferred stock from the Company. Also, after such acquisition all rights holders except the acquirer will be entitled to purchase common shares at one-half of the then current market price of the common shares. Any activity regarding this plan would have a dilutive effect on earnings per share calculations.

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS

     The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," in 1998 and restated prior year disclosures for certain minor differences. The Company's operating segments are aggregated for reporting purposes into two reportable segments based on similarities of the nature of products and production processes, the types of customers, the method of distribution of products, and economic characteristics.

     The light vehicle products segment designs, manufactures and sells products for passenger cars and pick-up trucks for OEMs and Tier I suppliers. Products include plastic and metal framed window and door assemblies, manual and power window regulator systems, manual seat systems, decorative trims and injection molded plastic parts. Principal markets are in North America, Europe, and Mexico.

     The recreational vehicles, mass transit and heavy truck products segment (RV/MT/HT) manufactures and sells products for recreational vehicles, mass transit and heavy trucks. Products include appliances such as water heaters, furnaces, stoves and ranges, hardware such as jacks and couplers, seating frames and seat adjusters, preassembled doors and windows for motor homes and window assembles for mass transit systems and heavy trucks. Principal markets are in the United States. Segment information is summarized in the following tables with years prior to 1998 restated (in thousands):

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS (CONTINUED)

                                                 LIGHT VEHICLE   RV/MT/HT
                                                   PRODUCTS      PRODUCTS   CORPORATE     TOTAL
                                                 -------------   --------   ---------   ----------
DECEMBER 28, 1996
Sales.........................................     $730,255      $157,486    $    --    $  887,741
Operating income (expense)....................       34,140       13,337      (8,763)       38,714
Assets........................................      301,197       87,643      54,394       443,234
Capital expenditures..........................       23,816        3,768       1,625        29,209
Depreciation and amortization expense.........       20,626        4,283       1,337        26,246
DECEMBER 27, 1997
Sales.........................................     $759,569      $202,764    $    --    $  962,333
Operating income (expense)....................       28,546       15,392      (7,862)       36,076
Assets........................................      319,284       84,156      54,357       457,797
Capital expenditures..........................       32,932        5,916         439        39,287
Depreciation and amortization expense.........       24,348        7,481       1,553        33,382
JANUARY 2, 1999
Sales.........................................     $885,383      $220,720    $    --    $1,106,103
Operating income (expense)....................       18,051       19,737      (6,282)       31,506
Assets........................................      484,126       81,198      29,060       594,384
Capital expenditures..........................       40,824        4,779         355        45,958
Depreciation and amortization expense.........       31,725        6,905       1,049        39,679

     The following table presents revenues by country (in thousands):

                                                              1996        1997         1998
                                                            --------    --------    ----------
United States...........................................    $742,047    $788,952    $  786,672
Canada..................................................     106,640     134,801       125,376
Germany.................................................          --          --       111,180
Mexico..................................................      29,863      24,062        23,411
Other...................................................       9,191      14,518        59,464
                                                            --------    --------    ----------
                                                            $887,741    $962,333    $1,106,103
                                                            ========    ========    ==========

     The following table presents long-lived assets by country (in thousands):

                                                               1996        1997        1998
                                                             --------    --------    --------
United States............................................    $201,253    $209,012    $216,230
Germany..................................................          --          --      39,539
Other....................................................       3,031       2,924      35,234
                                                             --------    --------    --------
                                                             $204,284    $211,936    $291,003
                                                             ========    ========    ========

     Sales to three major customers, Ford Motor Company, DaimlerChrysler, and General Motors Corporation, were approximately 47 percent, 12 percent and 6 percent, respectively, of the Company's net sales in 1996 as compared to 41 percent, 11 percent and 7 percent in 1997 and 36 percent, 9 percent and 5 percent in 1998.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS (CONTINUED)
     Accounts receivable from Ford Motor Company, DaimlerChrysler, and General Motors Corporation approximated 60 percent of trade accounts receivable at December 27, 1997 and 46 percent at January 2, 1999.

12. CONTINGENCIES

     A chemical cleaning compound, trichloroethylene (TCE), was found in the soil and groundwater on the Company's property in Elkhart, Indiana, and in 1981 TCE was found in a well field of the City of Elkhart in close proximity to the Company's facility. On June 9, 1998, the United States District Court for the Northern District of Indiana accepted a consent decree specifying a payment of Federal Past Response Costs. Together with amounts due the Indiana Department of Environmental Management, the Company paid approximately $3.4 million in 1998 to complete its obligation for the remedial clean-up.

     The Company has been named a potentially responsible party for costs at six disposal sites. The remedial investigations and feasibility studies have been completed, and the results of those studies have been provided to the appropriate agencies. The studies indicated a range of viable remedial approaches, but agreement has not yet been reached with the authorities on the final remediation approach. Furthermore, the PRPs for these sites have not reached an agreement on the allocation of costs between the PRPs. The Company believes it either has no liability as a responsible party or that adequate provisions have been recorded for current estimates of the Company's liability and estimated legal costs associated with the settlement of these claims. It is reasonably possible that the Company's recorded estimate of its obligation may change in the near term.

     There are claims and pending legal proceedings against the Company and its subsidiaries with respect to taxes, workers' compensation, warranties and other matters arising out of the ordinary conduct of the business. The ultimate result of these claims and proceedings at January 2, 1999 is not determinable, but, in the opinion of management, adequate provision for anticipated costs has been made or insurance coverage exists to cover such costs.

13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth in summary form the quarterly results of operations for the fiscal years ended December 27, 1997 and January 2, 1999 (in thousands, except per share amounts):

                                                                       1997
                                                     -----------------------------------------
                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     --------   --------   --------   --------
Net sales.........................................   $251,216   $264,474   $213,548   $233,095
Gross profit......................................     30,998     37,099     21,659     25,587
Net income........................................      6,302      9,067        297      1,898
Net income per share:
  Basic...........................................   $    .59   $    .85   $    .03   $    .16
  Diluted.........................................        .53        .75        .03        .16
                                                     --------   --------   --------   --------

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                       1998
                                                     -----------------------------------------
                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                     --------   --------   --------   --------
Net sales.........................................   $230,994   $247,237   $280,231   $347,641
Gross profit......................................     27,580     28,650     20,648     33,243
Net income........................................      5,379      5,756      1,589      4,229
Net income per share:
  Basic...........................................   $    .43   $    .46   $    .13   $    .35
  Diluted.........................................        .43        .46        .13        .35
                                                     --------   --------   --------   --------

14. SUBSEQUENT EVENT

     On March 23, 1999, all of the Company's outstanding stock was acquired by Dura Automotive Systems, Inc. (Dura). In the aggregate, the stockholders of Excel received consideration of approximately $155.5 million in cash and approximately 5.1 million shares of Dura's Class A common stock. Upon completion of this transaction, the Company became a wholly owned subsidiary of Dura.

     Dura is a leading designer and manufacturer of driver control systems, engineered mechanisms and cable-related systems for the global automotive industry. Their products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. Their products are sold to major North American OEMs, including Ford, General Motors and DaimlerChrysler, as well as Japanese OEMs including Toyota and Honda. Dura's European and Latin American facilities support Ford, GM, Volkswagen, Mercedes, BMW, PSA (Peugeot and Citroen) and various other OEMs. Dura's operating headquarters are in Rochester Hills, MI, and its corporate office is in Minneapolis, MN.

15. CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

     The following consolidating financial information presents balance sheet, statement of income and cash flow information related to the Company's businesses. Upon completion of the transaction described in Note 14, each Guarantor became a direct or indirect wholly owned subsidiary of Dura and fully and unconditionally guaranteed Dura's 9 percent senior subordinated notes, on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material.

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                       CONSOLIDATING STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 28, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                NON-
                                                  GUARANTOR   GUARANTOR
                                                  COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ---------   ------------   ------------
Net sales......................................   $878,037    $  9,807      $   (103)      $887,741
Cost of goods sold.............................    773,972       9,506          (103)       783,375
                                                  --------    --------      --------       --------
  Gross profit.................................    104,065         301            --        104,366
Selling, administrative and engineering
  expenses.....................................     64,440       1,212            --         65,652
                                                  --------    --------      --------       --------
  Operating income (loss)......................     39,625        (911)           --         38,714
Interest expense...............................      9,785          47           (48)         9,784
Other income, net..............................     (1,691)        (93)           48         (1,736)
                                                  --------    --------      --------       --------
  Income (loss) before taxes and minority
     interest..................................     31,531        (865)           --         30,666
Provision for income taxes.....................     11,550          --            --         11,550
                                                  --------    --------      --------       --------
  Net income (loss)............................   $ 19,981    $   (865)     $     --       $ 19,116
                                                  ========    ========      ========       ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 28, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                           NON-
                                                            GUARANTOR    GUARANTOR
                                                            COMPANIES    COMPANIES    CONSOLIDATED
                                                            ---------    ---------    ------------
Cash flows from operating activities:
  Net income (loss).....................................    $ 19,981      $  (865)      $ 19,116
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................      25,731          515         26,246
     Deferred income taxes..............................      (1,613)          --         (1,613)
     Other..............................................         348           --            348
     Changes in other operating items...................      24,594        1,158         25,752
                                                            --------      -------       --------
       Net cash provided by operating activities........      69,041          808         69,849
                                                            --------      -------       --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.............     (28,744)        (465)       (29,209)
  Businesses acquired...................................     (58,984)          --        (58,984)
  Sale of investments, net..............................       8,290           --          8,290
  Other.................................................         389          540            929
                                                            --------      -------       --------
       Net cash provided by (used for) investing
          activities....................................     (79,049)          75        (78,974)
                                                            --------      -------       --------
Cash flows from financing activities:
  Issuance of common shares.............................         278           --            278
  Payments of long-term debt............................     (79,934)          --        (79,934)
  Dividends.............................................      (4,875)          --         (4,875)
  Purchase of treasury shares...........................        (155)          --           (155)
  Issuance of other long-term debt......................     100,000           --        100,000
                                                            --------      -------       --------
       Net cash provided by financing activities........      15,314           --         15,314
                                                            --------      -------       --------
Net change in cash and short-term investments...........       5,306          883          6,189
Cash and short-term investments at beginning of
  period................................................          39          352            391
                                                            --------      -------       --------
Cash and short-term investments at end of period........    $  5,345      $ 1,235       $  6,580
                                                            ========      =======       ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                          CONSOLIDATING BALANCE SHEETS
                            AS OF DECEMBER 27, 1997
                             (AMOUNTS IN THOUSANDS)

                                                              NON-
                                               GUARANTOR    GUARANTOR
                                               COMPANIES    COMPANIES    ELIMINATIONS    CONSOLIDATED
                                               ---------    ---------    ------------    ------------
                                               ASSETS
Current assets:
  Cash and short-term investments..........    $    590      $1,727        $    --         $  2,317
  Marketable securities....................      24,420          --             --           24,420
  Accounts receivable -- trade.............     140,380         530             --          140,910
  Customer tooling to be billed............      22,176         180             --           22,356
  Inventories..............................      40,116         813             --           40,929
  Prepaid expenses.........................      14,927           2             --           14,929
                                               --------      ------        -------         --------
     Total current assets..................     242,609       3,252             --          245,861
Property, plant & equipment, net...........     158,044       2,924             --          160,968
Goodwill, net..............................      35,960          --             --           35,960
Other assets...............................      23,035          --         (8,027)          15,008
                                               --------      ------        -------         --------
                                               $459,648      $6,176        $(8,027)        $457,797
                                               ========      ======        =======         ========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................    $ 85,160      $  309        $    --         $ 85,469
  Accrued liabilities:
     Salaries and wages....................       9,249          --             --            9,249
     Employee benefits.....................      11,136          --             --           11,136
     Other.................................      20,032         753             --           20,785
  Current maturities of long-term debt.....       2,672          --             --            2,672
                                               --------      ------        -------         --------
     Total current liabilities.............     128,249       1,062             --          129,311
Long-term debt.............................     105,943          --             --          105,943
Long-term employee benefits................      32,934          --             --           32,934
Other long-term liabilities................       4,294       1,617         (1,617)           4,294
Shareholders' equity.......................     188,228       3,497         (6,410)         185,315
                                               --------      ------        -------         --------
                                               $459,648      $6,176        $(8,027)        $457,797
                                               ========      ======        =======         ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                       CONSOLIDATING STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 27, 1997
                             (AMOUNTS IN THOUSANDS)

                                                              NON-
                                               GUARANTOR    GUARANTOR
                                               COMPANIES    COMPANIES    ELIMINATIONS    CONSOLIDATED
                                               ---------    ---------    ------------    ------------
Net sales..................................    $951,611      $10,906        $ (184)        $962,333
Cost of goods sold.........................     836,634       10,540          (184)         846,990
                                               --------      -------        ------         --------
  Gross profit.............................     114,977          366            --          115,343
Selling, administrative and engineering
  expenses.................................      76,910        2,357            --           79,267
                                               --------      -------        ------         --------
  Operating income (loss)..................      38,067        (1991)           --           36,076
Interest expense...........................      10,984           20           (20)          10,984
Other (income) expense, net................      (1,987)          37            20           (1,930)
                                               --------      -------        ------         --------
  Income (loss) before taxes and minority
     interest..............................      29,070       (2,048)           --           27,022
Provision for income taxes.................       9,458           --            --            9,458
                                               --------      -------        ------         --------
  Net income (loss)........................    $ 19,612      $(2,048)       $   --         $ 17,564
                                               ========      =======        ======         ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 27, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                           NON-
                                                            GUARANTOR    GUARANTOR
                                                            COMPANIES    COMPANIES    CONSOLIDATED
                                                            ---------    ---------    ------------
Cash flows from operating activities:
  Net income (loss).....................................    $ 19,612      $(2,048)      $ 17,564
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................      32,822          560         33,382
     Deferred income taxes..............................       3,093           --          3,093
     Other..............................................       2,080           13          2,093
     Due (to)/from affiliates...........................       1,710       (1,710)            --
     Changes in other operating items...................     (19,157)       3,502        (15,655)
                                                            --------      -------       --------
       Net cash provided by operating activities........      40,160          317         40,477
                                                            --------      -------       --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.............     (39,008)        (279)       (39,287)
  Business acquired.....................................      (2,415)          --         (2,415)
  Purchase of investments, net..........................      (2,471)          --         (2,471)
  Proceeds from disposal of business....................       6,793           --          6,793
  Other.................................................        (255)         454            199
                                                            --------      -------       --------
       Net cash provided by (used for) investing
          activities....................................     (37,356)         175        (37,181)
                                                            --------      -------       --------
Cash flows from financing activities:
  Issuance of common shares.............................         543           --            543
  Payments of long-term debt............................      (2,470)          --         (2,470)
  Dividends.............................................      (5,632)          --         (5,632)
                                                            --------      -------       --------
       Net cash used for financing activities...........      (7,559)          --         (7,559)
                                                            --------      -------       --------
Net change in cash and short-term investments...........      (4,755)         492         (4,263)
Cash and short-term investments at beginning of
  period................................................       5,345        1,235          6,580
                                                            --------      -------       --------
Cash and short-term investments at end of period........    $    590      $ 1,727       $  2,317
                                                            ========      =======       ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                          CONSOLIDATING BALANCE SHEETS
                             AS OF JANUARY 2, 1999
                             (AMOUNTS IN THOUSANDS)

                                                                NON-
                                                  GUARANTOR   GUARANTOR
                                                  COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ---------   ------------   ------------
                                               ASSETS
Current assets:
  Cash and short-term investments..............   $    295    $ 15,995      $     --       $ 16,290
  Marketable securities........................     14,000          --            --         14,000
  Accounts receivable -- trade.................    127,110      40,290            --        167,400
  Customer tooling to be billed................     21,646       9,003            --         30,649
  Inventories..................................     39,869      19,533            --         59,402
  Prepaid expenses.............................     15,089         551            --         15,640
                                                  --------    --------      --------       --------
     Total current assets......................    218,009      85,372            --        303,381
Property, plant & equipment, net...............    162,374      70,295            --        232,669
Goodwill, net..................................     41,865          --            --         41,865
Other assets...................................     47,594       4,478       (35,603)        16,469
                                                  --------    --------      --------       --------
                                                  $469,842    $160,145      $(35,603)      $594,384
                                                  ========    ========      ========       ========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................   $ 85,188    $ 21,864      $     --       $107,052
  Accrued liabilities:
     Salaries and wages........................     16,875          --            --         16,875
     Employee benefits.........................     14,464          --            --         14,464
     Other.....................................      9,765      15,674            --         25,439
  Income taxes payable.........................      1,461       2,138            --          3,599
  Current maturities of long-term debt.........      2,001      15,155            --         17,156
                                                  --------    --------      --------       --------
     Total current liabilities.................    129,754      54,831            --        184,585
Long-term debt.................................    103,928      45,951            --        149,879
Long-term employee benefits....................     44,469          --            --         44,469
Other long-term liabilities....................       (695)     20,359       (10,579)         9,085
Minority interest..............................         --      12,108            --         12,108
Shareholders' equity...........................    192,386      26,896       (25,024)       194,258
                                                  --------    --------      --------       --------
                                                  $469,842    $160,145      $(35,603)      $594,384
                                                  ========    ========      ========       ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.

                       CONSOLIDATING STATEMENTS OF INCOME
                       FOR THE YEAR ENDED JANUARY 2, 1999

                             (AMOUNTS IN THOUSANDS)

                                                                           NON-
                                                            GUARANTOR    GUARANTOR
                                                            COMPANIES    COMPANIES    CONSOLIDATED
                                                            ---------    ---------    ------------
Net sales...............................................    $936,940     $169,163      $1,106,103
Cost of goods sold......................................     844,573      151,409         995,982
                                                            --------     --------      ----------
  Gross profit..........................................      92,367       17,754         110,121
Selling, administrative and engineering expenses........      69,272        9,343          78,615
                                                            --------     --------      ----------
  Operating income......................................      23,095        8,411          31,506
Interest expense........................................      11,628           --          11,628
Other (income) expense, net.............................      (3,772)       1,698          (2,074)
                                                            --------     --------      ----------
  Income before taxes and minority interest.............      15,239        6,713          21,952
Provision for income taxes..............................       1,029        2,603           3,632
Minority interest.......................................          --        1,367           1,367
                                                            --------     --------      ----------
  Net income............................................    $ 14,210     $  2,743      $   16,953
                                                            ========     ========      ==========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 2, 1999
                             (AMOUNTS IN THOUSANDS)

                                                                           NON-
                                                            GUARANTOR    GUARANTOR
                                                            COMPANIES    COMPANIES    CONSOLIDATED
                                                            ---------    ---------    ------------
Cash flows from operating activities:
  Net income............................................    $ 14,210     $  2,743       $ 16,953
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................      31,726        7,953         39,679
     Deferred income taxes..............................        (394)       1,176            782
     Other..............................................        (734)       2,855          2,121
     Due (to)/from affiliates...........................        (986)         986             --
     Changes in other operating items...................      19,185       (2,718)        16,467
                                                            --------     --------       --------
       Net cash provided by operating activities........      63,007       12,995         76,002
                                                            --------     --------       --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.............     (37,040)      (8,918)       (45,958)
  Businesses acquired...................................        (608)      (9,472)       (10,080)
  Sale of investments, net..............................      10,420           --         10,420
  Disposal of business..................................     (18,605)      18,605             --
  Other.................................................      (3,239)       4,932          1,693
                                                            --------     --------       --------
       Net cash provided by (used for) investing
          activities....................................     (49,072)       5,147        (43,925)
                                                            --------     --------       --------
Cash flows from financing activities:
  Issuance of common shares.............................         916           --            916
  Payments of long-term debt............................      (5,175)     (10,730)       (15,905)
  Dividends.............................................      (6,165)          --         (6,165)
  Purchase of treasury shares...........................      (3,806)          --         (3,806)
  Issuance of other long-term debt......................          --        3,359          3,359
  Other.................................................          --        3,497          3,497
                                                            --------     --------       --------
       Net cash used for financing activities...........     (14,230)      (3,874)       (18,104)
                                                            --------     --------       --------
Net change in cash and short-term investments...........        (295)      14,268         13,973
Cash and short-term investments at beginning of
  period................................................         590        1,727          2,317
                                                            --------     --------       --------
Cash and short-term investments at end of period........    $    295     $ 15,995       $ 16,290
                                                            ========     ========       ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                          CONSOLIDATING BALANCE SHEETS
                              AS OF MARCH 28, 1998
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                NON-
                                                  GUARANTOR   GUARANTOR
                                                  COMPANIES   COMPANIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ---------   ------------   ------------
                                               ASSETS
Current assets:
  Cash and short-term investments..............   $ 24,746    $    809      $     --       $ 25,555
  Accounts receivable -- trade.................    147,687         780            --        148,467
  Customer tooling to be billed................     24,723           4            --         24,727
  Inventories..................................     39,147         848            --         39,995
  Prepaid expenses.............................     12,181          14            --         12,195
                                                  --------    --------      --------       --------
     Total current assets......................    248,484       2,455            --        250,939
Property, plant & equipment, net...............    161,664       2,867            --        164,531
Other assets...................................     59,379          --        (7,941)        51,438
                                                  --------    --------      --------       --------
                                                  $469,527    $  5,322      $ (7,941)      $466,908
                                                  ========    ========      ========       ========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................   $ 82,716    $    304      $     --       $ 83,020
  Accrued liabilities..........................     43,759         409            --         44,168
  Income taxes payable.........................      4,662          --            --          4,662
  Current maturities of long-term debt.........      2,712          --            --          2,712
                                                  --------    --------      --------       --------
     Total current liabilities.................    133,849         713            --        134,562
Long-term debt.................................    105,317          --            --        105,317
Other long-term liabilities....................     37,546       1,531        (1,531)        37,546
Shareholders' equity...........................    192,815       3,078        (6,410)       189,483
                                                  --------    --------      --------       --------
                                                  $469,527    $  5,322      $ (7,941)      $466,908
                                                  ========    ========      ========       ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                       CONSOLIDATING STATEMENTS OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 28, 1998
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                           NON-
                                                            GUARANTOR    GUARANTOR
                                                            COMPANIES    COMPANIES    CONSOLIDATED
                                                            ---------    ---------    ------------
Net sales...............................................    $230,583      $  411        $230,994
Cost of goods sold......................................     202,714         700         203,414
                                                            --------      ------        --------
  Gross profit (loss)...................................      27,869        (289)         27,580
Selling, administrative and engineering expenses........      17,110         126          17,236
                                                            --------      ------        --------
  Operating income (loss)...............................      10,759        (415)         10,344
Other expense, net......................................       2,190           4           2,194
                                                            --------      ------        --------
  Income (loss) before taxes and minority interest......       8,569        (419)          8,150
                                                            --------      ------        --------
Provision for income taxes..............................       2,771          --           2,771
                                                            --------      ------        --------
  Net income (loss).....................................    $  5,798      $ (419)       $  5,379
                                                            ========      ======        ========

                             EXCEL INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                             EXCEL INDUSTRIES, INC.
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 28, 1998
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                           NON-
                                                            GUARANTOR    GUARANTOR
                                                            COMPANIES    COMPANIES    CONSOLIDATED
                                                            ---------    ---------    ------------
Cash flows from operating activities:
  Net income (loss).....................................     $ 5,798      $ (419)       $ 5,379
  Adjustments to reconcile net income to net cash
     provided by (used for) operating activities:
     Depreciation and amortization......................       7,735         113          7,848
     Deferred income taxes..............................       2,246          --          2,246
     Other..............................................         206           8            214
     Due (to)/from affiliates...........................          86         (86)            --
     Changes in other operating items...................        (575)       (470)        (1,045)
                                                             -------      ------        -------
       Net cash provided by (used for) operating
          activities....................................      15,496        (854)        14,642
                                                             -------      ------        -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.............     (11,226)        (64)       (11,290)
  Other.................................................      (2,737)         --         (2,737)
                                                             -------      ------        -------
       Net cash used for investing activities...........     (13,963)        (64)       (14,027)
                                                             -------      ------        -------
Cash flows from financing activities:
  Issuance of common shares.............................         344          --            344
  Payments of long-term debt............................        (586)         --           (586)
  Dividends.............................................      (1,555)         --         (1,555)
                                                             -------      ------        -------
       Net cash used for financing activities...........      (1,797)         --         (1,797)
                                                             -------      ------        -------
Net change in cash and short-term investments...........        (264)       (918)        (1,182)
Cash and short-term investments at beginning of
  period................................................      25,010       1,727         26,737
                                                             -------      ------        -------
Cash and short-term investments at end of period........     $24,746      $  809        $25,555
                                                             =======      ======        =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Adwest Automotive Plc

     We have audited the accompanying consolidated balance sheets of Adwest Automotive Plc and its subsidiaries at 30 June 1998 and 1997, and the related consolidated profit and loss accounts, statements of movements in shareholders' equity and consolidated cash flow statements for each of the years in the three year period ended 30 June 1998. These consolidated financial statements are the responsibility of the management of Adwest Automotive Plc. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom, which are substantially consistent with those of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adwest Automotive Plc and its subsidiaries at 30 June 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended 30 June 1998, in conformity with generally accepted accounting principles in the United Kingdom.

     Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States would have affected net profit for the two years ended 30 June 1998 and shareholders' equity at 30 June 1998 and 1997, to the extent summarized in Note 31 to the consolidated financial statements.

                                                                  KPMG Audit Plc
                                                           Chartered Accountants
                                                              Registered Auditor

London, England
7 September 1998

                             ADWEST AUTOMOTIVE PLC
                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                           FOR THE YEAR ENDED 30 JUNE

                                                     NOTES      1998        1997        1996
                                                     -----    --------    --------    --------
                                                                L000        L000        L000
TURNOVER
Continuing operations..............................            149,166     150,842     127,345
Acquisitions.......................................             73,024          --          --
                                                              --------    --------    --------
TOTAL CONTINUING OPERATIONS........................            222,190     150,842     127,345
Discontinued operations............................             24,680      40,570      96,305
Discontinued acquisitions..........................              2,983          --          --
                                                              --------    --------    --------
                                                         2     249,853     191,412     223,650
                                                              --------    --------    --------
OPERATING PROFIT
Continuing operations..............................             13,586      14,602      10,221
Acquisitions.......................................              4,937          --          --
                                                              --------    --------    --------
TOTAL CONTINUING OPERATIONS........................             18,523      14,602      10,221
Discontinued operations............................              2,959       3,411       4,729
Discontinued acquisitions..........................               (124)         --          --
                                                              --------    --------    --------
                                                         2      21,358      18,013      14,950
EXCEPTIONAL ITEMS..................................      3
Continuing operations..............................                 --          --      (3,130)
Discontinued operations............................                 --          --      (1,835)
                                                              --------    --------    --------
OPERATING PROFIT AFTER EXCEPTIONAL ITEMS...........      4      21,358      18,013       9,985
Associated undertakings............................                 21          21          86
Profit less losses on disposal of interests in
  associates.......................................                 --          --          53
Profit/(losses) and provision for losses on
  disposal of subsidiaries.........................              4,051        (791)     (9,096)
Goodwill written off on disposal of subsidiaries...            (17,552)         --     (20,173)
                                                         6     (13,501)       (791)    (29,269)
                                                              --------    --------    --------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE
  INTEREST.........................................              7,878      17,243     (19,145)
Net interest charge................................      7      (5,199)     (2,892)     (3,852)
                                                              --------    --------    --------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE
  TAXATION.........................................              2,679      14,351     (22,997)
Taxation credit (charge)...........................      8      (4,529)     (4,527)     (2,082)
                                                              --------    --------    --------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES AFTER
  TAXATION.........................................             (1,850)      9,824     (25,079)
Minority interests -- equity.......................               (505)       (400)       (263)
                                                              --------    --------    --------
(LOSS)/PROFIT FOR THE FINANCIAL YEAR...............             (2,355)      9,424     (25,342)
Dividends..........................................      9      (6,442)     (6,428)     (6,400)
                                                              --------    --------    --------
RETAINED PROFIT/(LOSS).............................     24      (8,797)      2,996     (31,742)
                                                              ========    ========    ========
EARNINGS PER SHARE
(Loss)/earnings per share..........................     10        (2.8)p     11.4p       (30.7)p

                             ADWEST AUTOMOTIVE PLC
                           CONSOLIDATED BALANCE SHEET
                                   AT 30 JUNE

                                                              NOTES     1998      1997
                                                              -----    ------    ------
                                                                        L000      L000
FIXED ASSETS
Tangible assets.............................................     12    61,545    37,336
Investments.................................................     14       755       805
                                                                       ------    ------
                                                                       62,300    38,141
                                                                       ------    ------
CURRENT ASSETS
Stock and work in progress..................................     15    18,969    15,387
Debtors (see note below)....................................     16    59,646    45,840
Bank and cash balances......................................           19,732    22,272
                                                                       ------    ------
                                                                       98,347    83,499
                                                                       ------    ------
CREDITORS: DUE WITHIN ONE YEAR
Bank loans and overdrafts...................................     19     9,885       821
Creditors...................................................     17    72,159    43,266
Proposed final dividend.....................................            4,545     4,536
                                                                       ------    ------
                                                                       86,589    48,623
                                                                       ------    ------
NET CURRENT ASSETS..........................................           11,758    34,876
                                                                       ------    ------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................           74,058    73,017
CREDITORS: DUE AFTER MORE THAN ONE YEAR:
Borrowings..................................................     18    54,319    33,061
Others......................................................     18     8,375     6,320
                                                                       ------    ------
                                                                       62,694    39,381
PROVISIONS FOR LIABILITIES AND CHARGES......................     21       (74)    1,533
                                                                       ------    ------
NET ASSETS..................................................      2    11,438    32,103
                                                                       ======    ======
CAPITAL AND RESERVES
Called up share capital.....................................     23    20,794    20,746
Share premium account.......................................     23       486       355
Revaluation reserve.........................................     24       761       876
Special reserve.............................................     25    20,561    20,561
Profit and loss account.....................................     24    38,885    47,235
                                                                       ------    ------
EQUITY SHAREHOLDERS' FUNDS BEFORE GOODWILL..................           81,487    89,773
Goodwill on acquisition.....................................     26    73,241    60,322
                                                                       ------    ------
SHAREHOLDERS' FUNDS -- EQUITY...............................            8,246    29,451
MINORITY EQUITY INTERESTS...................................            3,192     2,652
                                                                       ------    ------
                                                                       11,438    32,103
                                                                       ======    ======

     Debtors include amounts recoverable after more than one year of L8,655,000 (1997: L7,671,000).

                             ADWEST AUTOMOTIVE PLC

                        CONSOLIDATED CASH FLOW STATEMENT

                           FOR THE YEAR ENDED 30 JUNE

                                                              NOTES    1998      1997      1996
                                                              -----   -------   -------   -------
                                                                       L000      L000      L000
NET CASH INFLOW FROM OPERATING ACTIVITIES...................   28a     26,353    25,201    15,769
                                                                      -------   -------   -------
DIVIDENDS FROM ASSOCIATES...................................                5         5         4
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................              427       400       538
Interest paid on loans......................................           (4,961)   (3,235)   (4,079)
Interest paid on finance leases.............................             (434)     (285)     (329)
Dividends paid to minority interest.........................               --        --      (122)
                                                                      -------   -------   -------
Net cash outflow from returns on investments and servicing
  of finance................................................           (4,968)   (3,120)   (3,992)
                                                                      -------   -------   -------
TAXATION PAID...............................................           (5,762)   (3,459)   (4,679)
                                                                      -------   -------   -------
CAPITAL EXPENDITURE
Purchase of tangible fixed assets...........................          (18,554)   (6,708)   (9,830)
Disposal of fixed assets....................................            1,817       792       811
                                                                      -------   -------   -------
Net cash outflow from capital expenditure...................          (16,737)   (5,916)   (9,019)
                                                                      -------   -------   -------
ACQUISITIONS AND DISPOSALS
Receipts from sale of subsidiaries and businesses...........   28f     21,141    12,373    28,445
Overdrafts and cash balances transferred as part of sale of
  subsidiaries..............................................               --     1,191       (44)
Receipts from sale of interest in associated undertaking....               --        --     1,221
Purchase of subsidiary undertakings.........................   28g    (35,172)   (1,809)  (34,282)
Cash acquired with subsidiary acquired......................   28g      2,697        --       508
Additional investment in associate..........................              (38)       --        --
                                                                      -------   -------   -------
Net cash flow from acquisitions and disposals...............          (11,372)   11,755    (4,152)
                                                                      -------   -------   -------
EQUITY DIVIDENDS PAID.......................................           (6,440)   (6,418)   (6,398)
                                                                      -------   -------   -------
MANAGEMENT OF LIQUID RESOURCES
Cash withdrawn from/(paid into) short term deposits.........           12,811   (12,811)       --
Monies paid into escrow account.............................           (1,822)       --        --
                                                                      -------   -------   -------
Net cash flow from management of liquid resources...........           10,989   (12,811)       --
                                                                      -------   -------   -------
NET CASH FLOW BEFORE FINANCING..............................           (7,932)    5,237   (12,467)
                                                                      -------   -------   -------
FINANCING
Receipts from issue of ordinary share capital...............              179       188       352
Additional capital contribution from minority interest......               --        --     1,346
New loans...................................................           34,813        --        --
Repayment of loans..........................................          (23,951)   (9,853)   (1,455)
Finance lease capital repayments............................             (875)     (344)     (321)
Movement on loan with associated undertaking................               --        --       420
                                                                      -------   -------   -------
Net cash flow from financing................................           10,166   (10,009)      342
                                                                      -------   -------   -------
Increase/(decrease) in cash.................................   28b      2,234    (4,772)  (12,125)
                                                                      =======   =======   =======
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT
  (NOTE 28D)
Increase/(decrease) in cash in the year.....................            2,234    (4,772)  (12,125)
Cash outflow from reduction in debt and lease financing.....           24,826    10,369     1,732
Cash inflow from new loans..................................          (34,813)     (172)       --
Cash flow from (decrease)/increase in liquid resources......          (10,989)   12,811        --
                                                                      -------   -------   -------
Change in net debt resulting from cash flows................          (18,742)   18,236   (10,393)
                                                                      -------   -------   -------
Finance leases sold with subsidiaries.......................              435        --        --
Loans and finance leases acquired with subsidiaries.........          (15,297)       --      (537)
New finance leases..........................................           (1,840)   (4,641)      (78)
Translation difference......................................            1,266     2,607        --
                                                                      -------   -------   -------
Movement in net debt in the year............................          (34,178)   16,202   (11,008)
Net debt at 1 July..........................................          (17,959)  (34,161)  (23,153)
                                                                      -------   -------   -------
Net debt at 30 June.........................................          (52,137)  (17,959)  (34,161)
                                                                      =======   =======   =======

                             ADWEST AUTOMOTIVE PLC
             STATEMENT OF CONSOLIDATED RECOGNISED GAINS AND LOSSES
                           FOR THE YEAR ENDED 30 JUNE

                                                               1998      1997      1996
                                                              ------    ------    -------
                                                               L000      L000      L000
(Loss)/profit for the financial year........................  (2,355)    9,424    (25,342)
Unrealised deficit on revaluation of properties.............      --        --        (50)
Currency translation differences on net investments.........     332    (2,219)      (462)
                                                              ------    ------    -------
TOTAL RECOGNISED GAINS AND (LOSSES)/GAINS FOR THE FINANCIAL
  YEAR......................................................  (2,023)    7,205    (25,854)
                                                              ======    ======    =======

               RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS
                           FOR THE YEAR ENDED 30 JUNE

                                                               1998       1997      1996
                                                              -------    ------    -------
                                                               L000       L000      L000
GROUP
Profit/(loss) for the financial year........................   (2,355)    9,424    (25,342)
Ordinary dividends..........................................   (6,442)   (6,428)    (6,400)
                                                              -------    ------    -------
Retained profit/(loss) for the year.........................   (8,797)    2,996    (31,742)
Goodwill on disposal of subsidiaries included in the profit
  and loss account for the year but previously written
  off.......................................................   17,552        --     20,173
Other recognised gains and losses...........................      332    (2,219)      (512)
New share capital issued....................................      179       188        352
Goodwill in the year on acquisitions (see note 26)..........  (30,471)   (1,329)   (29,289)
                                                              -------    ------    -------
Net reductions to shareholders' funds.......................  (21,205)     (364)   (41,018)
                                                              -------    ------    -------
Shareholders' funds brought forward.........................   29,451    29,815     70,833
                                                              -------    ------    -------
Shareholders' funds carried forward.........................    8,246    29,451     29,815
                                                              =======    ======    =======

                             ADWEST AUTOMOTIVE PLC
                             NOTES TO THE ACCOUNTS

1   PRINCIPAL ACCOUNTING POLICIES

     (a) The financial statements have been prepared under the historical cost convention modified by the revaluation of certain properties, the Companies Act 1985 and in accordance with applicable accounting standards.

     (b) The consolidated accounts incorporate the accounts of the holding company and its subsidiaries, together with the group's share of the results of its associated undertakings.

     Results of subsidiaries acquired are included from the effective date of acquisition. Results of subsidiary and business disposals are included up to the effective date of disposal.

     (c) Premiums for goodwill and discounts on the acquisition of businesses, subsidiary and associated undertakings are dealt with through reserves at the time of purchase. The profit or loss on disposal of previously acquired businesses reflects the attributable amount of premium or discount on acquisition relating to that business.

     (d) Depreciation and amortisation of fixed assets is on a straight line basis calculated at the annual rates set out below which are estimated to write off each asset over the term of its useful life to its residual value.

Freehold buildings..........................................            2-2 1/2%
Long leasehold property.....................................              2 1/2%
Short leasehold property....................................  over term of lease
Plant and equipment.........................................              10-15%
Vehicles....................................................                 25%

     (e) Deferred taxation is calculated using the liability method in respect of the taxation effect of all timing differences to the extent that it is probable that provisions will crystallise in the foreseeable future.

     (f) Assets held under finance leases are capitalised as tangible fixed assets and depreciated in line with group policy. The corresponding liability, net of interest charges, is categorised under creditors due within one year and after one year, as appropriate.

     The interest element of the lease instalments is allocated over the life of each lease so as to produce a constant periodic rate of charge.

     (g) Operating leases are accounted for by charging the instalments as an expense in the profit and loss account, on a straight line basis.

     (h) Exchange rates

          (i) Transactions denominated in foreign currencies are recorded at the rate of exchange ruling at the date of the transaction. Balances denominated in foreign currencies are translated into sterling at the exchange rate ruling on the balance sheet date. Differences on exchange are dealt with through the profit and loss account.

          (ii) Exchange differences on translation of the net investment in overseas subsidiaries and associated undertakings are taken to reserves. To the extent that such net investment is matched by a corresponding currency borrowing, the matching exchange difference is also taken to reserves.

          (iii) Profits and losses of overseas subsidiaries are translated at average rates of exchange during the year. The adjustment to financial year end rates is taken to reserves.

     (i) Research and development expenditure is charged to the profit and loss account as incurred.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     (j) Estimated current pension scheme surpluses are spread over the expected average working lifetime of current pension scheme members after deducting the regular cost of providing pension benefits.

     (k) Stock and work in progress

          (i) Stock and work in progress is stated at the lower of cost, including factory overheads, and net realisable value.

          (ii) Any significant pre-production costs on new products which are not pre-funded by the customer are carried forward in work in progress. These costs are then written off on a unit of production basis over the life of the contract with the customer.

2   SEGMENTAL ANALYSIS

     Turnover of the group operating profit and net assets are analysed as follows:

CLASS OF BUSINESS                                              1998       1997       1996
-----------------                                             -------    -------    -------
                                                               L000       L000       L000
TURNOVER
Automotive:
UK..........................................................   79,696     77,347     45,649
Rest of Europe..............................................  134,384     65,315     70,871
USA.........................................................    8,110      8,180     10,825
                                                              -------    -------    -------
Continuing operations.......................................  222,190    150,842    127,345
Discontinued operations.....................................   27,663     40,570     96,305
                                                              -------    -------    -------
                                                              249,853    191,412    223,650
                                                              =======    =======    =======
OPERATING PROFIT
Automotive:
UK..........................................................    7,281      6,637      3,827
Rest of Europe..............................................   11,864      7,547      2,242
USA.........................................................     (622)       418      1,022
                                                              -------    -------    -------
Continuing operations.......................................   18,523     14,602      7,091
Discontinued operations.....................................    2,835      3,411      2,894
                                                              -------    -------    -------
                                                               21,358     18,013      9,985
                                                              =======    =======    =======
NET ASSETS
Automotive continuing operations............................   62,545     35,028
Discontinued operations.....................................     (501)    13,704
                                                              -------    -------
                                                               62,044     48,732
                                                              =======    =======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                                        TURNOVER BY DESTINATION         TURNOVER BY ORIGIN
                                      ---------------------------   ---------------------------
                                       1998      1997      1996      1998      1997      1996
                                      -------   -------   -------   -------   -------   -------
                                       L000      L000      L000      L000      L000      L000
GEOGRAPHICAL SEGMENTS
United Kingdom......................   76,193    84,583    98,189    79,696    91,895   112,316
Rest of Europe......................  140,542    72,736    64,905   137,367    65,315    81,697
USA.................................   29,627    31,167    39,003    32,790    34,202    29,637
Rest of the World...................    3,491     2,926    21,553        --        --        --
                                      -------   -------   -------   -------   -------   -------
                                      249,853   191,412   223,650   249,853   191,412   223,650
                                      =======   =======   =======   =======   =======   =======

                                                     OPERATING PROFIT            NET ASSETS
                                                --------------------------    ----------------
                                                 1998      1997      1996      1998      1997
                                                ------    ------    ------    ------    ------
                                                 L000      L000      L000      L000      L000
GEOGRAPHICAL SEGMENTS
United Kingdom................................   7,281     7,397     5,348    26,708    24,570
Rest of Europe................................  11,740     7,547     2,242    28,964     9,209
USA...........................................   2,337     3,069     2,395     6,372    14,953
Rest of the World.............................      --        --        --        --        --
                                                ------    ------    ------    ------    ------
                                                21,358    18,013     9,985    62,044    48,732
                                                ======    ======    ======    ======    ======

RECONCILIATION OF CONSOLIDATED NET ASSETS

                                                               1998       1997
                                                              -------    -------
                                                               L000       L000
Net assets as shown above...................................   62,044     48,732
Associated undertaking......................................      114         81
Proposed dividend...........................................   (4,545)    (4,536)
Net borrowings..............................................  (44,472)   (11,610)
Net taxation payable and deferred taxation..................   (1,703)      (564)
                                                              -------    -------
Net assets per consolidated balance sheet...................   11,438     32,103
                                                              =======    =======

3   EXCEPTIONAL ITEMS

                                                               1998       1997      1996
                                                              -------    -------    -----
                                                               L000       L000      L000
ONGOING ACTIVITIES:
Reorganisation and redundancy costs within the Automotive
  Division including reduction of French Productive
  capacity..................................................       --         --    3,130
DISCONTINUED AND TO BE DISCONTINUED ACTIVITIES:
Reorganisation and redundancy cost re Power Systems
  Division..................................................       --         --      607
Redundancy, disruption and related costs with US electronics
  following cancellation of customer order..................       --         --    1,228
                                                              -------    -------    -----
                                                                   --         --    4,965
                                                              =======    =======    =====

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

4   OPERATING PROFIT

     Operating profit can be analysed as follows:

                                                               1998        1997        1996
                                                             --------    --------    --------
                                                               L000        L000        L000
Turnover...................................................   249,853     191,412     223,650
Cost of sales..............................................  (210,178)   (156,799)   (188,046)
                                                             --------    --------    --------
Gross profit...............................................    39,675      34,613      35,604
Distribution costs.........................................    (6,197)     (4,404)     (7,274)
Administration expenses....................................   (12,120)    (12,196)    (18,345)
                                                             --------    --------    --------
Operating profit after exceptional items...................    21,358      18,013       9,985
                                                             ========    ========    ========

     Included above in 1996 is cost of sales of L670,000 and administration costs of L4,295,000 relating to exceptional items.

                                                               1998      1997      1996
                                                              ------    ------    ------
                                                               L000      L000      L000
OPERATING PROFIT IS AFTER CREDITING
Rents receivable............................................     378       127     2,437
Pension credit (note 5).....................................   1,200     1,050       876
Industrial development government grant.....................      36        68        80
AND AFTER CHARGING:
Hire of plant and machinery.................................     269       125       560
Other operating leases......................................     428       220     1,937
Depreciation of fixed assets -- owned.......................   9,193     7,481     8,691
Depreciation of fixed assets held under finance leases......     402       174       159
Auditors' remuneration -- audit.............................     257       274       358
Auditors' remuneration -- other.............................      79       142       438
Research and development....................................   4,283     3,988     4,140
                                                              ------    ------    ------

5   EMPLOYEES OF THE GROUP AND PENSIONS COST

     The average number of persons employed by the group was as follows:

                                                               1998      1996      1997
                                                              ------    ------    ------
                                                              NUMBER    NUMBER    NUMBER
Production..................................................  3,270     2,290     3,219
Distribution................................................     85        49       106
Administration..............................................    418       398       446
                                                              -----     -----     -----
                                                              3,773     2,737     3,771
                                                              =====     =====     =====

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     The aggregate payroll costs of these persons were as follows:

                                                               1998      1997      1996
                                                              ------    ------    ------
                                                               L000      L000      L000
Wages and salaries..........................................  55,506    40,207    53,413
Social security costs.......................................  11,149     7,950     9,711
Pension costs...............................................     138        70       278
                                                              ------    ------    ------
                                                              66,793    48,227    63,402
                                                              ======    ======    ======

     The Adwest Group 1988 Pension and Assurance Plan is a defined benefit scheme for employees of the company and its UK subsidiaries who qualify for membership. The assets of the scheme are held in separate trustee administered funds. Other small pension schemes exist in certain subsidiaries.

     Pension costs are determined in accordance with the recommendations of independent actuaries using the projected unit method, so as to spread the cost of pensions over employees' working lives with the group. Actuarial valuations are completed every three years, the most recent being at 6 April 1995. The assumptions which have the most significant effect on the results of the valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. It was assumed that the average investment return would exceed by 2 percent per annum the average rate of salary increase and that present and future pensions would increase at a rate of 4 percent per annum.

     At 6 April 1995 the assets of the plan amounted to L36,646,000, with investments taken at market value. At that date, the actuarial value of the assets was sufficient to cover 128 percent of the benefits that had accrued to members, after allowing for expected future increases in earnings and pensions. Accordingly, the actuaries have indicated that no company contributions were required and therefore the Trustees have not called for, and the group has not paid, any contributions during the year. The actuaries are currently carrying out a valuation of the Plan as at 6 April 1998.

     Using the same assumptions as in previous years, the credit to profits for the year in respect of pensions would have been L1,600,000. In the light of recent changes to tax credits available to exempt funds and until the actuarial valuation at 6 April 1998 is available, it has been decided based on actuarial advice, to limit the effect of pensions on the profit and loss account for the year to a credit of L1,200,000 (1997: L1,050,000, 1996: L876,000). This credit represents the amortisation of surpluses over the expected average working lifetime of the current membership less the regular cost of providing pension benefits.

     The consolidated balance sheet recognizes a prepayment of L7,948,000 (1997:
L6,748,000) representing the excess of the amortisation of surpluses over the accumulated regular cost of providing benefits.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

6   DISPOSALS

                                                               1998       1997       1996
                                                              -------    -------    -------
                                                               L000       L000       L000
DISCONTINUED:
Property Division...........................................     (689)        --     (1,574)
Automotive Division.........................................       --         --         15
UK Power Systems............................................     (558)      (791)    (5,742)
Profit on disposal of US Electronics before goodwill write
  off.......................................................    5,891         --         --
Loss on disposal of Heidemann Oberflachentecknik GmbH.......     (593)        --         --
Cost of disposal............................................       --         --     (1,795)
                                                              -------    -------    -------
                                                                4,051       (791)    (9,096)
Goodwill on disposal........................................  (17,552)        --    (20,173)
                                                              -------    -------    -------
                                                              (13,501)      (791)   (29,269)
                                                              =======    =======    =======

7   NET INTEREST CHARGE

                                                               1998       1997       1996
                                                              -------    -------    -------
                                                               L000       L000       L000
Payable on bank loans and overdrafts repayable within five
  years.....................................................   (4,250)    (2,390)    (1,991)
Payable on loans repayable after more than five years.......     (916)      (852)    (2,162)
Payable on finance leases...................................     (434)      (309)      (329)
                                                              -------    -------    -------
                                                               (5,600)    (3,551)    (4,482)
Bank and other interest receivable..........................      401        659        630
                                                              -------    -------    -------
                                                               (5,199)    (2,892)    (3,852)
                                                              =======    =======    =======

8   TAXATION ON ORDINARY ACTIVITIES

                                                                1998     1997      1996
                                                                -----    -----    ------
                                                                L000     L000      L000
Taxation of profits on ordinary activities is made up as
  follows:
UK corporation tax at 31 percent (1997: 32.5 percent; 1996:
  33 percent)...............................................    2,901    1,258     1,906
Overseas taxation...........................................    1,994    2,112     1,320
Associated undertakings (including overseas taxation of
  L2,000 (1997: L8,000, 1996: L12,000)......................        2        8        31
Deferred taxation (note 21).................................     (332)   1,133    (1,878)
Prior year adjustments......................................      (36)      16      (297)
ACT written off.............................................       --       --     1,000
                                                                -----    -----    ------
                                                                4,529    4,527     2,082
                                                                =====    =====    ======

     Total loss on disposals included in the Profit and Loss account, including goodwill, is L13.5 million (1997 L791,000, 1996 L29.3 million) and the related taxation charge is nil (1997 nil, 1996 nil).

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

9   DIVIDENDS

                                                                1998     1997     1996
                                                                -----    -----    -----
                                                                L000     L000     L000
Interim paid 2.3p per share.................................    1,897    1,892    1,877
Final proposed 5.5p per share...............................    4,545    4,536    4,523
                                                                -----    -----    -----
                                                                6,442    6,428    6,400
                                                                =====    =====    =====

     Shareholders holding 468,009 (1997: 533,792, 1996: 554,678) shares at 30
June 1998 have waived their entitlement to dividends and have been paid no dividends during the year.

10  EARNINGS PER SHARE

     (Loss)/earning per share are based on losses of L2,355,000 (1997 earnings of L9,424,000, 1996 losses of L25,342,000) and on 83,057,054 (1997: 82,863,578,
1996: 82,504,902) ordinary shares in issue in the year weighted on a time basis.

11  NOTE OF HISTORICAL COST PROFITS/(LOSSES)

                                                                 1998      1997      1996
                                                                ------    ------    -------
                                                                 L000      L000      L000
Profit/(loss) on ordinary activities before taxation........     2,679    14,351    (22,997)
Realisation of property revaluation gains of prior years....        --       433     14,845
Difference between the historical cost depreciation charge
  and the actual depreciation for the year calculated on the
  revalued amount...........................................       100        75         21
                                                                ------    ------    -------
Historical cost profit/(loss) on ordinary activities before
  taxation..................................................     2,779    14,859     (8,131)
                                                                ------    ------    -------
Historical cost profit/(loss) retained after taxation,
  minority interest and dividends...........................    (8,697)    3,504    (16,876)
                                                                ======    ======    =======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

12  FIXED ASSETS: TANGIBLE ASSETS

                                                LAND AND    PLANT VEHICLES   ASSETS IN COURSE
                                                BUILDINGS   AND EQUIPMENT    OF CONSTRUCTION      TOTAL
                                                ---------   --------------   ----------------    -------
                                                  L000           L000              L000           L000
COST OR VALUATION
At 1 July 1997................................   11,155         62,758             2,763          76,676
Exchange rate adjustments.....................     (966)        (2,462)               --          (3,428)
Additions.....................................    2,353         17,639                --          19,992
Disposals.....................................   (2,192)        (7,334)               --          (9,526)
Transfers between categories..................    3,255           (492)           (2,763)             --
Acquisition of subsidiaries...................   12,267         35,277                --          47,544
Disposal of fixed assets with subsidiaries
  sold........................................   (1,206)        (6,162)               --          (7,368)
                                                 ------         ------            ------         -------
At 30 June 1998...............................   24,666         99,224                --         123,890
                                                 ------         ------            ------         -------
DEPRECIATION
At 1 July 1997................................    2,403         36,937                --          39,340
Exchange rate adjustments.....................     (146)        (1,816)               --          (1,962)
Disposals.....................................     (692)        (5,936)               --          (6,628)
Transfer between categories...................      158           (158)               --              --
Acquisition of subsidiaries...................    1,406         24,738                --          26,144
Disposal of subsidiaries......................     (945)        (3,199)               --          (4,144)
Charge for the year...........................      671          8,924                --           9,595
                                                 ------         ------            ------         -------
At 30 June 1998...............................    2,855         59,490                --          62,345
                                                 ------         ------            ------         -------
NET BOOK VALUES AT 30 JUNE 1998...............   21,811         39,734                --          61,545
                                                 ------         ------            ------         -------
Net book values at 30 June 1997...............    8,752         25,821             2,763          37,336
                                                 ======         ======            ======         =======

                                                              INVESTMENT      OTHER
                                                              PROPERTIES    PROPERTIES    TOTAL
                                                              ----------    ----------    ------
                                                                 L000          L000        L000
ANALYSIS OF LAND AND BUILDINGS
BY TENURE AT NET BOOK VALUE:
Freehold....................................................      --            19,103    19,103
Long lease..................................................     434                --       434
Short lease.................................................     137             2,137     2,274
                                                                 ---        ----------    ------
                                                                 571            21,240    21,811
                                                                 ===        ==========    ======
BY COST OR VALUATION:
Cost........................................................      --            23,014    23,014
Professional valuation -- 1989 to 1997......................      --             1,050     1,050
Directors' valuation -- 1998................................     602                --       602
                                                                 ---        ----------    ------
                                                                 602            24,064    24,666
                                                                 ===        ==========    ======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                                                               1998      1997
                                                              ------    ------
                                                               L000      L000
HISTORICAL COST OF LAND AND BUILDINGS:
Cost........................................................  23,843    10,276
Depreciation................................................   2,793     2,400
                                                              ------    ------
                                                              21,050     7,876
                                                              ======    ======

     The net book value for the group included L6,578,000 (1997: L4,462,000) in respect of land and buildings and assets in the course of construction and L1,222,000 (1997: L551,000) in respect of plant, vehicles and equipment held under finance leases. The depreciation included above in respect of these assets is L402,000 (1997: L174,000).

     The net book value of land and buildings includes amounts of L571,000 (1997: L1,945,000) relating to investment properties and L1,110,000 (1997:
L486,000) relating to the value of land in other freehold property on which no depreciation is charged.

                                                              1998     1997     1996
                                                              -----    -----    -----
                                                              L000     L000     L000
CAPITAL COMMITMENTS:
Contracts placed............................................  3,298    3,494    2,718
                                                              =====    =====    =====

13  SHARE OPTION TRUST

     As at 30 June 1998, the total market value of own shares within the share option trust was L62,000 below the original total cost. The directors do not consider this diminution in value to be permanent and therefore no provision has been made.

     At 30 June 1998 the nominal value of own shares with the share option trust was L114,392 (1997: L133,448).

14  INVESTMENTS

                                                              1998    1997
                                                              ----    ----
                                                              L000    L000
Investment in associated undertaking........................  114      81
Investment in own shares....................................  641     724
                                                              ---     ---
                                                              755     805
                                                              ===     ===

     The group's investments in associated undertakings is as follows:

                                                              1998    1997
                                                              ----    ----
                                                              L000    L000
Investments in shares of associated undertakings at cost
Share of post acquisition retained profits..................   53      15
Share of net assets.........................................   61      66
                                                              ---      --
                                                              114      81
                                                              ===      ==

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                                                              UNLISTED SHARES
                                                              ---------------
                                                                   L000
At July 1997................................................         81
Exchange differences........................................        (19)
Share of profit before taxation.............................         21
Share of taxation...........................................         (2)
Dividends...................................................         (5)
Additional investment in year...............................         38
                                                                    ---
At 30 June 1998.............................................        114
                                                                    ===

     The results included for the associate are for the year ended 31 March 1998, the latest available audited accounts.

     Details of associated undertaking are set out in note 30.

15  STOCK AND WORK IN PROGRESS

                                                               1998      1997
                                                              ------    ------
                                                               L000      L000
Raw materials...............................................   7,756     5,866
Work in progress............................................   8,709     6,142
Finished goods..............................................   2,504     3,379
                                                              ------    ------
                                                              18,969    15,387
                                                              ======    ======

16  DEBTORS

                                                               1998      1997
                                                              ------    ------
                                                               L000      L000
Trade debtors...............................................  38,384    32,925
Other debtors...............................................   7,738     2,843
Taxation recoverable........................................   1,395       923
Prepayments and accrued income..............................  12,129     9,149
                                                              ------    ------
                                                              59,646    45,840
                                                              ======    ======

     Included in group prepayments is a sum of L7,948,000 (1997: L6,748,000) attributable to advanced pension contributions extending beyond one year (note
5).

     Taxation recoverable in the group includes advanced corporation tax recoverable after more than one year of L502,000 (1997: L923,000) which is expected to be offset against mainstream corporation tax.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

17  CREDITORS

                                                               1998      1997
                                                              ------    ------
                                                               L000      L000
Trade creditors.............................................  37,952    26,077
Finance lease obligations (note 20).........................     891       643
Other creditors.............................................  11,505     1,702
PAYE and social security....................................   4,553     3,543
Taxation payable............................................   3,551     3,158
Accruals and deferred income................................  13,707     8,143
                                                              ------    ------
                                                              72,159    43,266
                                                              ======    ======

     Taxation payable in the Group includes advance corporation tax amounting to L1,136,000 (1997: L1,132,000) attributable to the proposed final dividend.

18  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                               1998      1997
                                                              ------    ------
                                                               L000      L000
Borrowings (note 19)........................................  54,319    33,061
Finance lease obligations (note 20).........................   6,774     5,706
Retirement indemnity provision..............................   1,601       614
                                                              ------    ------
                                                              62,694    39,381
                                                              ======    ======

19  BORROWINGS

                                                               1998      1997
                                                              ------    ------
                                                               L000      L000
Bank overdrafts.............................................   6,842       298
Bank and other loans repayable within one year..............   3,043       523
                                                              ------    ------
                                                               9,885       821
                                                              ------    ------
Bank and other loans repayable:
Between one and two years...................................  14,503       150
Between two and five years..................................  25,358    23,292
In five years or more.......................................  14,458     9,619
                                                              ------    ------
                                                              54,319    33,061
                                                              ======    ======

     In 1998, loans repayable after one year represent:

     - Loans from two financial institutions totalling US $40,000,000. These US notes are repayable in six annual installments commencing in March 2000 and bear interest at a fixed rate of 8.6 percent

     - A FF 85,000,000 loan from a UK bank, which is repayable in December 1999 and bears interest at a fixed rate of 4.99 percent.

     - A DM 30,000,000 loan from a UK bank, which bears interest at a fixed rate of 5.51 percent, and is repayable in five annual installments commencing in October 1998.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     - A DM 20,000,000 loan which bears interest at a fixed rate of 5.47 percent, and is repayable in January 2003.

     - A DM 20,000,000 loan which bears interest at a fixed rate of 5.84 percent, and is repayable in twenty quarterly instalments commencing in March 2003.

     Other bank borrowing bear interest at fluctuating rates, linked to the London Inter-Bank Market rate.

     There are no borrowings in the associated undertaking.

     At 30 June 1998, the Group had forward contracts outstanding in Japanese Yen amounting to the equivalent of L1,124,798 (1997: L1,415,000).

20  OBLIGATIONS UNDER FINANCE LEASES

     The future finance leases payments, to which the Group were committed at 30 June, were as follows:

                                                              1998     1997
                                                              -----    -----
                                                              L000     L000
Within one year.............................................    891      643
Between one and five years..................................  2,810    3,599
Over five years.............................................  3,964    2,107
                                                              -----    -----
                                                              7,665    6,349
                                                              =====    =====

21  PROVISIONS FOR LIABILITIES AND CHARGES

                                              PROVISION FOR LOSS
                                                ON DISPOSAL OF      REORGANISATION    DEFERRED
                                                 SUBSIDIARIES         PROVISION       TAXATION    TOTAL
                                              ------------------    --------------    --------    ------
                                                     L000                L000           L000       L000
At 1 July 1997..............................          400                2,804         (1,671)     1,533
Exchange rate adjustments...................           --                  (26)           (32)       (58)
Acquisition of subsidiaries.................           --                   --             17         17
Change to profit and loss account...........           --                  279           (332)       (53)
Provisions utilized.........................         (300)              (1,895)            --     (2,195)
Advance corporation tax and other
  movements.................................           --                   --            867        867
Disposal of subsidiaries and business.......           --                 (883)           698       (185)
                                                     ----               ------         ------     ------
At 30 June 1998.............................          100                  279           (453)       (74)
                                                     ====               ======         ======     ======

     Balances for the provision of deferred taxation are analysed as follows:

                                                               AMOUNTS NOT
                                                          PROVIDED FOR IN THESE     AMOUNTS PROVIDED FOR
                                                                 ACCOUNTS            IN THESE ACCOUNTS
                                                          ----------------------    --------------------
                                                            1998         1997         1998        1997
                                                          ---------    ---------    --------    --------
                                                            L000         L000         L000        L000
Accelerated capital allowances..........................       --           --       (1,650)      2,097
Other timing differences................................      349          163        1,432      (1,247)
                                                           ------       ------       ------      ------
                                                              349          163         (218)        850
Advanced corporation tax recoverable....................       --           --         (235)     (2,521)
                                                           ------       ------       ------      ------
                                                              349          163         (453)     (1,671)
                                                           ======       ======       ======      ======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

22  LEASE OBLIGATIONS

                                                                 LAND AND
                                                                BUILDINGS          OTHER
                                                              --------------    ------------
                                                              1998     1997     1998    1997
                                                              -----    -----    ----    ----
                                                              L000     L000     L000    L000
Operating lease rentals payable within one year relating to
  commitments expiring:
Within one year.............................................     --       77    271     121
Within two and five years...................................     97      384    443     475
After five years............................................    945      884     --      --
                                                              -----    -----    ---     ---
                                                              1,042    1,345    714     596
                                                              =====    =====    ===     ===

23  SHARE CAPITAL AND SHARE PREMIUM ACCOUNT

                                                                                 CALLED UP
                                                             AUTHORISED        AND FULLY PAID
                                                          ----------------    ----------------
                                                           1998      1997      1998      1997
                                                          ------    ------    ------    ------
                                                           L000      L000      L000      L000
Ordinary shares of 25p each.............................  25,000    25,000    20,794    20,746
                                                          ======    ======    ======    ======

24  RESERVES

                                                            PROFIT AND LOSS    PROFIT AND LOSS
                                             REVALUATION      COMPANY AND        ASSOCIATED       PROFIT AND
                                               RESERVE       SUBSIDIARIES        UNDERTAKING      LOSS TOTAL
                                             -----------    ---------------    ---------------    ----------
                                                L000             L000               L000             L000
At 1 July 1997.............................      876            47,169                66            47,235
Retained profit/(loss) for the year........       --            (8,811)               14            (8,797)
Exchange rate adjustments..................      (15)              366               (19)              347
Depreciation on revalued assets............     (100)              100                --               100
                                                ----            ------               ---            ------
At 30 June 1998............................      761            38,824                61            38,885
                                                ====            ======               ===            ======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

25  SPECIAL RESERVE

     The special reserve was created on 31 January 1996 when court permission was obtained for the cancellation of the share premium account, which had a value at the date of L20,561,000. The special reserve is non distributable.

26  GOODWILL

                                                               1998       1997      1996
                                                              -------    ------    -------
                                                               L000       L000      L000
At start of year............................................   60,322    58,993     49,877
Purchase of Conversion Devices Inc..........................       --        --      3,498
Purchase of Rearsby Automotive Limited......................       --        --     25,539
Transferred to profit and loss account on disposal of
  subsidiaries..............................................  (17,552)       --    (20,173)
Additional goodwill re Conversion Devices Inc...............       --       734         --
Additional goodwill re Rearsby Automotive Limited...........       --       595         --
Purchase of Heidemann Verwaltungsgesellschaft mit
  beschranker Haftung.......................................   29,318        --         --
Other adjustments...........................................    1,153        --        252
                                                              -------    ------    -------
At end of year..............................................   73,241    60,322     58,993
                                                              =======    ======    =======

27  DIRECTORS' EMOLUMENTS AND SHARE INTERESTS

TOTAL DIRECTORS' EMOLUMENTS:

                                                              1998    1997    1996
                                                              ----    ----    ----
                                                              L000    L000    L000
Fees and benefits to non-executive directors................   99     121     130
Remuneration (including pension contributions)..............  621     498     622
Performance related emoluments..............................   95     217     100
                                                              ---     ---     ---
                                                              815     836     852
                                                              ===     ===     ===

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

28  CONSOLIDATED CASH FLOW STATEMENT

(A) RECONCILIATION OF OPERATING PROFIT TO NET CASH FLOW FROM OPERATING
    ACTIVITIES

                                                               1998      1997      1996
                                                              ------    ------    ------
                                                               L000      L000      L000
Operating profit............................................  21,358    18,013     9,985
Depreciation................................................   9,595     7,655     8,850
Loss/(profit) on disposal of fixed assets...................     247       (86)       --
Acquisition provisions utilised.............................      --        --      (272)
(Increase)/decrease in stocks...............................  (3,688)    5,241    (2,093)
(Increase)/decrease in debtors..............................  (3,726)   (1,145)   (2,102)
Increase/(decrease) in creditors............................   2,567    (4,477)    1,401
                                                              ------    ------    ------
Net cash flow from operating activities.....................  26,353    25,201    15,769
                                                              ======    ======    ======

(B) ANALYSIS OF CHANGES IN CASH AND FINANCING DURING THE YEAR

                                                               1998      1997     1996
                                                              ------    ------    ----
                                                               L000      L000     L000
At 1 July 1996..............................................  12,073    20,695    218
Non-cash movements..........................................   3,000        --     --
Exchange movements..........................................  (1,138)       --     --
Net cash inflows............................................  (4,772)       51    137
                                                              ------    ------    ---
Change in the year..........................................  (2,910)       51    137
                                                              ------    ------    ---
At 1 July 1997..............................................   9,163    20,746    355
Exchange movements..........................................    (305)       --     --
Net cash inflows............................................   2,234        48    131
                                                              ------    ------    ---
Change in the year..........................................   1,929        48    131
                                                              ------    ------    ---
At 30 June 1998.............................................  11,092    20,794    486
                                                              ======    ======    ===

(C) ANALYSIS OF CASH

                                                               1998     1997
                                                               L000     L000
                                                              ------    -----
Cash at bank and in hand....................................  17,934    9,461
Bank overdrafts.............................................  (6,842)    (298)
                                                              ------    -----
                                                              11,092    9,163
                                                              ======    =====

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

(D) RECONCILIATION OF NET DEBT

                                                             ACQUISITION    OTHER NON
                                     AT 1 JULY               (EXCL CASH &     CASH      DISPOSAL OF    EXCHANGE   AT 30 JUNE
                                       1996      CASH FLOW   OVERDRAFTS)    MOVEMENTS   SUBSIDIARIES   MOVEMENT      1997
                                     ---------   ---------   ------------   ---------   ------------   --------   ----------
                                       L000        L000        L000           L000        L000          L000        L000
Cash at bank and in hand...........    13,515      (2,864)          --            --           --       (1,190)      9,461
Bank overdrafts....................    (1,442)     (1,908)          --         3,000           --           52        (298)
                                                   (4,772)
Borrowings due after one year......   (26,572)        263           --        (9,489)          --        2,737     (33,061)
Borrowings due within one year.....   (16,741)      9,590           --         6,489           --          139        (523)
Finance leases.....................    (2,921)        344           --        (4,641)          --          869      (6,349)
                                                   10,197
Current asset investments..........        --      12,811           --            --           --           --      12,811
                                      -------     -------      -------       -------      -------      -------     -------
                                      (34,161)     18,236           --        (4,641)          --        2,607     (17,959)
                                      =======     =======      =======       =======      =======      =======     =======

     Current asset investments at 30 June 1997 represent cash balances on one month and three months deposit.

                                                             ACQUISITION    OTHER NON
                                     AT 1 JULY               (EXCL CASH &     CASH      DISPOSAL OF    EXCHANGE   AT 30 JUNE
                                       1997      CASH FLOW   OVERDRAFTS)    MOVEMENTS   SUBSIDIARIES   MOVEMENT      1998
                                     ---------   ---------   ------------   ---------   ------------   --------   ----------
                                       L000        L000        L000           L000        L000          L000        L000
Cash at bank and in hand...........     9,461       8,987           --            --           --         (514)     17,934
Bank overdrafts....................      (298)     (6,753)          --            --           --          209      (6,842)
                                                    2,234
Borrowings due after one year......   (33,061)     (9,453)     (13,152)           83           --        1,264     (54,319)
Borrowings due within one year.....      (523)     (1,409)      (1,129)          (83)          --          101      (3,043)
Finance leases.....................    (6,349)        875       (1,016)       (1,840)         435          230      (7,665)
                                                   (9,987)
Current asset investments..........    12,811     (10,989)          --            --           --          (24)      1,798
                                      -------     -------      -------       -------      -------      -------     -------
                                      (17,959)    (18,742)     (15,297)       (1,840)         435        1,266     (52,137)
                                      =======     =======      =======       =======      =======      =======     =======

     Current asset investments at 30 June 1998 represent part of the sale proceeds from the sale of the US Electronics companies, which are being held in an escrow account until May 2001.

(E) MAJOR NON-CASH TRANSACTIONS

     During 1998 the Group entered into finance lease arrangements in respect of assets with a total capital value at the inception of the leases of L1,840,000 (1997: L4,641,000).

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

(F) SALE OF SUBSIDIARY UNDERTAKINGS

                                                              US ELECTRONICS
                                                                COMPANIES
                                                              --------------
                                                                   L000
Net assets sold excluding cash:
Fixed assets................................................       3,224
Stock.......................................................       8,157
Other working capital.......................................       3,741
                                                                 -------
Total net assets sold.......................................      15,122
Disposal costs paid out in cash.............................       1,937
Disposal costs accrued......................................         128
Profit on sale..............................................       5,891
                                                                 -------
                                                                  23,078
                                                                 =======
SATISFIED BY:
Receipt of cash.............................................      21,256
Receipt of escrow monies....................................       1,822
                                                                 -------
Net inflow of cash..........................................      23,078
                                                                 =======

     The US Electronics subsidiaries sold during the year contributed L1,432,000 to the group's net operating cash flows, paid L715,000 in respect of net returns on investments and serving of finance, paid L731,000 in respect of taxation and utilised L815,000 for capital expenditure.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

(G) PURCHASE OF SUBSIDIARY UNDERTAKINGS

                                                                   FAIR VALUE       FAIR VALUE
                                                  FAIR VALUE       ADJUSTMENTS      ADJUSTMENTS
                                     HEIDEMANN   ADJUSTMENTS    ACCOUNTING POLICY      OTHER       FAIR VALUE
                                     COMPANIES   REVALUATIONS      ADJUSTMENTS      ADJUSTMENTS   BALANCE SHEET
                                     ---------   ------------   -----------------   -----------   -------------
                                       L000          L000             L000             L000           L000
Provisional net assets acquired:
Fixed assets.......................    22,549       (1,149)             --               --           21,400
Stock..............................     9,122           --            (316)              --            8,806
Other working capital..............   (11,716)          --              --               --          (11,716)
Provisions.........................        --           --            (101)            (562)            (663)
Net borrowings.....................   (14,281)          --              --               --          (14,281)
                                      -------       ------            ----             ----          -------
                                        5,674       (1,149)           (417)            (562)           3,546
Provisional goodwill (note 26).....                                                                   29,318
                                                                                                     -------
                                                                                                      32,864
                                                                                                     =======
SATISFIED BY:
Purchase consideration.............                                                                   31,127
Acquisition costs..................                                                                    3,217
Cash acquired......................                                                                   (2,733)
                                                                                                     -------
Net outflow of cash (i)............                                                                   31,611
Purchase consideration accrued.....                                                                    1,253
                                                                                                     -------
                                                                                                      32,864
                                                                                                     =======

     The net assets acquired above exclude 5 percent of the net assets of Adwest Heidemann Iberica SA which are held by a third party.

     Certain fixed assets have been written down in the revaluation column to reflect their value based upon current earnings and cash generation. The accounting policy adjustments are to bring stock, warranty and repairs and maintenance provisions in line with UK GAAP requirements. Other adjustments represent provisions in respect of potential environmental liabilities at the time of acquisition.

                                                       PURCHASE OF
                                                        SUBSIDIARY     CASH ACQUIRED WITH
                                                       UNDERTAKINGS    SUBSIDIARY ACQUIRED     TOTAL
                                                       ------------    -------------------    -------
                                                           L000               L000             L000
Net cash outflow of cash as above (i)................    (34,344)              2,733          (31,611)
Minority interest in Adwest Heidemann Iberica SA
  cash...............................................         --                 (36)             (36)
Deferred consideration re Electronics Division.......       (767)                 --             (767)
Other................................................        (61)                 --              (61)
                                                         -------             -------          -------
Per cash flow statement..............................    (35,172)              2,697          (32,475)
                                                         =======             =======          =======

     Heidemann Verwaltungsgesellschaft mit beschranker Haftung and its subsidiary undertakings were acquired on 11 September 1997, and have been accounted for using the acquisition method.

     The subsidiary undertakings acquired during the year contributed L2,963,000 to the group's net operating cash flows, paid L1,425,000 in respect of net returns on investments and servicing of finance, received L372,000 in respect of taxation and utilised L6,620,000 for capital expenditure.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     In the year ended 31 January 1997, the latest available statutory accounts before acquisition, the Heidemann group of companies had profit after tax of L1,073,000 and minority interests of L281,000.

     In the period 1 February 1997 to 11 September 1997 -- the date of acquisition by Adwest, the unaudited results for the company showed the following.

                                                               L000
                                                              ------
Turnover....................................................  54,530
Operating profit............................................   2,788
Profit before taxation......................................   1,954
Taxation charge.............................................     974
Minority interests..........................................      97
                                                              ======

     There were no material recognised gains or losses, other than the results for the period shown above.

29  PRINCIPAL SUBSIDIARY UNDERTAKINGS

Adwest Steering Ltd..............  Woodley              Power steering gears, precision      UK
                                                        plastic parts

Adwest Bowden TSK Ltd............  Llanelli             Control cables, gearshifters         UK

Adwest Bowden France SA..........  Cauvigny, Boynes     Control cables, gearshifters,        France
                                                        handbrakes, jacks

Adwest Dauphinoise Thomson SA....  Grenoble             Engine thermostats, wax element      France
                                                        regulators

Adwest OCI SA....................  La Talaudiere        Gearshifters                         France
Adwest Driver Systems Ltd........  Rearsby              Pedal boxes, gearshifters,           UK
                                                        handbrakes, suspension links

Adwest Western Automotive Inc....  Michigan             Precision tubular components and     USA
                                                        engine thermostats

Adwest Western Thomson Ltd.......  Woodley, Chard       Engine thermostats, radiator caps    UK

Adwest Heidemann Einbeck
  GmbH...........................  Einbeck              Gearshifters, steering columns,      Germany
                                                        tubular structures

Adwest Heidemann Rotenburg
  GmbH...........................  Rotenburg            Valve spring retainers, fine         Germany
                                                        blanked parts, tubular structures

Adwest Heidemann Iberica SA......  Valencia, Pamplona   Gearshifters, steering columns       Spain

Adwest Kohler GmbH...............  Lippstadt            Fuel caps, precision pressed parts   Germany

Adwest Heidemann do Brasil.......  Curitiba             Gearshifters                         Brazil

     The Company owns 100 percent of the ordinary share capital of all subsidiaries, with the exception of Adwest Bowden TSK Ltd of which 35 percent of the ordinary share capital is owned by Nippon Cable Systems Inc. (TSK), a Japanese company, and Adwest Heidemann Iberica SA, of which 5 percent of the ordinary share capital is owned by local management.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     The subsidiaries operate principally in the country in which they are incorporated.

     A full list of subsidiaries will be included within the next annual return.

30  ASSOCIATED UNDERTAKING

                                        ISSUED SHARE CAPITAL        ACTIVITIES    HOLDING   INCORPORATED
                                    -----------------------------   -----------   -------   ------------
Western Thomson (India) Ltd.(1)...  295,878 shares (10 rupees p.s)  Engine            49%      India
                                                                    thermostats

---------------

(1) Held by Adwest Western Thomson Ltd. and located in Madras, India.

31. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Group's accounts are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP), which differ in certain significant respects from those applicable in the United States (US
GAAP). These differences, together with the approximate effects of the adjustments on net profit and shareholders' funds, relate principally to the items set out below:

GOODWILL AND OTHER INTANGIBLE ASSETS

     Under UK GAAP goodwill arising on acquisition has been charged to reserves. Under US GAAP goodwill is capitalised and amortised by charges against income over the period, not to exceed 40 years, over which the benefit arises. For US GAAP, goodwill has been amortised by the Group over 40 years.

     Under UK GAAP the profit and loss on the disposal of all or part of a previously acquired business has been calculated after taking account of the gross amount of any goodwill previously charged to reserves. Under US GAAP an adjustment to profit or loss on disposal is required in respect of goodwill previously amortised.

CUMULATIVE EXCHANGE LOSS ON SALE OF FOREIGN SUBSIDIARIES

     Under UK GAAP gains or loss arising on the sale or liquidation of a foreign subsidiary does not include the related cumulative exchange gain or loss, previously recorded as a separate component of shareholders' equity for that investment. Under US GAAP, the gain or loss on sale or liquidation includes the related cumulative exchange gain or loss.

DIVIDENDS

     Under UK GAAP dividends proposed after the end of an accounting period in respect of that accounting period are deducted in arriving at retained earnings for that period. Under US GAAP such dividends are not deducted until declared.

DEFERRED TAXATION

     Under UK GAAP provision is made for deferred taxation only to the extent that it is probable that an actual liability or asset will crystallise in the foreseeable future. US GAAP requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred taxation assets to the amount which is more likely than not to be realised.

     Deferred taxation also arises in relation to the tax effect of other US GAAP differences.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

PENSION COSTS

     Under UK GAAP, the cost of providing pensions is charged against profits on a systematic basis, with pension surpluses and deficits being amortised over the expected remaining service lives of current employees. Under US GAAP, costs and surpluses are similarly spread over the expected remaining service lives but based on prescribed actuarial assumptions, allocation of costs and valuation methods, which differ in certain respects from those used for UK GAAP.

DEFERRED PROFIT ON SALE OF PROPERTY

     In 1996, properties were disposed of which had previously been revalued under UK GAAP. No profit arose on this transaction under UK GAAP. A profit arises under US GAAP on the basis that US GAAP does not permit the revaluation of property. Under US GAAP, the element of the profit in respect of property subsequently leased back on an operating lease basis is amortised in equal instalments over the life of the lease.

EMPLOYEE SHARE TRUST ARRANGEMENTS

     Employee share trusts have been established in order to hedge obligations in respect of options issued under certain employee share option schemes. Under UK GAAP the Company's ordinary shares held by the employee share trusts are included at cost in fixed asset investments. Dividends receivable on such shares are included in the statement of income. Under US GAAP, such shares and dividends receivable from those shares are treated as treasury stock and included in shareholders' equity.

REVALUATION OF FIXED ASSETS

     Under UK GAAP the Group has revalued certain fixed assets. This is not permitted under US GAAP.

PRE-PRODUCTION COSTS

     Under UK GAAP, certain significant pre-production costs on new products which are not prefunded by the customer are carried forward in work in progress. These costs are then written off on a unit of production basis over the life of the contract with the customer. Under US GAAP these costs are generally expensed as incurred.

CURRENT ASSETS AND LIABILITIES

     Under UK GAAP current assets include amounts which fall due after more than one year. Under US GAAP such assets would be reclassified as non-current assets. Also under UK GAAP provisions for liabilities and charges include amounts due within one year which would be reclassified to current liabilities under US GAAP.

EARNINGS PER ORDINARY SHARE

     Under UK GAAP earnings per share is based on profit for the financial year and computed using the weighted average number of Ordinary Shares in issue during the year. Under US GAAP basic earnings per share is based on net income and computed using the weighted average number of Ordinary Shares in issue during the year. US GAAP also requires the presentation of diluted earnings per share which is based upon net income, as adjusted, computed using the weighted average shares and the effect of other dilutive instruments.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

CASH FLOWS

     The principal difference between UK GAAP and US GAAP is in respect of classification. Under UK GAAP, the Group presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditures and financial investments, acquisition and disposals, equity dividends paid, management of liquid resources, and financing. US GAAP requires only three categories of cash flow activities which are operating, investing and financing.

     Cash flows arising from taxation and returns on investments and servicing of finance under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP; dividend payments would be included as a financing activity under US GAAP. In addition, capital expenditures and financial investment, acquisition and disposals, and management of liquid resources under UK GAAP would be presented as investing activities under US GAAP.

     UK GAAP defines cash as cash in hand and deposits repayable on demand. Short term deposits which are readily convertible into known amounts of cash at, or close to, their carrying value are classified as liquid resources. US GAAP defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under US GAAP and are included in capital expenditure and financial investment under UK GAAP.

     Under US GAAP, the following amounts would be reported:

                                                                 1998       1997
                                                                -------    -------
                                                                 L000       L000
Net cash provided by operating activities...................     15,628     18,627
Net cash used in investing activities.......................    (29,931)     5,839
Net cash provided by/(used in) financing activities.........     10,479    (14,519)
Effect of changes in exchange rate..........................       (514)    (1,190)
                                                                -------    -------
Net (decrease)/increase in cash and cash equivalents........     (4,338)     8,757
Cash and cash equivalents at beginning of year..............     22,272     13,515
                                                                -------    -------
Cash and cash equivalents at end of year....................     17,934     22,272
                                                                =======    =======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     Effect on (loss)/profit attributable to shareholders of differences between UK and US GAAP

                                                                 1998      1997
                                                                ------    ------
                                                                 L000      L000
(Loss)/profit attributable to shareholders as reported under
  UK GAAP...................................................    (2,355)    9,424
US GAAP adjustments:
  Goodwill..................................................    (1,377)   (1,467)
  Impact of goodwill previously amortised on sale of
     subsidiary.............................................     2,905        --
  Cumulative exchange loss on sale of foreign
     subsidiaries...........................................    (1,182)       --
  Pension costs.............................................        16       331
  Deferred taxation -- full provision.......................      (143)     (168)
  Tax effect of other US GAAP reconciling items.............       (30)     (266)
  Fixed asset revaluations..................................       100       508
  Deferred profit on sale of property.......................       303       303
  Pre-production costs......................................    (1,200)       --
  Other.....................................................        21       (16)
  Minority interests........................................        --        (5)
                                                                ------    ------
Net (loss)/income under US GAAP.............................    (2,942)    8,644
                                                                ======    ======
Net (loss)/income under US GAAP
  Continuing................................................     6,001     6,015
  Discontinued..............................................    (8,943)    2,629
                                                                ------    ------
                                                                (2,942)    8,644
                                                                ======    ======

                                                                PENCE PER SHARE    PENCE PER SHARE
                                                                     1998               1997
                                                                ---------------    ---------------
Basic and diluted earnings per share under US GAAP
  Continuing................................................           7.3                7.2
  Discontinued..............................................         (10.9)               3.3
                                                                     -----              -----
                                                                      (3.6)              10.5
                                                                     =====              =====

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     Effect on shareholders' funds of differences between UK and US GAAP

                                                                 1998      1997
                                                                ------    ------
                                                                 L000      L000
Shareholders' funds as reported under UK GAAP...............     8,246    29,451
US GAAP adjustments:
  Goodwill..................................................    64,744    52,109
  Pension costs.............................................     4,930     4,913
  Deferred taxation -- full provision.......................      (310)     (168)
  Tax effect of other US GAAP reconciling items.............    (1,285)   (1,283)
  Fixed asset revaluations..................................      (761)     (876)
  Proposed dividends........................................     4,545     4,536
  Deferred profit on sale of property.......................    (4,127)   (4,430)
  Pre-production costs......................................    (1,200)       --
  Employee share trust arrangements.........................      (641)     (724)
  Other.....................................................        99        86
  Minority interests........................................      (149)     (146)
                                                                ------    ------
Shareholders' funds under US GAAP...........................    74,091    83,468
                                                                ======    ======

NEW US ACCOUNTING STANDARDS AND PRONOUNCEMENTS NOT YET ADOPTED

     SFAS 133 -- In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognise all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not determined the effect of the adoption of SFAS 133.

     SOP 98-1 -- During January 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1") which becomes effective for all fiscal years beginning after December 15, 1998. Under SOP 98-1, computer software costs that are incurred in the preliminary project stage are expensed as incurred. Once specific capitalisation criteria have been met, external direct costs of materials and service consumed in developing or obtaining internal-use computer software, certain personnel costs, and interest costs incurred when developing computer software for internal use are capitalised. Training costs and data conversion costs are generally expensed as incurred. Such capitalised costs are amortised over the estimated useful life of the software. The company is evaluating the effect of the pronouncement.

NEW UK ACCOUNTING STANDARDS NOT YET ADOPTED

     FRS 10 -- Goodwill and Intangible Assets: In December 1997, the Accounting Standard Board in the United Kingdom issued Financial Reporting Standard No. 10 "Goodwill and Intangible Assets" (FRS 10). FRS 10 requires that purchased goodwill and intangible assets should be capitalised as assets and amortised over the life of the assets. Goodwill and intangible assets need not be amortised if it can be demonstrated that the current market value of the goodwill or intangible is not below its carrying value. FRS 10 is effective for accounting periods ending on or after 23 December 1998. The standard does not require reinstatement of goodwill previously eliminated against retained surplus.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

     FRS 11 -- Impairment of fixed assets and goodwill: In July 1998, the Accounting Standards Board in the United Kingdom issued Financial Reporting Standard No. 11 "Impairment of fixed assets and goodwill" (FRS 11). The standard requires that any impairment in the carrying value of fixed assets should be recognised in the profit and loss account in the current period and requires that impairment reviews be undertaken when there is some indication of impairment. The review should be performed on individual income generating units based on discounted cash flows. FRS 11 covers not only tangible fixed assets, intangible fixed assets and goodwill but also investments in subsidiaries, associates and joint ventures to the extent that they are not covered by other standards. FRS 11 is effective for accounting periods ending on or after 23 December 1998.

     FRS 12 -- Provisions, contingent liabilities and contingent assets: In September 1998, the Accounting Standard Board in the United Kingdom issued Financial Reporting Standard No. 12 "Provisions, contingent liabilities and contingent assets" (FRS 12). The principal feature of the standard is that it requires that a provision is recognised when there is a legal or constructive obligation arising from past events and it is probable (ie, more likely than not) that there will be an outflow of benefits and the amount can be reliably estimated. FRS 12 is effective for accounting periods ending on or after 23 March 1999.

     FRS 13 -- Derivatives and other financial instruments -- disclosures: In September 1998, the Accounting Standards Board in the United Kingdom issued Financial Reporting Standard No. 13 "Derivatives and other financial instruments: disclosures" (FRS 13). FRS 13 is concerned only with disclosure and the requirements comprise both narrative and numerical disclosures. FRS 13 is effective for accounting periods ending on or after 23 March 1999.

     FRS 14 -- Earnings per share: In October 1998, the Accounting Standards Board in the United Kingdom issued Financial Reporting Standard No. 14 "Earnings per share" (FRS 14). The standard applies to all entities whose ordinary or potential ordinary shares are currently publicly traded, or are in the process of becoming so, and to any other entity providing earnings per share (eps) information voluntarily. FRS 14 is effective for accounting periods ending on or after 23 December 1998.

COMPANIES ACT 1985

     These consolidated financial statements do not constitute "statutory accounts" within the meaning of the Companies Act 1985 of Great Britain for any of the periods presented. Statutory accounts for the years ended 30 June 1997 and 30 June 1998 have been filed with the United Kingdom's Registrar of Companies. The auditor has reported on these accounts. The reports were unqualified and did not contain statements under Section 237 (2) or (3) of the Act.

     These consolidated financial statements exclude certain parent company statements and other information required by the Companies Act 1985, however, they include all material disclosures required by generally accepted accounting principles in the United Kingdom including those Companies Act 1985 disclosures relating to the statement of income and balance sheet items.

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                             ADWEST AUTOMOTIVE PLC

                CONSOLIDATED PROFIT AND LOSS ACCOUNT -- UK GAAP

                      FOR THE SIX MONTHS ENDED 31 DECEMBER

                                                                   1998           1997
                                                                -----------    -----------
                                                                   L000           L000
                                                                (UNAUDITED)    (UNAUDITED)
TURNOVER
Continuing operations.......................................        118,155         99,203
Discontinued operations.....................................             --         12,987
                                                                -----------    -----------
                                                                    118,155        112,190
                                                                -----------    -----------
OPERATING PROFIT
Continuing operations.......................................          8,326          7,587
Discontinued operations.....................................             --          1,867
                                                                -----------    -----------
PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST...............          8,326          9,454
Net interest charge.........................................         (2,924)        (2,196)
                                                                -----------    -----------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...............          5,402          7,258
Taxation charge.............................................         (1,536)        (2,249)
                                                                -----------    -----------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION................          3,866          5,009
Profit attributable to minority shareholders -- equity......           (133)          (246)
                                                                -----------    -----------
PROFIT FOR THE PERIOD.......................................          3,733          4,763
Dividends:
  Interim 0p per share (1997 2.3p)..........................             --         (1,897)
                                                                -----------    -----------
RETAINED PROFIT FOR THE PERIOD..............................          3,733          2,866
                                                                ===========    ===========
Earnings per share -- UK GAAP...............................            4.5p           5.7p

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                             ADWEST AUTOMOTIVE PLC

                     CONSOLIDATED BALANCE SHEET -- UK GAAP
                                 AT 31 DECEMBER

                                                                   1998           1997
                                                                -----------    -----------
                                                                   L000           L000
                                                                (UNAUDITED)    (UNAUDITED)
FIXED ASSETS
Tangible assets.............................................         70,822         61,513
Investments.................................................            755            770
                                                                -----------    -----------
                                                                     71,577         62,283
                                                                -----------    -----------
CURRENT ASSETS
Stock and work in progress..................................         22,314         26,295
Debtors.....................................................         53,214         56,004
Bank and cash balances......................................         11,005         12,459
                                                                -----------    -----------
                                                                     86,533         94,758
                                                                -----------    -----------
CREDITORS: DUE WITHIN ONE YEAR
Borrowings..................................................        (17,916)        (9,143)
Other creditors.............................................        (70,906)       (72,133)
                                                                -----------    -----------
                                                                    (88,822)       (81,276)
                                                                -----------    -----------
NET CURRENT (LIABILITIES)/ASSETS............................         (2,289)        13,482
CREDITORS: DUE AFTER ONE YEAR
Borrowings..................................................        (45,593)       (60,542)
Provisions and other creditors..............................         (8,782)        (7,718)
                                                                -----------    -----------
                                                                    (54,375)       (68,260)
                                                                -----------    -----------
NET ASSETS..................................................         14,913          7,505
                                                                ===========    ===========
CAPITAL AND RESERVES
Called up share capital.....................................         20,794         20,758
Reserves....................................................         63,464         72,503
                                                                -----------    -----------
Equity shareholders' funds before goodwill..................         84,258         93,261
Goodwill on acquisition.....................................        (72,681)       (88,890)
                                                                -----------    -----------
Shareholders' funds -- equity...............................         11,577          4,371
MINORITY INTEREST -- EQUITY.................................          3,336          3,134
                                                                -----------    -----------
                                                                     14,913          7,505
                                                                ===========    ===========

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                             ADWEST AUTOMOTIVE PLC

                  CONSOLIDATED CASH FLOW STATEMENT -- UK GAAP

                      FOR THE SIX MONTHS ENDED 31 DECEMBER

                                                                   1998           1997
                                                                -----------    -----------
                                                                   L000           L000
                                                                (UNAUDITED)    (UNAUDITED)
Net cash inflow from operating activities...................        8,391         17,807
Return on investments and servicing of finance..............       (2,947)        (1,821)
Taxation paid...............................................       (1,075)        (3,180)
Capital expenditure.........................................       (7,977)        (7,594)
Equity dividends paid.......................................       (4,551)        (4,536)
Acquisitions and disposals..................................        2,872        (32,095)
Management of liquid resources..............................           --         12,811
                                                                  -------        -------
Net cash flow before financing..............................       (5,287)       (18,608)
Financing...................................................       (2,946)        20,015
                                                                  -------        -------
(Decrease)/increase in cash.................................       (8,233)         1,407
                                                                  =======        =======

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT            L000           L000
-------------------------------------------------------         -----------    -----------
(Decrease)/increase in cash in the period...................       (8,233)         1,407
Cash outflow from reduction in debt and lease financing.....        2,946          2,464
Cash inflow from net loans..................................           --        (22,420)
Cash inflow/(outflow) from movement in liquid resources.....           --        (12,811)
                                                                  -------        -------
Change in net debt resulting from cash flows................       (5,287)       (31,360)
Loans and finance leases acquired with subsidiary...........           --        (14,848)
New finance leases..........................................       (2,038)          (410)
Translation difference......................................       (2,576)           420
                                                                  -------        -------
Movement in net debt in the period..........................       (9,901)       (46,198)
Net debt at beginning of period.............................      (52,137)       (17,959)
                                                                  -------        -------
Net debt at end of period...................................      (62,038)       (64,157)
                                                                  =======        =======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                             ADWEST AUTOMOTIVE PLC

                         RECONCILIATION OF MOVEMENTS IN
                        CONSOLIDATED SHAREHOLDERS' FUNDS

                      FOR THE SIX MONTHS ENDED 31 DECEMBER

                                                                   1998           1997
                                                                -----------    -----------
                                                                   L000           L000
                                                                (UNAUDITED)    (UNAUDITED)
Profit for the period.......................................        3,733          4,763
Ordinary dividends..........................................           --         (1,897)
                                                                  -------        -------
Retained profit for the period..............................        3,733          2,866
Currency translation differences on net investments.........         (374)           562
Prior year adjustment.......................................         (588)            --
New share capital issued....................................           --             60
Goodwill in the period on acquisitions......................          560        (28,568)
                                                                  -------        -------
NET ADDITIONS/(REDUCTIONS) TO SHAREHOLDERS' FUNDS...........        3,331        (25,080)
SHAREHOLDERS' FUNDS AT BEGINNING OF PERIOD..................        8,246         29,451
                                                                  -------        -------
SHAREHOLDERS' FUNDS AT END OF PERIOD........................       11,577          4,371
                                                                  =======        =======

                     RECONCILIATION OF OPERATING PROFIT TO
                    NET CASH FLOW FROM OPERATING ACTIVITIES

                      FOR THE SIX MONTHS ENDED 31 DECEMBER

                                                                   1998           1997
                                                                -----------    -----------
                                                                   L000           L000
                                                                (UNAUDITED)    (UNAUDITED)
Operating profit............................................       8,326          9,454
Depreciation................................................       4,931          4,508
Increase in stocks..........................................      (1,893)        (2,105)
Decrease in debtors.........................................       5,811          3,794
(Decrease)/increase in creditors............................      (8,784)         2,156
                                                                  ------         ------
NET CASH FLOW FROM OPERATING ACTIVITIES.....................       8,391         17,807
                                                                  ======         ======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                             ADWEST AUTOMOTIVE PLC

                              ANALYSIS OF NET DEBT

                                                                     OTHER                    AT
                                           AT 1 JULY               NON CASH    EXCHANGE   31 DECEMBER
                                             1998      CASH FLOW   MOVEMENTS   MOVEMENT      1998
                                           ---------   ---------   ---------   --------   -----------
                                             L000        L000        L000        L000        L000
Cash at bank and in hand.................    17,934     (10,143)         --      1,411        9,202
Bank overdraft...........................    (6,842)      1,910          --       (535)      (5,467)
                                                        -------
                                                         (8,233)
                                                        -------
Borrowings due after one year............   (54,319)         10      11,083     (2,367)     (45,593)
Borrowings due within one year...........    (3,043)      2,185     (11,083)      (508)     (12,449)
Finance leases...........................    (7,665)        751      (2,038)      (582)      (9,534)
                                                        -------
                                                          2,946
                                                        -------
Current asset investments................     1,798          --          --          5        1,803
                                            -------     -------     -------     ------      -------
                                            (52,137)     (5,287)     (2,038)    (2,576)     (62,038)
                                            =======     =======     =======     ======      =======

                             ADWEST AUTOMOTIVE PLC
                      NOTES TO THE ACCOUNTS -- (CONTINUED)

                             ADWEST AUTOMOTIVE PLC

                             SEGMENTAL INFORMATION
                      FOR THE SIX MONTHS ENDED 31 DECEMBER

                                                                   1998           1997
                                                                -----------    -----------
                                                                   L000           L000
                                                                (UNAUDITED)    (UNAUDITED)
TURNOVER
Class of business
Automotive:
  UK........................................................       32,460         36,004
  Rest of Europe............................................       80,327         59,274
  USA.......................................................        5,368          3,925
                                                                  -------        -------
Continuing operations.......................................      118,155         99,203
Discontinued operations.....................................           --         12,987
                                                                  -------        -------
                                                                  118,155        112,190
                                                                  =======        =======
GEOGRAPHICAL SEGMENTS (BY DESTINATION)
UK..........................................................       30,841         34,437
Rest of Europe..............................................       80,337         62,127
USA.........................................................        5,628         14,664
Rest of the World...........................................        1,349            962
                                                                  -------        -------
                                                                  118,155        112,190
                                                                  =======        =======
OPERATING PROFIT
Class of business
Automotive:
  UK........................................................          928          3,147
  Rest of Europe............................................        7,933          4,649
  USA.......................................................         (535)          (209)
                                                                  -------        -------
Continuing operations.......................................        8,326          7,587
                                                                  -------        -------
Operating profit as percent of turnover.....................          7.1%           7.7%
Discontinued operations.....................................           --          1,867
                                                                  -------        -------
Operating profit as percent of turnover.....................           --           14.4%
                                                                  -------        -------
                                                                    8,326          9,454
                                                                  =======        =======

                             ADWEST AUTOMOTIVE PLC

                             NOTES TO THE ACCOUNTS
                                  (UNAUDITED)

1   PREPARATION OF INTERIM FINANCIAL REPORT

     The accompanying Condensed Consolidated Financial Statements present the financial position and results of operations of the Group and have been prepared in accordance with UK GAAP, which differ in certain significant respects from US GAAP. See Note 5 for a discussion and quantifications of the principal differences between UK GAAP affecting the Group.

     The interim financial information included in these Condensed Consolidated Financial Statements is unaudited but reflects all adjustments (consisting only of normal recurring accruals) which are in the opinion of management necessary for a fair presentation of the results for interim periods presented. The interim Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included herein.

2   TAXATION CHARGE

     The taxation charge before disposals is at an effective rate of 29 percent. This compares to an effective rate of 31 percent for the half year to 31 December 1997.

3   EARNINGS PER SHARE

     Earnings per share is calculated on earnings of L3,733,000 (L4,763,000 for the half year to 31 December 1997) and on 83,173,908 (83,025,820 for the half year to 31 December 1997) shares in issue, weighted on a time basis. Fully diluted earnings per share based on the exercise of options under the employee share schemes show no material dilution.

4   ACQUISITIONS AND DISPOSALS

     Heidemann Verwaltungsgesellschaft mit beschrankter Haftung was acquired on 11 September 1997. The US Electronics division was sold in May 1998.

5 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These accounts are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP). These differ in certain significant respects from those applicable in the United States (US
GAAP). These differences, together with the approximate effects of the adjustments on net profits and shareholders' funds, relate principally to the items set out below:

GOODWILL AND OTHER INTANGIBLE ASSETS

     Under UK GAAP goodwill arising on acquisition has been charged to reserves. Under US GAAP goodwill is capitalised and amortised by charges against income over the period, not to exceed 40 years, over which the benefit arises. For US GAAP, goodwill has been amortised by the Group over 40 years.

PRIOR YEAR ADJUSTMENT

     Under UK GAAP the introduction of a new accounting standard, FRS12, has been treated as a prior year adjustment. Under US GAAP the charge is recognised in the period in which the new accounting policy is implemented.

                             ADWEST AUTOMOTIVE PLC

                                  (UNAUDITED)

DIVIDENDS

     Under UK GAAP dividends proposed after the end of an accounting period in respect of that accounting period are deducted in arriving at retained earnings for that period. Under US GAAP such dividends are not deducted until declared.

DEFERRED TAXATION

     Under UK GAAP provision is made for deferred taxation only to the extent that it is probable that an actual liability or asset will crystallise in the foreseeable future. US GAAP requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred taxation assets to the amount which is more likely than not to be realised.

     Deferred taxation also arises in relation to the tax effect of other US GAAP differences.

PENSION COSTS

     Under UK GAAP, the cost of providing pensions is charged against profits on a systematic basis, with pension surpluses and deficits being amortised over the expected remaining service lives of current employees. Under US GAAP, costs and surpluses are similarly spread over the expected remaining service lives but based on prescribed actuarial assumptions, allocation of costs and valuation methods, which differ in certain respects from those used for UK GAAP.

DEFERRED PROFIT ON SALE OF PROPERTY

     In 1996, properties were disposed of which had previously been revalued under UK GAAP. No profit arose on this transaction under UK GAAP. A profit arises under US GAAP on the basis that US GAAP does not permit the revaluation of property. Under US GAAP, the element of the profit in respect of property subsequently leased back on an operating lease basis is amortised in equal installments over the life of the lease.

EMPLOYEE SHARE TRUST ARRANGEMENTS

     Employee share trusts have been established in order to hedge obligations in respect of options issued under certain employee share option schemes. Under UK GAAP the Company's ordinary shares held by the employee share trusts are included at cost in fixed asset investments. Dividends receivable on such shares are included in the statement of income. Under US GAAP, such shares and dividends receivable from those shares are treated as treasury stock and included in shareholders' equity.

REVALUATION OF FIXED ASSETS

     Under UK GAAP the Group has revalued certain fixed assets. This is not permitted under US GAAP.

PRE-PRODUCTION COSTS

     Under UK GAAP, certain significant pre-production costs on new products which are not pre-funded by the customer are carried forward in work in progress. These costs are then written off on a unit of production basis over the life of the contract with the customer. Under US GAAP these costs are generally expensed as incurred.

                             ADWEST AUTOMOTIVE PLC

                                  (UNAUDITED)

CURRENT ASSETS AND LIABILITIES

     Under UK GAAP current assets include amounts which fall due after more than one year. Under US GAAP such assets would be re-classified as non-current assets. Also under UK GAAP provisions for liabilities and charges include amounts due within one year which would be re-classified to current liabilities under US GAAP.

EARNINGS PER ORDINARY SHARE

     Under UK GAAP earnings per share is based on profit for the financial year and computed using the weighted average number of Ordinary Shares in issue during the year. US GAAP also requires the presentation of diluted earnings per share which is based upon net income, as adjusted, computed using the weighted average shares and the effect of other dilutive instruments.

CASH FLOWS

     The principal difference between UK GAAP and US GAAP is in respect of classification. Under UK GAAP, the Group presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditures and financial investments, acquisition and disposals, equity dividends paid, management of liquid resources, and financing. US GAAP requires only three categories of cash flow activities which are operating, investing and financing.

     Cash flows arising from taxation and returns on investments and servicing of finance under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP; dividend payments would be included as a financing activity under US GAAP. In addition, capital expenditures and financial investment, acquisition and disposals, and management of liquid resources under UK GAAP would be presented as investing activities under US GAAP.

     UK GAAP defines cash as cash in hand and deposits repayable on demand. Short term deposits which are readily convertible into cash, into known amounts of cash at, or close to, their carrying value are classified as liquid resources. US GAAP defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under US GAAP and are included in capital expenditure and financial investment under UK GAAP.

     Under US GAAP, the following amounts would be reported:

                                                                HALF YEAR TO    HALF YEAR TO
                                                                31 DECEMBER     31 DECEMBER
                                                                    1998            1997
                                                                ------------    ------------
                                                                   L'000           L'000
Net cash provided by operating activities...................        4,368          12,806
Net cash used in investing activities.......................       (5,105)        (39,689)
Net cash (used in)/provided by financing activities.........       (9,406)         17,242
Effect of changes in exchange rate..........................        1,411            (172)
                                                                   ------         -------
Net decrease in cash & cash equivalents.....................       (8,732)         (9,813)
Cash & cash equivalents at beginning of year................       17,934          22,272
                                                                   ------         -------
Cash & cash equivalents at end of year......................        9,202          12,459
                                                                   ======         =======

                             ADWEST AUTOMOTIVE PLC

                                  (UNAUDITED)

     Effect on (loss)/profit attributable to shareholders of differences between UK and US GAAP

                                                                HALF YEAR TO    HALF YEAR TO
                                                                31 DECEMBER     31 DECEMBER
                                                                    1998            1997
                                                                ------------    ------------
                                                                   L'000           L'000
Profit attributable to shareholders as reported under UK
  GAAP......................................................        3,733          4,763
US GAAP adjustments:
  Goodwill..................................................         (908)          (519)
  Pension costs.............................................         (249)             9
  Deferred taxation -- full provision.......................         (132)           (91)
  Tax effect of other US GAAP reconciling items.............           54             (5)
  Fixed asset revaluations..................................           50             50
  Deferred profit on sale of property.......................          152            152
  Pre-production costs......................................       (1,262)          (383)
  Other.....................................................          (36)            (8)
  Reverse prior year adjustment.............................         (588)            --
  Minority interests........................................            8             (2)
                                                                   ------          -----
Net income under US GAAP....................................          822          3,966
                                                                   ======          =====

                                                                EARNINGS     EARNINGS
                                                                PER SHARE    PER SHARE
                                                                  1998         1997
                                                                ---------    ---------
                                                                  PENCE        PENCE
Basic and diluted earnings per share under US GAAP
  Continuing................................................       1.7          2.5
  Discontinued..............................................      (0.7)         2.3
                                                                  ----          ---
                                                                   1.0          4.8
                                                                  ====          ===

                             ADWEST AUTOMOTIVE PLC

                                  (UNAUDITED)

     Effect on shareholders' funds of differences between UK and US GAAP

                                                                   AS AT          AS AT
                                                                31 DECEMBER    31 DECEMBER
                                                                   1998           1997
                                                                -----------    -----------
                                                                   L'000          L'000
Shareholders' funds as reported under UK GAAP...............      11,577          4,371
  US GAAP adjustments:
  Goodwill..................................................      66,323         80,545
  Pension costs.............................................       4,681          4,922
  Deferred taxation -- full provision.......................        (442)          (259)
  Tax effect of other US GAAP reconciling items.............      (1,231)        (1,288)
  Fixed asset revaluations..................................        (711)          (819)
  Proposed dividends........................................          --          1,897
  Deferred profit on sale of property.......................      (3,976)        (4,278)
  Pre-production costs......................................      (2,462)          (383)
  Employee share trust arrangements.........................        (641)          (651)
  Other.....................................................        (134)           (94)
  Minority interests........................................        (141)          (148)
                                                                  ------         ------
Shareholders' funds under US GAAP...........................      72,843         83,815
                                                                  ======         ======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 152,401 SHARES

                                     [LOGO]

                         DURA AUTOMOTIVE SYSTEMS, INC.

                              CLASS A COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                 April 27, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II:

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses, to be paid solely by Dura, of the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee.........  $ 1,384
Printing expenses...........................................   50,000
Accounting fees and expenses................................    5,000
Legal fees and expenses.....................................   25,000
Miscellaneous expenses......................................    3,616
                                                              -------
          Total.............................................  $85,000
                                                              =======

ITEM 14:  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Dura is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not apposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     Article Eleven of the Restated Certificate of Incorporation of Dura provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owned to the corporation or its stockholders to the fullest extent permitted by the Delaware General Corporation Law.

     Article V of Dura's Amended and Restated By-laws (the "Dura By-laws") provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the or she is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (advancement of expenses); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal than such indemnitee is not entitled to be indemnified for such expenses.

     Article V of the Dura By-laws further provides that any person serving as a director, officer, employee or agent of a subsidiary of Dura shall be conclusively presumed to be serving in such capacity at the request of Dura and, hence, subject to indemnification by Dura.

     Article V of the Dura By-laws further provides that persons who after the date of the adoption of Article V become or remain directors or officers of the corporation or who, while a director or officer of the corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in Article V in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in Article V shall apply to claims made against a indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. The rights to indemnification and to the advancement of expenses conferred in Article V shall apply to claims made against a indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. The rights to indemnification and to the advancement of expenses conferred in Article V shall not be exclusive of any other right which any person may have or hereafter acquire under the Amended and Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     All of the directors and officers of Dura are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, Dura Automotive Systems, Inc. has not issued any securities without registration under the Securities Act of 1933, as amended, except that, on April 22, 1999, Dura Operating Corp., a wholly owned subsidiary of Dura Automotive Systems, Inc., sold $300 million in aggregate principal amount of 9 percent Senior Subordinated Notes due 2009 and E100 million in aggregate principal amount of 9 percent Senior Subordinated Notes due 2009, each of which were guaranteed by DASI and certain of DOC's subsidiaries. The above-described transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

    EXHIBIT
      NO.     DESCRIPTION
    -------   -----------
       2.1    Agreement and Plan of Merger, dated as of January 19, 1999, among Dura Automotive Systems, Inc., Excel Industries,
                Inc. and Windows Acquisition Corporation, incorporated by
                reference to Exhibit 2.1 to Dura's Current Report on Form
                8-K, dated January 22, 1999.
       2.2    Amendment to Agreement and Plan of Merger, dated as of March
                9, 1999, by and among Dura Automotive Systems, Inc., Dura
                Operating Corp., Excel Industries, Inc. and Windows
                Acquisition Corporation incorporated by reference to the
                additional definitive proxy materials filed with the SEC
                on March 11, 1999.
       3.1    Restated Certificate of Incorporation of Dura Automotive
                Systems, Inc., incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-4 (Registration No.
                333-81213).
       3.2    Amended and Restated By-laws of Dura Automotive Systems,
                Inc., incorporated by reference to Exhibit 3.2 of the
                Registration Statement on Form S-1 (Registration No.
                333-06601) (the "S-1").
       4.1    Amended and Restated Stockholders Agreement, dated as of
                August 13, 1996, by and among Dura, Onex U.S. Investments,
                Inc., J2R, Alkin, the HCI Stockholders (as defined
                therein) and the Management Stockholders (as defined
                therein), incorporated by reference to Exhibit 10.30 of
                the S-1.
       4.2    Amendment No. 1 to Amendment and Restated Stockholders
                Agreement, dated as of August 13, 1996, by and between
                Dura, Onex DHC LLC, J2R, Alkin and the HCI Stockholders
                and the Management Stockholders, incorporated by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q for
                the quarter ended September 30, 1997.
       4.3    Registration Agreement, dated as of August 31, 1994, Dura,
                Alkin and the MC Stockholders (as defined therein),
                incorporated by reference to Exhibit 4.3 of the S-1.
       4.4    Amendment to Registration Agreement, dated May 17, 1995, by and between Dura, and MC Stockholders (as defined therein)
                and Alkin, incorporated by reference to Exhibit 4.4 of the
                S-1.
       4.5    Amended and Restated Investor Stockholder Agreement, dated as of August 13, 1996, by and among Dura, Onex U.S.
                Investments, Inc., J2R and certain other stockholders
                party thereto, incorporated by reference to Exhibit 10.31
                of the S-1.
       4.6    Form of certificate representing Class A common stock of
                Dura, incorporated by reference to Exhibit 4.6 of the S-1.
       4.7    Indenture, dated April 22, 1999, between Dura Operating
                Corp., Dura Automotive Systems, Inc., the Subsidiary
                Guarantors and U.S. Bank Trust National Association, as
                trustee, relating to the 9 percent senior subordinated
                notes denominated in U.S. dollars.
       4.8    Indenture, dated April 22, 1999, between Dura Operating
                Corp., Dura Automotive Systems, Inc., the Subsidiary
                Guarantors and U.S. Bank Trust National Association, as
                trustee, relating to the 9 percent senior subordinated
                notes denominated in euros.
       4.9    Registration Rights Agreement, dated April 22, 1999, between the initial purchasers named therein and Dura Operating
                Corp., Dura Automotive Systems, Inc. and the Subsidiary
                Guarantors, relating to the 9 percent senior subordinated
                notes denominated in U.S. dollars.
       4.10   Registration Rights Agreement, dated April 22, 1999, between the initial purchasers named therein and Dura Operating
                Corp., Dura Automotive Systems, Inc. and the Subsidiary
                Guarantors, relating to the 9 percent senior subordinated
                notes denominated in euros.
       5.1    Opinion of Kirkland & Ellis regarding the validity of the
                securities offered hereby.

    EXHIBIT
      NO.     DESCRIPTION
    -------   -----------
      10.1    Amended and Restated Credit Agreement, dated as of March 19,
                1999, among Dura Automotive Systems, Inc., as Parent
                Guarantor, Dura Operating Corp., Dura Automotive Systems
                (Europe) GmbH, Dura Asia-Pacific Pty Limited ACN 004884539
                and Dura Automotive Systems (Canada), Ltd., as Dura
                Borrowers, Trident Automotive plc, Dura Automotive Systems
                Limited, Spicebright Limited, Dura Automotive Systems
                Cable Operating Inc., Dura Automotive Systems Cable
                Operations Canada, Inc. and Moblan Investments B.V., as
                Trident Borrowers, Dura Automotive Acquisition Limited, as
                the initial Adwest Borrower, Bank of America National
                Trust and Savings Association, as Agent, BA Australia
                Limited, as Australian Lender, Bank of America Canada, as
                Canadian Lender, Bank of America National Trust and
                Savings Association, as Swing Line Lender and Issuing
                Lender, and the other financial institutions party
                thereto, NationsBanc Montgomery Securities LLC, as Lead
                Arranger and Book Manager, incorporated by reference to
                Exhibit 10.1 of the Company's Quarterly Report on Form
                10-Q for the quarterly period ended March 31, 1999.
      10.2    1996 Key Employee Stock Option Plan, incorporated by
                reference to Exhibit 10.27 of the S-1.
      10.3    Independent Director Stock Option Plan, incorporated by
                reference to Exhibit 10.28 of the S-1.
      10.4    Employee Stock Discount Purchase Plan, incorporated by
                reference to Exhibit 10.29 of the S-1.
      10.5    Stock and Asset Purchase Agreement, dated October 3, 1996, among Sparton Corporation, Sparton Engineered Products,
                Inc., Lake Odessa Sparton Group and Dura Automotive
                Systems, Inc. incorporated by reference to Exhibit 2.1 of
                the Registrant's Form 8-K dated December 20, 1996.
      10.6    Stock Purchase Agreement, dated August 1, 1997, by and among
                Dura Shifter Holding Corp. and the various selling
                shareholders, incorporated by reference to Exhibit 2.1 of
                the Registrant's Form 8-K dated September 12, 1997.
      10.7    Joint Venture Agreement by and among Orscheln Co., MC
                Holding Corp., Onex U.S. Investments, Inc., J2R
                Corporation and Dura Automotive Holding, Inc., dated as of
                August 31, 1994, incorporated by reference to Exhibit 10.1 of the S-1.
      10.8    Stock Purchase Agreement, dated April 8, 1998, by and among
                Dura Automotive Systems (UK) Limited and the various
                selling shareholders listed on the various signature pages thereto.
      10.9    Stock Option Agreement, dated as of August 31, 1994, between
                Dura Automotive Systems, Inc. and Alkin Co., incorporated
                by reference to Exhibit 10.4 of the S-1.
      10.10   Promissory Note, dated December 31, 1991, of Karl F. Storrie in favor of Dura Automotive Systems, Inc., incorporated by reference to Exhibit 10.17 of the S-1.
      10.11   1998 Stock Incentive Plan, incorporated by reference to
                Appendix B in the Registration Statement on Form S-4
                (Registration No. 333-71483).
      21.1    Subsidiaries of Dura Automotive Systems, Inc., incorporated by reference to Exhibit 21.1 of Dura's annual report on
                Form 10-K for the year ended December 31, 1999.
     *23.1    Consent of Arthur Andersen LLP, Minneapolis, Minnesota.
     *23.2    Consent of KPMG Audit Plc.
      23.3    Consent of Kirkland & Ellis (included in Exhibit 5.1).
      24.1    Power of Attorney (included on the signature page of the
                Registration Statement on Form S-1, as filed with
                Commission on July 12, 1999).

---------------
*   Filed herewith.

     (b) No financial statement schedules are required to be filed herewith pursuant to this Item.

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of Dura pursuant to the provisions, or otherwise, Dura has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dura of expenses incurred or paid by a director, officer or controlling person of Dura in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dura will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1993 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offing price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Dura Automotive Systems, Inc. duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 27th day of April, 2000.

                                          DURA AUTOMOTIVE SYSTEMS, INC.

                                                   /s/ S.A. JOHNSON
                                          By:
                                          --------------------------------------

                                                        S.A. Johnson
                                                          Chairman

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED ON THE 27TH DAY OF APRIL, 2000.

                       SIGNATURE                                             TITLE
                       ---------                                             -----
                           *                              Chairman
--------------------------------------------------------
                      S.A. Johnson

                           *                              President, Chief Executive Officer
--------------------------------------------------------  and Director (principal executive officer)
                    Karl F. Storrie

                           *                              Director
--------------------------------------------------------
                 Robert E. Brooker, Jr.

                           *                              Director
--------------------------------------------------------
                      W.H. Clement

                           *                              Director
--------------------------------------------------------
                    J. Richard Jones

                           *                              Director
--------------------------------------------------------
                    Jack K. Edwards

                           *                              Director
--------------------------------------------------------
                   John C. Jorgensen

                           *                              Director
--------------------------------------------------------
                 James O. Futterknecht

                           *                              Director
--------------------------------------------------------
                 Ralph R. Whitney, Jr.

                       SIGNATURE                                             TITLE
                       ---------                                             -----
                           *                              Director
--------------------------------------------------------
                  William L. Orscheln

                           *                              Director
--------------------------------------------------------
                     Eric J. Rosen

                  /s/ WILLIAM F. OHRT                     Vice President and Chief Financial Officer
--------------------------------------------------------  (principal financial and accounting officer)
                    William F. Ohrt

---------------
* The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Commission.

  By: /s/ SCOTT D. RUED
     -------------------------------------------------------
      Scott D. Rued, Attorney-in-Fact